As filed with the Securities and Exchange Commission on June 20, 2007

Registration Number 333-139980

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No 1 to

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Summit Global Logistics, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

7822

(Primary Standard Industrial Classification Code Number)

20-0781155

(I.R.S. Employer Identification Number)

One Meadowlands Plaza
East Rutherford, NJ 07073
(201-806-3700)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert A. Agresti

One Meadowlands Plaza
East Rutherford, NJ 07073
(201-806-3700)

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Raymer McQuiston, Esq.
Brown Rudnick Berlack Israels LLP
Seven Times Square
New York, New York 10036
(212) 209-4800

From time to time after the effective date of this registration statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Amount of Offering Price (3)	Amount of Registration Fee (3)

Common stock, $0.001 par value per share	32,811,293	$15.00	$492,169,395	$60,779

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such currently indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Represents shares of our common stock being registered for resale that have been issued or will be issued to the selling security holders named in the registration statements described herein including shares issuable upon the private exercise of warrants and conversion of convertible notes. In accordance with the terms of the registration rights agreements we entered into with certain of the selling security holders, this prospectus covers (among other shares) the resale of at least 130% of the sum of (i) the number of shares of common stock issuable upon conversion of the convertible notes as of the trading day immediately preceding the date our registration statement, of which this prospectus forms a part, is filed with the SEC and (ii) the number of shares of common stock issuable upon exercise of warrants as of the trading day immediately preceding the date our registration statement is filed with the SEC.

(3)

An aggregate fee of $60,779 is required in connection with the filing of this registration statement, of which $54,352.00 was previously paid by the registrant with the filing of the original registration statement on Form S-1 dated January 12, 2007. This amendment to such registration statement increases the number of shares being registered from 18,855,640 to 32,811,293, and an additional fee of $6,427 is due in connection with this amendment filing. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, the price per share and aggregate offering price are based on the average of the high and low price of the common stock as reported in the NASD’s Over-the-Counter Bulletin Board quotation system on June 5, 2007 (the last date for which information is available).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH AN OFFER OR SALE IS NOT PERMITTED.

32,811,293 Shares of common stock

Summit Global Logistics, Inc.

This prospectus covers the resale by selling security holders of up to 32,811,293 shares of our common stock, $.001 par value per share.

The selling security holders may sell the shares of common stock described in this prospectus or its supplements in a number of different ways and at varying prices. We provide more information about how the selling security holders may sell their shares of common stock in the section entitled “Plan of Distribution.” We will not be paying any underwriting discounts or commissions in this offering. We will not receive any proceeds from the sale of the shares of common stock but may receive payment of the exercise price paid to convert warrants into shares of common stock prior to the sale thereof.

Unless otherwise provided, all of the share numbers and per share prices in this prospectus reflect a reverse stock split approved by written consent of more than a majority of our security holders on November 8, 2006 and effected on February 20, 2007. In the reverse stock split, each 11.2261585365 shares of our common stock was combined into one share of common stock. In the same written consent, more than a majority of our security holders also approved changing our name to Summit Global Logistics, Inc. We effected this name change on February 20, 2007.

None of our securities are listed on a national securities exchange. Our common stock is quoted on the OTC Bulletin Board under the trading symbol SGLT. On June 5, 2007, the average of the bid and ask price of our common stock on the NASD’s Over-the-Counter Bulletin Board quotation system was $15.00 per share. However, to date, there has been virtually no trading in our common stock.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2007

In this prospectus, references to “our Company,” “we,” “us” and “our” refer to Summit Global Logistics, Inc. and its subsidiaries, except where the context otherwise indicates.

The market and industry data and forecasts included in this prospectus are based upon independent industry sources. Although we believe that these independent sources are reliable, we have not independently verified the accuracy and completeness of this information, nor have we independently verified the underlying economic assumptions relied upon in preparing any such market or industry forecasts. See “Risk Factors.”

The term EBITDA, earnings before interest, taxes, depreciation and amortization, is used throughout this registration statement. EBITDA is not a statement of income prepared in accordance with published guidelines of the Securities and Exchange Commission, the American Institute of Certified Public Accountants, or any other regulatory or professional agency or body or generally accepted accounting principles. EBITDA represents operating income before taking into consideration interest, tax, depreciation and amortization expenses. We have included information concerning EBITDA in this registration statement as it is used by certain investors as a measure of our ability to service our debt. EBITDA should not be considered as an alternative to net income, cash flows or any other measure of performance determined in accordance with generally accepted accounting principles or as an indicator of our operating performance.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus. The selling security holders are offering to sell shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

FORWARD LOOKING STATEMENTS

This registration statement on Form S-1 and other materials we will file with the Securities and Exchange Commission contain, or will contain, disclosures which are forward-looking statements. Forward-looking statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new services; proposed acquisitions, our expectations concerning regulatory developments or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe” and “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

You should not read forward-looking statements as a guarantee of future performance or results, and such statements will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. We base forward-looking statements on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

•	our ability to integrate the companies we acquired;

•	our untested business plan;

•	our ability to implement proper controls and procedures;

•	our ability to obtain additional capital when needed and on favorable terms;

•	the integration of third party service providers;

•	the affect of seasonality on the business of providing logistics services;

•	failure on our part to maintain and expand our existing relationships with customers, agents and suppliers and develop new customer, agent and supplier relationships;

•	the level of acceptance of integrated third party logistics services;

•	industry competition;

•	our ability to execute our growth and acquisition strategies, including in China;

•	litigation, legislation, regulation or technological developments affecting logistics services;

•	general economic conditions;

•	our dependence on key personnel;

•	potential risk of increased unionization of our workforce;

•	covenants in our existing credit facilities that limit management’s discretion in the operation of our business; and

•	other factors discussed in this prospectus, under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.”

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. You should also read, among other things, the risks and uncertainties described in the section of this prospectus entitled “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all the information that may be important to you. You should read the entire prospectus carefully before making an investment decision, especially the information presented under the heading “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus.

Our Company

Through our wholly-owned operating subsidiary, Maritime Logistics US Holdings Inc. (referred to as Maritime Logistics or MLI), and its subsidiaries, we are an international third-party logistics provider specializing in ocean transportation intermediary services for Asia and North America. We offer domestic and international ocean, air and ground third-party logistics services. We maintain offices on the East and West Coasts of the United States, major ports in China (primarily through an exclusive agency network) specifically in Hong Kong and Shanghai and have operations in Russia and Turkey. Currently, we operate a global network of freight forwarding and ocean transportation intermediaries in 25 key transportation hubs, and have over 13 logistics centers with over 1.9 million square feet of warehouse space in the United States. In addition, we serve over 40 independent agent-owned offices. Our business is managed from 5 principal support offices located in East Rutherford, New Jersey; Los Angeles, California; St. Petersburg, Russia; and Hong Kong, as well as Shanghai, China.

Our History

We are a reporting company under the Exchange Act, and our common stock is quoted on the NASD’s Over-the-Counter Bulletin Board quotation system. We were formed as a Nevada corporation on February 25, 2004, under the name “Aerobic Creations, Inc.” Our initial business plan was to produce and sell aerobics workout DVDs. However, prior to the transaction with Maritime Logistics on November 8, 2006, we have not had any meaningful business operations. We were reincorporated as a Delaware corporation in August 2006 through a migratory merger.

On November 8, 2006, Maritime Logistics, a Delaware corporation, merged with our wholly-owned subsidiary. Maritime Logistics was the surviving corporation of the merger and became our wholly-owned subsidiary and we assumed the business and operations of Maritime Logistics. The former security holders of Maritime Logistics received an aggregate of 1,451,000 shares of our common stock as merger consideration. As a result of the merger and the issuance of common stock to the security holders of Maritime Logistics, the former security holders of Maritime Logistics held approximately 85.5% of our outstanding common stock immediately after the merger and prior to the financings and the acquisitions described below. Accounting principles generally accepted in the United States generally require that a company whose security holders retain the majority voting interest in the combined business be treated as the acquirer for financial reporting purposes. The acquisition was accounted for as a reverse acquisition whereby Maritime Logistics was deemed to be the “accounting acquirer.” Additionally, upon the effectiveness of the merger, our then existing officers and directors were replaced by individuals associated with Maritime Logistics. Maritime Logistics was established on February 6, 2006 as an ocean transportation intermediary logistics company.

During 2006, and prior to its merger with our subsidiary, Maritime Logistics completed several acquisitions, including the acquisition of AmeRussia Shipping Company Inc. and AmeRussia Ltd. in May, and SeaMaster Logistics (Holding) Ltd. (“SeaMaster”) in September. In addition, in October 2006, Maritime Logistics entered into agreements to acquire (i) all of the equity interests of FMI Holdco I, LLC (referred to as FMI) and its parent company, FMI Blocker, Inc. and, (ii) certain of the assets or equity interests of the TUG Logistics group of companies, including certain of the assets of TUG Logistics, Inc., TUG Logistics (Miami), Inc. and Glare Logistics, Inc. and all of the equity interests of Clare Freight, Los Angeles, Inc. and TUG New York, Inc. (such assets and companies are collectively referred to as TUG).

After completion of the merger with Maritime Logistics, we joined the senior credit facility, the note financing and the common stock financing commitments arranged by Maritime Logistics. Our senior credit facility consists of a $55 million term loan and a $10 million revolving loan. In the note financing, we received $65 million in exchange for the issuance of secured convertible notes (in the aggregate principal face amount of $65 million and convertible into 5,909,091 of our shares of common stock) and warrants to purchase 2,363,636 shares of common stock at an exercise price of $11.00 per share. In connection with the note financing, we issued our placement agent, Rodman & Renshaw LLC, a warrant to purchase 354,545 shares of our common stock, on the same terms as the warrants issued in the note financing. In the common stock financing, we received proceeds of approximately $33.5 million in exchange for the issuance of 3,346,950 shares of common stock and warrants to purchase 2,510,213 shares of common stock, at an exercise price of $10.00 per share. Additionally, in connection with the common stock financing, we issued our placement agent, Rodman & Renshaw LLC, a warrant to purchase 171,000 shares of our common stock, on the same terms as the warrants issued in the common stock financing. The sale price, conversion price and exercise price were not established in a competitive market, but were arbitrarily determined by us and our placement agent through negotiations with potential investors. Such prices bear no relationship to our assets, book value, historical results of operations or any other established criterion of value, and may not be indicative of the fair value of the common stock or its trading price in any market that may develop in the future. In connection with the common stock financing, note financing and senior credit facility, we incurred transaction and financings costs of approximately $18.3 million, including payment to our placement agent, Rodman & Renshaw, LLC, of an aggregate fee of $6.26 million in cash and expenses of $0.5 million.

The purchase price of FMI consisted of 1,317,500 (or a 4.0% interest on a fully diluted basis) shares of our common stock and $118.0 million in cash of which $114.0 million was paid to holders of equity interests in FMI and holders of stock of FMI Blocker, Inc. and a total of $1 million was paid to certain FMI employees. In addition, we issued 232,500 restricted shares of our common stock to certain FMI employees. The purchase price for TUG was approximately $4 million in cash and 550,000 restricted shares of our common stock. Additionally, an estimated $6 million may be paid in cash pursuant to an earn-out agreement based on the performance of TUG and our common stock. In addition, 1,000 restricted shares of our common stock, were issued to a certain TUG employee. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Contractual Obligations” for a discussion of the earn-out.

On February 20, 2007, we effected the reverse split and changed our name from Aerobic Creations, Inc. to Summit Global Logistics, Inc.

On May 21, 2007, we completed a restructuring of our credit facilities and a financing to raise working capital. The restructuring and financing included (i) an amendment of our existing $65 million senior secured credit facility to waive certain declared defaults and better align our financial covenants with our current business plans, (ii) a restructuring of our $65 million senior secured convertible notes and warrants to waive certain declared defaults and to better align our financial covenants with our current business plan, (iii) a private placement of senior secured convertible notes and warrants resulting in $15 million in gross proceeds from the existing convertible note holders and certain members of management, and (iv) a waiver of certain accrued registration rights penalties resulting from our failure to timely register for resale certain of our securities. In connection with the restructuring, we paid our senior secured creditors $265,000 and increased the applicable margins by 0.50% on the interest rate on the senior secured credit facility. The convertible note holders agreed to defer approximately $8 million in interest payments for five consecutive quarters. In exchange, we (i) reduced the conversion price of our convertible notes (from $11.00 to $5.50 per share), (ii) reduced the exercise price of our warrants in connection with the convertible notes (from $11.00 to $5.50 per share) and (iii) increased the interest rate on our convertible notes by increasing the applicable margin by 0.50 percent. The convertible notes issued in connection with the restructuring in the May 2007 private placement were in the aggregate principal amount of approximately $83.4 million, which is comprised of (a) the original principal amount, (b) the additional amount sold in the private placement, (c) the penalty interest amount, and (d) the registration rights penalty.

Additionally, for services rendered in connection with our restructuring, we issued to our investment banker, Raymond James & Associates, Inc., (i) a warrant to purchase 64,773 shares of our common stock (on such terms as the note holders received in the restructuring) and (ii) a convertible note in the amount of $712,500 (on such terms as the convertible noteholders received in the restructuring) and paid them approximately $1 million in cash.

In connection with the merger, the acquisitions and the note and common stock financings, we agreed to file a registration statement registering for resale the shares of common stock issued and issuable in connection with such transactions. The registration statement of which this prospectus forms a part of is being filed to fulfill these obligations as well as our obligations in connection with the private placement we completed in May 2007.

In connection with the restructuring, a majority of the holders of our common stock of the Company agreed to (i) waive certain penalties pursuant to the registration rights agreement relating to our failure to cause certain shares of our common stock and shares of our common stock underlying warrants to become registered under the Securities Act of 1933 and (ii) extended the deadline for causing such shares to be registered under this prospectus, in exchange for all of the participants in our prior private placement of common stock receiving, pro rata, unsecured convertible notes in the aggregate principal face amount of $1 million.

Business Overview—Our Services

We seek to use our global network, relationships with ocean common carriers and other transportation providers, and expertise in outsourced logistics services to improve our customers’ visibility into their supply chains while reducing their logistics costs. We offer domestic and international ocean, air and ground third-party logistics services. We expect that our revenues primarily will be generated from a number of diverse services, including air freight forwarding, ocean freight forwarding and intermediary transportation, customs brokerage, logistics, warehousing, local and line-haul trucking, and other value-added services.

Selling Security Holders

The shares of common stock offered under this prospectus are being offered by certain holders of our common stock, convertible notes convertible into our common stock and warrants exercisable for shares of our common stock. These holders acquired their securities in connection with our acquisition of certain businesses, the common stock financing, the note financing and the restructuring or held shares of our common stock prior to the financings and acquisitions. We prepared this prospectus to satisfy the registration rights we granted in connection with the financings, the acquisitions and the restructuring. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling security holders.

Corporate Information

We were initially incorporated under the laws of the State of Nevada on February 25, 2004 as Aerobic Creations, Inc. On August 21, 2006 we reincorporated as a Delaware corporation by completing a merger with and into a Delaware corporation with the same name. Unless otherwise provided, all of the share numbers and per share prices in this prospectus reflect a reverse stock split approved by written consent of more than a majority of our security holders, on November 8, 2006 and effected on February 20, 2007. In connection with the reverse split and other amendments to our certificate of incorporation, each 11.2261585365 shares of our common stock was combined into one share of common stock and our name was changed to Summit Global Logistics, Inc. The address of our principal executive offices is One Meadowlands Plaza, East Rutherford, NJ 07073. Our telephone number is (201) 806-3700. Our website address is www.summitgl.com. Information contained in or connected to our website is not part of this prospectus.

THE OFFERING

Please see “Description of Securities to be Registered” for a summary of the terms of our common stock offered by selling stockholders.

Common stock offered (1)

32,811,293 shares of common stock, which includes shares of our common stock (i) held by our security holders prior to the merger, (ii) issued in the common stock financing; (iii) issuable upon the exercise of warrants issued in the common stock financing, note financing and restructuring (iv) issuable upon conversion of convertible notes issued in the note financing and the restructuring, and (v) issued in the acquisitions.

Offering Price	Determined at the time of sale by the selling stockholders.

Common stock outstanding after this offering (2)	29,752,533 shares (after the private exercise and conversion of outstanding warrants and notes, the underlying shares of which are registered for resale hereunder based on current strike prices).

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling security holders.

OTCBB symbol	SGLT

Risk factors	You should carefully read and consider the information set forth under the caption “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

(1)

In accordance with the terms of the registration rights agreements we entered into with certain of the selling security holders, this prospectus covers (among other shares) the resale of at least 130% of the sum of (i) the number of shares of common stock issuable upon conversion of the convertible notes as of the trading day immediately preceding the date our registration statement, of which this prospectus forms a part, is filed with the SEC and (ii) the number of shares of common stock issuable upon exercise of warrants as of the trading day immediately preceding the date our registration statement is filed with the SEC. We agreed to register the 30% excess of shares to cover future adjustments to the conversion prices of our convertible notes and the exercise price of the warrants. The number of shares of our common stock into which our convertible notes are convertible and our warrants are exercisable will be adjusted to account for future stock splits, stock dividends, reclassifications, recapitalizations or other similar events, fundamental transactions, distributions of company assets, certain issuances of common stock, options, convertible securities or purchase rights, or if we take certain other actions with regard to our common stock that would diminish the value of our convertible notes, warrants or common stock.

(2)

The number of shares of common stock includes shares issuable upon conversion of the convertible notes and shares of common stock issuable upon exercise of warrants and registered hereunder, but does not include the 30% excess of shares referred to in footnote (1) above.

RISK FACTORS

There are numerous and varied risks, known and unknown, associated with an investment in our common stock, including those described below. You should carefully consider risks described below and the other information included in this registration statement, including our financial statements and related notes. Our business, financial condition and results of operations could be harmed by any of the following risks. However, the risks and uncertainties described below may not be the only ones we face. If any of the events or circumstances described below were to occur, our business, financial condition and results of operations could be materially adversely affected. As a result, the trading price of our common stock could decline, and our security holders could lose part or all of their investment.

Risks Related To Our Business

We are implementing a new and untested business plan that may not produce the results that we expect.

We have adopted a business plan involving the development of an asset-light, global, third-party logistics services provider, largely through acquisitions. We began executing our new business plan in May 2006 and acquired FMI and TUG in November of 2006. We have a very limited operating history as a combined company under our current business model. Our lack of operating history as a combined company makes it difficult to predict whether our business plan will be successful.

We were formed through the combination of several existing businesses and we plan to grow, in part, through acquisitions of complementary businesses. Growth by acquisitions involves risks and we may not be able to identify or acquire companies consistent with our growth strategy or successfully combine and integrate acquired businesses into our operations.

We are the result of the combination of several existing businesses and we intend to continue pursuing opportunities to expand our business through acquisitions in the future. Our acquisition strategy involves numerous risks, including, but not limited to, those relating to:

•	identifying appropriate acquisition candidates and negotiating acquisitions on favorable terms and valuations,

•	integrating accounting, management information, human resources and other administrative systems to permit effective management, as well as business processes and services,

•	implementing or remediating controls, procedures and policies appropriate for a public company at companies that prior to acquisition may have lacked such controls, procedures and policies,

•	possible write-offs or impairment charges resulting from acquisitions,

•	distracting management from existing operations,

•	limits contained in the documents relating to the note financing and the senior credit facility,

•	retaining employees and customers,

•	unexpected or unanticipated costs, expenses and liabilities; and

•	foreign country regulations on acquisitions that may delay, hinder or prohibit our acquisition strategy.

If we fail to successfully integrate the acquired companies into our operations, we may not achieve anticipated increases in revenue, cost savings and economies of scale, and our operating results may be adversely affected.

Our acquisition strategy may adversely impact our liquidity and could result in dilution to our security holders.

Our strategy to grow in part through acquisitions may affect our financial condition, short-term cash flow and net income as we expend funds, increase indebtedness and incur additional expenses in connection with pursuing acquisitions. We also may issue securities from time to time as consideration for future acquisitions. In the event any such acquisition is significant, the number of securities that we may issue could in turn be significant which could dilute the interests of existing security holders. In the event that our common stock does not attain or maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept common stock as part of the consideration for the sale of their businesses, we may be required to utilize more of our cash resources, if available, in order to maintain our acquisition program which could have a material adverse effect on our liquidity.

Our planned growth could strain our personnel resources and infrastructure, and if we are unable to hire, train and retain employees or unable to implement appropriate controls and procedures, we may not be able to successfully implement our business plan.

Our plans provide for rapid growth in headcount and operations, which will place significant strain on our management and our administrative, operational and financial infrastructure. Further infrastructure growth will be required to address anticipated increases in our customer base, as well as our expansion into new geographic areas. Our success will depend in part upon the ability of our senior management to manage this growth effectively. To do so, we must continue to hire, train and manage new employees. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. The additional headcount we expect to add and the capital investments we expect to make will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls through expense reductions in the short term. If we fail to successfully manage our growth, there will be a material adverse effect on our business and financial results.

Our obligation to make future earn-out payments in connection with our acquisitions may adversely impact our liquidity and could result in dilution to our security holders.

Under the acquisition agreements for TUG and SeaMaster, we are required to pay a portion of the purchase price over a number of years in the form of earn-out installments. Earn-out installments are payable, in cash, based upon the future earnings of TUG and SeaMaster. The performance of these businesses could vary substantially from our performance as a whole. If this happens, we could be obligated to make substantial earn-out payments even though our business as a whole is not performing well. Moreover, as the earn-out installments will be based upon earnings, and not cash flow, we cannot assure that we will have sufficient cash flow to pay the earn-out installments related to such business. We therefore may have to secure additional financing to fund the remainder of any cash-based earn-out payments as they become due. We cannot assure that such financing will be available on favorable terms, if at all. Our obligations to pay future earn-out installments could therefore negatively impact our financial condition and results of operations, and if financed through the issuance of additional equity, may be dilutive to our security holders. Our failure to pay future earn-out payments could negatively impact our financial condition, our results of operations and our future performance.

Our planned operations require additional liquidity which may not be available; this lack of liquidity could have a negative effect on our business, results of operations and financial conditions.

Our planned operations require additional liquidity which may not be available. We failed to meet certain reporting and non-financial covenants contained in our senior secured credit agreement (including delivery of year-end financial statements and the monthly financial statements for December 2006 and January 2007 within the required timeframe) and we did not meet certain financial covenants contained in our senior secured credit agreement for the first quarter of 2007. We amended our agreement with our senior lenders pursuant to which the lenders have agreed to waive these defaults, in exchange for which we agreed to pay them a fee and increase our interest rate on the senior credit facility. The senior lenders required that we modify the terms of the revolving loan portion of the senior credit facility to make the funds thereunder restricted for borrowing at their discretion. We amended the financial covenants contained in our senior credit facility agreement to more closely align them with our expected financial performance during 2007. We completed a restructuring of our credit facilities and a financing to raise working capital, these transactions included (i) a restructuring of our $65 million senior secured convertible notes and warrants to waive certain declared defaults and better align our financial covenants with our current business plan, and (ii) a private placement of senior secured convertible notes and warrants resulting in $15 million in gross proceeds from the existing convertible note holders and certain members of management. If we are unable to remain in compliance with our financial covenants and additional capital is not available, our lenders may pursue remedies for breach, including: (1) penalty rates of interest; (2) demand for immediate repayment of the debt; and/or (3) the foreclosure on any of our assets securing the debt. If this were to happen and we were liquidated or reorganized, there would likely be insufficient assets remaining for any distribution to our security holders.

We might require additional capital to support business growth. Such capital could be expensive or result in dilution to our security holders. If we are not able to obtain such capital, there may be a material adverse effect on our business and financial results.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges or opportunities, including the need to develop new services or to enhance our existing services, enhance our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or other securities evidencing the right to acquire equity, our existing security holders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Due to restrictive covenants in our current financing documents, the seniority of the security interests granted to the financing investors and the seniority of the senior credit facility and note financing, we may not be able to obtain additional financing on acceptable terms, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

We face intense competition in the logistics industry.

Competition in the transportation services industry is intense and broad-based. We compete against other non-asset based logistic companies as well as contract logistics companies and other freight forwarders. We also compete against ocean carriers’ internal sales forces. We encounter competition from regional and local third-party logistics providers, ocean transportation intermediaries and integrated transportation companies. In addition, customers increasingly are seeking competitive bids from a number of competitors, including competitors that are larger and have more resources than we do. Increased competition could result in reduced revenues and margins or loss of market share, any of which could damage the long-term or short-term prospects of our business and our financial results. Increased competition could create downward pressure on freight rates, and continued rate pressure may adversely affect our results of operations.

Our industry is consolidating and, if we cannot gain sufficient market presence in our industry, we may not be able to compete successfully against larger, global companies in our industry, in which case our results of operations would be materially and adversely affected.

There is a trend within our industry toward consolidation of niche players into larger companies which are attempting to increase their global operations through the acquisition of ocean transportation intermediaries, contract logistics providers and other supply chain management companies. If we cannot gain sufficient market presence in our industry through internal expansion and additional acquisitions, we may not be able to compete successfully against larger, global companies in our industry.

We depend upon others to provide equipment and services. If the third party providers do not perform on a timely basis and in an adequate manner, it may have a materially adverse effect on our results.

We do not own or control many of the transportation assets required to deliver our customers’ freight. We are dependent on independent third parties to provide the majority of our required truck, rail, ocean and air services. Reductions in ocean freight capacity could negatively impact our margins. Additionally, we depend on independent third parties to report certain events to us including delivery information and freight claims. This reliance could cause delays in reporting certain events, including recognizing revenue and claims. If we are unable to secure sufficient third party transportation services to meet our commitments to our customers, our operating results could be materially and adversely affected, and our customers could switch to our competitors temporarily or permanently.

If we are not able to sell container space that we purchase from ocean shipping lines or capacity that we charter from our air freight carriers, or if we are not able to utilize our truck capacity, we will not be able to recover our out-of-pocket costs and our profitability will suffer.

As a non-vessel operating common carrier, we contract with ocean shipping lines to obtain transportation for a fixed number of containers between various points during a specified time period at variable rates and air carriers to obtain air charter capacity. We then solicit freight from our customers to fill the ocean containers and air charter capacity. When we contract with ocean shipping lines to obtain containers and with air carriers to obtain charter aircraft capacity, we become obligated to pay for the container space or charter aircraft capacity that we purchase. If we are not able to sell all of our purchased container space or charter aircraft capacity on a timely basis, we may not be able to recover our out-of-pocket costs for such purchases and our results may be materially and adversely affected.

Our owned trucking assets reflect a meaningful fixed cost of our business. If we are not able to utilize these assets at attractive rates, or dispose of underutilized assets at attractive values, it would adversely impact our financial results. Furthermore, our relationships with owner-operators and third-party carriers are partially dependent upon our ability to provide them with consistent business. Fluctuations in our demand for owner-operator or third-party trucking services may adversely impact our access to these networks, result in increased pricing for these services or hamper our ability to meet future increases in volume from our customers.

If we lose certain of our contract logistics customers or if we cannot maintain adequate levels of utilization in our warehouses, our results of operations could be materially and adversely affected.

We anticipate that revenues from our contract logistics services will account for an increasing portion of our consolidated revenues and may continue to increase as we further seek to develop and expand our contract logistics, distribution and outsourcing services.

We lease warehouses and distribution facilities under leases with terms longer than the contract logistics services contracts we have with our customers at these facilities. We are required to pay rent under these real property leases even if our customers decide not to renew or otherwise terminate their contracts with us and we are not able to obtain new customers for these facilities. We have letters of credit and security deposits at risk if we do not make such rent payments. As a result, if we experience a decline in demand for space in our warehouses, then our results of operation could be adversely affected as we would continue to be obligated to pay the full amount of the underlying leases. If we were unable to make the required payment, we could lose our security deposits.

We are dependent on our relationships with our agents, key employees and third-party carriers in various countries around the world. If we are not successful in maintaining these relationships our results of operations could be negatively impacted.

We will conduct business in some countries using local agents who can provide knowledge of the local market conditions and facilitate the acquisition of necessary licenses and permits. We rely in part upon the services of these agents, as well as our country-level executives, branch managers and other key employees, to market our services, to act as intermediaries with customers and to provide other services on our behalf. We cannot assure that we will continue to be successful in maintaining our relationships with our agents or key employees in various foreign countries, or that we will find qualified replacements for agents and key employees who may terminate their relationships with us. Because our agents and employees may occasionally have the primary relationship with certain of our customers, we could lose some customers if a particular agent or key employee were to terminate his or her relationship with us. The loss of or failure to obtain qualified agents or employees in a particular country or region could result in the temporary or permanent cessation of our operations and/or the failure to develop our business in that country or region, which could negatively impact our results of operations.

We conduct business throughout the world and our results of operations may be adversely impacted by fluctuations in trade volumes and by global, regional and local economic conditions.

We conduct a significant percentage of our business outside of the United States and we anticipate that revenue from foreign operations will continue to account for a significant amount of our future revenue. Our international operations are directly related to and dependent on the volume of trade and the social, economic and political conditions in various countries, factors over which we have no control. Our international operations and international commerce (including in China) are influenced by many factors, including:

•	changes in a specific country’s or region’s economic, social and political conditions or governmental policies,

•	changes in international and domestic customs regulations,

•	changes in trade laws, tariffs, export quotas and other trade restrictions or licenses,

•	difficulties in managing or overseeing foreign operations, including the need to implement appropriate systems, policies, benefits and compliance programs,

•	potentially adverse changes in tax laws and regulations,

•	limitations on the repatriation of earnings or assets, including cash, and

•	different liability standards and less developed legal systems that may be less predictable than those in the United States.

The occurrence or consequences of any of these conditions may restrict our ability to operate in the affected region and/or decrease the profitability of our operations in that region which may also have a secondary impact on our domestic operations that receive freight from these regions.

Because we conduct business throughout the world and deal with a multitude of currencies other than the United States dollar, we are subject to the risks inherent in the international currency markets and these risks are exacerbated because our obligations under the senior credit facility and the note financing are denominated in United States dollars.

The nature of our operations necessitate that we deal with a multitude of currencies other than the United States dollar. Therefore, we are exposed to the inherent risks of international currency markets and government interference therein. Many of the countries where we conduct or plan to conduct business have strict currency control regulations which impact our ability to hedge foreign currency exposure. Our business can result in revenue billings issued in countries or currencies which differ from those where the expenses related to the service are incurred. In the ordinary course of business, we create numerous intercompany transactions. Additionally, there may be limitations on our ability to transfer funds from one jurisdiction to another. All these factors bring market risk to our earnings and to our compliance with our covenants under the financing documents. Because our obligations under the senior credit facility and note financing are denominated in United States dollars and do not vary with the various currencies we deal with, our market risk is exacerbated.

Our business is subject to seasonal fluctuations which may materially and negatively impact our earnings and our stock price.

Historically, our industry and our operating results have been subject to seasonal trends, when measured on a quarterly basis. The first and second quarters have traditionally been the weakest and the third and fourth quarters have traditionally been the strongest. This pattern has been the result of, or influenced by, numerous factors including national holidays, consumer demand, economic conditions, climate and other similar and subtle forces. In addition, we expect that this historical quarterly trend will be influenced by the growth and diversification of our international network and service offerings. We cannot accurately forecast many of these factors, nor can we estimate accurately the relative influence of any particular factor and, as a result, there can be no assurance that historical patterns will continue in future periods.

A significant portion of our revenues are expected to be derived from customers in industries whose shipping patterns are tied closely to consumer demand and from customers in industries whose shipping patterns are dependent upon just-in-time production schedules. Therefore, the timing of our revenues are expected to be, to a large degree, impacted by factors out of our control, such as shifting consumer demand for retail goods and manufacturing production delays. Additionally, many customers ship a significant portion of their goods at or near the end of a quarter, and therefore, we may not learn of a shortfall in revenues until late in a quarter. To the extent that a shortfall in revenues or earnings was not expected by securities analysts, any such shortfall from levels predicted by securities analysts could have an immediate and materially adverse effect on the trading price of our stock.

Restrictions and controls on investments and acquisitions outside of the United States may restrict our ability to operate in foreign countries.

Investments in businesses outside of the United States have been and will continue to be restricted or controlled to varying degrees. These restrictions or controls have and may continue to limit or preclude our investments in proposed joint ventures or business acquisitions outside of the United States or increase our costs and expenses in seeking to effect such transactions. Various governments require governmental approval prior to investments by foreign persons and limit the extent of any such investments. Furthermore, various governments restrict investment opportunities by foreign persons in some industries or may require governmental approval for the repatriation of capital and income by foreign investors. There can be no assurance that such approvals will be forthcoming in the future. There also can be no assurance that additional or different restrictions or adverse policies applicable to us or our investments in various countries will not be imposed in the future or, if imposed, the duration or impact of any such restrictions or policies.

Because we manage our business on a localized basis in many countries around the world, our operations may be materially and adversely affected by inconsistent management practices.

We manage our business in many countries around the world with local and regional management retaining responsibility for day-to-day operations, profitability and the growth of the business. Our operating approach may make it difficult for us to implement strategic decisions and coordinated practices and procedures throughout our global operations. In addition, some of our subsidiaries operate with management, sales and support personnel that may be insufficient to support growth in their respective businesses without regional oversight and global coordination. Our decentralized operating approach could result in inconsistent management practices and procedures and materially adversely affect our overall profitability, and ultimately our business, results of operations, financial condition and prospects.

If we are not able to limit our liability for customers’ claims through contract terms and limit our exposure through the purchase of insurance, we could be required to pay large amounts to our customers as compensation for their claims and our results of operations could be materially and adversely affected.

Loss or damage to goods in transit can be significant. In general, we seek to limit our liability to our customers for loss or damage to their goods by contract and/or international conventions and laws and seek to further limit our exposure for such losses through the purchase of insurance. We cannot assure these contractual or applicable international convention limitations on liabilities will be honored in each jurisdiction in which we do business. Moreover, we cannot assure you that our insurance will provide us with adequate coverage for such claims or that the maximum amounts for which we are liable in connection with our services will not change in the future or exceed our insurance levels. As with every insurance policy, there are limits, exclusions and deductibles that apply. In addition, significant increases in insurance costs could harm our business and results of operations.

Our trucking business exposes us to potential liability to third parties if an accident results in the loss of life, injury, or damage to property.

We own and manage a fleet of tractors and trucks. In the course of operating that fleet, we will be at risk for potential accidents that could cause loss of life, significant bodily injury or property loss and damage. We maintain various insurance coverages for these risks with varying exclusions, deductibles and stop loss coverages. Our ability to control losses resulting from our trucking operations will have a direct impact on these insurance costs. As a result, higher than historical loss experience would have an adverse effect on our financial results and ultimately our insurance program. In addition, significant increases in insurance costs unrelated to our historical loss experience could reduce our profitability. Moreover, we cannot ensure that our insurance will provide us with adequate coverage for such claims or that the maximum amounts for which we are liable in connection with our services will not change in the future or exceed our insurance levels.

We expect to maintain high deductible insurance programs and unexpected losses could result in uninsured or under-insured losses which could have a material adverse effect on our business and results of operations.

We expect to continue a variety of high deductible insurance programs. These programs include auto/truck liability, workmen’s compensation and employee medical insurance. Each program has individual loss and overall program stop-loss insurance coverage. We currently provide for reserve liabilities based on the insurance carriers actuarial projections, the claims adjusters’ loss estimates and historical losses in establishing these reserves. Should we experience losses in greater numbers than historically incurred or settle losses at higher dollar amounts than estimated by the claims adjusters, we would incur escalating loss expenses and premiums on our stop-loss coverage. These escalating costs would have a material adverse effect on our results of operation.

Unionization efforts could increase our costs or create material labor problems for our business.

None of our employees currently belong to unions. Truck operators and warehousemen in our industry have been the subject of unionization efforts in the past. If our work force becomes unionized, we may be subject to increased costs and work interruptions or stoppages, which could have a material adverse effect on our business.

The failure of policies and procedures designed to prevent the unlawful transportation or storage of hazardous, explosive or illegal materials or stowaways could subject us to large fines, penalties or lawsuits.

We are subject to a broad range of foreign and domestic (including state and local) environmental, health and safety and criminal laws and regulations, related to the storage, handling and disposal of solid and hazardous waste and the shipment of explosive or illegal substances and other activities. In the course of our operations, we may be asked to store, transport or to arrange for the storage or transportation of substances defined as hazardous under applicable laws. As is the case with any such operations, if a release of hazardous substances occurs on or from our facilities or equipment or from the transporter, we may be required to participate in the remediation of, or otherwise bear liability for, such release or be subject to claims from third parties whose property or person is injured by the release. In addition, if we store, transport or arrange for the storage or transportation of hazardous, explosive or illegal materials in violation of applicable laws or regulations, we may face civil or criminal fines or penalties, including bans on making future shipments in particular geographic areas. In the event we are found to not be in compliance with applicable environmental, health and safety laws and regulations or there is a future finding that our policies and procedures fail to satisfy requisite minimum safeguards or otherwise do not comply with applicable laws or regulations, we could be subject to large fines, penalties or lawsuits and face criminal liability. In addition, if any damage or injury occurs as a result of our storage or transportation of hazardous, explosive or illegal materials, we may be subject to claims from third parties, and bear liability, for such damage or injury even if we were unaware of the presence of the hazardous, explosive or illegal materials. Additionally, we could incur significant costs for repatriation of stowaways and lose our security status with the United States Government (called C-TPAT) should stowaways be found in an ocean container.

If we fail to comply with applicable governmental regulations, we could be subject to substantial fines or revocation of our permits and licenses and we may experience increased costs as a result of governmental regulation.

We require several foreign, state and federal government licenses in order to operate our business. See “Our Business—Regulation.” Compliance with changing governmental regulations can be expensive. For example, we may experience an increase in operating costs, such as costs for security, as a result of governmental regulations that have been and will be adopted in response to terrorist activities and potential terrorist activities. No assurance can be given that we will be able to pass these increased costs on to our customers in the form of rate increases or surcharges. We cannot predict what impact future regulations may have on our business. Our failure to maintain required permits or licenses, or to comply with applicable regulations, could result in the loss of our permits and licenses or substantial fines, which would have a material adverse effect on our financial performance and prospects.

If we are not reimbursed for amounts which we advance for our customers, our net revenue and profitability may decrease.

We make significant disbursements on behalf of our customers for transportation costs concerning freight and customs duties and taxes and in connection with the performance of our contract logistics services. If we are unable to recover a significant portion of these disbursements, or if our customers do not reimburse us in a timely manner, we may experience net revenue losses, decreased profitability and cash flow shortages.

If we fail to integrate information technology systems or we fail to upgrade or replace our information technology systems to meet the demands of our customers and to protect against disruptions of our operations, we may lose customers, which could seriously harm our business.

The failure of our information technology systems supporting our services could significantly disrupt our operations, prevent customers from placing orders, or cause us to lose inventory items, orders or customers. If we fail to integrate the information technology systems of our subsidiaries or our information technology systems are unable to handle additional volume for our operations as our business and scope of services grow, our service levels, operating efficiency and future transaction volumes will decline. In addition, we expect customers to continue to demand more sophisticated, fully-integrated information technology systems from their supply chain services providers. If we fail to upgrade or replace our information technology systems to handle increased volumes and levels of complexity, to meet the demands of our customers and to protect against disruptions of our operations, we may lose inventory items, orders or customers, which could seriously harm our business.

Our information technology systems are subject to risks which we cannot control.

Our information technology systems are dependent upon global communications providers, web browsers, telephone systems and other aspects of the Internet infrastructure which have experienced significant system failures and electrical outages in the past. Our systems are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions. Unplanned systems outages or unauthorized access to our systems could materially and adversely affect our business.

We depend on key personnel and must attract and retain qualified personnel to be successful.

Our success depends upon the continued contributions of our senior management, sales and professional services personnel, who perform important functions and would be difficult to replace. Also, we believe that our future success is highly dependent on Robert Agresti, our chief executive officer, and Christopher Dombalis, Paul Shahbazian, James Madden, Peter Stone and William Knight, our executive officers.

Additionally, the loss of either Robert O’Neill or Gregory DeSaye from our subsidiary, FMI, would be detrimental to the business. Messrs. O’Neill and DeSaye handle the critical customer and employee relations for FMI, as further described below, and some of the key employees working for FMI are related to these individuals. Furthermore, Mr. DeSaye intends to retire from the day-to-day operations of the business on or around May 2008. To the extent Mr. DeSaye’s responsibilities are not successfully transitioned, his departure could materially and adversely impact FMI.

The loss of Robert Lee or Robert Wu from another of our subsidiaries, TUG, would also be difficult to overcome. Some of the key individuals working at TUG are related to Messrs. Lee and Wu. The loss of the services of any key personnel, particularly senior management, sales or professional services personnel could materially and adversely affect our business.

The loss of Jerry Huang from another of our subsidiaries, SeaMaster, would also be detrimental to our business. The loss of the services of any key personnel at SeaMaster could materially and adversely affect our business.

Our senior credit facility and notes contain financial covenants that may limit our activities, including making further acquisitions, and our ability to borrow additional money.

The terms of our senior credit facility, notes and long-term leases require that we comply with certain financial and other covenants and restrictions which may limit the amount otherwise available under our senior credit facility and limit our activities, including making further acquisitions. See “Our Business-Restrictive Covenants Relating to Acquisitions.” Currently, we do not have any availability under our Senior Credit Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Our ability to generate EBITDA will be critical to our ability to use the full amount of the senior credit facility. If we are not able to generate sufficient cash flow from our operations to meet our obligations under the senior credit facility, notes and leases, then we will be required to use our capital for such payments and may be required to refinance all or a portion of such obligations or obtain additional financing. This will negatively impact our liquidity and financial position and restrict our ability to make additional acquisitions. We may also be forced to sell an acquired company in order to satisfy our obligations. We cannot be certain that we will be able to operate profitably once we sell an acquired company or that we will be able to generate a sufficient amount of proceeds from the ultimate disposition of such acquired companies to satisfy the obligations we incurred to make these acquisitions.

The documents related to the financings contain covenants which restrict our ability to invest in and otherwise make capital contributions to our subsidiaries that do not constitute borrowers under the senior credit facility or guarantors under the note financing and restructuring. The covenants further restrict our ability to pay dividends and make other capital contributions and repurchase or redeem our capital stock. Such restrictions may hinder our ability to fully execute our business plan.

Our failure to comply with any covenants under our financing documents could lead to an event of default under the agreements, permitting our lenders to accelerate our borrowings and to foreclose on any collateral, and triggering other adverse consequences.

Control by our management stockholders will limit your ability to influence the outcome of director elections and other matters requiring security holder approval.

Management currently beneficially owns, directly or indirectly, 3,324,182 shares or approximately 43.8% of the issued and outstanding shares of our common stock. Three of our executive officers and seven of our other security holders (some of whom are also our employees) holding 2,664,368 shares of our common stock (representing approximately 35.1% of the shares of our common stock currently outstanding) executed a voting agreement pursuant to which they have agreed to, among other things, vote for each of the current members of our board. Therefore, our management will have the ability to materially influence the election of our board and the outcome of any matter presented for a vote to our security holders. This concentration of voting power could also have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us which in turn could have a material adverse effect on the market price of the common stock or prevent our security holders from realizing a premium over the market price for their shares of common stock.

Our earnings will be adversely affected by non-cash charges relating to the amortization of intangibles and embedded derivatives.

Under applicable accounting standards, purchasers are required to allocate the total consideration paid in a business combination to the identified acquired assets and liabilities based on their fair values at the time of acquisition. The excess of the consideration paid in a business combination over the fair value of the identifiable tangible assets acquired is to be allocated among identifiable intangible assets and goodwill. The amount allocated to goodwill is not subject to amortization. However, goodwill is tested at least annually for impairment. If an impairment is determined to have occurred, there will be a corresponding charge to our earnings. The amount allocated to identifiable intangibles, such as customer relationships and the like, is amortized over the life of these intangible assets. Purchase accounting will therefore subject us to potential impairment charges and periodic amortization charges against our earnings. Because our business strategy focuses on growth through acquisitions, our future earnings will be subject to greater non-cash amortization and impairment charges than a company whose earnings are derived organically. As a result, we will experience an increase over prior periods in non-cash charges related to the amortization of intangible assets acquired in our acquisitions.

We expect to have additional non-cash charges because our warrants and notes have terms that are characterized as embedded derivatives. The investment community generally measures a public company’s performance by its net income. Thus, the future price of our common stock could be materially and adversely affected by charges arising from accounting for embedded derivatives.

We will incur increased costs as a result of being an operating public company, compared to our historical operations and those of our subsidiaries.

As a public operating company, we will incur significant legal, accounting and other expenses that Maritime Logistics and the acquired companies did not incur as private companies and that Aerobic did not incur as a nonoperating company. In addition, the Sarbanes-Oxley Act, as well as new rules implemented by the SEC, require changes in corporate governance practices of public companies. If our stock is listed on the American Stock Exchange, Nasdaq or another major exchange, we will also incur additional compliance expenses. It will be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act and exchange compliance requirements. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. In addition, we will incur additional costs associated with our public company reporting requirements which will significantly increase as a result of our becoming an operating public company with a larger group of security holders. We also expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified persons to serve on our board or as executive officers.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal controls over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, material misstatements in our financial statements could result and investors could lose confidence in our reported financial information which could negatively affect the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our annual report on Form 10-K for the 2007 fiscal year, we will be required to furnish a report by our management on our internal controls over financial reporting. Such report will contain, among other matters, an assessment of the effectiveness of our internal controls over financial reporting as of the end of 2007. Compliance with Section 404 will result in a significant increase in general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management expects to expend significant resources in an effort to complete this important project, we cannot assure that we will be able to achieve our objective on a timely basis. We cannot assure that our auditors will be able to issue an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting and our auditors may not be able to issue an opinion on the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or to complete our Section 404 certifications could subject us to significant liability and have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal controls over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act of 2002. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Provisions of our amended and restated charter and Delaware law, as well as the voting agreement to which certain of our security holders are party, may make more difficult a contested takeover of our Company.

Certain provisions of our amended and restated certificate of incorporation and the Delaware General Corporation Law, or the DGCL, as well as the voting agreement to which certain of our security holders are party, could deter a change in our management or render more difficult an attempt to obtain control of us, even if such a proposal is favored by a majority of our security holders. For example, the DGCL contains provisions that prohibit a public corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns a significant portion of the corporation’s outstanding voting shares, an interested security holder, for some period after the person became an interested security holder, unless the business combination is approved in a prescribed manner. Further, our amended and restated charter includes provisions which enable our board to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise. Finally, the voting agreement concentrates the voting of approximately 35.1% of our outstanding common stock, which could also discourage an attempt to obtain control of our Company.

Risks Relating to our common stock

There is no public market for our common stock, nor is there any assurance that a public market will ever develop. Our shareholders may not be able to resell their shares at or above the purchase price paid by such shareholders, or at all.

Our common stock is quoted on NASD’s Over-the-Counter Bulletin Board (or the OTC Bulletin Board). The OTC Bulletin Board is generally highly illiquid. There is a greater chance of market volatility for securities that trade on the OTC Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors including:

•	the absence of consistent administrative supervision of “bid” and “ask” quotations;

•	lower trading volume; and

•	market conditions.

There is virtually no trading in our common stock and our security holders may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent a security holder from obtaining a market price equal to the purchase price such security holder paid when the security holder attempts to sell our securities in the open market. In these situations, the security holder may be required either to sell our securities at a market price which is lower than the purchase price the security holder paid, or to hold our securities for a longer period of time than planned. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies by using common stock as consideration or to recruit and retain managers with equity-based incentive plans.

We cannot assure you that our common stock will become listed on the American Stock Exchange, Nasdaq or any other securities exchange.

We plan to seek listing of our common stock on the American Stock Exchange or on a Nasdaq market as soon as reasonably practicable. We may not currently meet the initial listing standards of either of those or any other stock exchange, and cannot assure you as to when or if we will meet the listing standards, or that we will be able to maintain a listing of the common stock on any stock exchange. Pending listing, if any, we expect that our common stock would be eligible for continued quotation on the OTC Bulletin Board, another over-the-counter quotation system, or on the “pink sheets,” where an investor may find it difficult to dispose of shares or obtain accurate quotations as to the market value of the common stock. In addition, we would be subject to an SEC rule that, if we failed to meet the criteria set forth in such rule, imposes various requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity.

Our quarterly revenue and operating results are volatile and difficult to predict, and if we fail to meet the expectations of investors, the market price of our common stock would likely decline significantly. The impact of embedded derivatives created by the structure of the notes and warrants sold in the note and common stock financing and the restructuring, will create additional volatility in our reported earnings which could contribute to volatility in the market price of our common stock.

Our revenue and operating results are likely to fluctuate significantly from quarter to quarter, due to a number of factors. These factors include:

•	our ability to retain and increase sales to existing customers, attract new customers and satisfy our customers’ requirements;

•	technical difficulties or interruptions in our service;

•	the rate of expansion and effectiveness of our sales force;

•	the seasonal nature of our business;

•	the length of the sales cycle for our service;

•	costs or potential limitations on our business activities resulting from litigation and regulatory developments in our industry, which could be significant;

•	amortization and potential impairment of intangible assets of the acquired companies and the valuation of embedded derivatives in the financing documents and related earnings charges;

•	downward pricing pressures;

•	costs associated with any future acquisitions; and

•	our ability to respond to technological developments in our industry.

In addition, factors unrelated to our performance may affect the value of our common stock. These factors include:

•	changes in the market valuations of other similarly situated companies providing similar services or serving similar markets;

•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our industry;

•	conditions or trends in the market in which we operate;

•	recommendations by financial analysts; and

•	our failure to meet financial analysts’ performance expectations.

Many of these factors are largely outside of our control, and there are many facets of each of these factors over which we have limited control. As a result of the factors above and the evolving nature of our business and industry, we may be unable to forecast our revenue accurately. We plan our expenses based on operating plans and estimates of future revenue. We may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfalls. Additionally, a failure to meet our revenue or expense forecasts would have an immediate and negative impact on our expected operating results. If this were to happen, the market price of our common stock would likely decline significantly.

The influx of additional shares of our common stock onto the market will likely create downward pressure on the trading price of our common stock.

We issued a large number of shares of common stock and securities convertible into common stock in connection with the merger, the acquisitions and the financings. We have agreed to register for public resale substantially all of the shares issued in the acquisitions and the financings as well as shares issued prior to these transactions. In this registration statement, we are registering the shares issued in and issuable as a result of the financings and restructuring, some of the shares issued in the acquisitions and the shares issued prior to the merger, financings and acquisitions. The resale of substantial amounts of our common stock in the public markets, when these shares are registered or otherwise eligible for sale, could have an adverse effect on the market price of our common stock. Such an adverse effect on the market price would make it more difficult for us to sell our equity securities in the future at prices which we deem appropriate or to use our shares as currency for future acquisitions.

If our stock price is less than $5.00 per share in the future, our stock may be considered a “penny stock,” which may make it more difficult to sell.

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. If a market for our common stock develops and the market price of the common stock is below $5.00 per share, the SEC’s penny stock rules require a broker-dealer, before executing a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock is executed, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. These rules may adversely impact the liquidity of our common stock and may negatively affect the ability of our security holders to sell their shares.

Securities analysts may not initiate coverage or continue to cover our common stock and this may have a negative impact on our common stock’s market price.

Any trading market that develops for our common stock may depend significantly on the research and reports that securities analysts publish about us or our business, competitors, or markets. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our common stock’s market price and liquidity. If we are covered by securities analysts, and our stock is downgraded, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

The market and industry data contained in this prospectus, including estimates and forecasts relating to the growth of the transportation services and logistics industry, cannot be verified with certainty and may prove to be inaccurate.

This prospectus contains market and industry data. While we believe this industry data to be reliable, we have not independently verified the data or any of the assumptions on which the estimates and forecasts are based, and the data may prove to be inaccurate. This data includes estimates and forecasts regarding future growth in these industries. Forecasts and estimates regarding future growth of the transportation services and logistics industry included in these reports are based on assumptions of the growth and improvement of certain sectors of the U.S. and global economy. The growth and improvement of these sectors of the U.S. and global economy during the period of these forecasts and estimates are not assured. The failure of these sectors of the U.S. and global economy to perform as assumed in these forecasts and estimates would cause the forecasted expansion of the transportation services and logistics industry not to occur or to occur to a lesser extent than predicted. The failure of the transportation services and logistics industry to continue to grow as forecasted by the market and industry data included in this prospectus may have a material adverse effect on our business and the market price of our common stock.

We may be required to make substantial payments under the registration rights agreements we entered into in connection with the note financing and the common stock financing. Such payments would have a materially adverse impact on our liquidity.

We are required to make payments to purchasers (including the placement agent) who are parties to the registration rights agreements as liquidated damages (adjusted proportionally for a portion thereof) if any of the following events occurs and during the period such event is continuing:

(a)	The registration statement is not filed on or before the 30th day after May 21, 2007;

(b)	The registration statement is not declared effective by the Securities and Exchange Commission within 90 days of filing the S-1 Amendment, but not more than 120 days after May 21, 2007;

(c)

After the effective date of the registration, a registration statement ceases for any reason to remain continuously effective as to all registrable securities for which it is required to be effective, or the holders are otherwise not permitted to utilize the prospectus therein to resell such registrable securities, for more than 10 consecutive calendar days or more than an aggregate of three such periods during any 365 day period (which need not be consecutive calendar days) except during any period when we are diligently pursuing the effectiveness of an amendment to a registration statement.

Such payment shall be equal to a percentage of the aggregate amount invested as follows: one percent (1%), pro rated for the first 30 days after the above events, and two percent (2%) pro rated for each thirty day period thereafter subject to a 10% aggregate limit. As of the date of filing of this registration statement, we had incurred aggregate penalties of approximately $3,098,400, of which $98,400 was paid in cash, and $3,000,000 was satisfied by the issuance of convertible notes to our investors in the principal amount of $3,000,000.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling security holders of the shares of common stock registered hereunder. All proceeds from the sale of the shares offered under this prospectus will be for the account of the selling security holders, as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.”

SELLING SECURITY HOLDERS

The following table provides information known to us as of June 5, 2007 with respect to the selling security holders’ beneficial ownership of our securities. The information is based in part on information provided to us by or on behalf of certain of the selling security holders and may have changed since the date it was provided. The number and percentage of shares beneficially owned by each selling security holder that may be offered pursuant to this prospectus is based on 7,594,958 shares of common stock outstanding as of June 5, 2007 and the shares owned by such holder determined in accordance with Rule 13d-3 of the Exchange Act. The information contained in the table below is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The selling security holders listed in the table below may have transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the Securities Act), some or all of their shares since the date on which the information in the table below is presented. Information about the selling security holders may change from time to time.

Each of the security holders listed below who acquired securities in the note financing is party to the registration rights agreement entered into in connection with such financing, as amended May 21, 2007 in connection with our restructuring, and each of the security holders listed below who acquired securities in the common stock financing is party to registration rights agreement entered into in connection with such financing, as amended May 21, 2007 in connection with our restructuring. Some of the selling security holders, as indicated in the chart below, acquired securities in connection with our acquisition of FMI, Sea Master and TUG and have registration rights pursuant to such agreements. Some of our security holders prior to the merger have registration rights pursuant to an acquisition agreement entered into in June 2006. Some of the selling security holders are also party to lock up agreements, which include registration rights provisions; such registration rights, however, have been waived by the security holders. The registration rights agreements and registration rights under the acquisition and lockup agreements and the June 2006 agreement are described in more detail in “Certain Relationships and Related Transactions – Registration Rights.”

Name of Selling Securityholder	Footnote	Amount beneficially owned prior to the offering	Amount offered for sale (36)	Percentage Owned upon the Completion of the offering (37)

Alexandra Global Master Fund LTD	1,4	815,200	1,555,976	*
ACAS Equity Holding Corp.	7,27	167,633	99,610	*
American Capital Equity I, LLC, by American Capital Equity Management, its Manager	5,7	167,633	20,389	*
American Capital Strategies, Ltd.	5,7	167,633	47,634	*
Anthony Marcello	38,40	20,818	6,818	*
Arnold Kling	8,9	33,851	33,851	*
BAC Investments Inc.	8	3,462	3,462	*
Barry Wosk		1,069	1,069	*
Bartley Loethen	8,34	53,077	53,077	*
Bay Harbour 90-1, LTD.	4,6,7	842,947	448,864	*
Bay Harbour Master, Ltd.	4,6,7	842,947	448,864	*
BHCO Master, Ltd.	4,6,7	842,947	143,636	*
Bobby Tsun	5	5,413	5,413	*
Calvin M. Tseng	5	27,065	27,065	*

CAMOFI Master LDC	1,4	831,848	2,113,999	*
Carlton W. Blair III	5	1,804	1,804	*
Chao-Chieh Tseng	5	3,609	3,609	*
Chen Bang Lee	5	1,804	1,804	*
Chen Chi Chou	5	18,043	18,043	*
Chen Min Wang	5	7,217	7,217	*
Christopher Dombalis	3,5,13,15,19	3,345,398	27,169	11%
CommonFund Hedged Equity Company	1,4,7	765,866	135,026	*
Cornell Capital Partners, LP	5	360,865	360,865	*
Cranshire Capital, L.P.	5	90,216	90,216	*
Credit Suisse Securities (USA) LLC	1,4	831,848	1,561,551	*
Crescent International LTD	5	90,216	90,216	*
Darren Young	38,40	5,372	5,372	*
David I. Beatson	5	3,609	3,609	*
Di Wang	5,7	5,413	1,804	*
Di Wang / Xiao Fei Guo	5,7	5,413	3,609	*
Diamond Opportunity Fund, LLC	4	96,121	96,121	*
Dominic Redfern	5	27,065	27,065	*
Dong Wang	5,11,13,28	5,609	3,609	*
Eric Teegelaar	5	1,804	1,804	*
Evolution Master Fund LTD SPC, Segregated Portfolio M	1,4	831,848	2,113,999	*
Feng Xiao	5	57,287	57,287	*
Finderne LLC	1,4,7	765,866	45,681	*
FMI Inc.	3,5,13,14	3,345,398	360,865	11%
Francisco A. De Leon, Jr.	5	1,804	1,804	*
Gary R. Yetter Maureen M. Yetter	5	12,630	12,630	*
George Chih Jung Chiu	5	1,804	1,804	*
Good Steward Trading Co. s.p.c.	1,4,7	765,866	42,293	*
Gottbetter Capital Master, Ltd.	4	765,866	504,552	*
Grace Chu	5	3,609	3,609	*
Gregory DeSaye	3,5,13,14,29	3,345,398	125,222	11%
Harvest Capital, LP	6,7	552,448	119,881	*
Harvest Master Enhanced, Ltd. (f/k/a TE Harvest Portfolio, Ltd.)	6,7	552,448	202,748	*
Harvest Offshore Investors, Ltd.	6,7	552,448	229,818	*
Herbert Ta Cheng Huang	5	54,130	54,130	*
Hong The Luong	5	3,609	3,609	*
Horizon Capital Fund LP	5	9,022	9,022	*
IndoSuez Capital Partners 2003, L.L.C.	7,27	41,780	41,780	*
Indosuez CMII, Inc.	7,27	41,780	16,110	*
Institutional Benchmark	6,7	842,947	243,077	*
Irene Ho	5	3,609	3,609	*
J. Terence MacAvery	5,23	4,511	4,511	*
James Madden	5,13,15,21	180,131	4,511	*
James O’Neill	31,38,40	47,318	6,818	*
James T. Deveau	5,13,30,40	27,522	9,022	*
Jaumey Her	5	4,511	4,511	*
Jen-Huan Tsai	5	902	902	*

Jenny S. Cheng	5	1,804	1,804	*
Jerry Jr. Dong	5	1,804	1,804	*
Jerry Huang	38	60,000	60,000	*
JMG Capital Partners, LP	1,4,7	837,397	642,664	*
JMG Triton Offshore Fund, Ltd	1,4,7	837,397	642,664	*
Josephine Viera	38	6,818	6,818	*
John Kurowski	38,40	22,318	6,818	*
Jonathan Huang	5	5,413	5,413	*
Joseph D’Agostino	38	27,273	27,273	*
Joseph Desaye	5,13,14,29	125,222	125,222	*
Juan Rocio	38,40	25,318	6,818	*
Karen Ka Ying Chan	5	1,804	1,804	*
Kenneth Kausner	38,40	8,818	6,818	*
King L. Chung	5	3,970	3,970	*
Kirk M. Warshaw	33	5,345	5,345	*
Kit Ching Chang	5	902	902	*
Knott Partners Offshore Master Fund Ltd.	1,4,7	765,866	915,635	*
Knott Partners, L.P.	1,4,7	765,866	1,126,992	*
KRG Capital Fund II (FF) L.P.	5,7,27	603,850	16,084	*
KRG Capital Fund II (PA) L.P.	5,7,27	603,850	203,730	*
KRG Capital Fund II, L.P.	5,7,27	603,850	651,373	*
KRG Co-Investment, LLC	5,7,27	603,850	6,247	*
Kun-Tai Chen	5	3,609	3,609	*
Lauren M. Parnell	5	902	902	*
LI Funding LLC	8	3,462	3,462	*
Lin-Yun Wu	5	135,324	135,324	*
Lucille Waldrip	38,40	7,318	6,818	*
Luz Maria Hernandez	5	902	902	*
MBA Investors Ltd	8,35	2,500	2,500	*
Marc S. Theobald	5	1,804	1,804	*
Marvin Wosk		891	891	*
Matterhorn Offshore Fund, Ltd.	1,4,7	765,866	849,875	*
Matthew Ray Cull	5	902	902	*
Meadowbrook Opportunity Fund LLC	5	90,216	90,216	*
Mi Tracy Lee	5	902	902	*
Michael Desaye	3,5,7,13,14,29	3,345,398	125,222	11%
Michael Johnson	38	13,636	13,636	*
MLA Capital, Inc.	5	4,511	4,511	*
MSS Distressed & Opp. 2	4,6,7	842,947	27,622	*
Mulsanne Partners, L.P.	1,4,7	765,866	8,423	*
Nancy L. Pinto	5	1,804	1,804	*
Neil Devine	5,31,40	36,543	18,043	*
Nicole Milkovich		286	286	*
Noam J. Rubenstein	5	4,511	4,511	*
Pa Lin Cheng	5	3,609	3,609	*
Paragon Capital LP	5	18,043	18,043	*
Patrick G. Reid		606	606	*
Paul Gaidis	6, 40	25,318	6,818	*
Paul A. Windfield	5,25	9,022	9,022	*
Paul L. Shahbazian	5,13,15,17	126,095	4,511	*

Peter A. Stone	3,5,13,15,22	3,345,398	2,706	11%
Peter Klaver	5,13,15,18	132,849	4,511	*
R&R Biotech Partners LLC	1,5,7,8	800,172	586,480	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio	2,6	398,893	1,104,895	*
Raymer McQuiston	5,13,15,24	240,988	11,329	*
Raymond James & Associates, Inc.	39	194,318	194,318	*
Richard Shannon	5,32	1,804	1,804	*
Robert Agresti	3,5,13,15,16	3,345,398	18,147	11%
Robert Hsiang Lin Wu	3,5,11,12,13	3,345,398	111,989	11%
Robert J. O’Neill	3,5,13,14,29	3,345,398	125,222	11%
Robert Yen Chen Lee	3,5,11,12,13	3,345,398	111,989	11%
Rodman & Renshaw LLC	1,7,10	800,172	525,545	*
Rui Juan Huang	5	5,413	5,413	*
Samantha Scott Hannigan	5	3,609	3,609	*
Shoshone Partners, L.P.	1,4,7	765,866	720,906	*
Sigma Capital Associates, LLC	5	667,600	667,600	*
Silver Oak Capital, L.L.C.	1,6	842,947	4,143,357	*
Stellar Capital Fund LLC	5	18,043	18,043	*
Stratford Partners, LP	5	45,108	45,108	*
Ta-Chung Han	5	3,609	3,609	*
Tammy Liu	5	1,804	1,804	*
Thomas Scott Heiman	5	1,804	1,804	*
Tiffany H. Lam	5	902	902	*
Tracy-Ann Fitzpatrick	5	4,511	4,511	*
Tsung-Ning Mao	5	10,826	10,826	*
Tuong T. Ho	5	10,826	10,826	*
Valentina R.L. Huang	5	5,413	5,413	*
William J. Coogan	5,26	4,511	4,511	*
William R. Knight	5,13,15,20	219,989	7,217	*
Wolverine Convertible Arbitrage Trading, Limited	4	228,328	228,328	*
Ya-Hsiung Wang (James Wang)	5	1,804	1,804	*
Yao Hang Chen Philip	5	4,511	4,511	*
Ying-Chen Chou	5	1,804	1,804	*
Yong Jian Zhang Ruixia Liang	5	3,609	3,609	*
Zheng Cui	5	902	902	*

*	percentage owned is less than 1%

1

The note and warrants held by the security holder provide that no conversion or exercise may be effected to the extent it would result in such security holder holding in excess of 9.99% of our outstanding capital stock. The number in the above chart under the heading “Amount Beneficially Owned Prior to the Offering” reflects such limitations. The number in the above chart under the heading “Amount Offered for Sale” does not reflect such limitations.

2

The note and warrants held by the security holder provide that no conversion or exercise may be effected to the extent it would result in such security holder holding in excess of 4.99% of our outstanding capital stock. The number in the above chart under the heading “Amount Beneficially Owned Prior to the Offering” reflects such limitations. The number reflected in the above chart under the heading “Amount Offered for Sale” does not reflect such limitations.

3

Shares beneficially owned represents shares held by those party to the Voting Agreement, including Robert Agresti, Gregory DeSaye, Christopher Dombalis, Robert O’Neill, Peter Stone, Michael DeSaye, Robert Lee, Robert Wu, Protex Holdings Limited (whose sole stockholder is Han Huy Ling), and FMI, Inc. (which is controlled by Mr. Gregory DeSaye, Mr. Michael DeSaye and Mr. Robert O’Neill).

4

Includes: (i) shares issued in the common stock financing; (ii) shares issuable upon the exercise of warrants issued in the common stock financing; (iii) shares issuable upon conversion of a note issued in the note financing; (iv) shares issuable upon the exercise of warrants issued in the note financing; and (v) shares issuable upon conversion of note issued in the restructuring.

5

Includes: (i) shares issued in the common stock financing; (ii) shares issuable upon the exercise of warrants issued in the common stock financing; and (iii) shares issuable upon conversion of notes issued in the restructuring.

6

Includes: (i) shares issuable upon conversion of a note issued in the note financing; (ii) shares issuable upon the exercise of warrants issued in the note financing; and (iii) shares issuable upon conversion of notes issued in the restructuring.

7	Of the total shares beneficially held by the security holder, a portion of the shares are held by affiliates of the security holder.

8

Includes shares acquired pursuant to agreements entered into June 14, 2006 between us and certain of our security holders under which the security holder sold its shares of our common stock to Mr. Arnold Kling and R&R Biotech Partners LLC and we agreed to issue the security holder additional shares upon a triggering event. See “Certain Relationships and Related Party Transactions.”

9	Prior to the merger and as of June 2006, Mr. Kling was our sole director and officer. See “Certain Relationships and Related Party Transactions.”

10

Includes the following warrants issued to the security holder for acting as our placement agent in certain of our financings: 354,545 shares of our common stock underlying warrants on the same terms as the warrants issued in connection with the note financing, and 171,000 shares of our common stock underlying warrants on the same terms as the warrants issued in connection with the common stock financing.

11

Includes shares issued to the security holder pursuant to the Asset/Stock Purchase Agreement pursuant to which we acquired TUG. See “Our Business — Our History.” The security holder has waived the registration rights under the lockup agreement and the shares issued in connection with the acquisition of TUG are not being registered.

12	The security holder is one of our key employees. See “Executive Officers and Directors,” and “Certain Relationships and Related Transactions.”

13	The security holder is a party to a lockup agreement which includes restrictions on transfer and registration rights. See “Certain Relationships and Related Transactions — Registration Rights.”

14

Includes shares issued to FMI, Inc. pursuant to an Equity Purchase Agreement between our subsidiary, Maritime Logistics, and FMI, Inc., pursuant to which Maritime Logistics acquired FMI, Inc.; these shares are not being registered. See “Our Business — Our History.” FMI, Inc. is controlled by Mr. Michael DeSaye, Mr. Joseph DeSaye, Mr. Robert O’Neill and Mr. Gregory DeSaye. They hold, respectively, 25%, 25%, 18.5% and 11% of FMI, Inc. FMI, Inc. has waived the right under the lockup agreement to register its other shares. Mr. Michael DeSaye is one of our employees and Chief Logistics Officer and director of FMI and its subsidiaries. Mr. Robert O’Neill is one of our directors, and President and director of FMI and its subsidiaries. Mr. Gregory DeSaye is one of our directors and chairman and Chief Executive Officer of FMI and its subsidiaries. See “Executive Officers and Directors” and “Executive Compensation.”

15

Includes shares issued to the security holder in connection with the merger of our wholly owned subsidiary into Maritime Logistics, which are not being registered. See “Our Business — Our History.” The security holder has waived the right under the lockup agreement to register its other shares.

16

Mr. Agresti is one of our directors, Chief Executive Officer and President and is the former Chairman of our Board of Directors. See “Executive Officers and Directors” and “Executive Compensation.” We also repaid a loan from Mr. Agresti in connection with the financings. See “Certain Relationships and Related Party Transactions.”

17

Mr. Shahbazian is our Chief Financial Officer. See “Executive Officers and Directors” and “Executive Compensation.” We also repaid a loan to Mr. Shahbazian in connection with the financings. See “Certain Relationships and Related Party Transactions.”

18	Mr. Klaver is our Senior Vice President. See “Executive Officers and Directors” and “Executive Compensation.”

19	Mr. Dombalis is our Senior Vice President – Asia Pacific Trade and Marketing and the president of our subsidiary TUG USA, Inc. See “Executive Officers and Directors” and “Executive Compensation.”

20

Mr. Knight is our Senior Vice President – Sales and Customer Service and the President of our subsidiary Summit Logistics International Inc. See “Executive Officers and Directors” and “Executive Compensation.”

21

Mr. Madden is our Senior Vice President – Atlantic Trade and Marketing and the President of our subsidiaries AMR and AmeRussia. See “Executive Officers and Directors” and “Executive Compensation.” We also repaid a loan to Mr. Madden in connection with the financings. See “Certain Relationships and Related Party Transactions.”

22	Mr. Stone is our Senior Vice President – Atlantic Trade and Marketing and the President of our subsidiary SeaMaster Logistics Inc. See “Executive Officers and Directors” and “Executive Compensation.”

23

Mr. MacAvery is one of our directors. See “Executive Officers and Directors.” Mr. MacAvery is also a partner at the accounting firm Hamilton & MacAvery. See “Certain Relationships and Related Party Transactions.”

24

Mr. McQuiston is our secretary and one of our former directors. See “Executive Officers and Directors.” Mr. McQuiston is also a partner at the law firm Brown Rudnick Berlack Israels LLP. See “Certain Relationships and Related Party Transactions” and “Interests of Named Experts and Counsel.”

25	Mr. Windfield is one of our directors. See “Executive Officers and Directors.”

26	Mr. Coogan is one of our directors. See “Executive Officers and Directors.”

27

Includes shares issued to the security holder in connection with our acquisition of FMI. The security holder is a party to the Equity Purchase Agreement pursuant to which we acquired FMI. See “Our Business—Our History.”

28	Includes shares of restricted stock issued to the security holder under the 2006 Equity Incentive Plan, which are not being registered.

29

Includes shares issued to the security holder in connection with our acquisition of FMI. The security holder is a party to the Equity Purchase Agreement pursuant to which we acquired FMI. See “Our Business—Our History.” The security holder has waived the registration rights under the lockup agreement and the shares issued in connection with the acquisition of FMI are not being registered.

30	Mr. Deveau is one of our employees.

31	Mr. Devine is the Chief Financial Officer of FMI and its subsidiaries.

32	Mr. Shannon was the former owner of AmeRussia, which we acquired in 2006. We also repaid a loan to Mr. Shannon in connection with the financings. See “Our Business—Our History.”

33	Mr. Warshaw was our Chief Financial Officer, treasurer and secretary from June 14, 2006 until the merger. We issued the shares held by him in July 2006 as consideration for his services proved to us.

34	Mr. Bartley Loethen was our sole director and officer from April 12, 2006 until June 14, 2006, when he was replaced by Mr. Kling. See “Certain Relationships and Related Party Transactions.”

35	MBA Investors Ltd. was party to an agreement dated May 31, 2006 pursuant to which it assisted us in evaluating possible business options.

36

The amounts listed in this column reflect the shares held by the security holder and shares underlying notes and warrants owned by the security holder. In accordance with the terms of registration rights agreements we entered into with the selling security holders who acquired warrants in the common stock financing and notes and warrants in the note financing, we are also required to register an additional 30% of the sum of (i) the number of shares of common stock issuable upon conversion of the convertible notes, and (ii) the number of shares of common stock issuable upon exercise of warrants. We agreed to register the 30% excess of shares as a negotiated precaution for the selling security holders to cover future adjustments to the conversion prices of our convertible notes and the exercise price of the warrants. The number of shares of our common stock into which our convertible notes are convertible and for which our warrants are exercisable are subject to adjustment in certain circumstances, in accordance with the operative agreements. The amount of shares listed in this column does not include this additional 30%. The amount of the shares listed shall be increased by 30%, as applicable, by amendment.

37

The selling security holders can offer all, some or none of their shares of our common stock noted in the column “Amount offered for sale”, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the above table on the assumption that the selling security holders will sell all shares of common stock covered by this prospectus.

38	Includes shares issuable upon conversion of notes issued in the restructuring.

39

The notes and warrants were issued to the security holder as partial consideration for arranging our restructuring. The notes and warrants have the same terms as the notes and warrants issued in our restructuring.

40	Includes shares of restricted stock issued to the security holder under the 2006 Equity Incentive Plan in connection with our acquisition of FMI, which are not being registered.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued in the common stock financing and the shares of common stock issuable upon conversion of the convertible notes issued in the note financing and upon exercise of the warrants issued in the common stock financing and note financing to permit the resale of these shares of common stock by the holders of such securities from time to time after the date of this prospectus. We are also registering the shares of common stock held by (i) certain security holders who acquired shares of common stock in connection with various acquisitions, (ii) security holders who held shares of our common stock prior to the date of the merger, (iii) Rodman & Renshaw, LLC, which received warrants exercisable for shares of common stock in connection with services performed for us as placement agent and (iv) Raymond James & Associates, Inc., which received convertible notes and warrants exercisable for shares of common stock for the services performed for us in connection with the restructuring. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling security holders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved); provided that as required under the registration rights agreement, the commissions payable to, or discounts received by, any member of the National Securities Dealers Association, Inc. shall not exceed 8% of the sale of any shares of common stock being registered pursuant to Rule 415. In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties, subject to applicable law, may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any NASD member or independent broker/dealer will not, as required under the registration rights agreement, be greater than 8.0% of the sale of any securities registered pursuant to this registration statement. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, under states’ securities laws, the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities in respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreements including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling security holders will be entitled to contribution in connection with certain losses they may incur. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration, as amended, rights agreements or we may be entitled to contribution in connection therewith.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are a Delaware corporation and our authorized capital stock consists of one million shares of blank check preferred stock, par value $0.001 per share and 99 million shares of common stock, par value $0.001 per share.

Immediately after the merger, further described in “Our Business,” we approved by written consent of security holders a one for 11.2261585365 reverse stock split and an amendment and restatement of our certificate of incorporation. Unless otherwise provided, all of the share numbers and per share prices in this prospectus give effect to a reverse stock split which was approved by written consent of more than a majority of our security holders, on November 8, 2006 and was effected on February 20, 2007. As a result of the reverse split, each 11.2261585365 shares of our common stock was combined into one share of our common stock. In the same written consent, more than a majority of our security holders also approved changing our name to Summit Global Logistics, Inc. We effected the name change on February 20, 2007. As of June 5, 2007, there are 7,594,958 shares of our common stock issued and outstanding, not including shares issuable upon exercise of outstanding options and warrants and conversion of outstanding convertible notes. As of June 5, 2007, there are no shares of preferred stock designated, issued or outstanding.

The following description of our capital stock does not purport to be complete and is subject to and qualified by our certificate of incorporation and bylaws, and by the applicable provisions of Delaware law.

Description of common stock

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors from time to time may determine. However, our senior credit facility and our operative documents relating to the note and common stock financings include restrictions on the payment of dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Senior Credit Facility,” and “Convertible Notes and Warrants.” Holders of our common stock are entitled to one (1) vote for each share held on all matters submitted to a vote of the security holders. Cumulative voting with respect to the election of directors is not permitted by our certificate of incorporation. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to security holders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors. Each share of common stock outstanding as of the date of this report is validly issued, fully paid and non-assessable.

The shares of our common stock offered for resale pursuant to this registration statement include shares of common stock issuable upon (i) exercise of warrants issued in connection with the restructuring and note and common stock financings and to our placement agent and (ii) conversion of the convertible notes. All of the warrants issued were immediately exercisable. The following table sets forth the number of shares of common stock underlying the warrants and the exercise price of the warrants. We do not have any other outstanding warrants to purchase our common stock.

Security	Number of shares of common stock underlying warrants	Exercise price

Warrants (issued in the note financing)	2,718,181(1)	$5.50	(2)

Warrants (issued in the common stock financing)	2,681,213(3)	$10.00

Warrants (issued in the restructuring)	1,411,963(4)	$5.50

(1) includes warrants exercisable for 354,545 shares of common stock issued to the placement agent.

(2) these warrants were exchanged for new warrants in the restructuring.

(3) includes warrants exercisable for 171,000 shares of common stock issued to the placement agent.

(4) includes warrants exercisable for 64,773 shares of common stock issued to Raymond James & Associates, Inc., our investment banker in the restructuring.

The warrants are exercisable for cash unless the underlying shares are not registered for resale, in which case the warrants may be exercised on a “cashless” basis. In a “cashless” exercise, a holder reduces the number of shares for which a warrant is exercisable by the number of shares with a market value (based on the market price of the common stock at the time of exercise) equal to the exercise price for the number of shares to be issued upon conversion of the warrant. In a cashless exercise, we will not receive any cash payment of the exercise price.

The warrants are exercisable until November 8, 2011. The warrants contain certain customary anti-dilution provisions which will adjust the number of shares underlying the warrants and the exercise price in the event of stock splits, stock dividends or other recapitalizations and certain dilutive issuances. The warrants issued in connection with the restructuring also provide for a cash payment in the event of a change of control equal to the Black Scholes value of the unexercised portion of the warrant which may result in a significant cash payment to the holders of the warrants.

In addition, all of the warrant holders have agreed that they may not exercise their warrants to the extent such conversion would result in such security holder holding in excess of 9.99% of our outstanding capital stock, except for one warrant holder for whom the limit is 4.99%.

Voting Agreement

Mr. Agresti, one of our directors and our Chief Executive Officer, Greg DeSaye, our director and Chairman of FMI, Mr. Dombalis, our Senior Vice President, Mr. Stone, the President of SeaMaster, Robert O’Neill, our director, and President of FMI as well as certain of our security holders and key employees have entered into a voting agreement pursuant to which, among other things, each such party has agreed to vote in favor of any amendment to our Certificate of Incorporation or Bylaws and any increase of our authorized common stock only if such actions are approved by the holders of at least 75% of the common stock held by the parties to the voting agreement (which approval shall not be unreasonably withheld). Our board consists of seven members, who are identified under the caption “Executive Officers and Directors.” The security holders that are a party to the voting agreement are required, unless otherwise agreed by 75% of the common stock held by the parties to the Voting Agreement, to nominate the following persons for election as a director: Messrs. Agresti, DeSaye, MacAvery and O’Neill. The participants in the voting agreement beneficially own 3,345,398 shares of common stock (representing 2,664,368 shares of common stock and 681,030 shares issuable upon the exercise of warrants issued in the common stock financing).

Election of Directors and Officers

Holders of our common stock are entitled to one (1) vote for each share held on all matters submitted to a vote of the security holders, including the election of directors. Cumulative voting with respect to the election of directors is not permitted by our certificate of incorporation. Our certificate of incorporation provides for a classified board (sometimes called a “staggered board”). Our board is divided into three classes, and the members of each class will be elected to serve staggered three-year terms. If a vacancy occurs on our board, including a vacancy resulting from an increase in the number of directors, then the security holders may fill the vacancy at the next annual meeting or at a special meeting called for the purpose, or our board may fill such vacancy.

Antitakeover Provisions of Our Certificate of Incorporation, Bylaws and Delaware Corporation Law

The following provisions of our certificate of incorporation and our bylaws and Delaware Corporation Law may, discourage takeover attempts of us that may be considered by some security holders to be in their best interest. The effect of such provisions could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors, or the assumption of control by security holders, even if such proposed actions would be beneficial to our security holders.

Classified Board

Our certificate of incorporation and our bylaws provide for a “classified board” (sometimes called a “staggered board”). If a corporation has a classified board and a hostile bidder stages and wins a proxy contest at the corporation’s annual meeting, the bidder can only replace approximately one-third of the existing directors. To obtain control of our board, the bidder must win a second proxy contest at the next annual meeting.

Removal of Directors

Our certificate of incorporation and our bylaws provide that members of our board may be removed only for cause and only by the affirmative vote of the holders of 75% of the outstanding shares of our capital stock entitled to vote in the election of our board. This provision may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it makes it more difficult for security holders to replace a majority of our directors.

Advance Notice Requirements for Security holder Nominations and Proposals

Our bylaws establish an advance notice procedure for security holder proposals to be brought before an annual meeting of our security holders, including proposed nominations of persons for election to our board. At an annual meeting, security holders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board. Security holders may also consider a proposal or nomination by a person who was a security holder of record on the record date for the meeting and who has given our secretary timely notice, in proper form, of his or her intention to bring that business before the meeting. These provisions may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Director Vacancies and Size of Our Board

Our bylaws provide that any vacancies in our board resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled by the vote of our remaining directors. The security holders that are a party to the voting agreement are required to vote their shares to nominate a qualifying successor in the event any of Messrs. Agresti, DeSaye, MacAvery or O’Neill are no longer directors. This provision may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because the provision effectively limits security holder election of directors to annual and special meetings of the security holders. The number of directors may only be changed by a vote of a majority of directors and 80% of the security holders except that the number of directors may be decreased by a majority of directors only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors.

Amendments to Our Bylaws

Our certificate of incorporation and our bylaws provide that our bylaws may be amended only by the vote of a majority of our board or by the vote of holders of at least 75% of the outstanding shares of our capital stock entitled to vote in the election of our board. This provision may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because the provision makes it more difficult for security holders to amend the provisions in our bylaws relating to advance notice and director vacancies.

No Security Holder Action by Written Consent/Special Meeting

Our certificate of incorporation and our bylaws provide that security holders may only act at annual or special meetings of security holders and may not act by written consent. This provision makes it more difficult for security holders to amend our certificate of incorporation and bylaws or to take other corporate actions such as removing directors as these actions may only be taken at a duly called and noticed special meeting, which may only be called by the president or by our board of directors, or at our annual meeting of security holders.

Delaware Antitakeover Statute

We are subject to Section 203 of the Delaware General Corporation Law (DGCL). In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested security holder” for a period of three years after the date of the transaction through which the person became an interested security holder, unless:

•	prior to the date of the transaction, our board approved either the business combination or the transaction that resulted in the security holder becoming an interested security holder;

•

upon consummation of the transaction that resulted in the security holder becoming an interested security holder, the interested security holder owned at least 85% of the voting stock of the corporation at the time such transaction commenced, subject to certain exclusions; or

•

on, or subsequent to, the date of the transaction, the business combination is approved by the corporation’s board and authorized at an annual or special meeting of security holders by the affirmative vote of at least two thirds of the outstanding voting stock that is not owned by the interested security holder.

“Business combination” means a merger, asset sale or other transaction resulting in a financial benefit to the interested security holder. “Interested security holder” means a person who, together with his or her affiliates and associates, owns, or at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested security holder owned, 15% or more of the corporation’s outstanding voting stock.

Indemnification Matters

Our certificate of incorporation limits the personal liability of our officers and directors for monetary damages for breach of their fiduciary duty as directors, except for (i) liability that cannot be eliminated under applicable Delaware law, (ii) any breach of such director’s duty of loyalty to our Company or its security holders, (iii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, or (iv) for any transaction from which such director derived improper personal benefit. Our bylaws also provide for our Company to indemnify directors and officers to the fullest extent permitted by applicable Delaware law. These provisions may have the practical effect in certain cases of eliminating the ability of security holders to collect monetary damages from directors or officers. We have also entered into separate, but substantively identical, indemnification agreements with our directors and named executive officers. The indemnification agreements allow us to indemnify such directors and executive officers to the fullest extent permitted by Delaware law.

The indemnification provisions described above provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and our controlling persons pursuant to the our amended and restated certificate of incorporation, bylaws, Delaware law, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent for our common stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, NY 10004.

INTERESTS OF NAMED EXPERTS AND COUNSEL

An opinion regarding the legality of the shares of common stock being offered in this offering is being provided by Brown Rudnick Berlack Israels LLP, New York, New York. Raymer McQuiston, one of the selling security holders as well as one of our former directors, is a partner at the law firm of Brown Rudnick Berlack Israels LLP. During 2006, we engaged Brown Rudnick Berlack Israels LLP to provide legal services in connection with the merger, the acquisitions, financings and the registration of our securities.

OUR BUSINESS

Overview of our business

Through our wholly-owned operating subsidiary, Maritime Logistics and its subsidiaries, we are an international third-party logistics provider specializing in ocean transportation intermediary services for Asia and North America. We offer domestic and international ocean, air and ground third-party logistics services. We maintain offices on the East and West Coasts of the United States, major ports in China (primarily through an exclusive agency network) specifically in Hong Kong and Shanghai and have operations in Russia and Turkey. Currently, we operate a global network of freight forwarding and ocean transportation intermediaries in 25 key transportation hubs, and have over 13 logistics centers with over 1.9 million square feet of warehouse space in the United States. In addition, we serve over 40 independent agent-owned offices. Our business is managed from 5 principal support offices in East Rutherford, New Jersey; Los Angeles, California; St. Petersburg, Russia; and Hong Kong, as well as Shanghai, China. The following chart sets forth our offices and exclusive agent offices.

The following is a list of our offices and our exclusive agent’s offices.

UNITED STATES

Alpharetta, GA
Carson, CA
Carteret, NJ
City of Industry, CA (L.A. area)
Costa Mesa, CA
High Point, NC
Houston, TX (2)
Lynbrook, NY
Miami, FL (2)
Mira Loma, CA
East Rutherford, NJ (Headquarters)
San Francisco, CA
San Pedro, CA (L.A. area)
Springfield Gardens, NY

HONG KONG

Hong Kong

PEOPLE’S REPUBLIC OF CHINA

Beijing*
Dalian*
Fuzhou*
Ningbo*
Qingdao*
Shanghai
Shenzhen*
Tianjin*
Xiamen*
Zhongshan*

TAIWAN

Taipei

TURKEY

Istanbul

RUSSIA

St. Petersburg
* Indicates offices of our exclusive agent.

Additionally, we have agency relationships throughout Southeast Asia, including Bangladesh, Cambodia, India, Indonesia, Malaysia, Pakistan, Philippines, Singapore, Sri Lanka, Thailand and Vietnam; and other parts of the world including the Commonwealth of Independent States, Israel, Odessa, Turkey and the UAE.

We commenced our logistics business in November 2006 when we merged with Maritime Logistics. See “Our History” below. Upon the closing of that transaction, Robert Agresti, who was the founder and President of Maritime Logistics, became our President and Chief Executive Officer. On January 31, 2007, Wesley K. Clark, formerly the Supreme Allied Commander of NATO and Commander-in-Chief for the United States European Command, became our Chairman of the Board of Directors. Please see the chart below for an outline of our corporate structure as of June 5, 2007.

Organizational Structure

We are a holding company and all of our operations are conducted through our subsidiaries. Our direct and indirect subsidiaries, along with their countries of incorporation and our ownership interests, are listed on Exhibit 21.1, included with this Registration Statement, of which this prospectus is a part. We own, directly or indirectly all the capital stock (equity interests) of each of our subsidiaries.

Please see the chart below for an outline of our corporate structure as of June 5, 2007.

Our History

We are a reporting company under the Exchange Act, and our common stock is quoted on the NASD’s Over-the-Counter Bulletin Board. We were formed as a Nevada corporation on February 25, 2004, under the name “Aerobic Creations, Inc.” Our initial business plan was to produce and sell aerobics workout DVDs.

We reincorporated as a Delaware corporation in August 2006 through a migratory merger. Prior to the acquisition of Maritime Logistics (which we refer to as the merger) we did not have any meaningful business operations. Prior to the merger, R&R Biotech Partners, LLC, an affiliate of Rodman & Renshaw LLC, our placement agent, and Arnold Kling acquired shares of our common stock in private placements, both from then existing shareholders and directly from us, as a result of which they became the owners of approximately 92.4% of our issued and outstanding capital stock prior to the merger.

As a result of the merger, Maritime Logistics became our wholly-owned subsidiary and the security holders of Maritime Logistics received an aggregate of 1,451,000 shares of our common stock. As a result of the merger and the issuance of stock to the security holders of Maritime Logistics, the former security holders of Maritime Logistics held approximately 85.5% of our outstanding common stock immediately after the merger and prior to the financings. Accounting principles generally accepted in the United States generally require that a company whose security holders retain the majority voting interest in the combined business be treated as the acquirer for financial reporting purposes. The acquisition was accounted for as a reverse acquisition whereby Maritime Logistics was deemed to be the “accounting acquirer.” Additionally, upon the effectiveness of the merger, our then existing officers and directors were replaced by individuals associated with Maritime Logistics. Upon the effectiveness of the merger and prior to the financings and the acquisitions, security holders holding 85.5% of our then outstanding common stock voted, by written consent, to amend and restate our certificate of incorporation, to, among other things, change our corporate name from Aerobic Creations, Inc. to Summit Global Logistics, Inc. and effect the reverse split, as described below. In addition, our security holders voted to approve certain executive compensation arrangements and to adopt a new stock incentive plan and certain other benefit plans (as described herein). On January 29, 2007, we filed a definitive information statement with the SEC under Regulation 14C of the Exchange Act with respect to these stock holder consents. The actions became effective on February 20, 2007, 20 days after mailing the information statement to our security holders.

After completion of the merger, we joined the common stock financing, the note financing and the senior credit facility agreements arranged by Maritime Logistics. With a substantial portion of the proceeds of the credit facility and the financings, we acquired FMI and TUG. The former security holders and employees of Maritime Logistics, FMI and TUG own approximately 53.0% of our issued and outstanding capital stock, the holders of common stock issued in the common stock financing own approximately 43.8% of our issued and outstanding capital stock, our security holders who held our common stock prior to the merger with Maritime Logistics hold the remainder of our outstanding common stock.

History of our operating company, Maritime Logistics, and its subsidiaries

On November 8, 2006, in connection with the credit facility and the financings, our subsidiary Aerobic Merger Sub Inc. merged with Maritime Logistics, and we through our subsidiary, Maritime Logistics, acquired the businesses of FMI and TUG.

Maritime Logistics, a Delaware corporation, was established on February 6, 2006 as an ocean transportation intermediary logistics company. Since its inception, an integral part of Maritime Logistics’ growth strategy has been to continuously evaluate acquisition opportunities in all the markets in which it operates and to expand its service offerings to its customers. During 2006, prior to the merger, Maritime Logistics completed several acquisitions, including AmeRussia Shipping Company Inc., AmeRussia Ltd., and SeaMaster Logistics (Holding) Ltd. In addition, Maritime Logistics entered into agreements to acquire TUG and FMI.

Effective May 2006, Maritime Logistics acquired, through its wholly-owned subsidiary, AMR Investments Inc, all of the issued and outstanding shares of each of AmeRussia Shipping Company Inc. and AmeRussia Ltd. AmeRussia Shipping Company Inc. is an ocean transportation intermediary with operations in East Rutherford, New Jersey and Houston, Texas. AmeRussia Ltd. is a Russian freight forwarder. AmeRussia Shipping Company Inc. and AmeRussia Ltd. are collectively referred to as AmeRussia. AMR Investments Inc is licensed in the United States as an ocean transportation intermediary and freight forwarder. Maritime Logistics began providing logistics services following its acquisition of AmeRussia Shipping Company Inc. and AmeRussia Ltd., initially through access to AmeRussia Shipping Company Inc.’s ocean transportation intermediary license and diversified client base. AmeRussia provided a platform around which the management team of Maritime Logistics could execute its strategy to complete the acquisition of SeaMaster Logistics (Holding) Limited, referred to as SeaMaster, and eventually the acquisitions of FMI and TUG. Maritime Logistics formed Summit Logistics International Inc. (“Summit Logistics”) in February 2006 to act as its principal ocean transportation intermediary. Summit Logistics is an ocean transportation intermediary in the United States.

In June 2006, Maritime Logistics entered into exclusive letters of intent to acquire each of FMI, TUG and SeaMaster. The management team of Maritime Logistics entered into discussions with Aerobic in the fall of 2006.

In September 2006, Maritime Logistics, through its wholly-owned subsidiary, SeaMaster Logistics Inc., acquired SeaMaster pursuant to a stock purchase agreement with the security holders of SeaMaster. SeaMaster is a Hong Kong/China based asset-light, ocean transportation intermediary and logistics provider with offices in Hong Kong and an exclusive agency network in China. SeaMaster Logistics Inc. is licensed in the United States as an ocean transportation intermediary. SeaMaster was formed in July 2006 and had minimal operations, assets and liabilities, prior to its acquisition by Maritime Logistics. SeaMaster had a promise of a security holder loan which had a balance of approximately $330,000 as of September 30, 2006. Pursuant to the stock purchase agreement, Maritime Logistics acquired all of the outstanding equity interest in SeaMaster in exchange for an estimated earn-out payment of approximately $15,500,000 in cash, based on the volume of business we currently expect SeaMaster to generate. The potential earn-out payments are payable annually over five (5) years in accordance with the terms of the stock acquisition agreement. In addition, in satisfaction of certain of Maritime Logistics’ obligations under the stock purchase agreement, we issued 450,000 shares of our common stock and stock options to purchase 50,000 shares of our common stock to former SeaMaster security holders in accordance with the terms of the SeaMaster stock acquisition agreement. In the event we undergo a change in control, the principal selling security holder of SeaMaster will receive its unrealized earn-out payment (up to approximately $22,500,000 less earn-out payments previously made), provided that, if the change in control occurs within 3 years of the date of consummation of the acquisition, it shall receive six times the three year average EBITDA of SeaMaster less earn-out payments previously made. (EBITDA is an acronym for “earnings before interest, taxes, depreciation and amortization”. We have included information concerning EBITDA here as it is used by certain investors as a measure of our ability to service its debt. EBITDA determined in accordance with generally accepted accounting principles or as an indicator of our operating performance.) These provisions could substantially reduce the amount of funds available for distribution to security holders in the event of a change in control.

Maritime Logistics, through its wholly-owned subsidiary TUG USA, Inc., executed a definitive acquisition agreement to purchase TUG on October 2, 2006. In addition, Maritime Logistics executed a definitive agreement to purchase FMI on October 23, 2006. Through Maritime Logistics, we acquired FMI and TUG, immediately following the merger, pursuant to agreements arranged by Maritime Logistics. We acquired, through Maritime Logistics, (i) all of the equity interests of FMI Holdco I, LLC and its parent company; and, then (ii) TUG. We immediately dissolved the parent company of FMI (FMI Blocker, Inc.), after the acquisition. FMI Blocker, Inc. was a pass-through entity with no material assets other than its interest in FMI Holdco I, LLC and therefore we do not include any analysis or discussion of FMI Blocker, Inc. in our analysis of financial condition and results of operations.

FMI, a limited liability company based in New Jersey, is a leading logistics provider to the apparel and footwear industries. FMI is a full service United States ocean transportation intermediary logistics provider and trucking company specializing in the footwear and apparel industries. It operates in six locations in the United States with approximately 1.9 million square feet of warehouse space and over 600 non-union employees. FMI was founded by Ernest DeSaye in 1979 as a non-asset based ocean transportation intermediary operation focused on the apparel market. FMI expanded its service offering in 1986 by opening a warehouse in close proximity to the Newark, New Jersey airport, which also provided proximity to the New York/New Jersey piers. As a result of the continued increase in the quantity of imported freight handled by FMI, in 1986, FMI introduced local ground transportation services, which gave FMI control over the quality of service provided in retrieving and delivering imported goods.

The acquisition of each of FMI and TUG was effected through the purchase of all of the equity of the particular company or the purchase of the assets of the particular company, each in accordance with the terms of the respective acquisition agreement. The purchase price of FMI was $118.0 million in cash and 1,317,500 (or a 4.0% interest on a fully diluted basis) shares of our common stock of which $114.0 million was paid to holders of equity interests in FMI and holders of stock of FMI Blocker, Inc. and a total of $1 million was paid and 232,500 restricted shares of our common stock was issued to certain FMI employees. The purchase price for TUG was approximately $4 million in cash and 550,000 restricted shares of our common stock. Additionally an estimated $6.0 million may be paid in cash pursuant to an earn-out agreement based on the performance of TUG and our common stock. In addition, 1,000 restricted shares of our common stock was issued to a certain TUG employee. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Contractual Obligations” for a discussion of the earn-out.

TUG was founded in 1994 by Messrs. Robert Lee and Robert Wu as a non-asset based ocean transportation intermediary operation focused on imports and exports between the United States and Asia. TUG is a full-service, asset-light, ocean transportation intermediary, logistics provider and customs clearance broker with operations in the United States and agency operations in China. TUG was initially named Trans-Union Group but was renamed TUG Logistics, Inc. in 2003. TUG operates in six locations in the United States. TUG has approximately 70 non-union employees. We financed the acquisition of TUG and FMI through a combination of the issuance of our common stock and cash, and in the case of TUG, an earn out. In the event of a change in control of us, the selling shareholders of TUG shall receive their unrealized earn-out payment up to approximately $15,500,000 in cash and stock and a pro rata amount thereof if the change of control occurs prior to the third anniversary of the consummation of the acquisition of TUG.

On May 21, 2007, we completed a restructuring of our credit facilities and a financing to raise working capital. The restructuring and financing included (i) an amendment of our existing $65 million senior secured credit facility to waive certain declared defaults and better align our financial covenants with our current business plans , (ii) a restructuring of our $65 million senior secured convertible notes and warrants to waive certain declared defaults and better align our financial covenants with our current business plan, (iii) a private placement of senior secured convertible notes and warrants resulting in $15 million in gross proceeds from the existing convertible note holders and certain members of management, and (iv) a waiver of certain accrued registration rights penalties resulting from our failure to timely register for resale certain of our securities. In connection with the restructuring, we paid our senior lenders $265,000 and increased the applicable margins by 0.50% on the interest rate on the senior secured credit facility. The convertible note holders agreed to defer approximately $8 million in interest payments for five consecutive quarters. In exchange, we (i) reduced the conversion price of our convertible notes (from $11.00 to $5.50), (ii) reduced the exercise price of our warrants (from $11.00 to $5.50) and (iii) increased the interest rate on our convertible notes by increasing the applicable margin by 0.50% percent. The restructured convertible notes issued to the convertible note holders included in the principal face amount the original principal amount, the additional amount sold in the private placement, the default interest amount and the registration rights default amount.

On February 20, 2007, we effected the reverse split and changed our name from Aerobic Creations, Inc. to Summit Global Logistics, Inc.

Additional information regarding our acquisitions is set forth in the footnotes of our combined financial statements included in this prospectus and under the caption, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” elsewhere herein.

Industry Overview

The logistics industry is an important sector in the United States economy. Effective supply chain management has increased in importance as business demands more efficient and cost-effective distribution services. Businesses increasingly perform manufacturing and assembly operations in multiple locations far from the markets for their products, distribute products to numerous distant destinations and strive to minimize inventory. As a result of the growing demand for just-in-time distribution, companies frequently require expedited transportation services. Utilizing a third-party logistics provider, businesses can benefit from enhanced distribution services while reducing premiums paid for expedited services on an independent basis. The fragmentation in the logistics industry has historically forced businesses to procure their transportation service needs through a disparate network of providers, each focused on a discrete element of their transportation needs, such as freight forwarders, non-vessel operating common carriers (NVOCC) and fully-integrated carriers. As a result, moving a product from an international port into the United States and to the customer’s distribution center or store typically involves multiple vendors which can result in inconsistent service, reduced supply chain visibility and cost inefficiencies.

Customers historically had three choices to move their cargo: (i) an ocean transportation intermediary (i.e. freight forwarder/ non-vessel operating common carriers), (ii) a contract logistics provider or (iii) an integrated ocean carrier. An ocean transportation intermediary procures shipments from customers and arranges transportation of the cargo on a carrier. Contract logistics companies provide pick up and delivery service, primarily through their own captive fleets of ships, trucks and/or aircraft and integrated supply chain management services to customers. An integrated ocean carrier typically does not provide many of the logistics services provided by a contract logistics provider or an ocean transportation intermediary, focusing primarily on owning ships to transport cargo by sea rather than arranging for the actual cargo move from source to destination. The emergence of third-party logistics providers gives customers a new choice. A third-party logistics provider offers services that overlap those provided by an ocean transportation intermediary and a contract logistics provider. The third-party logistics provider selects from various transportation options in routing customer shipments, and is often able to serve customers less expensively and with greater flexibility than integrated carriers. Like the freight forwarder, a third-party logistics provider avoids the high fixed expenses associated with owning, operating and maintaining equipment utilized by integrated carriers as well as the significant restrictions on delivery schedules and shipment weight, size and type. In addition, a global third-party logistics provider typically offers value-added warehousing, drayage and other services that a freight forwarder/ non-vessel operating common carriers may not offer.

Business Overview – Our Services

We seek to use our global network, relationships with ocean common carriers and other transportation providers, and expertise in outsourced logistics services to improve our customers visibility into their supply chains while reducing their logistics costs. We offer domestic and international ocean, air and ground third-party logistics services.

Specifically, we provide value added services and generate revenues in each of the following areas.

We provide value added services and generates revenues in each of the following areas.

•

Ocean Freight. We forward freight via ocean from the country of manufacture, primarily China and India, to most cities in the United States through our major offices in Houston, the Los Angeles area, San Francisco, Miami and New York. We also unload and reload ocean cargo.

•

Air Freight. We forward freight via air from the place of manufacture, primarily Asia, to its major hubs in the Los Angeles area, Miami and New York. These services include the pickup and delivery of cargo from airlines and airport terminals as well as trans-loading. Freight that is trans-loaded is typically not stored, but rather is repacked for immediate shipment on outbound trailers.

•

Consolidation. We are a full-service logistics provider that manages purchase order information and inventory throughout the global supply chain for our clients. We manage cargo according to our client’s instruction from the point of manufacture to the United States by ocean, air and ground transportation to our specified final destination. We also manage the documentation and provide full inventory visibility for the cargo, including:

	o	vendor education and management;

	o	multi-country consolidation;

	o	distribution services: warehousing, ticketing & labeling and deconsolidation;

	o	transportation management; and

	o	landed cost per unit reporting and analysis.

Our customers are able to track the movement of their cargo with off-the-shelf tools and proprietary software developed in-house which typically has features such as barcode scanning and electronic data interchange.

•

Customs Clearance Brokerage. We provide our customers with customs documentation and services for United States Customs clearance. This service includes classification and valuation, payment of duties, taxes, or other charges assessed or collected by United States Customs for a product’s importation, or the refund, rebate, and drawback on any customer merchandise. This service helps customers expedite their shipments through to the “last mile” and avoid penalties.

•

Preference & Military Cargo. The United States Maritime Administration and the Department of Defense oversee the movement of military and preference cargo. We expect to perform preference and military cargo transportation services for the United States government at some point in the future.

•

Supply Chain Technology. We provide customers with third-party logistics services and supply chain management capabilities that are supported by widely accepted industry standard Internet-based software applications (principally Log-Net). These services maximize a customer’s in-transit inventory visibility, which facilitates the reduction of inventory carrying costs and can contribute to increased operating flexibility. These services can provide customers with the ability to generate substantial cost savings. We intend to invest in commercial and proprietary IT development to enhance our capabilities and to expand our logistics services business.

•

Contract Logistics. We provide customized logistics services that enable our clients to improve the performance of their supply chain by assisting them in analyzing and managing their supply chain. Specific services offered include procurement services, cost management and global inventory flow management. We also have the ability to maximize the use of our supply chain, including optimization of mode and route network. In addition, we intend to implement total supply chain solutions by combining our capabilities with select partners.

•

Intermodal. We provide a range of inter-modal (rail-based), truck-brokerage and information services for North American and international customers shipping full-containerload shipments to or from points in Asia and the United States. We expect to be able to coordinate inter-modal shipments from door-to-door, door-to-ramp or ramp-to-ramp, using competitive transportation services in the market. We maintain contracts with ocean carriers that provide rail service in North America and have access to hundreds of trucking operators, as well as trucks owned and operated by us, to facilitate the transition between international and domestic transportation. Domestic moves include the pickup and delivery of loose cargo on a local level, typically less than 500 miles. Our line-haul service includes the transport of freight for long distance moves, typically in excess of 500 miles. In addition, we offer an outbound delivery service. This service includes the pickup of cargo from wholesalers and subsequent delivery to either metropolitan consolidators or retailers. We also offer pier drayage directly and via third-party operators. This service includes the pickup and delivery of full or empty containers from or to local piers or terminals and is integrally linked to our maritime focused business strategy.

•

Warehousing & Distribution. We lease approximately 1.9 million square feet of warehouse space in the United States. We have an extensive warehouse-based, freight management and distribution system in North America, servicing the needs of apparel, footwear, specialty retail, consumer durables, consumer packaged goods and consumer electronics customers. We offer handling services which include the unloading of inbound cargo, sorting into defined lots, transferring of cargo onto pallets into warehouse locations, pulling part or all of the cargo for shipping, labeling the cargo, and tendering and/or loading the cargo into an outbound truck. We provide these services in New Jersey, New York, Los Angeles, Miami and Mira Loma, California. We also offer storage services, which consist of warehousing of cargo, within facilities we lease. Storage tends to be short-term (three to six weeks). In addition, we offer a multitude of value-added-services.

Value-added-services include a variety of garment handling services and container freight station services. Garment handling services include ticketing of garments, label removal, quality inspection, pressing and a host of other services that are required to correct mistakes made at the factory or shipper level to prepare the garments for the store floor. Our operation in New Jersey, Los Angeles and Miami offer specialized “pick & pack” services to our customers. Through the use of advanced hand-held scanners, pick & pack services are used to support store-level replenishments at certain major retailers. Our pick & pack services have been an area of growth within our warehouse operations. We believe a competitor would have to make substantial investments in specialized racking and technology to replicate our services at the same service levels. Container freight station services include the unloading of bonded import cargo prior to United States customs clearance, the temporary staging of the cargo in a customs authorized area of the facility, the release and tender of the cargo upon verification of customs delivery authorized documentation, and all handling, documentation, storage and other fees associated with this service. We operate container freight station services in New Jersey, Los Angeles, Miami and New York.

•	Insurance. The Import/Export of cargo requires the shipper to purchase insurance to protect its cargo. We arrange this insurance with third-party carriers and charge a fee for this service.

In addition, FMI Trucking, one of our indirect subsidiaries, provides local ground transportation within a 500 mile radius of the Carteret, New Jersey facility. FMI Trucking services the New York, New Jersey, and Philadelphia piers, and works in conjunction with our other subsidiaries to provide air freight retrieval and delivery from the John F. Kennedy airport. To support a major customer, FMI Trucking recently opened a small operation in Charleston, South Carolina.

Through FMI Express, a wholly-owned indirect subsidiary of FMI, we provide integrated long distance ground transportation for freight originating in both New Jersey and Los Angeles, California. We focus on providing line-haul to all our ocean/air ocean transportation customers. To maximize our return on assets, we utilize owner-operators or third party carriers for approximately 60% of the miles driven. FMI operates approximately 470 trailers and approximately 240 tractors and trucks for ground transportation.

Our Strategy and Competitive Advantages

We are seeking to achieve a market leadership position in the maritime third-party logistics provider sector by (i) combining and integrating the contract logistic services of our subsidiaries, Maritime Logistics and FMI, with the ocean transportation intermediary services of our subsidiary, TUG; (ii) maximizing the anticipated strategic synergy between Maritime Logistics, FMI and TUG; (iii) capitalizing on the strong market position of FMI in the apparel, footwear and specialty retail sectors; (iv) increasing market share through superior service and implementation of technology; (v) reducing costs through scale and purchasing power efficiencies, as well as outsourcing certain operations; (vi) expanding into expected areas of high growth and taking advantage of expected favorable industry dynamics in 2007; and (vii) expanding service offering(s) to our customers.

Our objective is to be a premier global third-party logistics provider. As such, we plan to transform the acquired companies from niche operations into global, integrated, high performance, international logistics service providers that are maritime-intensive, asset-light, technology-driven and scalable. We plan to leverage Maritime Logistics’ expertise, relationships and sales force in the maritime sector to significantly augment the ocean transportation intermediary and logistic services of the acquired companies. We expect to provide ocean transportation intermediary and logistic services from the place of manufacture, primarily Asia and India, into the United States, with a wide variety of services including custom brokerage, insurance, trans-loading, warehousing, value-added warehousing services, distribution and local and long distance ground transportation. We plan to grow our logistics services by integrating supply chain offerings into a “one stop shop” or sole source third-party logistics provider service. We expect to generate business opportunities with the established customers of the acquired companies and to attract new customers. We believe our fully integrated third-party logistics provider service offering will be a point of competitive differentiation and advantage.

We plan to continue to analyze opportunities to consolidate complementary ocean intermediary and third-party logistics providers servicing markets we believe are high growth in the United States, Asia (including China, Taiwan, Thailand and Vietnam), Russia, the Middle East and India.

Financial Information about Services and Geographic Areas

Additional information regarding our operations by geographic areas and gross revenue and net revenue attributable to our principal services is set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Geographic Areas Operating Results” and in our combined financial statements included in this prospectus.

We conduct much of our business outside of the U.S. and we anticipate that revenue from foreign operations will account for a significant amount of our future revenue. Our global operations are directly related to and are dependent upon the volume of international trade and are subject to various factors, risks and uncertainties, including those described in “Risk Factors” elsewhere in this prospectus.

Our Customers

We produce customized supply chain solutions that provide the logistics services our clients require. We identify the needs of our customers and develop supply chain solutions tailored to our customers’ industry-specific requirements. In this way, we attempt to become our customers’ primary logistics partner for supply chain services, thereby increasing the range and volume of transactions and services provided to our clients. For fiscal 2006 and 2005, after giving effect to the merger and the acquisitions, no single customer accounted for more than 10% of our gross revenue. Our top ten customers account for approximately one-third of our business.

We plan to grow our third-party logistics business by integrating the entire logistics supply chain offering into a sole source third-party logistic provider offering. We plan to offer the ocean transportation intermediary and custom clearance brokerage services to FMI’s customers and the contract logistics, trucking and value-added warehouse services to TUG’s customers.

Seasonality

Historically, our predecessors’ (FMI and TUG) operating results have been subject to seasonal trends when measured on a quarterly basis. The first and second calendar quarters are traditionally (and for our companies are), weaker compared with our other calendar quarters. This trend is dependent on numerous factors, including the markets in which we operate, holiday seasons, climate, economic conditions and numerous other factors. A substantial portion of our revenue is derived from customers in industries whose shipping patterns are tied closely to consumer demand or are based on just-in-time production schedules. We cannot accurately predict the timing of these factors, nor can it accurately estimate the impact of any particular factor, and thus can give no assurance that these historical seasonal patterns will continue in future periods.

Sales and Marketing

Our sales force is divided into geographic regions that complement our strategy. Salespeople are generally paid a base salary plus a commission on the business they generate. Currently, we employ approximately 35 full-time salespersons in Asia who receive assistance from our senior management and regional and local managers. World-wide, we are focused on three principal geographic regions: Europe, North America and Asia, and each regional manager is responsible for the financial performance of his or her region. Our sales force and customer service is decentralized. Each of our regional managers focuses on our ocean transportation intermediary, freight forwarding, contract logistics and customs brokerage services. Our centralized team of senior managers focuses on marketing all our supply chain solutions services.

Our sales and marketing efforts are directed at both global and local customers. Our global solutions sales and marketing teams focus their efforts on obtaining and developing large volume global accounts with multiple shipping locations which require comprehensive solutions. These accounts typically impose numerous requirements on their providers, such as electronic data interchange, Internet-based tracking and monitoring systems, proof of delivery capabilities, customized shipping reports and a global network of offices. During our initial review of a customer’s requirements, we determine the current status of the customer’s supply chain process. We analyze the supply chain requirements of our customers and determine improvements through modification or re-engineering. The requirements imposed by our large volume global accounts often limit the competition for these accounts to large freight forwarders, third-party logistics providers and integrated carriers with global operations. We expect our global solutions sales and marketing teams to also target companies operating in specific industries with unique supply chain requirements, such as the apparel and consumer electronics industries.

Our local sales and marketing teams focus on selling to and servicing smaller-and medium-sized customers who primarily are interested in selected services, such as freight forwarding, contract logistics and customs brokerage. These sales and marketing teams may work together on larger accounts.

Research and Development

We currently do not conduct research and development activities.

Suppliers

We are dependent on contracts from multiple intermodal containerized transportation carrier companies to transport the containers containing our customers’ cargo primarily for transpacific and transatlantic moves. We do not depend on any single carrier. The role of such carriers is to transport containers from port to port. Our customers demand a global network of services, including ocean, truck and rail transportation. Currently, there are approximately 20 major containerized transportation companies serving the transatlantic and transpacific sectors. Many other smaller carriers serve these sectors, north-south trade lanes and feeder services on shorter routes.

Competition

Competition within the ocean transportation intermediary, logistics and supply chain management industries is intense. While the maritime logistics industry in the United States is fragmented, we believe our primary competition consists of a relatively small number of international firms that have the worldwide capabilities to provide the breadth of services that we offer. Primary competitors include Expeditors International of Washington, Inc., UTI Worldwide Inc. and Panalpina World Transport Holding Ltd. Additionally, large multinational transportation companies such as A.P. Møller/Maersk and American President Line/GATX may also be competitors; however, such companies are also potential vendors. We also expect to encounter competition from regional and local third-party logistics providers, integrated transportation companies that operate their own aircraft, cargo sales agents and brokers, surface freight forwarders and carriers, airlines, associations of shippers organized to consolidate their members’ shipments to obtain lower freight rates, and Internet-based freight exchanges. We believe it is becoming increasingly difficult for smaller regional providers with a more limited service offering to compete, which we expect to result in further industry consolidation and business opportunities for us.

Generally, we believe that successful companies in our industry must provide customers with integrated, global supply chain solutions. Among the factors that we believe are impacting our industry are the outsourcing of supply chain activities, increased global trade and sourcing, increased demand for time-definite delivery of goods, and the need for advanced information technology systems that facilitate real-time access to shipment data, customer reporting and transaction analysis. We believe that the most important competitive factors in our industry are quality of service, including reliability, responsiveness, scope of operations, geographic coverage and price. Furthermore, as supply chain management becomes more complicated, we believe companies are increasingly seeking full-service solutions from a single or limited number of partners that are familiar with their requirements, processes and procedures and that can provide services globally.

The apparel logistics industry in which we compete through our subsidiary, FMI, is fragmented with a number of companies providing many of the services offered by FMI in the supply chain process, but very few offering an end-to-end comprehensive menu of services like FMI. We believe FMI’s focus on the apparel industry, in particular garments on hangers, provides a distinct barrier to entry for competitors who do not possess this expertise. FMI’s competitors include the logistics divisions of ocean liners such as American President Line/GATX, as well as non-asset based logistics companies, such as Expeditors International of Washington, Inc. and UTI Worldwide Inc.

We are an asset-light third-party logistics provider, and we believe that we will, through our global network, be able to provide cost-effective, integrated, superior supply chain management services to our customers. We believe that, upon execution of our strategy, there will be few independently aligned competitors that offer comparable services in our markets. We believe our competitive advantages include: (i) our scalable, cost-efficient, asset-light third-party logistics provider business model; (ii) our diverse customer base; (iii) our global network, particularly in Asia; and (iv) our experienced management team.

Technology

We seek to compete by utilizing the strengths of our global network and proprietary information systems for our warehousing and trucking operations, and by integrating technologies from strategic third party outsourced logistics systems service providers. Our goal is to ensure the seamless integration of systems while simultaneously reducing internal operating costs and improving the customers’ supply chain visibility. We expect to implement E-Freight Technologies core product, E-Cargo, as our global operating platform across all origin offices. This product is designed for the maritime third party logistics sector and offers us the ability to provide data direct to customs via their Automated Manifest System module. We plan to build electronic data interchange interfaces from the operating platform directly to the LOGNET, our licensed visibility software tool, for seamless tracking for all of our customers. This product is a recognized industry leader in providing integrated supply chain visibility tools to customers. Execution of our technology platform will be important to achieve our overall goals. We plan to have a single point for data entry thus ensuring data quality and accuracy. We believe this strategy will be a key strategic advantage in the market. We have entered into off-the-shelf license agreements with E-Freight Technologies to implement our logistics technology platform. There can be no assurance that we will fully implement or integrate such platform into our operations. Additionally, E-Freight Technologies is a small company and may not have sufficient financial or personnel resources to provide the support we require if we encounter difficulties with the software. See “Risk Factors” elsewhere herein.

Working capital practices

See the discussion contained under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations - Overview” and “Liquidity and Capital Resources” elsewhere in this prospectus.

New market segments

We are not currently developing any new segments. However, we review acquisition opportunities as they arise. While growth through acquisition is an element of our overall strategic growth plan, there can be no assurance that any additional acquisitions will be completed in the foreseeable future, or that any future acquisitions will have a positive effect on our financial performance. Certain of the operative documents related to our note financing and our senior credit facility limit our ability to consummate further acquisitions.

Licenses, Franchises and Concessions

Other than the licenses identified under the heading “Regulation,” we have no material licenses, franchise contracts or concessions.

Intellectual Property

We have applied for U.S. federal trademark or service mark registration of the marks Summit Global Logistics, SGL, TUG, SeaMaster, and FMI. These marks are currently being registered in selected foreign countries. We have no patents nor have we filed any patent applications. While we may seek to register further trademarks or service marks and perhaps file patents on inventions or processes in the future, we believe our success depends primarily on factors such as the skills and abilities of our personnel rather than on any trademarks, patents or other intellectual property registrations we may obtain.

Employees

At June 5, 2007, we employed a total of approximately 800 persons. A breakdown of our employees by region is as follows:

Region	No. of Employees

Americas	695

Asia Pacific	100

Europe	5

Total	800

In addition, there are approximately 100 people employed by SeaMaster Logistics (China) Ltd., one of our exclusive agents in Asia. We have determined that this entity is a variable interest entity within the meaning of Financial Accounting Standard Board Interpretation No. 46, “Consolidation of Variable Interest Entities” (revised December 2003) (“FIN 46(R)”) which we have adopted, and the results of its operations will be included in our consolidated results effective April 1, 2007.

None of our employees are subject to collective bargaining or trade union arrangements. Our relationship with our employees is good.

Regulation

The Federal Maritime Commission (commonly referred to as FMC) regulates ocean transportation intermediary and non-vessel operating common carrier operations to and from the United States. The FMC licenses intermediaries (combined ocean freight forwarders and non-vessel operating common carrier operators). Indirect ocean carriers are subject to regulation by the FMC regulation, under its tariff publication and surety bond requirements, and under the Shipping Act of 1984 and the Ocean Reform Shipping Act of 1998, particularly those terms proscribing rebating practices. For ocean shipments not originating or terminating in the United States, the applicable regulations and licensing requirements typically are less stringent than those that originate or terminate in the United States.

We are licensed as a customs broker by the U.S. Customs and Border Protection office of the Department of Homeland Security (commonly referred to as CBP) in United States’ customs districts in which we do business. All U.S. customs brokers are required to maintain prescribed records and are subject to periodic audits by the CBP. As a certified and validated party under the self-policing Customs-Trade Partnership Against Terrorism (commonly referred to as C-TPAT), we are also subject to compliance with security regulations within the trade environment that are enforced by the CBP. We are also subject to regulations under the Container Security Initiative, which is administered by the CBP. Since February 1, 2003, TUG has been submitting manifests automatically to U.S. Customs from foreign ports 24 hours in advance of vessel departure. Our foreign customs brokerage operations are licensed in and subject to the regulations of their respective countries. We must comply with export regulations of the U.S. Department of State, including the International Traffic in Arms Regulations, the U.S. Department of Commerce and the CBP regarding what commodities are shipped to what destination, to what end-user and for what end-use, as well as statistical reporting requirements.

Some portions of our warehouse operations require authorizations and bonds by the United States Department of the Treasury and approvals by the CBP.

Certain of our United States trucking and truck brokerage operations are subject to regulation by the Federal Motor Carrier Safety Administration (commonly referred to as FMCSA), which is an agency of the United

States Department of Transportation, and by various state agencies. The FMCSA has broad regulatory powers with respect to activities such as motor carrier operations, practices and insurance. Interstate motor carrier operations are subject to safety requirements prescribed by the FMCSA. Subject to federal and state regulation, we may transport most types of freight to and from any point in the United States. The trucking industry is subject to possible regulatory and legislative changes (such as the possibility of more stringent environmental, safety or security regulations or limits on vehicle weight and size) that may affect the economics of the industry by requiring changes in operating practices or the cost of providing truckload services.

Our air transportation activities in the United States are subject to regulation by the Department of Transportation as an indirect air carrier and by the Federal Aviation Administration. We are also subject to security measures and strict shipper and customer classifications by the Department of Homeland Security through the Transportation Security Administration (commonly referred to as TSA). Our overseas offices and agents are licensed as airfreight forwarders in their respective countries of operation, as necessary. Our indirect air carrier status is also subject to the Indirect Air Carrier Standard Security Program administered by the TSA.

We are subject to a broad range of foreign and domestic environmental and workplace health and safety requirements, including those governing discharges to air and water and the handling and disposal of solid and hazardous wastes. In the course of our operations, we may be asked to store, transport or arrange for the storage or transportation of substances defined as hazardous under applicable laws. If a release of hazardous substances occurs on or from our facilities or while being transported by us or our subcontracted carrier, we may be required to participate in, or have liability for, the remediation of such release. In such case, we also may be subject to claims for personal injury and natural resource damages.

Although, to date, we have not incurred liability arising under these environmental, health and safety laws, we cannot predict what impact future environmental, health and safety regulations might have on our business.

We believe that we are in substantial compliance with applicable material regulations and that the costs of regulatory compliance have not had a material adverse impact on our operations to date. We cannot predict the degree or cost of future regulations on our business. If we fail to comply with applicable governmental and environmental regulations, we could be subject to substantial fines or revocation of our permits and licenses.

Acquisitions Strategy

As a key part of our growth strategy, we expect to seek to acquire additional asset-light logistics providers and freight forwarders. We believe there are attractive acquisition candidates in our industry because of the highly fragmented composition of the marketplace, the industry participants’ needs for capital and their owners’ desires for liquidity. We intend to pursue a strategic acquisition program to consolidate and enhance our position in our current market and to acquire operations in new markets.

Initially, we intend to grow our business through acquisitions in key gateway locations, such as Chicago, India and Thailand, as part of our strategy to expand our base of operations. We believe that our domestic and expanded international capabilities, when taken together, should provide significant competitive advantages in the marketplace.

We believe we can successfully implement our acquisition strategy due to the following factors:

•	the highly fragmented composition of the market;

•

our strategy for creating an organization with global reach should enhance an acquired company’s ability to compete in its local and regional market through a broader service offering and lower operating costs;

•	the potential for increased profitability as a result of our centralization of certain administrative functions, greater purchasing power, and economies of scale;

•	our centralized management capabilities which should enable us to effectively manage our growth and integrate the companies we acquire;

•	our status as a public corporation should provide us with a currency for acquisitions;

•	the ability of our management to identify, acquire and integrate acquisition opportunities; and

•	our ability to develop and maintain key customer relationships in the industry.

Restrictive Covenants Relating to Acquisitions

Certain of our financing documents contain covenants which substantially restrict our ability to consummate acquisitions in the future. These restrictions could materially and adversely affect the implementation of our growth strategy. Our limited current liquidity also limits our ability to pay cash in connection with an acquisition.

The loan agreement relating to our senior credit facility provides that, after the date thereof, we may acquire the stock (and/or other equity interests) and/or assets of other companies provided that the following conditions are satisfied: (i) the senior agent shall have received not less than ten (10) business days’ prior written notice of the proposed acquisition and certain information related thereto; (ii) the assets acquired shall constitute assets used in, or the stock/equity interests shall be in an operating company or a division of an operating company that engages in, a line of business substantially similar, complimentary or related to the business that we are engaged in as of the date of the loan agreement; (iii) as of the date of any such acquisition and any payment in respect thereof, and after giving effect thereto, the sum of the excess availability plus the qualified cash shall have been not less than $3.0 million for each of the ten (10) consecutive business days prior to the date of such acquisition or payment and shall be not less than $3.0 million as of the date of such acquisition or payment (and after giving effect thereto); (iv) the aggregate amount of all consideration paid for all permitted acquisitions (including any earn-outs, deferred purchase price payments and special incentive bonuses to employees, officers, directors and/or sellers of the acquired business in connection with such permitted acquisition, including the value of any capital stock, warrants or other equity interests) shall not exceed $5.0 million; (v) the senior agent shall have received certain financial statements and projections with respect to the acquired business and/or company and our detailed projections through the maturity date giving pro forma effect as of the last day of the fiscal month most recently ended to such acquisition and all related transactions, demonstrating pro forma compliance with all financial covenants set forth in the loan agreement; (vi) the senior agent shall have received certain other security agreements and guarantees required under the loan agreement with respect to the acquired business and/or company; (vii) in the case of the acquisition of the capital stock of another person or entity, the board of directors (or other comparable governing body) of such other person or entity shall have duly approved such acquisition and such person or entity shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law; and (viii) no default or event of default under the loan agreement shall exist or have occurred as of the date of such acquisition or the sale or issuance of any shares or any payment in respect thereof and after giving effect to such acquisition and all related transactions or the sale or issuance of any shares or any payment in connection therewith.

The notes provide that, after the date thereof, we may acquire the stock (or other equity interests) and/or assets of other companies provided that the following conditions are satisfied: (i) immediately prior to, and after giving effect thereto, no default or event of default under the notes shall have occurred and be continuing or would result therefrom; (ii) all applicable security agreements, pledge agreements and guarantees required under the notes with respect to the acquired business and/or company shall have been delivered; (iii) we are in compliance with the financial covenants set forth in the notes on a pro forma basis after giving effect to such acquisition as of the last day of the fiscal quarter most recently ended; (iv) the cash consideration for any such acquisition (excluding therefrom earnouts, deferred purchase price payments, special incentive bonuses and subordinated indebtedness derived or arising in connection therewith) shall not exceed the amount of loans then available in respect of the permitted indebtedness under the notes plus our cash and cash equivalents on hand provided that we must have at least $2.5 million of cash and cash equivalents on hand and/or availability under the loan agreement after giving effect to the applicable permitted acquisition; and (v) the assets acquired shall constitute assets used in, or the stock/equity interests acquired shall be in an operating company or a division of an operating company that engages in, a line of business substantially similar, complimentary or related to the business that we are engaged in as of the date of the notes.

The notes also provide that our contingent indebtedness arising after the date thereof pursuant to earn-outs and/or deferred purchase price payments under any permitted acquisition(s) consummated after the date thereof shall not exceed $30,000,000 in the aggregate. Additionally, the notes provide that we may incur contingent indebtedness in the form of special incentive bonuses to employees, directors and/or officers and/or to sellers of assets and/or equity interests, in each case, in connection with any permitted acquisitions consummated after the date thereof; provided that the sum of (a) the aggregate amount of payments in respect of such indebtedness to employees, directors and/or officers and/or to such sellers, plus (b) the aggregate amount of cash consideration paid in respect of all permitted acquisitions (excluding earnouts and deferred purchase price payments) other than from the proceeds of the common stock financing and any other cash on hand, shall not exceed in the aggregate for (a) and (b), $7.5 million.

China Operations

On or about December 26, 2006, the provincial authority in Shanghai in the People’s Republic of China approved the establishment of our wholly foreign owned enterprise, or WFOE, in the People’s Republic of China under newly adopted rules in China permitting foreign corporations to own and operate their own companies in China. The approval we received was subject to the WFOE obtaining its business license from the Shanghai provincial authority, which we subsequently received. As of June 5, 2007, we have now hired approximately 90 persons in our Shanghai office. In addition, our agent SeaMaster Logistics (China) Ltd., a Chinese company we refer to as SeaMaster China, proceeded to establish offices at major transportation centers located in China. Given the flexibility this new approval affords us (subject to receipt of necessary licenses), we are currently reviewing our overall strategy (including our acquisition strategy) for addressing the Chinese market. We may acquire the Shanghai office of SeaMaster China, during 2007, and subsequently, its other offices in China, subject in each case to the approval of local authorities in each province. Subject to governmental approval, we may acquire SeaMaster China’s assets, or hire its personnel. At present, SeaMaster, our subsidiary, has an exclusive agency agreement with SeaMaster China, under which the economic benefits and burdens of SeaMaster of China’s operations inure to us. SeaMaster China has a Class A license as an international freight forwarding agent in Shanghai. We believe acquiring SeaMaster China or its assets, or hiring some or all of its personnel, in the future, will provide increased freight services revenue for us in China. We hope to hire additional personnel experienced in logistics in China during the second half of 2007. There can be no assurance that we will consummate the acquisition of SeaMaster China or that we can hire the additional experienced personnel in China. SeaMaster focuses on imports to the United States.

Available Information

We are a reporting company under the Exchange Act. Our website address is https://www.summitgl.com. The information included in our website is not included as a part of, or incorporated by reference into, the registration statement, of which this prospectus is a part. We will make available through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we have filed or furnished such material to the SEC.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference room at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, at http://www.sec.gov.

PROPERTY

As of June 5, 2007, we leased thirty facilities in five countries. We generally lease or operate our office and warehouse space near an ocean port or an airport. Leases for our primary warehouses have remaining terms ranging from one year to eight years and often include options to renew. We will seek to shed or consolidate certain office and warehouse space in connection with the integration of FMI and TUG. Some leases are month-to-month or expire in the near term. With regard to longer term leases, we will consider subleasing or negotiated termination payments. We believe that our facilities are adequate for our current needs.

As of June 5, 2007, we leased the following facilities in the regions indicated:

	Logistics

	Trucking Lots	Office	Warehouse	Total

Americas	4	11	11	26

Asia Pacific	—	3	—	3

Europe	—	1	—	1

Total	4	15	11	30

In addition to the logistic warehouses disclosed above, we also maintain through our arrangement with SeaMaster China seven exclusive agency offices in the People’s Republic of China and one exclusive sales representative office in Turkey.

Our corporate headquarters are located in One Meadowlands Plaza, East Rutherford, New Jersey, a leased premise. The telephone number of our corporate headquarters is (201) 806-3700. In addition, we occupy several other properties which we use for office space and for our logistics, distribution and transportation services, including storage and warehousing of freight containers. The following is a summary of our significant properties, all of which are leased:

Location	Use	Size	Lease Expiration Date

Carteret, New Jersey[1]	Storage, packing, and distribution of dry goods, and for offices connected therewith	266,600 square feet	January 13, 2014

Mira Loma, California[1]	Logistics, distribution and transportation services	Approx. 532,000 square feet	July 19, 2012

Medley, Florida	Warehouse and office space; storage, distribution and brokerage services	124,123 square feet	March 1, 2012 with an option to renew

San Pedro, California	Office space, storage, warehouse, distribution and brokerage services	513,108 square feet	July 31, 2011

San Pedro, California	Office space, storage, warehouse, distribution and brokerage services	338,885 square feet plus an expansion area of 72,814 square feet	October 31, 2008

Springfield Gardens, New York	Air Freight Services	50,500 square feet	May 30, 2010

Carson, California	We sublease this property to a third party and do not use it	315,000 square feet	June 30, 2007

Carson, California[2]	Warehousing and freight forwarding services	51,205 square feet	November 30, 2007

1

The facilities we lease in Carteret, New Jersey and Mira Loma, California are subject to leasehold mortgages in favor of Fortress Capital Corp (as agent) under our senior credit facility and subordinated leasehold mortgages in favor of investors in the note financing.

2	This facility is sublet to a third-party for the remainder of the term of the lease.

LEGAL PROCEEDINGS

We are ordinarily involved in claims and lawsuits which arise in the normal course of business, none of which currently, in management’s opinion, will have a material affect on our operations or financial position.

SUBMISSION OF MATTERS TO A VOTE OF STOCKHOLDERS

On November 8, 2006, the holders of 85.5% shares of the issued and outstanding common stock of our Company (after giving effect to the merger but prior to giving effect to the financings and acquisitions), acted by written consent in lieu of a special meeting of security holders (i) to approve an amendment and restatement of our Certificate of Incorporation to, among other things, effect a one for 11.2261585365 reverse split of our common stock, change the name of our Company to Summit Global Logistics, Inc, provide for a classified board of directors and provide that security holders cannot take action by written consent; (ii) to adopt our 2006 Equity Incentive Plan; (iii) to adopt our 2007 Management Incentive Plan; (iv) to adopt our 2007 Supplemental Executive Retirement Plan; (v) to adopt our Severance Benefit Plan and Summary Plan; (vi) to approve employment agreements for, and certain stock option and stock appreciation right grants to, our executive officers and directors; and (vii) to provide that stock issuances to our executive officers and directors be exempt from Section 16 of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3(d) thereunder. We filed the amended and restated certificate of incorporation on February 20, 2007 and the reverse merger became effective the same day.

	Votes For	Votes Against	Abstentions	Broker Non- Votes

Written Consent addressing item (i) to (vii) listed above	16,289,156 (pre-split)	0	0	0

On May 18, 2007 the holders of 69.1% of our issued and outstanding common stock at the annual meeting of stock holders voted (i) to reelect General Clark, Mr. Agresti and Mr. Windfield to the board of directors; (ii) to ratify an increase of 250,000 shares of common stock authorized for issuance under our 2006 Equity Incentive Plan; and (iii) to ratify the appointment of Friedman LLP as our independent registered public accounting firm for the year ending December 31, 2007.

		Votes For	Votes Against	Abstentions	Withheld	Broker Non- Votes

(i)	General Clark	5,246,027	0	0	0	0

	Robert Agresti	5,146,027	0	0	100,000	0

	Paul Windfield	5,232,027	0	0	14,000	0

(ii)	an increase of 250,000 shares of common stock authorized for issuance under our 2006 Equity Incentive Plan	5,232,027	0	14,000	0	0

(iii)	appointment of Friedman LLP as our independent registered public accounting firm for the year ending December 31, 2007	5,246,027	0	0	0	0

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the NASD’s Over-the-Counter Bulletin Board under the symbol SGLT. With respect to 2005 and the first three quarters of 2006, there is no information currently available concerning the quoted price of our common stock. For the quarters ended December 31, 2006 and March 31, 2007, there was a reported low and high bid of $26.94 per share. The last trade consummated on the NASD’s Over-the-Counter Bulletin Board on June 5, 2007 was at $15.00. However, there is currently no established market for our common stock, and we do not believe that the isolated transactions indicate the market price for our common shares. These over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark down or commission and may not represent actual transactions.

As of June 5, 2007, we had 7,594,958 shares of common stock issued and outstanding. In addition there were a total of (i) 6,864,242 shares of our common stock underlying warrants issued in our common stock and note financings and to our placement agent in such financings, (ii) 15,293,333 shares of our common stock underlying convertible notes issued in the note financing, and (iii) 1,175,000 shares of our common stock underlying options issued to our employees, consultants and advisers. Pursuant to the registration rights agreements, as amended, entered into with investors who bought securities in our common stock financing, note financing and restructuring, we have agreed to register a total of 32,811,293 shares of our common stock, subject to certain cut backs as provided in the registrations rights agreements, as amended. We may also be required to issue additional shares of common stock in connection with earn-out payments relating to the acquisitions of TUG and SeaMaster. In addition, we are required pursuant to certain lock-up agreements and pursuant to the acquisition agreements pursuant to which we acquired TUG, FMI and Sea Master to register 3,440,340 shares of our common stock. The parties to the lock-up agreements have waived their registration rights under such lock-up agreements in connection with the registration of shares under this Registration Statement. (The shares which are being registered are being registered for resale and are not being issued by us, thus the registration has no further dilutive effect on the existing shareholders.)

Approximate Number of Holders of Our Common Stock

On June 5, 2007, there were approximately 140 stockholders of record of our common stock.

Security Holders and Related Matters

Transactions in our common stock may be subject to the SEC’s rules regulating broker-dealer practices in connection with transactions in “penny stocks.” The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. There is no trading in our common stock. If a trading market develops and the market price of the common stock is below $5.00 per share, the SEC’s penny stock rules would require a broker-dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before effecting a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. These rules may restrict the ability of brokers-dealers to engage in transactions in our common stock and may affect the ability of investors to purchase/sell shares. In addition, because trades in our common stock are expected to be reported on the NASD’s Over-the-Counter Bulletin Board, investors may find it difficult to obtain accurate quotations of the common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

Dividends

We have not paid any dividends on our common stock, and we do not intend to pay any dividends on our common stock in the foreseeable future. We are restricted from paying common stock dividends by the terms of our notes financing documents and senior credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Senior Credit Facility, and – Convertible Notes and Warrants.”

Securities Authorized for Issuance Under Equity Compensation Plans

We have disclosed below the options that have been approved for issuance by our board through May 18, 2007 (the date of our annual meeting) to our chief executive officer and other employees. No options or other equity instruments were issued prior to the merger.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	1,175,000	$10.00	475,000

Equity compensation plans not approved by security holders	—	—	—

Total	1,175,000		475,000

(1) On November 8, 2006, we adopted our 2006 Equity Incentive Plan (2006 Plan), which was approved by written consent of security holders holding 85.5% of our issued and outstanding common stock immediately after the merger and prior to the financings. The security holder approval was effective February 20, 2007. The plan provides long-term incentives and awards to our employees, officers, directors, consultants and advisors. Prior to this, we had not adopted any equity compensation plans. The 2006 Plan permits us to issue stock and grant stock options, restricted stock, stock units and other equity interests to purchase or acquire up to 1,883,500 shares of our common stock. In addition, the 2006 Plan permits us to issue stock appreciation rights (SARs). As of the date hereof, we have issued 667,000 SARs. The SARs can only be settled for cash. Awards covering no more than 250,000 shares may be granted to any person during any fiscal year. If any award expires, or is terminated, surrendered or forfeited, then shares of common stock covered by the award will again be available for grant under the 2006 Plan. The 2006 Plan is administered by the compensation committee of our board. The board or committee has broad discretion to determine the terms of an award granted under the 2006 Plan, including, to the extent applicable, the vesting schedule, purchase or grant price, option exercise price, or the term of the option or other award; provided that the exercise price of any options granted under the 2006 Plan may not be less than the fair market value of the common stock on the date of grant. The board or committee also has discretion to implement an option exchange program, whereby outstanding stock options are exchanged for stock options with a lower exercise price, substitute another award of the same or different type for an outstanding award, and accelerate the vesting of and, as applicable, lapse of restrictions with respect to stock options and other awards at any time. The terms and conditions of stock options or other awards granted under the 2006 Plan will be set forth in a separate agreement between us and each recipient of an award. On November 8, 2006, our board approved (i) awards covering an aggregate of 1,438,500 shares of our common stock under the 2006 Plan, including options to purchase 1,175,000 shares of common stock and 233,500 restricted shares and (ii) stock appreciation rights. Under the 2006 Plan, 475,000 shares of our common stock remain available for future issuance and an unspecified number of stock appreciation rights remain available for issuance.

SELECTED FINANCIAL DATA

The following table sets forth the selected financial data of Summit Global Logistics Inc. and Subsidiaries for the three months ended March 31, 2007 and for the period from February 6, 2006 (date of inception) to December 31, 2006; and of the Predecessor Companies (FMI Holdco I LLC and Subsidiary (“FMI”) and TUG Logistics, Inc. and Affiliates (“TUG”)) for the ten months prior to the merger in November 2006 and for the years ended December 31, 2005, 2004, 2003 and 2002.

The selected financial data should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. Amounts presented are in millions except for per share information:

	Three months ended March 31,		February 6, 2006 (date of inception) to December 31,	January 1 to October 31,	Years ended December 31,

	2007	2006	2006	2006	2005	2004	2003	2002

	Unaudited		Audited					Unaudited

Income Statement Data:
Operating revenues
Summit	$46.1	$—	$39.4	$—	$—	$—	$—	$—
FMI	—	27.9	—	95.9	117.9	98.3	86.6	66.4
TUG	—	16.5	—	74.9	75.9	65.9	48.2	—

Total	$46.1	$44.4	$39.4	$170.8	$193.8	$164.2	$134.8	$66.4

(Loss) income before taxes
Summit	$(10.0)	$—	$(1.2)	$—	$—	$—	$—	$—
FMI	—	1.1	—	3.2	1.1	(4.4)	(0.5)	3.5
TUG	—	0.3	—	2.0	3.3	2.6	3.0	—

Total	$(10.0)	$1.4	$(1.2)	$5.2	$4.4	$(1.8)	$2.5	$3.5

Net (loss) income
Summit	$(8.1)	$—	$(0.8)	$—	$—	$—	$—	$—
FMI	—	1.0	—	3.1	1.0	(4.5)	(0.6)	3.2
TUG	—	0.3	—	1.8	3.0	2.2	2.7	—

Total	$(8.1)	$1.3	$(0.8)	$4.9	$4.0	$(2.3)	$2.1	$3.2

Net loss per share:
Basic
Summit	$(1.06)	$—	$(0.11)

Diluted
Summit	$(1.06)	$—	$(0.11)

Cash dividends per common share
Summit	$—		$—

	March 31,	December 31,	October 31,	December 31,

	2007	2006	2006	2005	2004	2003	2002

	Unaudited	Audited					Unaudited

Balance Sheet Data:
Total assets
Summit	$198.4	$207.3	$—	$—	$—	$—	$—
FMI	—	—	102.5	102.4	103.3	102.7	13.7
TUG	—	—	11.7	9.5	7.6	6.1	—

Total	$198.4	$207.3	$114.2	$111.9	$110.9	$108.8	$13.7

Long-term debt, including current maturities
Summit	$129.2	$131.3	$—	$—	$—	$—	$—
FMI	—	—	50.2	54.2	56.5	53.8	2.4
TUG	—	—	0.7	0.7	0.7	0.5	—

Total	$129.2	$131.3	$50.9	$54.9	$57.2	$54.3	$2.4

Redeemable preferred stock	$—	$—	$—	$—	$—	$—	$—

Notes to selected financial data:

(a)

A subsidiary of Aerobic Creations Inc. merged with Maritime Logistics US Holdings, Inc. on November 8, 2006. On February 22, 2007, Aerobic changed its name to Summit Global Logistics, Inc. (“Summit”). The financial information noted as Summit reflects the results of operations of Summit Global Logistics Inc. and subsidiaries for the three months ended March 31, 2007 and for the period from February 6, 2006 (date of inception) to December 31, 2006.

(b)	Maritime Logistics Inc. was formed in February 2006 and acquired AmeRussia Shipping Co. Inc. in May 2006.

(c)	For 2002, the financial data presented is FMI Inc. and Subsidiaries. In 2003, FMI Inc. contributed all of its assets and liabilities to FMI Holdco I LLC in exchange for its members’ equity.

(d)	TUG Logistics Inc. and Affiliates was formed in 2003.

(e)	Basic net income per share is calculated using the weighted average number of shares issued and outstanding as of March 31, 2007 and December 31, 2006 amounting to 7,594,958 shares.

(f)

The weighted average number of shares issued and outstanding as of March 31, 2007 and December 31, 2006 that was not included in diluted net loss per share totaled 20,078,443, since the effect was antidilutive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes and other information included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements and as a result of the factors we describe under “Risk Factors” and elsewhere in this prospectus. See “Forward-looking Statements” and “Risk Factors.” We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Introduction

This management’s discussion and analysis of financial condition and results of operations is intended to provide investors with an understanding of our financial condition, changes in financial condition and results of operations. We will discuss and provide our analysis in the following order:

•	Overview

•	Consolidated and Predecessor Companies Financial Statements

•	Unaudited Pro Forma Consolidated and Predecessor Companies Statements of Operations

•	Discussion of Operating Results

•	Liquidity and Capital Resources

•	Off-Balance Sheet Arrangements

•	Impact of Inflation

•	Critical Accounting Policies and Use of Estimates

•	Contractual Obligations

Overview

Please see the section “Our Business” for an overview of our business.

We intend to build an international transportation and supply-chain management company offering a full range of domestic and international freight management services, as well as warehousing and distribution services, and other value added supply chain management services. We seek to achieve a recognized market leadership position in the maritime third-party logistics sector by (i) combining and integrating the contract logistic services of Maritime Logistics and FMI with the ocean transportation intermediary services of TUG (ii) maximizing expected strategic synergy; (iii) capitalizing on the market position of FMI in the apparel, footwear and specialty retail sectors; (iv) increasing market share through superior service and implementation of technology; (v) reducing costs through scale and purchasing power efficiencies, as well as outsourcing certain operations; (vi) expanding into expected areas of high growth and taking advantage of expected favorable macro industry dynamics; and (vii) expanding service offering(s) to our customers. As part of our strategy, we may seek to acquire additional asset-light, full-service logistics providers and freight forwarders that add services, customers, geographies or capabilities to enhance our business. However, our senior credit facility and notes contain covenants that significantly limit our ability to acquire businesses.

As a third-party logistics services provider, we will seek to limit our investment in equipment, facilities and working capital through contracts and preferred provider arrangements with various transportation vendors which generally are expected to provide us with favorable rates, minimum service levels, capacity assurances and priority handling status. Our asset-light based approach should allow us to maintain a high level of operating flexibility and leverage a cost structure that is highly variable in nature while the volume of our flow of freight will enable us to negotiate attractive pricing with our transportation providers.

Our principal source of income will continue to be derived from freight management services. As an international and domestic logistics provider, we will arrange for the shipment of our customers’ freight from point of origin to point of destination. Our price quote often will depend upon the customer’s time-definite needs, special handling needs, and the means of transport (truck, air, ocean or rail). In turn, we assume the responsibility for arranging and paying for the underlying means of transportation.

Technology

We seek to compete by utilizing the strengths of our global network and proprietary information systems for our warehousing and trucking operations, and by integrating technologies from strategic third-party outsourced logistics systems service providers. Our goal is to ensure the seamless integration of systems while simultaneously reducing internal operating costs and improving the customers’ supply chain visibility. We expect to implement E-Freight Technology’s core product, E-Cargo, as our global operating platform across all origin offices. This product is extremely robust in the maritime third-party logistics sector and offers us the ability to provide data direct to customs via their Automated Manifest System module. We plan to build electronic data interchange interfaces from the operating platform directly to the LOGNET, our licensed visibility software, for seamless tracking for all of our customers. This product is designed for providing integrated supply chain visibility tools to customers. Execution of our technology platform will be important to achieve our overall goals. We plan to have a single point for data entry thus ensuring data quality and accuracy. We believe this strategy will be a key strategic advantage in the market. We have entered into off-the-shelf license agreements with E-Freight Technologies to implement our logistics technology platform. There can be no assurance that we will fully implement or integrate such platform into our operations. See “Risk Factors” elsewhere herein.

General Industry Trends

The primary macroeconomic growth indicators of our business include general growth in the economy, international trade, particularly out of Asia, and the increase in outsourcing of logistics projects. Business drivers that we control and focus on internally are our ability to (i) cross-sell our services to existing customers and solicit prospective customers and (ii) collaboration with our customers to provide flexible, cost-effective and profitable supply chain solutions.

Effective supply chain management has increased in importance as business demands more efficient and cost-effective distribution services. Businesses increasingly perform manufacturing and assembly operations in multiple locations far from the markets for their products, distribute products to numerous distant destinations and strive to minimize inventory. As a result of the growing demand for just-in-time distribution, companies frequently require expedited transportation services. Utilizing us, businesses can benefit from enhanced distribution services while reducing premiums paid for expedited services on an independent basis. The fragmentation in the logistics industry has historically forced businesses to procure their transportation service needs through a disparate network of providers, each focused on a discrete element of their transportation needs such as freight forwarders, non-vessel operating common carriers (carriers who do not operate the vessel on which the freight is transported) and fully-integrated carriers. As a result, moving a product from an international port into the United States and to the customer’s distribution center or store typically involves multiple vendors which can result in inconsistent service, reduced supply chain visibility, and cost inefficiencies.

Global containerized trade, as measured by container port handling moves, has grown at a long-term historical compound annual growth rate of 10% from 1974 through 2005 and at an 11% growth rate from 2000 through

2005 (Source: Journal of Commerce 2005). We estimate for 2007-2010 that the global container trade will grow at a compound annual growth rate of 9%.

Consolidated And Predecessor Companies Financial Statements

We have included in our filing the audited consolidated statement of operations for Summit Global Logistics Inc. (formerly Aerobic Creations Inc.) (“Summit”) and its subsidiary Maritime Logistics US Holdings Inc., (“MLI”) and its subsidiaries, TUG USA, Inc. (“TUG”), Summit Logistics International, Inc. (“SLII”), AMR Investment Inc. (“AMR”), Seamaster Logistics Inc. (“SLI”), FMI Holdco I LLC, and their subsidiaries (collectively, the “Company,” “we,” “us, “ and/or “our”) for the period February 6, 2006 (date of inception) to December 31, 2006 and the unaudited consolidated statement of operations for the three months ended March 31, 2007. Also included are separately audited statements of operations of FMI Holdco I LLC, and Subsidiary; and TUG Logistics, Inc. and Affiliates (“Predecessor Companies”) for the period January 1, 2006 to October 31, 2006, and for the years ended December 31, 2005 and 2004. See “Exhibits and Financial Statements Schedules” below for financial statements and supplementary data. The financial information presented is not necessarily indicative of the future financial position or future results of operations of the consolidated enterprise.

Acquisitions

As a key part of our growth strategy, we expect to seek to acquire additional asset-light logistics providers and freight forwarders. We believe there are attractive acquisition candidates in our industry because of the highly fragmented composition of the marketplace, the industry participants’ needs for capital and their owners’ desires for liquidity. We intend to pursue a strategic acquisition program to consolidate and enhance its position in its current market and to acquire operations in new markets.

Initially, we intend to grow our business through acquisitions in key gateway locations, such as Chicago, India and Thailand, as part of our strategy to expand our base of operations. We believe that our domestic and expanded international capabilities, when taken together, will provide significant competitive advantages in the marketplace.

We believe we can successfully implement our acquisition strategy due to the following factors:

•	the highly fragmented composition of the market;

•

our strategy for creating an organization with global reach should enhance an acquired company’s ability to compete in its local and regional market through a broader service offering and lower operating costs;

•	the potential for increased profitability as a result of our centralization of certain administrative functions, greater purchasing power, and economies of scale;

•	our centralized management capabilities which should enable us to effectively manage our growth and integrate the companies we acquire;

•	our status as a public corporation should provide us with a currency for acquisitions;

•	the ability of our management to identify, acquire and integrate acquisition opportunities; and

•	our ability to develop and maintain key customer relationships in the industry.

Certain of our financing documents contain covenants which substantially restrict our ability to consummate acquisitions in the future. These restrictions could materially and adversely affect the implementation of our growth strategy. Please see “Business – Acquisition Strategy – Restrictive Covenants Relating to Acquisitions” for a description of these restrictions.

On or about December 26, 2006, the provincial authority in Shanghai in the People’s Republic of China approved the establishment of our wholly-foreign-owned enterprise, or WFOE, in the People’s Republic of China under newly adopted rules in China permitting foreign corporations to own and operate their own companies in China. The approval we received was subject to the WFOE obtaining its business license from the Shanghai provincial authority, which was subsequently received. Consequently, we have proceeded to establish offices at major transportation centers located in China. Given the flexibility this new approval will afford us , we currently are reviewing our overall strategy (including our acquisition strategy) for addressing the Chinese market. We may acquire the Shanghai office of SeaMaster Logistics (China) Ltd., a Chinese company, we refer to as SeaMaster China, during 2007, and subsequently, its other offices in China, subject in each case to the approval of local authorities in each province. We may acquire SeaMaster China’s assets, or hire its personnel. At present, SeaMaster, our subsidiary, has an exclusive agency agreement with SeaMaster China. SeaMaster China has a Class A license as an international freight forwarding agent in Shanghai. We believe acquiring SeaMaster China or its assets, or hiring some or all of its personnel, in the future, will provide increased freight services revenue for us in China. We hope to hire additional personnel experienced in logistics in China during the first half of 2007. There can be no assurance that we will consummate the acquisition of SeaMaster China, or hire the additional experienced personnel in China. SeaMaster China primarily focuses on imports to the United States.

Unaudited Pro Forma Consolidated and Predecessor Companies Statements of Operations

The following unaudited pro forma consolidated and Predecessor Companies statements of operations for the period ended December 31, 2006 was prepared as if the consolidation was effective as of January 1, 2006. The unaudited pro forma consolidated and Predecessor Companies statements of operations should be read in conjunction with the audited historical financial statements and notes thereto included herein for Summit Global Logistics, Inc. and Subsidiaries and the separately audited predecessor financial statements of FMI Holdco I, LLC and TUG Logistics, Inc. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of the consolidated enterprise.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED AND PREDECESSOR COMPANIES STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

	CONSOLIDATED February 6, 2006 (date of inception) to December 31, 2006	PREDECESSORS January 1, 2006 to October 31, 2006	Total Before Proforma Adjustments	Proforma Adjustments			2006 Pro Forma

Revenues:
Air and ocean freight services	$21,721,191	$74,930,325	$96,651,516	$			$96,651,516
Logistics services	17,716,789	95,930,960	113,647,749				113,647,749

Total revenues	39,437,980	170,861,285	210,299,265		—	A	210,299,265

Direct expenses:
Air and ocean freight services	19,081,844	67,981,085	87,062,929				87,062,929
Logistics services	13,818,724	73,690,665	87,509,389				87,509,389

Total direct expenses	32,900,568	141,671,750	174,572,318		—		174,572,318

Revenues less direct expenses	6,537,412	29,189,535	35,726,947		—		35,726,947

Operating expenses:
General and administrative expense	4,442,602	14,596,769	19,039,371		1,667,000	B	20,706,371
Depreciation and amortization	1,195,963	3,965,837	5,161,800		4,342,000	C	9,503,800
Facility shutdown and other costs	—	422,622	422,622				422,622
Gain on disposition of property and equipment	—	(9,880)	(9,880)				(9,880)

Total operating expenses	5,638,565	18,975,348	24,613,913		6,009,000		30,622,913

Income before interest expense and income tax (benefit) provision	898,847	10,214,187	11,113,034		(6,009,000)		5,104,034

Interest income	87,043	35,379	122,422				122,422
Interest expense	(2,229,184)	(4,971,801)	(7,200,985)		(10,791,000	) D	(17,991,985)

(Loss) income before income tax (benefit) provision	(1,243,294)	5,277,765	4,034,471		(16,800,000)		(12,765,529)

Income tax (benefit) provision	(406,998)	382,696	(24,302)		(5.082,000	) E	(5,106,302)

Net (loss) income	$(836,296)	$4,895,069	$4,058,773		$(11,718,000)		$(7,659,227)

PREDECESSOR COMPANIES

STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2006 TO OCTOBER 31, 2006

	FMI		TUG	PREDECESSORS

Revenues:
Air and ocean freight services	$		$74,930,325	$74,930,325
Logistics services		95,930,960		95,930,960

Total revenues		95,930,960	74,930,325	170,861,285

Direct expenses:
Air and ocean freight services			67,981,085	67,981,085
Logistics services		73,690,665		73,690,665

Total direct expenses		73,690,665	67,981,085	141,671,750

Revenues less direct expenses		22,240,295	6,949,240	29,189,535

Operating expenses:
Selling expense				—
General and administrative expense		9,765,745	4,831,024	14,596,769
Depreciation and amortization		3,929,703	36,134	3,965,837
Facility shutdown and other costs		422,622		422,622
Gain on disposition of property and equipment		(9,880)		(9,880)

Total operating expenses		14,108,190	4,867,158	18,975,348

Income before interest expense and provision for income taxes		8,132,105	2,082,082	10,214,187

Interest income		31,992	3,387	35,379
Interest expense		(4,939,840)	(31,961)	(4,971,801)

Income before provision for income taxes		3,224,257	2,053,508	5,277,765

Provision for income taxes		89,700	292,996	382,696

Net income		$3,134,557	$1,760,512	$4,895,069

          Notes to Pro Forma Consolidated and Predecessors Financial Statements:

A

The consolidated financial statements of Summit Global Logistics Inc. and Subsidiaries for February 6, 2006 (date of inception) to December 31, 2006 include the results of operations of TUG USA, Inc. and FMI Holdco I LLC for the period November 1, 2006 to December 31, 2006. The Predecessors’ financial statements include the audited results of operations of each of FMI Holdco I LLC and TUG USA, Inc. for the period January 1, 2006 to October 31, 2006. All intercompany transactions have been eliminated in the consolidation and combination of the financial statements.

B

The pro forma adjustments to general and administrative expenses represent the estimated pro forma impact of the incremental cost of salaries and related costs of the management team of Maritime Logistics who signed five year employment contracts with us upon consummation of the merger, financing and acquisitions, as a condition of closing. These expenses were not incurred by Summit Global Logistics, Inc. and we did not receive any benefits in terms of related revenue or operating management, as a result of these expenses in the historical periods presented herein.

C	The pro forma adjustments to depreciation and amortization expense reflect the estimated pro forma incremental amortization related to the intangible assets acquired in our acquisitions.

D

The pro forma adjustments to interest expense reflect the pro forma incremental interest expense associated with balances of our senior secured credit facility, convertible notes and embedded derivatives as if the amount was entered into from the beginning of the year based on LIBOR rate of 5.4% plus applicable margins.

E	The pro forma adjustments to provision for income taxes outlined above reflect the effective tax benefit of the pro forma loss at the rate of approximately 40%.

Discussion of Operating Results

The following discussion of operating results explains material changes in results of operations of Summit Global Logistics Inc. and Subsidiaries for the three months ended March 31, 2007, for the period from February 6, 2006 (date of inception) to December 31, 2006 and of the Predecessor Companies (FMI Holdco I LLC and Subsidiary and TUG Logistics, Inc. and Affiliates) for the three months ended March 31, 2006, for the period January 1, 2006 to October 31, 2006 and for the years ended December 31, 2005 and 2004. The discussion should be read in conjunction with the audited and interim financial statements and related notes and financial information included elsewhere in this prospectus.

Maritime Logistics US Holdings, Inc. (“Maritime”) merged with a subsidiary of Aerobic Creations Inc. (“Aerobic”) on November 8, 2006. On February 20, 2007, Aerobic changed its name to Summit Global Logistics, Inc. (“Summit”). The financial information noted as Summit reflects the results of operations of Summit Global Logistics Inc. and subsidiaries for the three months ended March 31, 2007 and for the period from February 6, 2006 (date of inception) to December 31, 2006.

On November 8, 2006, FMI Holdco I LLC and its subsidiaries (“FMI”) were acquired by MLI, a subsidiary of Summit which is a predecessor company. The financial information noted as FMI reflects the results of operations of FMI Holdco I LLC and Subsidiary prior to the date of the merger.

On November 8, 2006, TUG Logistics Inc. and Affiliates were acquired by MLI, a subsidiary of Summit which is a predecessor company. The financial information noted as TUG reflects the results of operations of the TUG entities acquired prior to the date of the merger.

Our discussion of operating results presents, among other financial information, (a) gross profit, which is revenues less direct expenses, and (b) income before taxes, since the Predecessor Companies were primarily taxed as pass through entities and, accordingly, the income taxes related to the operations prior to their acquisition were primarily paid by the equity owners of such entities. Thus, the financial information below related to the Predecessor Companies does not include provisions for income tax. To the extent our consolidated operations generate taxable income in the future, we will incur income tax expense, which could be substantial, in future periods.

Geographic Operating Results.

We manage our business through three geographic areas comprised of the Americas, Asia Pacific and Europe, which offer similar products and services. Each geographic area is managed regionally by executives who are directly accountable to and maintain regular contact with our Chief Executive Officer to discuss operating activities, financial results, forecasts and plans for each geographic region.

For reporting purposes by geographic region, airfreight and ocean freight forwarding revenues for the movement of goods is attributed to the country where the shipment originates. Revenues for all other services are attributed to the country where the services are performed. Shipments that originated from Europe during the periods presented are minimal. Our consolidated and combined revenues and operating income by operating geographic area for the three months ended March 31, 2007 and for the years ended December 31, 2006, 2005 and 2004 are set forth in the following table (in millions):

	Three months ended March 31,		Years ended December 31,

	2007	2006	2006	2005	2004
Revenues:
Americas	25.3	27.9	135.3	117.9	98.3
Asia Pacific	20.8	16.5	74.9	75.9	65.9

	46.1	44.4	210.2	193.8	164.2

Income (loss) before taxes
Americas	(10.4)	1.1	2.0	1.1	(4.4)
Asia Pacific	0.4	0.3	2.0	3.3	2.6

	(10.0)	1.4	4.0	4.4	(1.8)

Net income
Americas	(8.5)	1.0	2.3	1.0	(4.5)
Asia Pacific	0.4	0.3	1.7	3.0	2.2

	(8.1)	1.3	4.0	4.0	(2.3)

Three months ended March 31, 2007 compared with three months ended March 31, 2006.

For the three months ended March 31, 2007 and 2006, the results of operations of each of the separate companies are shown in the following table and significant changes are discussed below (in millions):

	Three Months Ended March 31,

	2007	2006	Change	%

Revenues:
Summit	$46.1	$—	$46.1
FMI	—	27.9	(27.9)
TUG	—	16.5	(16.5)

	46.1	44.4	1.7	3.9%
Revenues less direct expenses (Gross profit):
Summit	6.3	—	6.3
FMI	—	6.8	(6.8)
TUG	—	1.6	(1.6)

	6.3	8.4	(2.1)	-24.8%
Selling, general and administrative:
Summit	8.6	—	8.6
FMI	—	3.2	(3.2)
TUG	—	1.3	(1.3)

	8.6	4.5	4.1	93.0%
Depreciation and amortization:
Summit	1.7	—	1.7
FMI	—	1.0	(1.0)
TUG	—	—	—

	1.7	1.0	0.7	60.7%
Facility shutdown and other costs:
Summit	—	—	—
FMI	—	0.1	(0.1)
TUG	—	—	—

	—	0.1	(0.1)	-100.0%
Interest expense:
Summit	4.9	—	4.9
FMI	—	1.4	(1.4)
TUG	—	—	—

	4.9	1.4	3.5	257.2%
Registration rights expense:
Summit	3.0	—	3.0
FMI	—	—	—
TUG	—	—	—

	3.0	—	3.0	100.0%
Other income:
Summit	1.9	—	1.9
FMI	—	—	—
TUG	—	—	—

	1.9	—	1.9	100.0%

	Three Months Ended March 31,

	2007	2006	Change	%

Income tax (benefit) provision:
Summit	(1.9)		(1.9)
FMI	—	0.1	(0.1)
TUG	—	—	—

	(1.9)	0.1	(2.0)	-2049.9%

Net (loss) income:
Summit	(8.1)	—	(8.1)
FMI	—	1.0	(1.0)
TUG	—	0.3	(0.3)

	$(8.1)	$1.3	$(9.4)	-705.0%

Revenues

•

SUMMIT - Revenues of $46.1 million for the quarter ended March 31, 2007 is due to the consolidated operations of Summit Global Logistics Inc. and Subsidiaries. The amount includes the revenues of AmeRussia Shipping Co. Inc., FMI and TUG of $0.7 million, $24.6 million and $20.8 million, respectively.

•

FMI - Revenues were $27.9 million for the quarter ended March 31, 2006. On November 8, 2006, FMI was acquired by Maritime, a subsidiary of Summit. On a comparative basis, revenues for the quarter ended March 31, 2007 decreased by $3.3 million or 11.8%. This decrease is due to the loss of warehouse handling revenue.

•

TUG - Revenues were $16.5 million for the quarter ended March 31, 2006. On November 8, 2006, TUG was acquired by Maritime, a subsidiary of Summit. On a comparative basis, revenues for the quarter ended March 31, 2007 increased by $4.3 million or 26.4%. In addition to general market growth, this increase is due to an increase in containerized cargo freight management movements related to the continued expansion of business to the East and Gulf Coasts of the United States from Asia, including the opening of a New York office during 2006.

Revenues less direct expenses (Gross profit)

•

SUMMIT - Gross profit of $6.3 million for the quarter ended March 31, 2007 is due to the consolidated operations of Summit Global Logistics, Inc. and Subsidiaries. The amount includes the gross profits of AmeRussia Shipping Co. Inc., FMI and TUG of $0.2 million, $3.9 million and $2.2 million, respectively.

•

FMI - Gross profit was $6.8 million for the quarter ended March 31, 2006. On a comparative basis, gross profits for the quarter ended March 31, 2007 decreased by $2.9 million or 43.1%. On a comparative basis, gross profit as a percent of revenue decreased from 24.3% in the quarter ended March 31, 2006 compared to 15.7% for the quarter ended March 31, 2007. This decrease and the lower gross profit margin is due to the loss of warehousing revenue accounts, coupled with the fixed nature of certain direct expenses (i.e., the fixed cost of the building).

•

TUG - Gross profit was $1.6 million for the quarter ended March 31, 2006. On a comparative basis, gross profits for the quarter ended March 31, 2007 increased by $0.6 million or 39.7%; and gross profit as a percent of revenue increased from 9.8% to 10.8%. In addition to general market growth, this increase is due to an increase in containerized cargo freight management movements related to the continued expansion of business to the East and Gulf Coasts of the United States from Asia, including the opening of a New York office during 2006.

Selling, general and administrative expenses

•

SUMMIT - Selling, general and administrative (“SG&A”) expenses of $8.6 million for the quarter ended March 31, 2007 is due to the consolidated operations of Summit Global Logistics, Inc. and Subsidiaries. The amount includes the SG&A of AmeRussia Shipping Co. Inc., FMI, TUG and Seamaster of $0.3 million, $2.9 million, $1.6 million and $0.2 million, respectively. Summit SG&A of $3.6 million include approximately $0.5 million of expenses, principally professional and filing fees related to the registration process and financing negotiations.

• FMI - SG&A expenses were $3.2 million for the quarter ended March 31, 2006. On a comparative basis, SG&A expenses for the quarter ended March 31, 2007 decreased by $0.3 million or 8.3%.

•

TUG - SG&A expenses were $1.3 million for the quarter ended March 31, 2006. On a comparative basis, SG&A expenses for the quarter ended March 31, 2007 increased by $0.4 million or 29.2% The increase was primarily driven by an increase in staff and other costs to service its business expansion to the East and Gulf Coasts of the United States.

Depreciation and amortization

•

SUMMIT – Depreciation and amortization expenses of $1.7 million for the quarter ended March 31, 2007 is due to the consolidated operations of Summit Global Logistics Inc. and Subsidiaries. The amount includes the depreciation and amortization of FMI and TUG of $1.5 million and $0.2 million, respectively.

•

FMI – Depreciation and amortization expenses were $1 million for the quarter ended March 31, 2006. On a comparative basis, depreciation and amortization expenses for the quarter ended March 31, 2007 increased by $0.4 million or 40.4%. This increase is primarily due to amortization of revalued intangible assets adjusted to fair value at the date of the acquisition in November 8, 2006.

Facility shutdown and other costs

• FMI – Facility shutdown and other costs were $0.1 million for the quarter ended March 31, 2006. The 2006 amount represents trailing cost related to a facility shutdown in 2004.

Interest expense

•

SUMMIT – Interest expense of $4.9 million for the quarter ended March 31, 2007 is principally due to the senior secured credit facility obtained and the convertible notes issued to finance acquisitions on November 8, 2006.

•

FMI – Interest expense was $1.4 million for the quarter ended March 31, 2006. On a comparative basis, interest expense for the quarter ended March 31, 2007 decreased by $1.3 million or 95.1%. The credit facility of FMI was fully paid at the date of Summit’s acquisition of FMI.

Registration rights expense

•

SUMMIT – Registration rights expense of $3.0 million (non-cash) for the quarter ended March 31, 2007 consists of penalties we incurred due to our failure to meet the registration provision with the convertible note holders and the private placement common stock purchasers. These penalties were satisfied through the issuance of $3 million in principal amount of convertible notes.

Other income

•

SUMMIT – Other income of $1.9 million is principally due to the change in fair value of derivative instruments of $1.8 million (non-cash) and interest income. Our derivative instruments include embedded discounts on convertible notes and warrants.

Income tax (benefit) provision

•

SUMMIT - Income tax benefit of $1.9 million for the quarter ended March 31, 2007 is 20.2% of the loss before income tax benefit (provision). The effective tax rate differs from the statutory federal income tax rate of 34% due to permanent differences between book and tax income and state income taxes.

•

FMI - Income tax provision was $0.1 million for the quarter ended March 31, 2006. This is 7.1% of income before income tax provision. The effective tax rate differs from the statutory federal income tax rate of 34% because FMI was primarily taxed as a pass through entity (S Corporation) and, accordingly, the income taxes related to the operations prior to its acquisition were primarily paid by the equity owners.

Net (loss) income

•

SUMMIT - Net loss of $8.1 million for the quarter ended March 31, 2007 is principally caused by SG&A expenses of $0.5 million relating to the registration process and debt negotiations, interest expense of $4.7 million and registration right expense of $3.0 million (non-cash). These penalties were satisfied through the issuance of $3 million in principal amount of convertible notes.

•

FMI - Net income was $1.0 million for the quarter ended March 31, 2006. On a comparative basis, net income for the quarter ended March 31, 2007 decreased by $1.8 million. This decrease was primarily caused by decreased revenues which were offset by decreased interest expense.

•

TUG - Net income was $0.3 million for the quarter ended March 31, 2006. On a comparative basis, net income for the quarter ended March 31, 2007 increased by $0.1 million. This increase was primarily caused by business expansion into the United States’ East and Gulf Coasts offset by increased costs related to the expansion.

Year ended, December 31, 2006 compared with year ended December 31, 2005.

The results presented for Summit for the year ended December 31, 2006 reflect two months of operations for FMI and TUG. The results presented for FMI and TUG for the year ended December 31, 2006 reflect the ten months of operations prior to the date of acquisition. For the years ended December 31, 2006 and 2005, the results of operations of each of the separate companies are shown in the following table and significant changes are discussed below (in millions):

	Years Ended December 31,

	2006	2005	Change	%

Revenues:
Summit	$39.4	$—	$39.4	100.0%
FMI	95.9	117.9	(22.0)	-18.6%
TUG	74.9	75.9	(1.0)	-1.3%

	210.2	193.8	16.4
Revenues less direct expenses (Gross profit):
Summit	6.5	—	6.5	100.0%
FMI	22.2	26.4	(4.2)	-15.9%
TUG	6.9	7.9	(1.0)	-12.4%

	35.6	34.3	1.3
Selling, general and administrative:
Summit	4.4	—	4.4	100.0%
FMI	9.8	11.9	(2.1)	-17.9%
TUG	4.9	4.6	0.3	6.1%

	19.1	16.5	2.6
Depreciation and amortization:
Summit	1.2	—	1.2	100.0%
FMI	3.9	5.5	(1.6)	-28.7%
TUG	—	—	—

	5.1	5.5	(0.4)
Facility shutdown and other costs:
Summit	—	—	—
FMI	0.4	0.6	(0.2)	-33.3%
TUG	—	—	—

	0.4	0.6	(0.2)
Interest expense:
Summit	2.1	—	2.1	100.0%
FMI	4.9	7.3	(2.4)	-32.9%
TUG	—	—	—

	7.0	7.3	(0.3)
Income (loss) before provision for income taxes:
Summit	(1.2)	—	(1.2)	100.0%
FMI	3.2	1.1	2.1	195.9%
TUG	2.0	3.3	(1.3)	-37.9%

	4.0	4.4	(0.4)
Net (loss) income:
Summit	(0.8)	—	(0.8)	100.0%
FMI	3.1	1.0	2.1	218.8%
TUG	1.7	3.0	(1.3)	-40.6%

	$4.0	$4.0	$(0.0)

Revenues

•

SUMMIT - Revenues of $39.4 million for the period February 6, 2006 (date of inception) to December 31, 2006 is due to the consolidated operations of Maritime Logistics Inc. and Subsidiaries. The amount includes the revenues of AmeRussia Shipping Co. Inc. from May 1, 2006 to December 31, 2006 of $2 million and FMI and TUG from November 8, 2006 (date of acquisition) to December 31, 2006 of $17.7 million and $19.7 million, respectively.

•

FMI - Revenues decreased $22 million or 18.6% to $95.9 million for 2006 from $117.9 million for the year ended December 31, 2005. This decrease is primarily due to the comparison of twelve months for 2005 to ten months for 2006. Comparative revenues on an annualized basis decreased $4.3 million or 3.6%. In the fourth quarter of 2005, certain warehousing contracts were restructured largely to a dedicated space revenue model. This process resulted in the termination of business with certain customers who were not generating adequate gross margin levels and customers unwilling to commit to the new contract structure. As a result, revenue at the New Jersey, Florida and California warehouses declined by approximately $3.7 million for 2006, relative to the comparable prior period. We secured new business during the latter half of the year to partially offset the loss of revenues associated with such terminated accounts.

•

TUG - Revenues decreased $1 million or 1.3%, to $74.9 million for 2006 from $75.9 million for the year ended December 31, 2005. This decrease is due to the comparison of twelve months for 2005 to ten months for 2006. Comparative revenues on an annualized basis increased by $18.7 million or 24.5%. In addition to general market growth, this is due to an increase in containerized cargo freight management movements in 2006, related to the continued expansion of business to the East and Gulf Coasts of the United States from Asia, including the opening of a New York office during 2006, which resulted in a $7.2 million increase in revenue.

Revenues less direct expenses (Gross profit)

•

SUMMIT - Gross profit of $6.5 million for the period February 6, 2006 (date of inception) to December 31, 2006 is due to the consolidated operations of Maritime Logistics Inc. and Subsidiaries. The amount includes the gross profit of AmeRussia Shipping Co. Inc. from May 1, 2006 to December 31, 2006 of $0.4 million and FMI and TUG from November 8, 2006 to December 31, 2006 of $3.9 million and $2.2 million, respectively.

•

FMI - Gross profit decreased $4.2 million or 15.9%, to $22.2 million for 2006 from $26.4 million for the year ended December 31, 2005. This decrease is due to the comparison of twelve months for 2005 to ten months for 2006. Comparative gross profit on an annualized basis decreased by $0.3 million or 1.2%.

•

TUG - Gross profit decreased $1 million or 12.4%, to $6.9 million for 2006 from $7.9 million for the year ended December 31, 2005. This decrease is due to the comparison of twelve months for 2005 to ten months for 2006. On a comparative annualized basis, gross profit increased by $1.2 million or 15.2%. The increase in gross profit was not proportional to the 24.5% increase in revenues due to a decrease in containerized cargo gross profit margins from 10.5% to 9.5%, primarily as a result of the business expansion into New York and other areas in the United States.

Selling, general and administrative expenses

•

SUMMIT - Selling, general and administrative (“SG&A”) expenses of $4.4 million for the period February 6, 2006 (date of inception) to December 31, 2006 is due to the consolidated operations of Maritime Logistics Inc. and Subsidiaries. The amount includes the SG&A of AmeRussia Shipping Co. Inc. from May 1, 2006 to December 31, 2006 and FMI and TUG from November 8, 2006 to December 31, 2006.

•

FMI - SG&A expenses decreased $2.1 million or 17.9% to $9.8 million for 2006 from $11.9 million for the year ended December 31, 2005. This decrease is due to the comparison of twelve months for 2005 to ten months for 2006. On a comparative annualized basis, SG&A expenses decreased by $0.5 million or 3.9%.

•

TUG - SG&A expenses increased $0.3 million or 6.1%, to $4.9 million for 2006 from $4.6 million for the year ended December 31, 2005. On a comparative annualized basis, SG&A expenses increased by $1.2 million or 27.3%. The increase was primarily driven by an increase in staff and other costs to service its business expansion into the East and Gulf Coasts of the United States.

Depreciation and amortization

•

SUMMIT – Depreciation and amortization expenses of $1.2 million for the period February 6, 2006 (date of inception) to December 31, 2006 is due to the consolidated operations of Maritime Logistics Inc. and Subsidiaries. Of the aggregate $1.2 million, $0.9 million relates to amortization of intangible assets and $0.3 million relates to property and equipment.

•

FMI – Depreciation and amortization expenses decreased $1.6 million or 28.7%, to $3.9 million for 2006 from $5.5 million for the year ended December 31, 2005. This decrease was primarily due to reduced depreciation expense on FMI’s transportation equipments, due primarily to FMI’s decision to utilize operating lease arrangements for such equipment procured during the past two years.

Facility shutdown and other costs

•

FMI – Facility shutdown and other costs decreased $0.2 million to $0.4 million in 2006 from $0.6 million for the year ended December 31, 2005. The 2005 and 2006 amounts represent continuing costs related to a facility shutdown in 2004.

Interest expense

•

SUMMIT – Interest expense of $2.1 million for the period February 6, 2006 (date of inception) to December 31, 2006 is principally due to the senior secured credit facility obtained and the convertible notes issued to finance acquisitions on November 8, 2006.

•

FMI – Interest expense decreased $2.4 million to $4.9 million for 2006 from $7.3 million for the year ended December 31, 2005. This decrease was primarily due to the repayment of approximately $500,000 of senior debt from an excess cash flow repayment provision. The credit facility of FMI was fully paid at the date of Summit’s acquisition.

Income (loss) before provision for income taxes

•

SUMMIT - Loss before provision for income taxes of $1.2 for the period February 6, 2006 (date of inception) to December 31, 2006 is principally due to the interest expense on senior secured credit facility obtained and the convertible notes issued to finance acquisitions on November 8, 2006 and general and administrative expenses.

•

FMI - Income before provision for income taxes increased $2.1 million or 195.9%, to $3.2 million for 2006 from $1.1 million for the year ended December 31, 2005. This increase resulted primarily from reduced depreciation and interest expense.

•

TUG - Income before provision for income taxes decreased $1.3 million or 37.9%, to $2 million for 2006 from $3.3 million for the year ended December 31, 2005. This decrease is primarily due to the comparison of twelve months for 2005 to ten months for 2006. On a comparative annualized basis income before taxes decreased by $0.2 million or 5.5%. The decrease was primarily driven by an increase in staff and other cost to service its business expansion into the United States’ East and Gulf Coasts

Year ended December 31, 2005 compared with year ended December 31, 2004.

For the years ended December 31, 2005 and 2004, the results of operations of each of the separate companies are shown in the following table and significant changes are discussed below (in millions):

	Years Ended December 31,

	2005	2004	Change	%

Revenues:
FMI	$117.9	$98.3	$19.6	19.9%
TUG	75.9	65.9	10.0	15.2%

	193.8	164.2	29.6

Revenues less direct expenses (Gross profit):
FMI	26.4	19.3	7.1	36.6%
TUG	7.9	6.4	1.5	23.9%

	34.3	25.7	8.6

Selling, general and administrative:
FMI	11.9	9.5	2.4	24.5%
TUG	4.6	3.8	0.8	23.2%

	16.5	13.3	3.2

Depreciation and amortization:
FMI	5.5	5.6	(0.1)	-2.2%
TUG	—	—	—

	5.5	5.6	(0.1)

Facility shutdown and other costs:
FMI	0.6	2.2	(1.6)	-70.6%
TUG	—	—	—

	0.6	2.2	(1.6)

Interest expense:
FMI	7.3	6.4	0.9	14.0%
TUG	—	—	—

	7.3	6.4	0.9

Income (loss) before provision for income taxes:
FMI	1.1	(4.4)	5.5	-124.6%
TUG	3.3	2.6	0.7	25.1%

	4.4	(1.8)	6.2

Net income (loss):
FMI	1.0	(4.5)	5.5	-121.8%
TUG	3.0	2.2	0.8	32.9%

	$4.0	$(2.3)	$6.3

Revenues

•

FMI - 2005 revenues at FMI increased $19.6 million or 19.9% to $117.9 million in 2005, from $98.3 million in 2004. Revenue growth at FMI was driven primarily by (i) a full year of revenues associated with the FMI’s Footstar contract (initiated in July 2004) which contributed to an $8.7 million increase in 2005 revenues at FMI’s Mira Loma facility, (ii) a $5.4 million increase at FMI’s San Pedro, California warehouse operations reflecting a significant increase in activity at these facilities, and (iii) a $4.8 million increase within FMI’s local and line-haul trucking operations related to a 14.4% increase in revenue per mile within the line-haul operations, driven in part by larger fuel surcharges, partially offset by a 3.2% decrease in line-haul miles.

•

TUG - 2005 TUG revenue increased $10.0 million or 15.2%, to $75.9 million in 2005 from $65.9 million in 2004. TUG’s revenue increase was driven by increased volume offset by a decrease in revenue per twenty foot equivalent unit (“TEU”) rates. A large part of this increase in volume was driven by TUG’s expansion of business to the East and Gulf Coasts of the United States.

Revenue less direct expenses (Gross profit)

•

FMI - Gross profit increased $7.1 million or 36.6%, to $26.4 million in 2005 from $19.3 million in 2004. The increase resulted in part from increased utilization rates at its warehouse facilities and a full year of contribution from FMI’s Mira Loma facility, which generates higher gross margins due to the extensive automation at this facility.

•

TUG - Gross profit increased $1.5 million or 23.9% to $7.9 million in 2005 from $6.4 million in 2004. The increase in gross profit resulted from increased revenues related to the expansion of the business.

Selling, general and administrative expenses

•

FMI - SG&A expenses increased $2.4 million or 24.5% to $11.9 million in 2005 from $9.5 million in 2004. This increase resulted primarily from a 19.4% increase in salaries and related costs from $6.4 million in 2004 to $7.6 million in 2005; and a 34.8% increase in miscellaneous and other costs (including travel, information technology, office and bad debt expense) from $3.1 million in 2004 to $4.3 million in 2005.

•

TUG - SG&A expenses increased $0.8 million or 23.2%, to $4.6 million in 2005 from $3.8 million in 2004. This increase resulted primarily from a 28.3% increase in salaries and related costs from $3.0 million in 2004 to $3.9 million in 2005 due to an increase in staff to service its business expansion into the East and Gulf Coasts of the United States.

Depreciation and amortization

•	FMI – Depreciation and amortization expenses decreased $0.1 million or 2.2%, to $5.5 million in 2005 from $5.6 million in 2004 principally due to reduced depreciation on transportation equipment.

Facility shutdown and other costs

•	FMI – Facility shutdown and other costs decreased $1.6 or 70.6% to $0.6 million in 2005 from $2.2 million in 2004. The 2005 amount represents trailing costs related to a facility shutdown in 2004.

Interest expense

•

FMI – Interest expense increased $0.9 million or 14% to 7.3 million in 2005 from $6.4 million in 2004. The increase was primarily due to the cost of refinancing the secured debt in 2005 partially offset by a reduction in the incremental borrowing rate.

Income (loss) before provision for income taxes

•

FMI - Income (loss) before provision for income taxes increased $5.5 million or 124.6% to $1.1 million income in 2005 from a $4.4 million net loss in 2004. This increase is primarily due to (i) a $1.6 million reduction in facility shutdown expense in 2005, compared with 2004 and (ii) an increase in gross profit margin.

•

TUG - Income (loss) before provision for income taxes increased $0.7 million or 25.1% to $3.3 million in 2005 from $2.6 million in 2004. This increase resulted primarily from increased revenues and gross profit.

Liquidity and Capital Resources

As of December 31, 2006, we had cash and cash equivalents of approximately $15.8 million, of which approximately $4 million was restricted as collateral for high deductible insurance risks such as health insurance, automobile insurance and workers compensation, as well as security for leased facilities. As of March 31, 2007, we had cash and cash equivalents of approximately $8.5 million. The decrease in our cash and cash equivalents of $7.3 million is a result of net cash used in our operations of $4.3 million, cash used in our investing activities of $1.0 million ($0.7 million relating to our China Operations) and net cash used in our financing activities (repayment of borrowings) of $2 million. Our operations generated approximately $0.4 million from the date of acquisition (November 2006) through December 31, 2006. The increase in cash used by our operations, during the quarter ended March 31, 2007, is primarily attributable to an approximate $8.1 million net loss, partially offset by non-cash income and expense items.

As of March 31, 2007, we had approximately $9.9 million in working capital, down from $20.7 million on December 31, 2006. This approximate $10.8 million decrease in working capital is primarily attributable to a $7.3 million decrease in cash and a $3 million accrual for registration rights penalties.

We entered into a forbearance agreement in April 2007 with our senior lenders relating to our failure to meet certain reporting and non-financial covenants in our senior secured credit facility and our failure to meet certain financial covenants contained in our senior secured credit agreement for the first quarter of 2007.

On May 21, 2007, we reached an agreement on the terms of the amendment and restructuring of our senior secured credit facility, convertible notes and warrants. See “Contractual Obligations”. The amendment to our credit facilities provides us with additional working capital of approximately $12.5 million, after restructuring costs, which we consider to be sufficient capital to meet our planned operations for the year ending December 31, 2007.

We anticipate that our capital expenditures for 2007 will be approximately $1.0 million, comprised of the replacement of current warehouse equipment, additional office equipment, leasehold improvements, and information technology. We believe that funds generated from operations and funds from our new financing agreements will provide sufficient liquidity to meet our working capital requirements through December 31, 2007 based on our current plans.

We base our assessment on the following assumptions:

•	our business will generate sufficient operating cash flow;

•	the capital expenditures associated with our businesses will be modest;

•	all significant short-term capital expenditures, working capital requirements and debt amortization will be funded with cash on hand, and the financing from our credit facilities.

We are dependent on the ongoing support of our lenders. We will require additional working capital in the future to fund our growth. We currently do not have availability under our Senior Secured Facility. We believe we will obtain access to additional sources of equity and debt financing, but can provide no assurance that additional funds will be available, or if available, on commercially acceptable terms or in a timely manner to enable us to continue our operations in the normal course. Our covenants in connection with the financings limit our ability to raise more debt or capital. See “Contractual Obligations -Senior Credit Facility” for more information.

Off-Balance Sheet Arrangements

We did not have any relationships with unconsolidated entities or financial partners, such as entities often referred to as structured finance or special purpose entities, which had been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

We have no off-balance sheet arrangements, except for cash collateralized letters of credit of approximately $4 million as of March 31, 2007 and December 31, 2006, relating to deposits on leased facilities and various insurance programs.

Impact of Inflation

Our business may be significantly or adversely affected by inflation. We generally expect to pass carrier rate increases and surcharges on to our customers by means of price increases and surcharges. Direct carrier rate increases could occur over the short- to medium-term. Due to the high degree of competition in the marketplace, these rate increases might lead to an erosion of our profit margins.

Critical Accounting Policies and Use of Estimates

The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities that are not readily apparent from other sources. We evaluate these estimates including those related to basis of consolidation, business combinations, revenue recognition, self insurance, accounts receivable and allowance for doubtful accounts, impairment of tangible and intangible assets and goodwill. Actual results may differ from these estimates using different assumptions under different conditions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our consolidated financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Acquisitions and Intangible Assets. Acquisitions are accounted for under Statement of Financial Accounting Standard (SFAS) No . 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires business combinations to be accounted for using the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually for impairment or more frequently if impairment indicators arise.Under the provisions of SFAS No. 142, the first step of the impairment test requires that we determine the fair value of each reporting unit, and compare the fair value to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and we must perform a second more detailed impairment assessment. The second impairment assessment involves allocating the reporting unit’s fair value to all of its recognized and unrecognized assets and liabilities in order to determine the implied fair value of the reporting unit’s goodwill as of the assessment date. The implied fair value of the reporting unit’s goodwill then is compared to the carrying amount of goodwill to quantify an impairment charge as of the assessment date. In the future, we will perform our annual impairment test during our fiscal fourth quarter unless events or circumstances indicate an impairment may have occurred before that time.

Any intangible assets we acquire pursuant to the acquisitions will need to be evaluated in order to finalize the purchase price allocation. To the extent that value can be assigned to customer-related intangibles and other assets with a diminishing value arising from our acquisitions, such intangibles will be amortized over the appropriately determined period.

Self Insurance. We have a variety of high deductible insurance programs. These programs include auto/truck liability, workmen’s compensation and employee medical insurance. Each program has individual loss and overall program stop-loss insurance coverage. We generally are self-insured for losses and liabilities primarily related to vehicle liability and general liability claims. We utilize commercial insurance as a risk mitigation strategy with respect to catastrophic losses. Ultimate losses will be accrued based on estimates of the aggregate liability for claims incurred using assumptions followed in the insurance industry. Such self-insurance accruals will likely include claims for which the ultimate losses will be settled over a period of years. Such accruals also are affected by changes in the number of new claims incurred and claim severity; hence, the self-insurance accruals will be based on estimates. While we believe our estimates will be adequate, the ultimate claims may be in excess of or less than the amounts provided by such estimates. In most cases these claims are fully collateralized by us in the form of cash deposits and/or letters of credit.

Accounts Receivable and Allowance for Doubtful Accounts. Accounts receivable are stated at the amounts management expects to collect. An allowance for doubtful accounts is recorded based on combination of historical collection experience, aging analysis and information on specific accounts. Account balances are written-off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Long-Lived Assets. Any tangible assets we acquire pursuant to the consummation of an acquisition will need to be evaluated post acquisition, in accordance with Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Accounting.” Tangible assets that also have a carrying value of less than fair market value will incur a step up in basis to fair market value. We follow the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which establishes accounting standards for the impairment of long-lived assets such as property, plant and equipment and intangible assets subject to amortization. We review long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset is less than its carrying amount, the asset is considered to be impaired. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. When fair values are not available, we estimate fair value using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset. Assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. In the future, we will perform our annual impairment test during our fiscal fourth quarter unless events or circumstances indicate an impairment may have occurred before that time.

Revenue Recognition

Air and Ocean Freight Services. Revenue is recognized at the time of shipment.

Customs Brokerage. Revenue is recognized when the necessary documentation for customs clearance has been completed. This revenue is generated by the fees charged for providing customs brokerage services, as well as the fees charged for the disbursements made on behalf of a customer. Customs brokerage revenue is included in air and ocean freight services.

Logistics Services. Revenue for warehouse and distribution services is recognized at the time of receipt or at the time of shipment based on services provided. Storage charges are recognized on a monthly basis. Revenue for domestic transportation services is recognized at the time of cargo receipt.

Derivatives

We issued warrants and convertible notes that contain embedded derivatives that require separate valuation. We, with the assistance of a third-party, estimate the fair value of our derivatives using available market information and appropriate valuation methodologies. These derivatives derive their value primarily based on changes in the price and volatility of our common stock. Changes in the estimated fair value of the embedded derivatives could have a material effect on our results of operations. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts, if any, that we may eventually pay to settle these embedded derivatives. We recognize these derivatives as liabilities in our balance sheet, measure them at their estimated fair value and recognize changes in their estimated fair value in the results of operation in the period of change.

Stock-Based Incentive Plans

SFAS No. 123R “Share-Based Payments” requires all share-based payments to employees and non-employee directors, including grants of employee stock options and employee stock purchase plans, to be recognized in the financial statements based on their fair values. The Company adopted SFAS No. 123R, in accounting for share-based compensation granted under the 2006 Equity Incentive Plan. For stock options settled in stock, compensation is measured on the grant date using valuation models. For restricted stock units (“RSU”) and performance stock awards (“PSA”) settled in stock, compensation expense is measured on the grant date using the fair values of the Company’s common stock. Compensation expense is recognized for each separately vesting portion of the award as it is vested. For stock appreciation rights (“SAR’s”) settled in stock, compensation expense is initially measured on the grant date using a valuation model. For cash settled options and SARs, compensation expense is recorded over the vesting period and changes in the fair value between the date of grant and through when the cash settled options and SARs are exercised are recognized as compensation expense. For the PSA’s, every reporting period until vesting, the cash settled portion is revalued using valuation models and the stock settled portion is adjusted for any change in the number of shares expected to be issued based on the performance criteria. Any change in fair value is recognized as compensation expense.

Financial Instruments

Our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, senior debt (senior credit facility) and convertible debt (notes from note financing) are carried at cost, which approximates their fair value because of either the short-term maturity, or variable or competitive interest rates.

Contractual Obligations

We have entered into contracts with various third parties in the normal course of business that will require substantial future payments. The following tables illustrate the contractual obligations of the operating companies as of March 31, 2007 and December 31, 2006:

March 31, 2007

	Payments due by period

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Long-term-debt	$53,000,000	$6,000,000	$16,000,000	$31,000,000	$—

Interest on long-term debt	17,108,000	5,125,000	8,000,000	3,983,000	—

Capital leases	1,752,106	868,897	883,209	—	—

Interest on capital leases	177,762	97,212	80,550	—	—

Operating leases	63,980,000	16,432,000	26,321,000	16,390,000	4,837,000

Purchase Obligations	—	—	—	—	—

Accrued registration rights(1)	3,000,000	3,000,000	—	—	—

Convertible notes and other loans	74,133,879	—	—	74,133,879	—

	$213,151,747	$31,523,109	$51,284,759	$125,506,879	$4,837,000

(1) This accrual represents penalties we incurred due to our failure to meet the registration provision with the convertible note holders and the private placement common stock purchasers. These penalties were satisfied through the issuance of $3 million in principal amount of convertible notes.

December 31, 2006

	Payments Due by Period

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Long-term-debt	$54,000,000	$5,000,000	$16,000,000	$33,000,000	$—

Interest on long-term debt	$18,458,000	$5,250,000	$8,400,000	$4,808,000

Capital leases	$1,646,000	$801,449	$844,551	$—	$—

Interest on capital leases	$151,335	$71,510	$79,825	$—	$—

Operating leases	$66,070,000	$16,720,000	$25,382,000	$17,773,000	$6,195,000

Purchase Obligations	$—	$—	$—	$—	$—

Other long-term liabilities	$75,633,906	$—	$—	$75,633,906	$—

	$215,959,241	$27,842,959	$50,706,376	$131,214,906	$6,195,000

Restructuring

On May 21, 2007, we completed a restructuring of our credit facilities and financing. The restructuring and financing included:

(i) an amendment of our existing $65 million senior secured credit facility which we originally obtained on November 8, 2006 as part of the financing for the acquisitions consisting of a $10 million revolver and a $55 million term loan;

(ii) a restructuring of our $65 million senior secured convertible notes and warrants which we originally issued on November 8, 2006 as part of the financing of the acquisitions;

(iii) a private placement of senior secured convertible notes and warrants resulting in $15 million in gross proceeds from the existing convertible note holders and certain members of management; and

(iv) a waiver of certain accrued registration rights penalties resulting from our failure to timely register for resale certain of our securities.

These transactions were intended to better align our financial and other obligations with our current business plan and SEC reporting requirements, and to enable us to invest in certain strategic growth strategies, Sarbanes-Oxley compliance requirements, and other business initiatives.

Senior Secured Credit Facility

Our senior secured credit facility has a five-year term and we paid a two percent up front closing fee. Revolving loans that constitute reference rate loans will bear interest at a rate per annum equal to two percent (2%) plus the greater of (i) the reference rate then in effect and (ii) six percent (6%). Revolving loans that constitute LIBOR rate loans will bear interest at a rate per annum equal to three percent (3%) plus the greater of (i) the LIBOR rate then in effect and (ii) four percent (4%). Term loans that constitute reference rate loans will bear interest at a rate per annum equal to the applicable margin plus the greater of (i) the reference rate then in effect and (ii) six percent (6%). Term loans that constitute LIBOR rate loans will bear interest at a rate per annum equal to the applicable margin plus the greater of (i) the LIBOR rate then in effect and (ii) four percent (4%). During the period commencing May 21, 2007 until the agent under the senior credit facility receives our financial statements following the last day of the fourth full fiscal quarter ending December 31, 2007, the applicable margin shall be equal to the greater of (i) the amount determined as set forth in the grid below based on the ratio of our Net Senior Debt to EBITDA for the immediately preceding twelve (12) month period ending as of the last day of each fiscal quarter prior thereto and (ii) five and one quarter percent (5.25%) per annum. Thereafter, on a quarterly basis, the applicable margin shall be reset based upon the following grid:

Net Senior Debt/ TTM(1) EBITDA	Applicable Margin (LIBOR Rate Loans)	Applicable Margin (Reference Rate Loans)

>4.0x	5.25%	4.25%
> 3.5x <= 4.0x	5.00%	4.00%
> 3.0x <= 3.5x	4.75%	3.75%
> 2.5x <=3.0x	4.50%	3.50%
> 2.0x <=2.5x	4.25%	3.25%
> 1.5x <=2.0x	4.00%	3.00%
<=1.5x	3.75%	2.75%

(1) TTM is an abbreviation for trailing twelve months

Upon the occurrence and during the continuation of an event of default, the interest rate(s) then in effect with respect to the obligations under the senior credit facility will be increased by three percent (3%) per annum.

The revolver unused line fee equals one-half of one percent (0.50%) per annum calculated upon the amount by which the total revolving credit commitments exceeds the sum of the average daily principal balance of the outstanding revolving loans plus the average daily undrawn amount of all letters of credit for the immediately preceding month, payable monthly. The revolver includes a letter of credit line of up to an aggregate amount of $7.0 million. The letter of credit fee is three percent (3.00%) per annum on the average daily maximum amount available to be drawn under all of such letters of credit, payable monthly. We are also responsible for any additional third-party letter of credit issuer fees and/or cash collateral requirements. The servicing fee equals $25,000, payable quarterly in advance. On and after May 21, 2007, as part of the restructuring of our debt, we agreed that the senior secured lenders have no obligation to make any revolving loans to us under the revolving loan facility, except at their discretion.

Our senior secured credit facility is secured by a first priority security interest in substantially all of our existing and future assets and the other borrowers party to the senior credit facility, including all of their plant, property and equipment and accounts receivable, and the proceeds thereof (subject to permitted liens). In addition to the scheduled quarterly term loan principal payments, we are required to make an annual principal payment each year in an amount equal to fifty percent (50%) of excess cash flow for the immediately preceding fiscal year. Excess cash flow is generally defined as our EBITDA for the applicable period less consolidated net interest expense less the cash portion of capital expenditures made during such period less scheduled cash principal payments made on account of debt during such period less all cash prepayments on account of our senior secured credit facility (other than payments on account of revolving loans that do not permanently reduce the revolving commitments by the amount of such payment(s)) during such period less income taxes paid or accrued during such period less special incentive bonuses, earn-outs and deferred payments of purchase price for the acquisitions permitted to be consummated under the senior credit facility made during such period less any closing fee, loan servicing, unused line fee, letter of credit fee and prepayment fee paid during such period. The excess cash flow payments shall be applied to the term loan, in inverse order of maturity. Our credit facility contains affirmative and negative covenants, and financial covenants customarily found in loan agreements for similar financings including, but not limited to, (i) a minimum earnings before interest, taxes, depreciation and amortization referred to as EBITDA covenant measured on a trailing twelve months basis, referred to as TTM, (ii) a maximum total senior debt outstanding to TTM EBITDA ratio covenant, (iii) a minimum fixed charge coverage ratio covenant, (iv) a maximum capital expenditure covenant, and (v) key man provisions with respect to members of management. An early termination fee is due if we terminate the senior credit facility for any reason (other than as described below) prior to the third anniversary of such effective date and is payable as follows: (i)

two percent (2%) of the total loan commitment if we terminate the senior credit facility on or prior to the second anniversary of the effective date of the senior credit facility and (ii) one percent (1%) of the total loan commitment if we terminate the senior credit facility after the second anniversary of such effective date and on or prior to the third anniversary of such effective date. As of November 8, 2007 we may use up to $20.0 million of the cash proceeds from the issuance or sale of common equity to prepay the term loans under the senior credit facility and such prepayment will not be subject to a prepayment fee.

The deferred financing cost in connection with the senior secured credit facility amounted to approximately $6,194,000. This cost will be amortized and charged to expense over the next five years.

The loan agreement relating to our senior secured credit facility provides that, we may acquire the stock (and/or other equity interests) and/or assets of other companies provided that the following conditions are satisfied: (i) the senior agent shall have received not less than ten (10) business days’ prior written notice of the proposed acquisition and certain information related thereto; (ii) the assets acquired shall constitute assets used in, or the stock/equity interests shall be in an operating company or a division of an operating company that engages in, a line of business substantially similar, complimentary or related to the business that we are engaged in as of the date of the loan agreement; (iii) as of the date of any such acquisition and any payment in respect thereof, and after giving effect thereto, the sum of the excess availability plus the qualified cash shall have been not less than $3.0 million for each of the ten (10) consecutive business days prior to the date of such acquisition or payment and shall be not less than $3.0 million as of the date of such acquisition or payment (and after giving effect thereto); (iv) the aggregate amount of all consideration paid for all permitted acquisitions (including any earn-outs, deferred purchase price payments and special incentive bonuses to employees, officers, directors and/or sellers of the acquired business in connection with such permitted acquisition, including the value of any capital stock, warrants or other equity interests) shall not exceed $5.0 million; (v) the senior agent shall have received certain financial statements and projections with respect to the acquired business and/or company and our detailed projections through the maturity date giving pro forma effect as of the last day of the fiscal month most recently ended to such acquisition and all related transactions, demonstrating pro forma compliance with all financial covenants set forth in the loan agreement; (vi) the senior agent shall have received certain other security agreements and guarantees required under the loan agreement with respect to the acquired business and/or company; (vii) in the case of the acquisition of the capital stock of another person or entity, the board of directors (or other comparable governing body) of such other person or entity shall have duly approved such acquisition and such person or entity shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law; and (viii) no default or event of default under the loan agreement shall exist or have occurred as of the date of such acquisition or the sale or issuance of any shares or any payment in respect thereof and after giving effect to such acquisition and all related transactions or the sale or issuance of any shares or any payment in connection therewith. See “Liquidity and Capital Resources.”

In connection with restructuring the senior secured credit facility, we agreed to pay the senior secured creditor $265,000.

Restructuring of Secured Convertible Notes and Warrants.

To finance the acquisitions, Maritime Logistics entered into a securities purchase agreement with certain investors, pursuant to which the investors purchased (i) secured notes in the aggregate principal amount of $65 million, and (ii) warrants to acquire in the aggregate up to 40% of the number of shares of commons stock issuable upon conversion of the notes. As part of the restructuring, we exchanged our existing convertible notes for amended and restated notes and restructured the accompanying warrants. The convertible note holders (i) waived all existing events of default, (ii) reset the financial covenants under the convertible notes for 2007 to align them with our expected financial performance, (iii) accepted additional convertible notes in lieu of default interest and (iv) agreed to defer approximately $8 million in interest payments for five consecutive quarters. In exchange, we (i) reduced the conversion price of our convertible notes, (ii) reduced the exercise price of our warrants and (iii) increased the interest rate on our convertible notes. The restructured convertible notes issued to the convertible note holders included in the principal face amount the original principal amount ($65,000,000), the additional amount sold in the private placement ($15,000,000), the default interest amount ($400,833) and the registration rights penalty amount of ($3,000,000). The restructured convertible notes issued to the convertible note holders included in the principal face amount the original principal amount, the additional amount sold in the private placement, the default interest amount and the registration rights default amount. After the restructuring, the convertible notes are convertible at the option of the holder into shares of our common stock at an initial conversion price equal to $5.50 per share (subject to adjustment), instead of $11.00 per share prior to the restructuring, and the warrants are exercisable at anytime prior to November 8, 2011 at an initial exercise price equal to $5.50 per share (subject to adjustment), instead of $11.00 per share prior to the restructuring.

Further, the interest payment on the convertible notes for the five (5) consecutive calendar quarters commencing on the quarter ended June 30, 2007 is not payable until the earlier of the maturity date, November 8, 2011, or the date on which the notes are converted into our common stock.

In addition, to raise working capital, in connection with the restructuring, we also completed a private placement of senior secured convertible notes and warrants resulting in $15 million in gross proceeds from the existing convertible note holders and certain members of management. Of the $15 million in convertible notes, we sold $12.5 million to existing convertible note holders. A portion of this $12.5 million was added pro rata to the principal amount of each holders restructured convertible note. In connection with the sale of the convertible notes we issued new warrants (exercisable for up to 50% of the number of shares of common stock issuable upon conversion of the notes), which have substantially the same terms as the restructured warrants. We sold $2.5 million of the $15 million additional convertible notes and warrants on substantially the same terms, to members of our management. We also issued additional convertible notes, in the principal amount of $712,500, and warrants to Raymond James & Associates, Inc. in satisfaction of a portion of professional fees that we owe them. The new convertible notes are convertible at the option of the holder into shares of our common stock at an initial conversion price equal to $5.50 per share (subject to adjustment). The new warrants, which are exercisable until November 8, 2011, have an initial exercise price equal to $5.50 per share (subject to adjustment). The new convertible notes bear interest at a rate per annum equal to LIBOR plus the applicable margin then in effect. Further, the interest payment on the new convertible notes for the five (5) consecutive calendar quarters commencing on the quarter ended June 30, 2007 is not payable until the earlier of the maturity date, May 21, 2012 for the new convertible notes, or the date on which the notes are converted into our common stock.

The debt issuance cost at the date of issuance of the restructured convertible notes and the new notes amounted to approximately $2,577,000. An aggregate default interest payment of $400,833 in connection with a failure to deliver timely our quarterly financial statements was added pro rata to the principal amount of the convertible notes in lieu of paying such interest in cash.

In exchange for $2 million of restructured convertible notes, the holders of the convertible notes waived existing penalties pursuant to the registration rights agreement relating to our failure to cause the shares of our common stock underlying the convertible notes and warrants to become registered and extended the deadline for causing such shares to be registered. A pro-rata amount of this $2 million was added to the principal amount of each holder’s restructured convertible note (classified in the unaudited condensed consolidated balance sheet as of March 31, 2007 as accrued registration rights expense).

In connection with the restructuring, a majority of the holders of the common stock of the Company agreed to waive certain penalties pursuant to the registration rights agreement relating to the Company’s failure to cause certain shares of our common stock and shares of our common stock underlying warrants to become registered and extended the deadline for causing such shares to be registered, in exchange for all of the participants in the Company’s prior private placement of common stock receiving, pro rata, unsecured convertible notes in the aggregate principal face amount of $1 million (classified in the unaudited condensed consolidated balance sheet as of March 31, 2007 as accrued registration rights expense). The unsecured convertible notes are convertible at the option of the holder into shares of the Company’s common stock at an initial conversion price equal to $5.50 per share (subject to adjustment). There are no financial covenant requirements and limited reporting requirements in conjunction with the unsecured convertible notes.

On November 8, 2006, after the merger, we entered into a joinder agreement, as amended on May 21, 2007, under which we assumed the Maritime Logistics obligations under the securities purchase agreement and consummated the note financing.

The notes bear interest at a rate per annum equal to LIBOR plus the applicable margin then in effect. During the period commencing May 21, 2007 until the holders of the notes receive our consolidated financial statements following the last day of the fourth full fiscal quarter ending December 31, 2007, the applicable margin shall be equal to the greater of (i) the amount determined as set forth in the grid below based on the ratio of Net Senior Debt to TTM EBITDA for the immediately preceding twelve (12) month period ending as of the last day of each fiscal quarter prior thereto and (ii) four and one half (4.50%) percent per annum. Thereafter, on a quarterly basis, the applicable margin shall be reset based upon the following grid:

Net Senior Debt/TTM EBITDA	Applicable Margin

>3.0x	4.50%
>2.5x <=3.0x	4.25%
>2.0x <=2.5x	4.00%
>1.5x <=2.0x	3.75%
<=1.5x	3.50%

The notes issued in connection with our November 8, 2006 financing, as amended, and our secured notes issued in the restructuring provide that, after the date thereof, we may acquire the stock (or other equity interests) and/or assets of other companies provided that the following conditions are satisfied: (i) immediately prior to, and after giving effect thereto, no default or event of default under the noted shall have occurred and be continuing or would result therefrom; (ii) all applicable security agreements, pledge agreements and guarantees required under the notes with respect to the acquired business and/or company shall have been delivered; (iii) we are in compliance with the financial covenants set forth in the notes on a pro forma basis after giving effect to such acquisition as of the last day of the fiscal quarter most recently ended; (iv)the cash consideration for any such acquisition (excluding therefrom earnouts, deferred purchase price payments, special incentive bonuses and subordinated indebtedness derived or arising in connection therewith) shall not exceed the amount of notes then available in respect of the permitted indebtedness under the notes plus our cash and cash equivalents on hand provided that we must have at least $2.5 million of cash and cash equivalents on hand and/or availability under our senior credit facility after giving effect to the applicable permitted acquisition; and (v) the assets acquired shall constitute assets used in, or the stock/equity interests acquired shall be in an operating company or a division of an operating company that engages in, a line of business substantially similar, complimentary or related to the business that we are engaged in as of the date of the notes.

The secured notes also provide that our contingent indebtedness arising pursuant to earn-outs and/or deferred purchase price payments under any permitted acquisition(s) consummated after the date thereof shall not exceed $30 million in the aggregate. Additionally, the notes provide that we may incur contingent indebtedness in the form of special incentive bonuses to employees, directors and/or officers and/or to sellers of assets and/or equity interests, in each case, in connection with any permitted acquisitions consummated, provided that the sum of (a) the aggregate amount of payments in respect of such indebtedness to employees, directors and/or officers and/or to such sellers, plus (b) the aggregate amount of cash consideration paid in respect of all permitted acquisitions (excluding earnouts and deferred purchase price payments) other than from the proceeds of the common stock financing which we completed in November 2006 and any other cash on hand, shall not exceed in the aggregate for (a) and (b), $7.5 million. See “Liquidity and Capital Resources.”

A holder may require us to redeem the notes upon an event of default or upon a change of control, in each case at a premium over the principal amount of the notes being redeemed. The premium in the event of a default is the greater of (x) the product of (i) the conversion amount to be redeemed together with accrued interest and unpaid interest and late charges, if any are accrued up to and including the conversion date , in respect of such conversion amount, and (ii) the Redemption Premium, as defined (ranging from 100% to 120%), or, (y) the product of (a) the closing sale price of the common stock on the date immediately preceding such event of default multiplied by (b) the number of shares of common stock into which the amount set forth in clause (x) would have converted. The premium in the event of a change of control is equal to the product of the amount of principal being redeemed multiplied by the greater of (a) the quotient of the closing sale price of our common stock immediately prior to the announcement of the change of control divided by the conversion price and (b) 120% in the first 18 months, 115% in the period from 18 to 42 months and 110% thereafter. We may redeem all or any portion of the notes on or after May 21, 2010, if the closing sale price of our common stock is greater than 180% of the conversion price then in effect for each of the previous 20 trading days ending and certain other conditions are satisfied. If we redeem the notes, we must pay the principal and accrued interest through the date of redemption.

The indebtedness evidenced by the notes is secured indebtedness, and is subordinate to our senior debt financing. As security for our obligations under the notes, we and certain of our subsidiaries executed a security agreement, pursuant to which we and such subsidiaries granted a security interest in substantially all of their assets to the collateral agent for the benefit of the holders of the notes (which liens are subordinate to the liens that secure the senior debt financing).

The warrants issued in connection with the notes also provide for a cash payment in the event of a change of control equal to the Black Scholes value of the unexercised portion of the warrant which may result in a significant cash payment to the holders of the warrants.

We recorded deferred financing costs of approximately $6.1 million, including expenses in connection with this note financing. In addition, based upon lattice models utilizing discount cash flows and Black-Scholes valuation, we recorded issuance costs of approximately $1.4 million, in connection with the warrants issued to the placement agent. These costs will be amortized and charged to expense over the next five years.

We entered into a registration rights agreement with the buyers, whereby we agreed to provide certain registration rights with respect to the common stock underlying the notes and warrants. We also granted similar registration rights to members of our management and the security holders of Aerobic prior to the merger. In connection with the restructuring, we entered into additional registration rights agreements and our existing registration rights agreements were amended, such that we are required to file an amended registration statement with the Securities and Exchange Commission within 30 days of the date of the amendment of the notes, and to cause such registration statement to become effective within 90 days from the date of filing such amended registration statement, but not more than 120 days after May 21, 2007. If we do not satisfy our obligations under the registration rights agreement, we are obligated to pay the holders of the notes and warrants substantial penalty payments. See “Registration Rights Agreement.”

Contingent Payments

The following table summarizes our estimated contingent based earn-out payments for the next five fiscal years indicated based on achievement of certain earn-out targets (in thousands):

Fiscal Year Ended December 31,

	2007	2008	2009	2010	2011	Total

Earn-out payments:

TUG(1)	$1,483	$1,483	$1,483	$1,483	$—	$5,932

SeaMaster(2)	1,300	2,275	3,575	3,575	3,575	14,300

TUG New York Bonus (3)	60	70	81	90	102	403

TUG Los Angeles and Miami Bonus (3)	112	120	135	143	145	655

SeaMaster Bonus (3)	550	550	550	550	550	2,750

Total	$3,505	$4,498	$5,824	$5,841	$4,372	$24,040

Earn-out targets(4)

TUG	$2,200	$2,420	$2,660	$2,930	$—	$10,210

SeaMaster	2,000	3,500	5,500	5,500	5,500	22,000

Combined earn-outs targets for TUG and SeaMaster	$4,200	$5,920	$8,160	$8,430	$5,500	$32,210

Earn-outs for TUG and SeaMaster as a percentage of target	66.3%	63.5%	62.0%	60.0%	65.0%	62.8%

Notes:

(1)

The TUG earn-outs are contractual commitments based upon agreed EBITDA (earnings before interest, taxes, depreciation and amortization) targets. The earn-out payments set out above are projected payments based upon estimates by TUG. In addition, there are contingent earn-out payments based upon achievement of EBITDA above the targets. If EBITDA targets are not met, the earn-out payments will be less than those set forth above. If EBITDA targets are exceeded, the earn-out payments will be greater than those set forth above

(2)

The SeaMaster earn-outs are contractual commitments based on a payment of 65% of projected EBITDA in year one, two and three. The earn-out payments set out above are projected payments based upon estimates by SeaMaster. Actual payments may vary and depend on the actual EBITDA generated by SeaMaster, during years one, two and three, as defined in the SeaMaster acquisition agreement. After year three, the SeaMaster enterprise value will be determined based upon the average of the first three years EBITDA, multiplied by six. Any payments made from inception, and the value of the shares owned by the selling stockholder of SeaMaster valued at the fair market value at end of year three, will be deducted from the enterprise value calculated above. Any remaining balance due will be paid in cash in years four and five, subject to SeaMaster using its best efforts to maintain the year three EBITDA level. If the three year average EBITDA of SeaMaster, pursuant to the terms of the SeaMaster acquisition agreement, is greater than $3.67 million, than the total SeaMaster earn-out payment will exceed the amounts set out above.

(3)

The contingent bonus payments to certain of our key employees are based on EBITDA targets set forth in three separate bonus agreements with these employees. Pursuant to the agreements, Mr. Wu and Lee, two of our key employees, are entitled to payments subject to the TUG and Sea Master businesses achieving certain EBITDA targets established in the agreements. The TUG New York bonus is based on targets of the business which, prior to our acquisition of TUG, was conducted by TUG New York, Inc. The equivalent payments for the TUG Los Angeles and Miami bonus is based on EBITDA targets of the business which, prior to our acquisition of TUG, was conducted by TUG Logistics, Inc. (Los Angeles) and TUG Logistics (Miami), Inc. and the SeaMaster China Bonus is based on the targets set forth in the SeaMaster acquisition agreement. In addition, Mr. Wu and Mr. Lee are entitled, under the Miami and Los Angeles Bonus Agreement, to receive an additional $0.20 for each dollar by which the EBITDA target is exceeded up to an EBITDA target of $200,000 and thereafter an additional $0.30 for each dollar by which the EBITDA target is exceeded up to a maximum EBITDA cap. Mr. Wu and Mr. Lee are also entitled to receive an additional payment of $0.30 for each dollar by which the EBITDA target is exceeded under the New York bonus agreement. The EBITDA targets (i) for the TUG New York Bonus payments are $500,000, $535,000, $570,000, $600,000 and $640,000 in each of the years, (ii) for the TUG Los Angeles and Miami bonus payments are $2.2 million, $2.24 million, $2.66 million, $2.93 million and $3.22 million in each of the years, and (iii) for the SeaMaster bonus payments, $3.67 million in each of the years.

(4)	Does not indicate bonus targets for the TUG New York Bonus, TUG Los Angeles and Miami or SeaMaster/TUG China bonus payment.

In the event we undergo a change in control, the selling shareholders of TUG will receive their estimated unrealized earn-out payments of approximately $15.5 million in cash and stock and a pro rata amount thereof if the change in control occurs prior to November 8, 2009.

In the event we undergo a change in control, the principal selling shareholder of SeaMaster will receive its unrealized earn-out payment (up to approximately $22.5 million less any prior earn-out payments) provided, that, if the change in control occurs within 3 years of the date of consummation of the acquisition, it shall receive six times the three year average EBITDA (as defined in the SeaMaster stock acquisition agreement) of SeaMaster, less any prior earn-out payments.

These change of control payments will reduce substantially the amount of proceeds available for distribution to our security holders in connection with a change of control.

Change of control payments related to the financings

The premiums and payments to the holders of the notes and warrants issued in financings on any change of control will reduce substantially the amount of proceeds available for distribution to our security holders in connection with a change of control.

A holder of our notes may require us to redeem its note upon an event of default or upon a change of control, in each case at a premium over the principal amount of the notes being redeemed. This premium in the event of a change of control is equal to the product of the amount of principal (currently $65 million) being redeemed multiplied by the greater of (a) the quotient of the closing sale price of our common stock immediately prior to the announcement of the change of control divided by the conversion price (currently $5.50 per share) and (b) 120% in the first 18 months, 115% in the period from 18 to 42 months and 110% thereafter. We may redeem all or any portion of the notes on or after May 21, 2010, if the closing sale price of our common stock is greater than 180% of the conversion price then in effect for each of the previous 20 trading days ending and certain other conditions are satisfied. If we redeem the notes, we must pay the principal and accrued interest through the date of redemption.

The warrants issued in connection with the note financing and common stock financing (including those issued to the placement agent) also provide for a cash payment in the event of a change of control equal to the Black Scholes value of the unexercised portion of the warrant which may result in a significant cash payment to the holders of the warrants. The provisions regarding the change of control are incorporated in our estimates of fair value of derivative instruments as stated on our pro forma Balance Sheet. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Payments related to the Severance Benefit Plan

Our executive compensation program provides for potentially substantial payments to our executives and key employees in connection with a change of control. These payments will reduce substantially the amount of proceeds available for distribution to our security holders in connection with a change of control.

In the event an executive’s employment is terminated in connection with a change in control, then the officer is entitled to the 24 months of base salary continuation payable in a lump sum and outplacement services in an amount not to exceed $10,500. In addition, we are obligated to maintain the officer’s perquisites and benefits for a period of 2 years. A termination is deemed to be in connection with a change in control if it occurs on the date of the change in control or within the 2 years following the change in control. Mr. O’Neill, the President of our subsidiary FMI, will receive the greater of the benefit described under the Severance Benefit Plan or 2 times his base salary for 24 months. Our CEO and four most highly compensated officers also are entitled, if eligible for severance benefits, to $7,500 per year of employment in lieu of any amounts forfeited under our 401(k) plan. See “Executive Compensation.”

Change of control payments related to founder agreements

We have agreed to pay certain founders of our subsidiary Maritime Logistics a cash payment, if a change of control that our board has not approved occurs prior to November 8, 2011. The cash payment is equal to the product of the amount by which the sale price of the common stock in the change of control exceeds $10.00 multiplied by the number of shares of stock held by such founder. Messrs. Agresti, Shahbazian, Dombalis and Knight are entitled to a cash payment within 10 days of the occurrence of a change of control. Assuming that the sales price of our common stock in a change in control was between $8 and $12 Mr. Agresti would receive between $0-$560,000; Mr. Shahbazian would receive between $0-$252,000; Mr. Dombalis would receive between $0-$441,000; and Mr. Knight would receive between $0-$441,000. In total these payments to our CEO and named executive officers would be between $0 or $1,694,000 in the event of a change of control with a sales price of our common stock between $8 and $12. These payments will reduce substantially the amount of proceeds available for distribution to our security holders in connection with a change of control.

Compensation Payment Due Under Our Management Incentive Plan

As described in greater detail in the Executive Compensation Section herein, our CEO and other named executive officers are entitled to payments under our management incentive plan subject to our achievement of certain EBITDA targets established by our compensation committee. If the threshold EBITDA target is not achieved, then no annual bonus will be paid. If we achieve our threshold or maximum EBITDA targets for fiscal year 2007, Mr. Agresti is entitled to a minimum annual bonus of $175,000 or maximum annual bonus of $1,575,000; Mr. Shahbazian to $112,000 or $1,037,500; Mr. O’Neill to $135,000 or $1,245,000; Mr. Dombalis to $87,500 or $787,500; and Mr. Knight to $87,500 or $787,500. In total these payments would be $597,000 to our CEO and named executive officers in the event we achieved 80% of our EBITDA target. If we achieved our maximum EBITDA target, then in total the annual payments to our CEO and named executive officers would be $5,432,500.

Under the terms of the long-term incentive plan component of the management incentive plan there are three year performance periods that provide that if the EBITDA for the last year of the performance period exceeds the EBITDA target for the first year by at least 33%, then a cash bonus will be paid to our CEO and named executive officers. The first performance period is fiscal year 2007 through fiscal year 2009 and the second performance period is 2008 through 2010. If the EBITDA target is exceeded, then our CEO and each named executive officer shall be paid a bonus equal to 1.5 times their respective base salary earned during the first year of the performance period, 2007 and 2008 respectively. For example, if the 2009 EBITDA exceeds the 2007 target EBITDA by 33% or more, then Mr. Agresti will be paid $525,000; Mr. Shahbazian will be paid $375,000; Mr. O’Neill will be paid $450,000; Mr. Dombalis will be paid $375,000 and Mr. Knight will be paid $375,000 for aggregate payments of $2.1 million. The EBITDA targets for Mr. O’Neill are based upon the EBITDA for FMI. In this example, the long-term incentive plan bonus payments would be $2,100,000 to our CEO and named executive officers.

Equity Incentive Awards.

We issued options to purchase 1,175,000 shares of common stock, 667,000 stock appreciation rights (SARs) and 233,500 shares of restricted stock under our 2006 Equity Incentive Plan. These options and SARs were granted with an exercise price equal to $10 per share. The options have a 5-year term and vest over two to three years. The restricted shares vest in two equal annual installments commencing one year after the grant date. The vesting of these options and restricted shares will result in charges to our operations, which may be substantial.

The 2006 Equity Incentive Plan is administered by our Board of Directors which is authorized to grant incentive stock options, non-qualified stock options, SARs, performance shares, restricted stock, restricted stock units, performance shares and other common stock-based awards to our executive officers.

Registration rights penalties

We may be required to make substantial payments under the registration rights agreements we entered into in connection with the note financings, and the common stock financing.

We are required to make payments to purchasers (including the placement agent) who are parties to the registration rights agreements as liquidated damages (adjusted proportionally for a portion thereof) if any of the following events occurs and during the period such event is continuing:

(a) The registration statement is not filed on or before the 30th day after May 21, 2007;

(b) The registration statement is not declared effective by the Securities and Exchange Commission on or before the 90th day after filing, but not more than 120 days after May 21, 2007;

(c) After the effective date of the registration, a registration statement ceases for any reason to remain continuously effective as to all registrable securities for which it is required to be effective, or the holders are otherwise not permitted to utilize the prospectus therein to resell such registrable securities, for more than 10 consecutive calendar days or more than an aggregate of 20 calendar days during any 10-month period (which need not be consecutive calendar days) except during any period when we are diligently pursuing the effectiveness of an amendment to a registration statement.

Such payment shall be equal to a percentage of the aggregate amount invested as follows: one percent (1%), prorated for the first 30 days after any of the above events, and two percent (2%) prorated each thirty day period thereafter subject to a 10% aggregate limit. One percent of the aggregate amount invested in the financings is approximately $1.2 million

We have previously incurred and paid aggregate registration rights penalties of approximately $3,098,000, of which $98,000 was paid in cash and $3,000,000 was satisfied through the issuance of $3,000,000 in principal amount of convertible notes. We incurred these penalties because we failed to file our registration statement within sixty days of November 8, 2006, as required by the registration rights agreements entered into in connection with the note and common stock financing. As described below, of the $3 million in notes, $2 million were issued to the investors in the note financing and $1 million were issued to the investors in the common stock financing. On May 21, 2007, in exchange for $2 million of restructured convertible notes, the holders of the convertible notes waived existing penalties pursuant to the registration rights agreement relating to our failure to cause the shares of our common stock underlying the convertible notes and warrants to become registered within 150 days after filing of the original registration statement. We extended the date by which such shares are to be registered. A portion of this $2 million was added to the principal amount of each holder’s restructured convertible note. In addition, in connection with the restructuring, a majority of the holders of the common stock of the company agreed to waive certain penalties pursuant to the registration rights agreement relating to our failure to cause certain shares of our common stock and shares of our common stock underlying warrants to become registered within 150 days after filing the original registration statement. We extended the deadline for causing such shares to be registered. In exchange, all of the participants in our prior private placement of common stock received, pro rata, unsecured convertible notes in the aggregate principal face amount of $1 million. Our registration statement has not yet been declared effective and we may incur additional penalties.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – an Amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). SFAS No. 155 allows financial instruments that contain an embedded derivative and that otherwise would require bifurcation to be accounted for as a whole on a fair value basis, at the holders’ election. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. We do not expect that the adoption of SFAS No. 155 will have a material impact on our consolidated results of operations, financial position and cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets – an Amendment of FASB Statement No. 140” (“SFAS No. 156”). SFAS No. 156 provides guidance on the accounting for servicing assets and liabilities when an entity undertakes an obligation to service a financial asset by entering into a servicing contract. This statement is effective for all transactions in fiscal years beginning after September 15, 2006. We do not expect that the adoption of SFAS No. 156 will have a material impact on our consolidated financial condition or results of operations.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). We will adopt the provisions of FIN 48 for fiscal years beginning after December 15, 2006. The Company does not expect FIN 48 to have a material impact on the Company’s consolidated results of operations, financial position, or cash flows.

SFAS No. 157, Fair Value Measurements (“SFAS 157”), defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. The Company will adopt the provisions of SFAS 157 effective January 1, 2008. The Company does not expect SFAS 157 to have a material impact on the Company’s consolidated results of operations, financial position, or cash flows.

SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”), improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 did not have an impact on the Company’s consolidated results of operations, financial position, or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Quantifying Financial Statement Misstatements”. Due to diversity in practice among registrants, the SEC staff in No.108 expresses its views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. The Company will be required to adopt SAB No.108 in fiscal 2007 but does not believe it will have a material impact on its consolidated results of operations, financial position, or cash flows.

In October 2006, the FASB issued FSP No. 123(R)-5, “Amendment of FSP FAS 123(R)-1”, (“FSP FAS123(R)-5”) to address whether a change to an equity instrument in connection with an equity restructuring should be considered a modification for the purpose of applying FSP No. FAS 123(R)-1, Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under FAS Statement No 123(R) (“FSP FAS123(R)-1”). FSP FAS 123(R)-1 states that financial instruments issued to employees in exchange for past or future services are subject to the provisions of FAS 123(R) unless the terms of the award are modified when the holder is no longer an employee. In FSP FAS 123(R)-5, the FASB staff concluded that changes to the terms of an award that are made solely due to an equity restructuring are not considered modifications as described in FSP FAS 123(R)-1 unless the fair value of the award increases, anti-dilution provisions are added, or holders of the same class of equity instruments are treated unequally. FSP FAS 123(R)-5 is effective for the first reporting period beginning after October 10, 2006. The adoption of FSP FAS 123(R)-5 did not have a material impact on the our consolidated results of operations, financial position and cash flow.

In February 2007 the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). Under this standard, the Company may elect to report financial instruments and certain other items at fair value on a contract-by-contract basis with changes in value reported in earnings. This election is irrevocable. SFAS 159 provides an opportunity to mitigate volatility in reported earnings that is caused by measuring hedged assets and liabilities that were previously required to use a different accounting method than the related hedging contracts when the complex provisions of SFAS 133 hedge accounting are not met. SFAS 159 is effective for years beginning after November 15, 2007. Early adoption within 120 days of the beginning of the Company’s 2007 fiscal year is permissible, provided the Company has not yet issued interim financial statements. The Company is currently evaluating the impact SFAS 159 will have on its results of operations, financial position and cash flows.

Quantitative And Qualitative Disclosures About Market Risk

Interest Rates.

We are exposed to changes in interest rates as a result of our financial activities with respect to our borrowings under the senior credit facility and the notes issued. Borrowings under these credit agreements bear interest at variable rates based on a LIBOR margin pricing grid adjusted quarterly, based on our leverage ratio. A 1% change in interest rates would increase our interest expense by $1.3 million per year.

We have a $55 million senior credit facility with a five-year term. The senior credit facility, as amended, bears interest at the rate set forth in the table shown in the “Senior Credit Facility” section of this report.

Additionally, our notes are convertible at the option of the holder into shares of common stock and mature on the fifth anniversary of their issuance and bear interest at the interest rate set forth in the table shown in Item 2. “Contractual Obligations” and section of this report. The principal amount of the notes does not amortize during the life of the notes, but is subject to a balloon payment at the end of the term should the notes not be in converted into common stock during this period.

Foreign Currency Exposure.

Our worldwide operations will necessitate that we deal with a multitude of currencies other than the U.S. dollar. This results in our potentially being exposed to the inherent risks of the international currency markets and governmental interference. Some of the countries where we maintain offices and/or agency relationships have strict currency control regulations which influence our ability to hedge foreign currency exposure. We plan to try to compensate for these exposures by accelerating international currency settlements among our offices or agents. We may enter into foreign currency hedging transactions only in limited locations where there are regulatory or commercial limitations on our ability to move money freely around the world. We currently have no foreign currency derivatives outstanding, and have no significant funds subject to foreign exchange controls.

Customer Concentration

We have a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in one of those customer’s credit worthiness, or other matters affecting the collectibility of amounts due from such customers, could have a material affect on our results of operations in the period in which such changes or events occur. At March 31, 2007, approximately 13.6% of accounts receivable were due from one customer, Jones Apparel Group, Inc. For the three months ended March 31, 2007, approximately 15.6% of revenues was generated from this customer. At December 31, 2006, approximately 11% of accounts receivable were due from this customer. For each of the periods from February 6, 2006 (date of inception) to December 31, 2006, from January 1, 2006 to October 31, 2006, and for the years ended December 31, 2005 and 2004, approximately 11% were generated from this customer.

CHANGES IN THE REGISTRANT’S REGISTERED ACCOUNTANT

We historically retained Dale Matheson Carr-Hilton Labonte, Chartered Accountants (Dale Matheson), as our principal accountant. In connection with the closing of the merger, on November 8, 2006, we dismissed Dale Matheson as our principal accountant and retained Friedman LLP as our new principal accountant. Our board of directors approved the decision to change our principal accountant.

Dale Matheson’s reports on the financial statements for the period February 25, 2004 (date of inception) to December 31, 2004 included in the Form 10-KSB as filed with the SEC on March 31, 2005 and the period January 1, 2005 to December 31, 2005, included in the Form 10-KSB as filed with the SEC on March 29, 2006, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The report for the year ended December 31, 2005 did contain the following statement regarding our ability to continue as a going concern:

“The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant operating losses since inception, which raises a substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During the period from February 25, 2004 to November 8, 2006, we had no disagreements with Dale Matheson on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. We had not consulted with Friedman LLP on any matter prior to engaging them as our principal accountant and engaging them to audit Maritime Logistics and TUG in connection with the acquisition.

We have authorized Dale Matheson to respond fully to the inquiries of Friedman LLP concerning any matters discussed above. We have provided Dale Matheson with a copy of the above statements. Dale Matheson furnished us with a letter addressed to the SEC stating that they agree with the above statements.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the name, age and position of each person who is a director or executive as of the filing of this registration statement. Each such officer and director, except for Wesley K. Clark who was elected to the board of directors and as chairman of the Board on January 31, 2007 and Robert O’Neill who replaced Raymer McQuiston on April 29, 2007, has served as such since the merger on November 8, 2006. Prior to the merger of our subsidiary with Maritime Logistics, Arnold P. Kling was our sole director. Mr. Kling appointed Mr. Agresti, then a director of Maritime Logistics, as our director effective immediately upon the consummation of the merger. Mr. Kling resigned effective immediately upon the consummation of the merger and, as a result, Mr. Agresti became our sole director. Mr. Agresti then expanded the board to have seven members and appointed Messrs. Winfield, MacAvery, DeSaye, McQuiston and Coogan to fill the vacancies on our board. In addition, effective immediately upon the consummation of the merger, Arnold P. Kling and Kirk M. Warshaw resigned as our President and Chief Financial Officer, respectively. Mr. McQuiston resigned from the board of directors in April 2007 to become our outside general counsel. He was replaced by Robert O’Neill upon nomination by the independent directors and appointment by the board of directors pursuant to the terms of the voting agreements. Messrs. Clark, Agresti and Windfield were re-elected to be board of directors by the security holders at our annual meeting held on May 18, 2007. Following these resignations, the new board appointed the officers set forth in the table below.

Name	Age	Position(s)

Wesley K. Clark	62	Director, Chairman of the Board

Robert A. Agresti	46	Director, President and Chief Executive Officer

Paul Shahbazian	51	Chief Financial Officer

Gregory DeSaye	54	Director, Chairman of FMI

Peter Klaver	55	Senior Vice President

William Knight	46	Senior Vice President – Sales and Customer Service, President of Summit Logistics

Christopher Dombalis	48	Senior Vice President - Asia Pacific Trade and Marketing, President of TUG USA, Inc.

James Madden	61	Senior Vice President - Atlantic Trade and Marketing, President of AMR and AmeRussia

Peter Stone	40	President of SeaMaster Logistics Inc.

J. Terence MacAvery	57	Director

Robert O’Neill	44	Director, President of FMI

Paul Windfield	50	Director

William J. Coogan	52	Director

Wesley K. Clark, General United States Army, ret., Chairman of our board of directors. General Clark was appointed as a director and as our Company’s Chairman on January 31, 2007 and re-elected on May 18, 2007. Members of our board of directors serve for staggered terms. General Clark will serve as director until our annual meeting in 2010. Since March 2003 he has been the Chairman and Chief Executive Officer of Wesley K. Clark & Associates, a business services and development firm based in Little Rock, Arkansas. General Clark is Chairman of the Board of Rodman & Renshaw Holding, LLC, the Parent Company of Rodman & Renshaw, LLC, our placement agent in connection with the financings consummated in November 2006. From March 2001 to February 2003 he was the Managing Director of the Stephens Group Inc., an emerging company development firm. From July 2000 to March 2001 he was a consultant for Stephens Group Inc. Prior to that time, General Clark served as the Supreme Allied Commander of NATO and Commander-in-Chief for the United States European Command and as the Director of the Pentagon’s Strategic Plans and Policy operations. General Clark retired from the United States Army as a four-star general in July 2000 after 38 years in the military and received many decorations and honors during his military career. General Clark is a director of Argyle Security Acquisition Corporation, a holding company in the security industry.

Robert A. Agresti, Director, President and Chief Executive Officer. Mr. Agresti was appointed as our Chairman, President and Chief Executive Officer on November 8, 2006 and re-elected on May 18, 2007 as a director. Our board of directors serve for staggered terms. Mr. Agresti will serve as director until our annual meeting in 2010. Mr. Agresti was replaced as Chairman of our Company on January 31, 2007 by General W. Clark. Mr. Agresti is a founder and, since its inception, President of Maritime Logistics. He has over 18 years of experience in marine transportation as a director and officer of logistics, ocean carrier, marine insurer, and terminal facilities. From February 2004 until the inception of Maritime Logistics in February 2006, he served as Executive Vice President and General Manager, North American Trades P&O Nedlloyd Limited, North America and the co-head of Royal P&O Nedlloyd’s North American operations. Prior to this, he was Chief Financial Officer of P&O Nedlloyd Limited North America. Before joining P&O Nedlloyd, he was an Audit Manager at KPMG and is a Certified Public Accountant.

Paul Shahbazian, Chief Financial Officer. Mr. Shahbazian was appointed our Chief Financial Officer on November 8, 2006. Mr. Shahbazian has over 19 years of experience in marine transportation as a senior financial manager and officer of P&O Nedlloyd Limited, North America. From September 1988 until October 2006, he was the Vice President of Finance of P&O Nedlloyd Limited, North America. He was senior audit manager at KPMG prior to joining P&O Nedlloyd and is a certified public accountant.

Gregory DeSaye, Director and Chief Executive Officer of FMI. Mr. DeSaye was appointed as one of our directors on November 8, 2006 and is continuing as the Chief Executive Officer of our subsidiary FMI. Our board of directors serve for staggered terms. Mr. DeSaye will serve until our annual meeting in 2008. He has been with FMI since its inception in 1980, serving as senior vice president of FMI, Inc., the company from which we acquired FMI, until 2003 and then as Chairman and Chief Executive Officer of FMI International, Inc. from 2003 until the present. His primary focus is working with the senior managers and vice presidents at FMI to implement FMI’s business strategy, and he remains actively involved in the information technology department in improving the analytics and operating platform for the business.

Peter Klaver, Senior Vice President. Mr. Klaver was appointed our Senior Vice President on November 8, 2006. Mr. Klaver is a founder of Maritime Logistics. Mr. Klaver has over 30 years of experience spanning the insurance, banking, industrial services, health care and transportation industries. From September 1998 until founding Maritime Logistics, he served as the Vice President of Human Resources for P&O Nedlloyd, North America. He has served as Regional Customer Service Manager for Allstate, Vice President of Human Resources for Fleet Finance, Head of Industrial Relations for Initial Contracts Services (BET) and Senior Operating officer for National Health Services. Mr. Klaver has extensive experience in business integration. He guided P&O Nedlloyd through a succession of acquisitions, consolidations and business changes.

William “Bill” Knight, Senior Vice President—Sales and Customer Service and President of Summit Logistics International. Mr. Knight was appointed our Senior Vice President – Sales and Customer Service on November 8, 2006. He has been the President of Summit Logistics since May 2006 and is a founder of Maritime Logistics. Mr. Knight has over 20 years of experience in the transportation industry with an extensive background in sales, marketing, product development and equipment management. From September 2002 until founding Maritime Logistics, Mr. Knight served as Senior Vice President Sales for P&O Nedlloyd, North America. Prior to this, he served as Vice President of the Western Sales Region in the United States, and Retail Product Manager for logistics services for P&O Nedlloyd Ltd. based in London.

Christopher Dombalis, Senior Vice President—Asia Pacific Trade and Marketing and President of TUG USA Inc. Mr. Dombalis was appointed Senior Vice President – Asia Pacific Trade and Marketing on November 8, 2006. He has been the president of TUG USA since May 2006 and is a founder of Maritime Logistics. Mr. Dombalis has over 22 years of marine transportation experience with an extensive background in Pacific trade, North American sales, logistics and marketing. From 1996 until founding Maritime Logistics, Mr. Dombalis served as the Senior Vice President and General Manager of Pacific Trade, Senior Vice President & General Manager of P&O Nedlloyd Logistics and Senior Vice President of Sales and Marketing for P&O Nedlloyd, North America. In these roles he was instrumental in developing and executing the Pacific Trade business plan, branding and integrating services for logistics and liner customers and restructuring the North American Sales organization and business-to-business sales platforms. He has held international assignments in Asia (based in Hong Kong and Taiwan for seven years) where he served as a sales manager for Asia, as well as the lead commercial contract negotiator with responsibility for all commercial, pricing and product development. Mr. Dombalis began his career with Sea Land Services in New York and Mitsui OSK Lines in Asia.

James Madden, Senior Vice President—Atlantic Trade and Marketing and President of AMR Investments and AmeRussia. Mr. Madden was appointed our Senior Vice President – Atlantic Trade and Marketing on November 8, 2006. He has been the President of AMR Investments and AmeRussia since May 2006 and is a founder of Maritime Logistics. Mr. Madden has 36 years of experience in the transportation industry with an extensive background in engineering, operations, business development and United States Government cargos (military & preference). From July 2000 until founding Maritime Logistics, Mr. Madden was the Vice President of Government Relations for P&O Nedlloyd, North America. At Farrell Lines he served as Contracting Officer for Farrell’s management of vessels in the Maritime Administration’s Ready Reserve Fleet. He was the principal driver in re-flagging vessels and opening up service to the Gulf. He was instrumental in aligning Farrell Lines and P&O Nedlloyd’s growth with the United States Government.

Peter Stone, President of SeaMaster Logistics Inc. Mr. Stone is continuing as president of SeaMaster Logistics Inc. He is a professional manager in air and ocean transportation and logistics with more than 20 years of diversified experience in international business development and revenue management. Responsibilities have included sales, marketing, operations, finance, training, product development and strategic planning. Prior to joining us, Mr. Stone held numerous positions at P&O Nedlloyd Limited North America, Hong Kong SAR since 1996, including Senior Vice President and General Manager, Sales & Marketing, Asia Pacific; Vice President and General Manager, P&O Nedlloyd Logistics Asia; Vice President, Pacific Trade, Asia Region; and at P&O Nedlloyd Limited, East Rutherford, New Jersey USA, including Manager, Strategic Planning and Business Development Pacific Trade and Manager, Pricing and Revenue Management. Mr. Stone is also a director of SeaMaster Hong Kong.

J. Terence MacAvery, Director. Mr. MacAvery was appointed director on November 8, 2006. Members of our board of directors serve for staggered terms. Mr. MacAvery will serve as director until our annual meeting in 2008. Mr. MacAvery is a senior tax executive with 30 years of experience working with United States and multinational clients in a variety of industries as a certified public accountant and tax attorney with expertise developed during 27 years with KPMG, the last 16 years as Partner. Currently, Mr. MacAvery is a Partner with the accounting firm of Hamilton & MacAvery. His professional background includes domestic and international tax, strategic planning and analysis, merger and acquisition negotiation and related integration as well as presentations to boards of directors, government agencies and trade and professional organizations.

Robert O’Neill, Director and President of FMI. Mr. O’Neill was appointed director effective April 29, 2007 to replace Mr. McQuiston, who resigned to become our outside general counsel and an observer on our Board. Members of our board of directors serve for staggered terms. Mr. O’Neill will serve as director until our annual meeting in 2009. Mr. O’Neill joined FMI, Inc., the entity from which we acquired FMI, in 1990 as Vice President Sales and Marketing and became its President in 2003. Mr. O’Neill’s primary responsibilities include developing and maintaining key client relationships as well as planning, implementing and controlling the marketing function at FMI. From 1980 to 1988, he held various sales and operations positions with H & M International Transportation, Inc., OOCL Steamship Lines and Streichler North River Terminals.

Paul A. Windfield, Director. Mr. Windfield was appointed director on November 8, 2006 and re-elected on May 18, 2007. Members of our board of directors serve for staggered terms. Mr. Windfield will serve as director until our annual meeting in 2010. Mr. Windfield is currently the Managing Director of MDI Asia Pacific, a software, content and network provider in the global trade management compliance and controls, logistics visibility, supplier and supply chain management, and financial supply chain field with operations in North America, Europe, the ISC and Asia Pacific. He has over 26 years of experience in the maritime transportation industry. Mr. Windfield was from July 2003 until June 2005 Director-Sales, P&O Nedlloyd London, reporting directly to the Chief Executive, a member of the board of P&O Nedlloyd Container Line Ltd. (a wholly-owned subsidiary of Royal P&O Nedlloyd BV) and a member of the executive management team of both companies.

William J. Coogan, Director. Mr. Coogan was appointed director on November 8, 2006. Members of our board of directors serve for staggered terms. Mr. Coogan will serve as director until our annual meeting in 2009. Mr. Coogan is currently a private investor with interests in land development, mortgage financing and boat building. His prior experience includes 25 years in the freight forwarding industry, holding positions from sales executive, JFK branch manager and executive vice president ocean for Expeditors International of Washington, Inc. His tenure with Expeditors International of Washington, Inc. ran from 1985 through 2004 and from 1989 forward, he was part of the senior management steering committee setting goals and implementing strategy. From October 2004 to January 2006 he pursued various entrepreneurial ventures in land development and boat building. From January 2006 until the present, he has been a member of Deer Creek Holdings LLC, a property development company.

We may add other directors to our board in the future, as qualified candidates become available.

Key Employees and Secretary

Set forth below is information concerning our key employees and secretary, including their ages as of June 5, 2007.

Raymer McQuiston, 45, Outside General Counsel and Secretary. Mr. McQuiston was previously a director of SGL, and has been Secretary of our Company since November 8, 2006. Mr. McQuiston has over 18 years of experience as an attorney in representing marine transportation businesses, advising marine insurers and logistics, container terminal and inter-modal companies. Mr. McQuiston has been a partner at Brown Rudnick Berlack Israels LLP, an international law firm, since 2004. Prior to joining Brown Rudnick he was a partner at another international law firm, Torys LLP, from 2002 to 2004 and prior to that at Holland & Knight LLP

Jerry Huang, 44, Managing Director of SeaMaster Logistics (Holdings) Ltd. Mr. Huang is the Managing Director for the Asia Pacific region for SeaMaster Logistics (Holdings) Ltd. He has 22 years of experience in the logistics industry. Mr. Huang leads and directs operations, sales, marketing and pricing in Southeast Asia. For more than the past five years, Mr. Huang was employed as Managing Director of Hecny Shipping Limited, the specialist entity of Hecny Group for Ocean Freight Services

Robert Lee , 44, Chief Executive Officer of TUG USA, Inc. Mr. Lee is Chief Executive Officer of TUG USA. He has 21 years of experience in the logistics industry. Mr. Lee and Mr. Wu founded Trans-Union Group in 1994 which later changed its name to TUG Logistics, Inc. Prior to founding TUG Logistics, Inc., Mr. Lee held various positions at several different freight forwarding companies.

Robert Wu, 46, Chief Operating Officer of TUG USA, Inc. Mr. Wu is Chief Financial Officer of TUG USA. He has 21 years of experience in the logistics industry. Mr. Wu and Mr. Lee founded Trans-Union Group in 1994 which later changed its name to TUG Logistics, Inc. Prior to founding TUG Logistics, Inc., Mr. Wu held various positions at several different freight forwarding companies.

Family Relationships

The directors and executive officers are not related by blood, marriage or adoption.

Board of Directors

Our board of directors presently consists of seven members. Our amended and restated Certificate of Incorporation provides for a staggered board of directors where our board of directors is divided into three classes, with each class serving a term of three years. Mr. Agresti, Mr. Windfield and Mr. Clark serve until our annual meeting in 2010. Mr. MacAvery and Mr. DeSaye serve until our annual meeting in 2008. Mr. O’Neill and Mr. Coogan serve until our annual meeting in 2009. Each of Messrs. Clark, Windfield, MacAvery and Coogan are considered an “independent director” pursuant to the definition set forth in Nasdaq Rule 4200(a)(15)(B). While we are not subject to this rule, we have used this rule for determining the independence of our directors.

Prior to the merger of our subsidiary with Maritime Logistics, Arnold P. Kling was our sole director. Mr. Kling appointed Mr. Agresti, then a director of Maritime Logistics, as our director, effective immediately upon the consummation of the merger. Mr. Kling then immediately resigned and, as a result, Mr. Agresti became our sole director. Mr. Agresti then expanded the board to have seven members and appointed Messrs. Windfield, MacAvery, DeSaye, McQuiston and Coogan to fill the vacancies on our board. Our board appointed Mr. Clark as a director on January 31, 2007. Mr. McQuiston resigned from the Board in April 2007 and was replaced by Mr. Robert O’Neill. Messrs. Clark, Agresti and Windfield were re-elected to the board of directors by our security holders at our annual meeting held on May 18, 2007 at our annual meeting.

Since the merger and appointment of our new directors, we have taken actions by written consent and have held seven special meetings of our board of directors. All of our directors attended these meetings. Prior to the merger, Mr. Kling was our sole director and could take action by his written consent as sole director.

Board Committees and Meetings

Our board has an audit committee, a compensation committee, an acquisition committee and a governance committee. If we proceed with the listing of our common stock on Nasdaq or any other exchange, our board will need to determine that each member of the compensation and audit committees are “independent” as required by applicable rules and regulations, and, in addition, each member of the audit committee will need to be “independent” and possess adequate financial skills, within the meaning of rules and regulations applicable to audit committee members. The members of the committees are identified in the following table.

Director	Acquisition Committee	Audit Committee	Compensation Committee	Governance Committee

Robert A. Agresti	Chair
General Wesley K. Clark
Paul A. Windfield		X	Chair
Gregory Desaye				Chair
J. Terence MacAvery	X	Chair	X
Robert O’Neill				X
William J. Coogan		X

Audit Committee. Our audit committee is charged with assisting the board of directors in fulfilling its oversight responsibilities with respect to accounting and financial reporting. The audit committee is directly responsible for the oversight of: (i) the integrity of our disclosure controls and procedures; (ii) the integrity of our internal controls over financial reporting; and (iii) the qualifications, independence, appointment, compensation and performance of our independent auditors.

Under its charter adopted in January 2007, the audit committee must consist of not less than three directors, all of whom satisfy the independence standards of The Nasdaq Stock Market. The audit committee is composed of Mr. Coogan, Mr. MacAvery and Mr. Windfield, all of whom the Board of Directors determined satisfy those standards. The Board of Directors reviewed the qualifications of Mr. MacAvery and determined that he was an “audit committee financial expert” as defined by SEC rules. The audit committee was not formed until the end of the fiscal year ended December 31, 2006.

Compensation Committee. Our compensation committee is charged with recommending to the board the compensation for the executives and administering stock incentive and benefit plans. Our compensation committee is comprised of Mr. Windfield and Mr. MacAvery, both of whom must and do satisfy the independence standards of the Nasdaq.

Under its charter adopted in November 2006, the compensation committee has overall responsibility with respect to designing, approving and evaluating executive compensation for our and our subsidiary’s executive officers. The compensation committee must consist of not less than two directors.

Acquisition Committee. The acquisition committee is charged with recommending acquisition candidates, acquisition structures and terms to the board. Mr. Agresti and Mr. MacAvery are the members of this committee and Mr. McQuiston is an observer.

Under its charter adopted in January 2007, the acquisition committee has the authority to review and approve merger and acquisition transactions and investment transactions proposed by our management. The acquisition committee is authorized to approve merger and acquisition transactions and investment transactions by us valued in an amount not to exceed, for any particular acquisition or investment, $5 million in cash, stock, debt or a combination thereof. The acquisition committee shall be comprised of not less than two directors.

Governance Committee. The governance committee is charged with providing a leadership role with respect to our corporate governance. Mr. DeSaye and Mr. O’Neill are the members of this committee and Mr. McQuiston is an observer.

Under its charter adopted January 2007, the governance committee develops and periodically reviews corporate governance guidelines and recommends changes to the board. The governance committee shall consist of at least two directors.

Nomination of Directors

The Independent Directors are responsible for identifying, screening and recommending candidates to the board for nomination by the board for board membership, in accordance with our Certificate of Incorporation, Bylaws, resolutions, policies and procedures. Nominees for director shall be selected on the basis of, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of our business environment, all in the context of an assessment of the perceived needs of the board at that time.

The beneficial holders of 2,664,368 shares, or approximately 35.1%, of the common stock have entered into a voting agreement. The parties to this agreement are Mr. Agresti (a director and our Chief Executive Officer); Greg DeSaye (a director and Chief Executive Officer of FMI); Mr. Dombalis (our Senior Vice President); Mr. Stone (the President of SeaMaster); Mr. O’Neill (a director and President of FMI) and five other of our security holders (FMI, Inc., Mr. Wu, Mr. Lee, Michael DeSaye and Protex Holdings). Under the voting agreement, unless otherwise agreed by the holders of 75% of the shares then held by the parties to the voting agreement (excluding any person in the event of death or incapacity), each of the parties have agreed to use their commercially reasonable efforts to cause our company (i) to continue to fix the number of Board of Directors at seven (7) members, and (ii) to nominate each of Messrs: Robert A. Agresti, Gregory DeSaye, Terrence MacAvery, and Robert O’Neill for election as directors at any of our applicable shareholder’s meetings. The parties to the voting agreement have further agreed to vote all of their shares to elect each such person as a director. See “Terms of Voting Agreement” for a more complete description of the voting agreement.

Nominations for the election of directors at an annual meeting of the security holders, or special meeting in lieu of the annual meeting, may also be made by any security holder entitled to vote in the election of directors at the meeting. Security holders entitled to vote in such election may nominate one or more persons for election as directors only if written notice of such security holder’s intent to make such nomination or nominations has been given either by personal delivery, overnight (receipted) courier or by United States mail, postage prepaid, to the secretary of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the immediately preceding annual meeting or special meeting in lieu thereof. Such notice shall set forth: (a) the name, age, business address and residence address and telephone number of the security holder who intends to make the nomination and of the persons or person to be nominated; (b) a representation that the security holder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the security holder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the security holder; (d) such other information regarding each nominee proposed by such security holder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the consent of each nominee to serve as a director if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Additionally, the foregoing shall be applicable to any nomination made by a person who was a security holder of record on the record date for the meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We believe our success depends on the continued contributions of our named executive officers and key employees. Personal relationships are very important in our industry. Our named executive officers and key employees are primarily responsible for many of our critical customer and supplier relationships. The maintenance of these relationships is critical to ensuring our future success. Therefore, it is important to our success that we retain the services of these individuals and prevent them from competing with us should their employment with us terminate.

Our compensation programs are designed to provide our named executive officers and key employees competitive salaries, short term bonus opportunities, severance benefits and change of control payments as well as long-term cash and equity incentives. Our goal is to provide our named executive officers with incentives that are aligned with the performance of our business and the performance of our common stock. Our salary, severance benefits and annual allowances are intended to be competitive with similarly situated companies.

Our current compensation plans and programs for our named executive officers are the result of negotiations between those named executive officers and investors and potential investors in our note financing and common stock financing. Our current compensation plans and programs for our key employees is the result of negotiations between our named executive officers and our key employees in connection with the acquisitions of FMI and TUG. In connection with the financings and the acquisitions, our compensation committee reviewed and approved the proposed compensation programs resulting from the negotiations relating to the financings and the acquisitions. Additionally, as further described below, on November 8, 2006, security holders holding 85.5% of our then outstanding common stock (prior to the financings and the acquisitions but, after the merger) approved the executive employment agreements, our 2006 Equity Incentive Plan, awards under such plan to our executive officers and directors, the management incentive plan, the executive retirement plan and the severance benefit plan. Our 2006 Equity Incentive Plan was amended May 18, 2007 by security holders holding 69.1% of our outstanding common stock to increase the number of shares authorized under the plan by 250,000.

Our compensation plan consists of the following components: salary, annual incentive bonus, certain annual allowances, severance benefits, payments in the event of a change of control, a one time non-compete payment, stock option awards, stock appreciation rights, long term incentive plan payments, and a supplemental executive retirement plan. The details of each these components are described in the tables and narrative below.

In connection with the merger, the financings and the acquisitions, we paid each of the named executive officers a one time cash payment in consideration for entering into a non-compete agreement. We believe that prohibiting these officers from competing with us if they leave our company is imperative to our success. The severance plan, change of control provisions and founders agreements payment terms and amounts were negotiated to compensate the named executive officers for the risk of joining a venture such as us with very limited operating history where they might not realize the full potential of their equity based incentives. The equity incentive plan, under which options and stock appreciation rights are issued, is designed to award activities that increase the trading price of our common stock. The management incentive plan is designed to reward increases in our earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. The EBITDA thresholds for 2007 have not yet been established.

Compensation Committee Report on Executive Compensation

The compensation committee is comprised of two independent non-employee directors whose names are listed at the end of this Registration Statement. The committee sets the principles and strategies it serves to guide the design of our compensation plans and programs. The committee will annually evaluate the performance of our President/CEO and the other named executive officers. Taking their performance evaluations into consideration, the committee will establish and approve their compensation levels, including base salary, annual bonuses, equity incentives, long term incentive plans and discretionary contributions to the supplemental executive retirement plan. The committee met prior to the financings and acquisitions on November 8, 2006 and considered, without members of management present, the employment agreements and other compensation plans and programs entered into between us and the President/CEO and named executive officers. In addition, the executive compensation plans and programs were approved on November 8, 2006 by written consent of security holders holding 85.5% of our then outstanding common stock (prior to the financings and the acquisitions, but after the merger).

Our Compensation Philosophy and Plans

Our executive compensation program is designed to attract and retain superior executive talent, to provide incentives and rewards to executive officers who will contribute to our long-term success and to closely align the interests of executives with those of our security holders. The compensation committee reviews our executive compensation plans and programs through the application of the business judgment of each of its members. The compensation committee uses discretion and considers an executive’s entire compensation package when setting each portion of compensation, which is based upon corporate goals and performance, individual initiatives and performance, and overall market considerations. The principal elements of our executive compensation program consist of: (i) annual base salary, (ii) participation in our management incentive plan that provides for both an annual bonus as well as long term incentive plan bonuses, (iii) equity incentive plan and (iv) supplemental executive retirement plan.

Base Salaries Annual base salaries for executive officers are initially determined by evaluating the responsibilities of the position and the experience and knowledge of the individual. Also taken into consideration is the competitiveness of the marketplace for executive talent, including a comparison of base annual salaries for comparable positions at peer companies.

Management Incentive Plan The Management Incentive Plan (MIP) provides that our named executive officers are eligible to receive an annual performance-based bonus for each fiscal year during the term of their employment agreements. See “Executive Compensation—Employment Agreements.” The bonus is tied to achievement of annual EBITDA targets (referred to as the EBITDA Target) established by the compensation committee within the first 90 days of each fiscal year. The minimum bonus requires achievement of 80% of the applicable fiscal year’s EBITDA Target. Bonuses range from 35% of salary to 100% of salary, for achievement of 80% to 100% of the applicable fiscal year’s EBITDA Target, with additional bonus opportunities available if the applicable fiscal year’s EBITDA Target is exceeded. In the case of Mr. O’Neill only, the applicable target for each fiscal year is based upon FMI EBITDA (referred to as the FMI EBITDA Target). The FMI EBITDA Target will be established by the compensation committee within the first 90 days of each fiscal year. EBITDA and FMI EBITDA are calculated without regard to extraordinary or other nonrecurring or unusual items or changes in accounting.

The MIP also provides for long-term performance-based bonus generally payable within two and a half months after the end of the applicable performance period. The applicable performance periods are fiscal year 2007 through fiscal year 2009 and fiscal year 2008 through fiscal year 2010. If our EBITDA or FMI EBITDA (for Mr. O’Neill only) for fiscal year 2009 exceeds our EBITDA Target or FMI EBITDA Target (for Mr. O’Neill only) for fiscal year 2007 by at least 33%, then the officer shall be paid a bonus after our or FMI’s fiscal year 2009 financial statements are completed (as applicable) equal to 1.5 times the officer’s base salary earned during 2007; if our EBITDA or FMI EBITDA (for Mr. O’Neill only) for fiscal year 2010 exceeds the EBITDA Target or FMI EBITDA Target (for Mr. O’Neill only) for fiscal year 2008 by at least 33%, then the officer shall be paid a bonus after our or FMI’s, as applicable, financial statements are completed for fiscal year 2010 equal to 1.5 times the officer’s base salary earned during 2008.

Equity Incentive. The 2006 Equity Incentive Plan permits the grant of incentive stock options, non-qualified stock options, restricted stock, restricted stock units, performance shares, stock appreciation rights (SARS) and other common stock-based awards to our named executive officers. Each named executive officer, other than Mr. O’Neill, has been issued both options to purchase our common stock and SARS as follows:

Named Executive Officer	Option Awards	Stock Appreciation Rights

Robert Agresti	160,000	120,000
Paul Shahbazian	72,000	54,000
Robert O’Neill	0	0
Christopher Dombalis	126,000	94,500
William Knight	126,000	94,500

The options and SARS both have an exercise price equal to the fair market value of our common stock on the grant date. The options and SARS granted to our CEO and our executive officers on November 8, 2006 are 50% vested on November 8, 2007 and 100% vested on November 8, 2008. The compensation committee believes that equity incentives help align the interests of the named executive officers with those of the security holders and provide incentives for the executives to create long-term value for our security holders.

Supplemental Executive Retirement Plan (SERP) The compensation committee approved a Supplemental Executive Retirement Plan for certain of our key employees including our named executive officers. The plan was adopted effective January 1, 2007. Under the SERP, participants are eligible to contribute up to 75% of their annual base salary and 100% of their annual bonus. In addition, we have the discretion to make annual discretionary contributions on behalf of participants in the SERP. Each contribution we make, if any, is subject to a three year vesting schedule, such that each contribution is one-third vested each year following contribution and is fully vested three years after the contribution is made. Our contributions become fully vested upon death or disability of the participant or a change in control of our Company. Voluntary contributions made by the participant are 100% vested. The compensation committee further believes that the three year vesting schedules for our contributions to the SERP will provide ongoing incentives for executives and other key employees to remain in our service.

Section 162(m) Section 162(m) of the Internal Revenue Code, provides that compensation in excess of $1,000,000 paid to the President and CEO or to any of the other four most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless such compensation satisfies one of the enumerated exceptions set forth in Section 162(m). The compensation committee has reviewed our compensation plans and programs with regard to the deduction limitation set forth in Section 162(m). Based on this review, the Compensation Committee anticipates that the annual bonus, long term incentive plan bonus and gain, if any, recognized by our President and CEO and named executive officers upon the exercise of stock options or SARS meet the requirements for deductibility under Section 162(m) of the Code.

Compensation of the Chief Executive Officer We have entered into a five year employment agreement with our President and CEO, Mr. Agresti. Pursuant to this employment agreement, Mr. Agresti is paid an annual salary of $350,000 and is eligible for an annual bonus if our EBITDA targets are achieved. The amount of the annual bonus is determined based on what percentage of the EBITDA target is achieved and ranges between $175,000 up to a maximum of $1,575,000. In addition, he is eligible for a long term bonus of $525,000 if our 2009 EBITDA exceeds the 2007 EBITDA by more than 33%. The compensation committee believes that Mr. Agresti is critical to our future success and that this compensation package properly aligns his interests with that of our shareholders.

          The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2006. Based on the review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this registration statement.

The Compensation Committee:

Mr. J. Terrence MacAvery

Mr. Paul A. Windfield

The following table sets forth the compensation on an annualized basis for fiscal year ending December 31, 2006 that will be earned by our principal executive officer, our principal financial officer and the three other most highly compensated executive officers employed by us or our subsidiaries, referred to as our named executive officers. We have identified our three most highly compensated named executive officers based on their annualized salary for the year ending December 31, 2006. We have disclosed the base salary and related compensation set forth in the employment agreements entered into with our principal executive officer, our principal financial officer and three most highly compensated officers on November 8, 2006. In addition, we have disclosed the annual incentive bonus and grant of options and SARS under our equity incentive plan, each as approved by our board on November 8, 2006. None of our officers were our named executive officers prior to the merger. We have omitted disclosure of any historic compensation paid to our officers prior to the merger or to the officers of the acquired companies prior to the acquisitions because we do not believe that such disclosure would be meaningful.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($) (2)	Stock Awards ($) (3)(4)	Option Awards ($) (3)(4)(5)	Non- Equity Incentive Plan Compensa- tion ($)(6)	All Other Compensa tion ($) (7)	Total ($)

Robert Agresti, President and principal executive officer	2006	350,000	—	353,000	471,000	—	136,000	1,310,000

Paul Shahbazian, principal financial officer	2006	250,000	—	159,000	212,000	—	66,000	687,000

Robert O’Neill, Division President	2006	300,000	—			—	21,000	321,000

Christopher Dombalis, Senior Vice President	2006	250,000	—	278,000	371,000	—	101,000	1,000,000

William Knight, Senior Vice President	2006	250,000	—	278,000	371,000	—	101,000	1,000,000

(1)	Reflects annualized base salary. None of the named executive officers worked with the registrant prior to November 8, 2006.

(2)	No annual incentive bonus was paid in 2006. See “Management Incentive Plan” below.

(3)	The assumptions used to calculate the value of stock option awards are in accordance with SFAS No. 123R using valuation models.

(4)

Our named executive officers were granted stock appreciation rights (SARS) under our 2006 Equity Incentive Plan. Each named executive officer received the following number of SARS: Mr. Agresti – 120,000; Mr. Shahbazian – 54,000; Mr. O’Neill – 0; Mr. Dombalis – 94,500 and Mr. Knight – 94,500.

(5)

Our named executive officers were granted options under our equity incentive plan. Each named executive officer received an option to purchase the following number of shares: Mr. Agresti – 160,000; Mr. Shahbazian – 72,000, Mr. O’Neill – 0, Mr. Dombalis – 126,000 and Mr. Knight – 126,000.

(6)	Payouts under our long term incentive plan are subject to achievement of EBITDA targets over a three year period in accordance with the terms of 2007 management incentive plan described below.

(7)

Includes a one-time non-compete payment. In consideration of such named executive officer’s execution of a non-competition agreement such person received the following one time payments: Mr. Agresti - $115,000; Mr. Shahbazian - $45,000; Mr. O’Neill - $0; Mr. Dombalis - $80,000 and Mr. Knight - $80,000. Also includes certain perquisites as described below.

PERQUISITES

	Perquisites(3)

Name	Automobile Allowance (1)	Annual Physical Club Dues (2)

Robert A. Agresti	15,000	6,000

Paul Shahbazian	15,000	6,000

Robert O’Neill	15,000	6,000

Christopher Dombalis	15,000	6,000

William Knight	15,000	6,000

(1)	Each named executive officer receives a monthly car allowance of $1,250.

(2)	Each named executive officer receives $1,000 for an annual physical and $5,000 for club membership dues.

(3)	We have the right to make discretionary contributions to our 401(k) plan, although none were made in 2006.

Equity Incentive Plan

Pursuant to the terms of the 2006 Equity Incentive Plan, which was approved on November 8, 2006 by written consent of our security holders holding 85.5% of our then outstanding common stock (prior to the financings and the acquisitions, but after the merger), we may grant incentive stock options, non-qualified stock options, restricted stock, restricted stock units, performance shares, stock appreciation rights (SARS) and other common stock-based awards to our named executive officers. Each option and SAR is required to have an exercise price equal to the fair market value of our common stock on the grant date. The 2006 Equity Incentive Plan was amended on May 18, 2007 by security holders holding 69.1% of our then outstanding common stock to increase the number of shares of our common stock authorized for issuance under the 2006 Equity Incentive Plan from 1,633,500 shares to 1,883,500 shares. Each option and SAR that has been issued through the date of this filing has a term of 5 years. Further, in the event of the executive officer’s death, disability, retirement, termination for good reason, termination without cause or a change in control, all unvested options and SARS that have been issued to our executive officers through the date of this filing shall be immediately vested. Through the date of this filing, all options and SARS that have been issued to our executive officers contain a provision that requires any unvested options be forfeited in full upon the named executive officer’s termination for cause or termination other than for good reason. The options and SARS granted to our named executive officers on November 8, 2006 are 50% vested on November 8, 2007 and 100% vested on November 8, 2008.

The following table sets forth the outstanding equity awards as of December 31, 2006 for each of our named executive officers. None of our outstanding options or SARS is vested as of the date of the filing of the registration statement, of which this prospectus is a part.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Robert Agresti	—	160,000	10.00	11/8/11	120,000	—

Paul Shahbazian	—	72,000	10.00	11/8/11	54,000	—

Robert O’Neill	—	—	10.00	11/8/11	—	—

Christopher Dombalis	—	126,000	10.00	11/8/11	94,500	—

William Knight	—	126,000	10.00	11/8/11	94,500	—

(1)	Determined to be the fair market value of our common stock on the date of grant.

(2)	Stock appreciation rights which give the holder the right to the difference over $10.00 of the trading price of a share of our common stock for each stock appreciation right.

(3)

Estimated based on the difference between the SAR price and the sale price of our common stock in the common stock financing. Our common stock does not trade with any frequency or appreciable volume; therefore, we do not believe recently reported trade prices are an accurate reflection of the value of our common stock.

GRANTS OF PLAN BASED AWARDS

		Estimated Future Payouts Under Non-Equity Annual Incentive Awards			Estimated Future Payout Under Non- Equity Long- Term Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target ($)			($)	($)

Robert A. Agresti	11/8/06	175,000	350,000	1,575,000	525,000	120,000	160,000	10	824,000

Paul Shahbazian	11/8/06	112,000	250,000	1,037,500	375,000	54,000	72,000	10	371,000

Robert O’Neill	11/8/06	135,000	300,000	1,245,000	450,000	—	—	—	—

Christopher Dombalis	11/8/06	87,500	175,000	787,500	375,000	94,500	126,000	10	649,000

William Knight	11/8/06	87,500	175,000	787,500	375,000	94,500	126,000	10	649,000

Management Incentive Plan

Annual Bonus

Pursuant to the terms of their employment agreements and the 2007 Management Incentive Plan adopted by our compensation committee and approved on November 8, 2006 by written consent of our security holders holding 85.5% of our then outstanding common stock (prior to the financings and the acquisitions, but after the merger), our named executive officers are eligible to receive an annual performance-based bonus for each fiscal year during the term of their employment agreements See “Executive Compensation—Employment Agreements.” The bonus is tied to achievement of annual EBITDA targets (referred to as the EBITDA Target) established by the compensation committee within the first 90 days of each fiscal year. The minimum bonus requires achievement of 80% of the applicable fiscal year’s EBITDA Target. Bonuses range from 35% of salary to 100% of salary, for achievement of 80% to 100% of the applicable fiscal year’s EBITDA Target, with additional bonus opportunities available if the applicable fiscal year’s EBITDA Target is exceeded. In the case of Mr. O’Neill only, the applicable target for each fiscal year is based upon FMI EBITDA (referred to as the FMI EBITDA Target). The FMI EBITDA Target will be established by the compensation committee within the first 90 days of each fiscal year. EBITDA and FMI EBITDA are calculated without regard to extraordinary or other nonrecurring or unusual items or changes in accounting. More specifically, if at least 80% of the EBITDA Target or FMI EBITDA Target, as applicable, for a fiscal year is achieved, then each named executive officer shall receive his applicable annual bonus, equal to between 35% and 50% of his base salary for such year; if at least 90% of the EBITDA Target or FMI EBITDA Target, as applicable, for a fiscal year is achieved, then each named executive officer shall receive his applicable annual bonus, equal to between 52.5% and 75% of his base salary for such year; if at least 100% of the EBITDA Target or FMI EBITDA Target, as applicable, for a fiscal year is achieved, then each named executive officer shall receive his applicable bonus, equal to between 70% and 100% of his base salary for such year; for each percentage point by which the EBITDA Target or FMI EBITDA Target, as applicable, for a fiscal year is exceeded, up to a maximum of 50 percentage points, each officer shall receive his applicable additional bonus, equal to between 2.1% and 3% (varies by officer) of his base salary for such year; and for each percentage point over 50 percentage points by which the EBITDA Target or FMI EBITDA Target for a fiscal year is exceeded, up to a maximum of 50 additional percentage points, each named executive officer shall receive his applicable additional bonus equal to between 2.8% and 4% (varies by officer) of his base salary for such year.

In the event of the named executive officer’s termination with good reason, disability or termination by us without cause, or retirement on or after attaining age 65, the officer will be entitled to a pro-rata annual bonus equal to the full amount payable under the annual bonus for the applicable fiscal year, as determined by the compensation committee as of the end of such fiscal year, multiplied by a fraction, the numerator of which is equal to the number of full months worked during the year and the denominator of which is twelve. In the event the named executive officer is terminated for cause, resigns without good reason or dies, he will forfeit his annual bonus for that year.

Long-Term Bonus

Pursuant to the terms of their employment agreements and the Management Incentive Plan, our named executive officers are eligible to receive a long-term performance-based bonus (LTIP), in addition to the annual performance based bonus described above, generally payable within two and one half months after the end of the applicable performance period. The applicable performance periods are fiscal year 2007 through fiscal year 2009 and fiscal year 2008 through fiscal year 2010. If EBITDA or FMI EBITDA (for Mr. O’Neill only) for fiscal year 2009 exceeds the EBITDA Target or FMI EBITDA Target (for Mr. O’Neill only) for fiscal year 2007 by at least 33%, then the named executive officer shall be paid a bonus after our or FMI’s fiscal year 2009 financial statements are completed (as applicable) equal to 1.5 times the officer’s base salary earned during 2007; if EBITDA or FMI EBITDA (for Mr. O’Neill only) for fiscal year 2010 exceeds the EBITDA Target or FMI EBITDA Target (for Mr. O’Neill only) for fiscal year 2008 by at least 33%, then the named executive officer shall be paid a bonus after our or FMI’s financial statements, as applicable, are completed for fiscal year 2010, equal to 1.5 times the officer’s base salary earned during 2008. The EBITDA Target and FMI EBITDA Target for each of fiscal year 2007 and fiscal year 2008 shall be established by the compensation committee within the first 90 days of the applicable performance period. In general, our named executive officers must remain employed throughout the entirety of the three-year performance period and until payment is made in the immediately following year to be eligible for the LTIP. An exception is made in the case of termination on account of disability within the last three months of the last year of the applicable three-year performance period.

Supplemental Executive Retirement Plan

Our CEO and named executive officers, other than Mr. O’Neill, are eligible to participate in our nonqualified supplemental executive retirement plan (SERP). Participation in the SERP is restricted to a select group of our management and highly compensated employees. The SERP is a nonqualified retirement plan that permits us to make annual discretionary contributions to an account established for the benefit of each named executive officer. Our discretionary contributions to the SERP vest in three equal installments on the last day of each fiscal year following the year to which the contribution is attributable. In the event we undergo a change in control, then our discretionary contribution account shall be immediately vested and distributed to the officer within 45 days of the change in control. In addition, the officer may elect to defer a portion of his salary and bonus to the SERP. Executive deferrals to the SERP shall be fully vested. SERP benefits will be paid to the named executive officer in a lump sum or in installments, depending upon the distributable event. Contributions to the SERP are not subject to tax code limitations that apply to qualified plans such as our 401(k) plan. The assets of the SERP are subject to the claims of our creditors in the event of insolvency. This Plan is effective as of January 1, 2007. We made no employer contributions to the SERP in 2006.

Compensation Committee Interlocks and Insider Participation

The compensation committee is comprised of two independent non-employee directors, J. Terence MacAvery and Paul Windfield. Neither director currently does or previously has served as one of our officers or employees, nor had any relationship with us that would qualify as a transaction with a related person, promoter or control person. Furthermore, during the last fiscal year (i) none of our executive officers served as a member of our compensation committee, (ii) none of our executive officers has served as a director of another entity whose executive officer has served on our compensation committee, and (iii) none of our executive officers has served as a member of the compensation committee of another entity, one of whose executive officers serve as one of our directors.

Other Benefits

Our CEO and named executive officers are eligible to participate in a 401(k) Plan and a Group Term Life Insurance Plan. Other welfare benefits include medical, dental, prescription drug, long-term disability, short-term disability, accidental death and dismemberment and travel accident insurance.

Employment Agreements

Executive Officers

We have entered into employment agreements with each named executive officer. The term of each employment agreement is five (5) years and is renewed automatically for one-year periods after expiration of the initial five (5) year term, up to a maximum of five (5) additional years, unless either party gives notice of nonrenewal to the other at least sixty (60) days prior to the beginning of the applicable one-year period.

The employment agreements provide that our named executive officers are entitled to severance benefits under the terms of our severance benefit plan. Under the terms of our severance benefit plan, adopted by the our compensation committee and approved on November 8, 2006 by written consent of our security holders holding 85.5% of our then outstanding common stock (prior to the financings and the acquisitions, but after the merger), our named executive officers (other than Mr. O’Neill) are entitled to severance in the form of base salary continuation for 24 months if they are terminated without cause or resign for good reason. Under the severance plan, we are also required to pay premiums for COBRA continuation coverage under our group health plan (individual, individual plus one or family coverage, as applicable) for 18 months. Upon expiration of the 18 month period, we are required to pay the officers a lump sum equal to the cost of 6 additional months of premium payments under a health plan that affords similar coverage to that coverage elected under COBRA. The total amount for the lump sum shall not exceed $25,000. In the event termination is in connection with a change in control, then the 24 months of base salary continuation shall be paid in lump sum and outplacement services shall be provided to the officers in an amount not to exceed $10,500. In addition, we are obligated to maintain the officer’s perquisites and benefits for a period of 2 years. A termination is deemed to be in connection with a change in control if it occurs on the date of the change in control or within the 2 years following the change in control. Mr. O’Neill is entitled to receive the greater of the benefit described under the severance benefit plan or 2 times his base salary for 24 months. Our named executive officers also are entitled, if eligible for severance benefits, to $7,500 per year of employment in lieu of any amounts forfeited under our 401(k) plan. As of the date of this filing, we expect to institute changes to our 401(k) plan that will substantially reduce the likelihood of this provision being triggered.

POTENTIAL TERMINATION/CHANGE IN CONTROL PAYMENTS

Name	Potential Severance Payments ($)1)	Potential Change in Control Payments/Accruals ($)(2)(3)(4)

Robert A. Agresti	2,367,997	1,645,000

Paul Shahbazian	1,629,497	879,000

Robert O’Neill	1,937,997	450,000

Christopher Dombalis	1,380,497	1,257,000

William Knight	1,380,497	1,257,000

(1)

Assumes the executive officer is terminated without cause or resigns for good reason. The executive officer is only entitled to a pro-rata portion of the maximum annual bonus in event of termination without case or resignation for good reason. We have included the maximum annual bonus for 12 months rather than a pro-rata portion.

(2)

Assumes a change of control occurred on December 31, 2006. There is virtually no trading of our common stock; therefore, we do not believe recently reported trade prices are an accurate reflection of the value of our common stock. As a result for purposes of estimating the amount of change of control payments, we have estimated that the value of our common stock on December 31, 2006 was based on $10 (the average of 80% and 120% of the offering price), respectively, of the purchase price in the private sales of our common stock and warrants issued in the common stock financing.

(3)

If in connection with a change of control, an excise tax is imposed on payments to the executive under the “golden parachute” rules of the Internal Revenue Code, then we shall pay the participant an amount equal to such excise tax.

(4)

In the event of a change in control, all unvested SARS and stock options shall be immediately vested. The value of the option spread is based on an assumption that our common stock has a fair market value of between $8 and $12 estimated as described above.

We agreed to pay the founders of Maritime Logistics (Messrs. Agresti, Shahbazian, Dombalis and Knight) a cash payment, if a change of control that is not approved by our board occurs within five years after November 8, 2006, equal to the product of the amount by which the sale price of the common stock in the change of control exceeds $10.00 multiplied by the number of shares of stock held by such founder. The sales price used to calculate the payment shall be limited to no more than $30.00 per share. Each Employment Agreement contains non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions prohibit the named executive officer from directly or indirectly competing with us or soliciting our employees or customers during the employment term and generally for one year thereafter.

Compensation of Directors

We believe that in the current market, compensation is required to attract and retain qualified directors. The following table sets forth the compensation of our directors for our fiscal year ended December 31, 2006:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Total ($)

Robert Agresti (2)	—	—	—	—

Gregory DeSaye (3)	—	—	—	—

J. Terence MacAvery	11,260	—	—	11,260

Robert O’Neill	—	—	—	—

Paul Windfield	11,260	—	—	11,260

William J. Coogan	9,260	—	—	9,260

Raymer McQuiston (4)	9,260	—	—	9,260

(1)	Represents pro rata portion of yearly retainer. Messrs. MacAvery and Windfield also received compensation for one meeting of the compensation committee.

(2)	Mr. Agresti is our principal executive officer and President and does not receive additional compensation for serving as our director.

(3)	Mr. DeSaye is Chairman of FMI. Mr. Robert O’Neill, President of FMI, does not receive additional compensation for serving as our director.

(4)

Mr. McQuiston, our Outside General Counsel and Secretary and a former director, received $9,260 in compensation in 2006, for serving as a director. Mr. McQuiston resigned as a director on April 29, 2007.

Each member of our board who is not our employee (a “non-employee director”) will receive an annual retainer of $50,000 and will receive $2,000 for each meeting of our board attended either in person or telephonically. Non-employee directors will receive an annual retainer of $10,000 to $20,000 for each committee on which they serve and will receive $2,000 for each committee meeting attended either in person or telephonically, unless such committee meeting shall last more than one hour. In such case, the committee meeting fee will be $3,000. Non-employee directors may also receive additional compensation for attending special meetings of our board and such additional compensation may not be equal among the individual non-employee directors. Such additional compensation is intended to reflect special efforts of such board members. Board members will be reimbursed for reasonable travel expenses associated with attending any meetings of our board or committees of our board.

We adopted an equity incentive plan (see “Equity Incentive Plan”) designed to assist us in recruiting and retaining key employees, directors and consultants. These plans permit us to grant cash-based performance awards and equity-based compensation to our key employees, directors and consultants pursuant to stock option awards, restricted stock grants, stock appreciation rights and other stock-based awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 5, 2007 regarding the beneficial ownership of shares of our securities by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our named executive officers; (iii) each member of our board of directors; and (iv) all members of our board of directors and executive officers as a group. The number and percentage of shares beneficially owned by each security holder that may be offered pursuant to this prospectus is based on 7,594,958 shares of common stock outstanding as of June 5, 2007 and the shares owned by such holder determined in accordance with Rule 13d-3 of the Exchange Act. The information contained in the table below is not necessarily indicative of beneficial ownership for any other purpose.

Except as otherwise noted below, each of the following individual’s address of record is c/o Summit Global Logistics, Inc., One Meadowlands Plaza, East Rutherford, NJ 07073.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are exercisable or convertible within 60 days are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other security holder.

	Securities Beneficially Owned

Name and address	Amount and Nature of Beneficial ownership	Percentage

Principal security holders:
Alexandra Global Master Fund(1) c/o Alexandra Investment Management, LLC 767 Third Avenue, 39th Floor New York, NY 10019	815,199	9.99%

CAMOFI Master LDC(1) c/o Centrecourt Asset Management LLC 350 Madison Avenue, 8th Floor New York, NY 10017	831,848	9.99%

Credit Suisse Securities (USA)(1) 11 Madison Ave, 3rd Floor New York, NY 10010	831,848	9.99%

Evolution Master Fund LTD, SP(1) c/o Evolution Capital Management, LLC 1132 Bishop Street, Suite 1880 Honolulu, HI 96813	831,848	9.99%

David M. Knott (2) 485 Underhill Blvd. Suite 205 Syosset, NY 11791	776,353	9.99%

Radcliffe SPC, Ltd. on the behalf of Class A Segregated Portfolio(3)(4) c/o RG Capital Management, L.P. 3 Bala Plaza-East, Suite 501 Bala Cynwyd, PA 19004	398,893	4.99%

Rodman & Renshaw (1)	800,171	9.99%

Sigma Capital Associates, LLC(1)(5) 245 Park Avenue, 26th Floor New York, NY 10767	667,600	8.46%

Silver Oak Capital, LLC(1) 245 Park Ave, 26th Floor New York, NY 10167	842,947	9.99%

Robert Lee(6)	3,345,398	40.42%

Robert Wu(6)	3,345,398	40.42%

Han Huy Ling(6)	3,345,398	40.44%

Michael DeSaye(6)(11)	3,345,398	40.42%

Bay Harbor Group (1)(7)	842,947	9.99%

Harvest Capital Group (1)(8)	552,448	6.78%

JMG Capital LLC (1)(9)	837,397	9.99%

KRG Group (1)(10)	603,850	7.74%

Officers & Directors
Robert A. Agresti(6)	3,345,398	42.40%

Paul Shahbazian	126,095	1.66%

Gregory DeSaye(6)(11)	3,345,398	42.40%

Robert O’Neill (6)	3,345,398	42.40%

Peter Klaver	132,849	1.75%

Christopher Dombalis(6)	3,345,398	42.40%

William Knight	219,989	2.90%

James Madden	180,131	2.37%

Peter Stone	3,345,398	42.40%

J. Terence MacAvery	4,511	*

Paul Windfield	9,022	*

William J. Coogan	4,511	*

Officers and Directors as a group(6)	4,022,505	48.50%

*Denotes less than 1%.

(1) The note and warrants held by the security holder provide that no conversion or exercise may be effected to the extent it would result in such security holder holding in excess of 9.99% of our outstanding capital stock. The numbers reflected in the chart assume that the holder acquires upon conversion the maximum number of shares of common stock permitted under the operative agreements. The total number of securities that such holder beneficially owns, without regard to the contractual limits on conversion, is reflected in the applicable footnote and may be greater than the number reflected in the table.

(2) The shares beneficially owned by David M. Knott include the shares held directly by Mulsanne Partners, L.P., Good Steward Trading Company, Spc, Finderne, L.L.C., Shoshone Partners, L.P., Common Fund Hedged Equity, Matterhorn Offshore Fund, Ltd., and Knott Partners, L.P.

(3) Pursuant to an investment management agreement, RG Capital Management L.P. serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Management Company, LLC is the general partner of RG Capital Management. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital Management, RGC Management Company LLC and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for an on behalf of the Class A Segregated Portfolio.

(4) The notes and warrants held by the security holder provide that no conversion or exercise may be effected to the extent it would result in such security holder holding in excess of 4.99% of our outstanding capital stock. The numbers reflected in the chart assume that the holder acquires upon conversion or exercise the maximum number of shares of common stock permitted under the operative documents.

(5) Pursuant to an investment management agreement, Sigma Capital Management, LLC, a Delaware limited liability company, maintains investment and voting power with respect to the securities held by Sigma Capital Associates, LLC. Mr. Steven A. Cohen controls Sigma Capital Management, LLC. Each of Sigma Capital Management, LLC and Mr. Cohen disclaim beneficial ownership of any of the securities held by Sigma Capital Management, LLC.

(6) Includes 3,345,398 shares held by those party to the voting agreement, including Mr. Robert Agresti, Mr. Gregory DeSaye, Mr. Christopher Dombalis, Robert O’Neill, Peter Stone, Michael DeSaye, Robert Lee, Robert Wu, Protex Holdings Limited (whose sole stockholder is Han Huy Ling), and FMI, Inc. (which is controlled by Mr. Gregory DeSaye, Mr. Michael DeSaye and Mr. Robert O’Neill). Represents 2,664,368 shares of common stock and 681,030 shares issuable upon the exercise of warrants issued in the common stock financing.

(7) Pursuant to an investment management agreement, Bay Harbour Management, Inc. serves as investment manager for the securities held by Bay Harbour Master, Ltd., Bay Harbour 90-1, Ltd., BHCO Master, Ltd., Institutional Benchmark Ltd., and MSS Distressed & Opp.2 Ltd.

(8) Pursuant to an investment management agreement, Harvest Management, LLC serves as investment manager for the securities held by Harvest Capital, LP; Harvest Offshore Investors, Ltd.; and Harvest Master Enhanced, Ltd.

(9) JMG Capital LLC is the investment advisor to JMG Capital Partners, LP and JMG Triton Offshore Fund, Ltd. JMG Capital Partners, L.P.’s general partner is JMG Capital Management, LLC and an investment adviser that has voting and dispositive power over JMG Partners’ investments, including securities registered hereunder. The equity interests of JMG Capital Management, LLC are owned by JMG Capital Management, Inc. and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital Management, Inc. and has sole investment discretion over JMG Capital Partners, L.P.’s portfolio holdings. JMG Triton Offshore Fund, Ltd.’s investment manager is Pacific Assets Management LLC, who has voting and dispositive power over its investments including the securities registered hereunder. The equity interests of the Pacific Assets Management LLC are owned by Pacific Capital Management, Inc. and Asset Alliance Holding Corp. The equity interests of Pacific Capital Management, Inc. are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the JMG Triton Offshore Fund, Ltd.’s portfolio holdings.

(10) KRG Capital Management LP is the investment advisor to KRG Capital Fund II (FF) L.P., KRG Capital Fund II (PA) L.P., and KRG Capital Fund II, L.P. KRG Co-Investment, LLC is managed by four individuals that are members of KRG Co-Investment, LLC.

(11) Each of Mr. Greg DeSaye, Mr. Michael DeSaye and Mr. O’Neill and FMI, Inc. are parties to the voting agreement. Mr. Greg DeSaye, Mr. Michael DeSaye and Mr. O’Neill each hold 11%, 25%, and 18.5%, respectively of FMI, Inc. and together control FMI, Inc.

Terms of our lockup agreements

Executive officers and directors

Each of Mr. Agresti (a director and our Chief Executive Officer); Mr. Shahbazian (our Chief Financial Officer); Mr. Klaver, Mr. Madden, Mr. Knight and Mr. Dombalis (our Senior Vice Presidents); Mr. Stone (President of SeaMaster) and Mr. McQuiston (one of our former directors), has agreed not to sell the shares of common stock he acquired in the merger until after November 8, 2010, except in compliance with a lockup agreement. The lockup agreement provides that the prohibition on each person’s right to sell his stock lapses as follows:

•	as to 50% of his shares of stock, on November 8, 2008, and as to 25%, on each of November 8, 2009 and 2010;

•

after October 31, 2008, in addition to the above, as to the same percentage of his shares of stock as is equal to the percentage of the originally issued principal amount of the notes that are converted into common stock or redeemed;

•	as to all of his stock in the event of a change of control of our Company; and

•	as to all of his stock upon his death or incapacity.

In addition, each such person is permitted to transfer shares to family members, trusts for the benefit of family members, and companies he controls.

Security holders of the acquired companies

Each of Robert Lee, Robert Wu, Protex Holding Limited, FMI, Inc., the former minority security holders of TUG, and the employees of FMI who own shares of our common stock has agreed not to sell his, her or its shares of common stock acquired in connection with our acquisition of FMI, TUG and SeaMaster until after November 8, 2009, except in compliance with a lock-up agreement between us and such person. The prohibition on such sale lapses as follows:

•	as to 50% on each of November 8, 2008 and 2009;

•

after October 31, 2008, in addition to the above, as to the same percentage of his, her or its shares of stock as is equal to the percentage of the originally issued principal amount of the notes that are converted into common stock or redeemed;

•	as to all of his, her or its stock in the event of a change of control of our Company; and

•	as to all of his or her stock upon his or her death or incapacity.

Registration Rights under lock up agreements

In addition, each party to the lock up agreements has the right to require that the shares subject to lock up are registered under the Securities Act of 1933, as amended, in connection with the registration of shares issued in the financings. The parties to the lock-up agreements have waived their registration rights under such agreements in connection with the registration of shares on the registration statement of which this prospectus is a part (such waiver only applies to the registration pursuant to such registration statement).

Terms of Voting Agreement

Mr. Agresti (one of our directors and Chief Executive Officer); Greg DeSaye (one of our directors and Chief Executive Officer of FMI); Mr. Dombalis (our Senior Vice President); Mr. Stone (the President of SeaMaster); Mr. O’Neill (one of our directors and President of FMI) and five of our security holders (FMI, Inc., Mr. Wu, Mr. Lee, Michael DeSaye and Protex Holdings) have entered into a voting agreement pursuant to which, among other things, each such party has agreed to vote in favor of any amendment to our Certificate of Incorporation or Bylaws and an increase of our authorized common stock only if such actions are approved by the holders of at least 75% of the common stock held by the parties to the voting agreement, (which approval may not be unreasonably withheld). These persons also agreed that our board shall consist of six members as set forth under the caption “Executive Officers and Directors.” The security holders that are a party to the voting agreement are required, unless otherwise agreed by 75% of the common stock held by the parties to the Voting Agreement, to nominate the following persons for election as a director: Messrs. Agresti, O’Neill, DeSaye and MacAvery.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Merger Agreement

In the merger of Maritime Logistics with our wholly-owned subsidiary, we issued, as merger consideration, shares of our common stock to the following persons (who were not our officers or directors at the time of the merger): 270,186 shares of our common stock to Mr. Agresti (one of our directors and Chief Executive Officer); 121,584 shares to Mr. Shahbazian (our Chief Financial Officer); 128,338 shares to Mr. Klaver (one of our Senior Vice Presidents); 212,772 shares to each of Mr. Dombalis and Mr. Knight (each Senior Vice Presidents); 175,620 to Mr. Madden (one of our Senior Vice Presidents); 100,070 shares to Mr. Stone (President of SeaMaster Logistics); and 228,658 shares to Mr. McQuiston (one of our former directors).

Certain of our executive officers and directors have purchased securities in the common stock financing. Such securities were purchased on the same terms as the securities purchased by third parties in the common stock financing.

Voting Agreement

Mr. Agresti (one of our directors and our Chief Executive Officer), Greg DeSaye (one of our directors and Chief Executive Officer of FMI); Mr. Dombalis (our Senior Vice President); Mr. Stone, (President of SeaMaster); Mr. O’Neill (one of our directors and President of FMI) and five of our security holders (FMI, Inc., Mr. Wu, Mr. Lee. Michael DeSaye and Protex Holdings), have entered into a voting agreement. See “Security Ownership of Certain Beneficial Owners and Management—Terms of Voting Agreement.” Each of the parties to the voting agreement are, pursuant to Section 13(d)-3 of the Securities and Exchange Act, deemed a beneficial owner of at least 5% of our common stock.

Acquisitions

In connection with of the acquisition by Maritime Logistics of SeaMaster on September 28, 2006, we issued 450,000 shares of our common stock to Protex Holdings Limited (the sole security holder of SeaMaster) and became obligated to pay an estimated earn-out payment of up to approximately $15,500,000 in cash, based on the volume of business we currently expect SeaMaster to generate. See “Our Business—Our History.”

In connection with the acquisition by Maritime Logistics of TUG on November 8, 2006, we paid $4 million in cash and issued 550,000 shares of our common stock to the parties to the TUG acquisition agreement including 274,000 shares each to Mr. Wu and Mr. Lee. In addition we are obligated under the TUG Acquisition Agreement to pay a potential earn-out up to $6.0 million based on the performance of TUG. Additionally, 1,000 restricted shares of our common stock was issued to a TUG employee. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Contingent Payments.”

On November 8, 2006, we consummated the acquisition of FMI Holdco I, LLC and its parent company. In connection with this acquisition, we paid $118 million in cash and issued 1,317,500 shares of our common stock of which $114.0 million was paid to holders of equity interests of FMI and FMI Blocker, Inc. and a total of $1 million was paid and 232,500 restricted shares of our common stock was issued to certain FMI employees. As a result, Messrs. O’Neill, a director and President of FMI, and Mr. Gregory DeSaye, our director and Chief Executive Officer of FMI and controlling security holders of FMI, Inc., and Michael DeSaye, became the beneficial owners of approximately 755,840 shares of our outstanding capital stock. Additionally, FMI, Inc. purchased 200,000 shares of common stock in the common stock financing and warrants to purchase 150,000 shares of common stock, and the security holders of FMI, Inc. also directly acquired additional shares in such financing.

Bonus Agreements

Our subsidiary, SeaMaster Logistics entered into a bonus agreement with each of Robert Lee and Robert Wu on October 2, 2006. Under the Agreement, Sea Master is obligated to pay each of Mr. Wu and Mr. Lee a cash payment based on the achievement of EBITDA Targets set forth in the SeaMaster acquisition agreement. The cash payments are scheduled to be paid forty-five (45) days after the end of the first quarter of each calendar year. In addition, our subsidiary, TUG USA, Inc., entered into two bonus agreements with each of Robert Lee and Robert Wu on October 2, 2006, one relating to the business which prior to our acquisition of TUG was operated by TUG Logistics, Inc. (Los Angeles) and TUG Logistics (Miami), Inc. and the other related to the business which, prior to our acquisition of TUG, was operated by TUG New York, Inc. The payments that may be due under such agreements are described in more detail under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Contingent Payments” in this prospectus.

Restructuring

In connection with the restructuring of our company on May 21, 2007, we issued $2.5 million of the $15 million additional convertible notes and warrants, on substantially the same terms, to members of our management, including $50,000 of our notes to Mr. Agresti, $25,000 of our notes to Mr. McQuiston, $50,000 of our notes to Mr. Dombalis, $275,000 of our notes to Mr. Haung, $275,000 of our notes to Mr. Wu, $275,000 of our notes to Mr. Lee, $293,750 of our notes to Mr. Desaye and $293,750 of our notes to Mr O’Neill. The new convertible notes are convertible at the option of the holder into shares of our common stock at an initial conversion price equal to $5.50 per share (subject to adjustment) and the new warrants, which are exercisable until November 8, 2011 at an initial exercise price equal to $5.50 per share (subject to adjustment). The new convertible notes bear interest at a rate per annum equal to LIBOR plus the applicable margin then in effect. As of May 21, 2007, the applicable margins on the restructured convertible notes per annum range from 3.50% to 4.50%, subject to the condition that the applicable margin shall not be less than 4.50% during the period from May 21, 2007 until the financial statements are delivered for the quarter ended December 31, 2007. Further, the interest payment on the new convertible notes for the five (5) consecutive calendar quarters commencing on the quarter ended June 30, 2007 is not payable until the earlier of the maturity date, May 21, 2012 for the new convertible notes, or the date on which the notes are converted into our common stock. All or a portion of the notes may be redeemed on or after May 21, 2010, if the closing sale price of our common stock is greater than 180% of the conversion price then in effect for each of the previous 20 trading days and certain other conditions are satisfied, as opposed to November 8, 2006 as set out in the original notes.

Other Transactions

During 2006, we paid Brown Rudnick Berlack Israels LLP approximately $3.6 million for legal services rendered to us and to Maritime Logistics. Mr. McQuiston, a former director of our Company, is a partner at Brown Rudnick Berlack Israels LLP and was a director at the time of these payments.

J. Terence MacAvery, one of our directors, is a partner at the accounting firm of Hamilton and MacAvery. During 2006, we paid Hamilton and MacAvery approximately $30,000 for tax related services rendered to Maritime Logistics.

In connection with the merger and the financings, we repaid the following loans previously made to Maritime Logistics by our management or entities affiliated with our management (such loans were made prior to the time they became our management): $50,000 to Mr. Agresti, $15,000 to Mr. Shahbazian, $10,000 to Mr. Madden and $162,000 to Rick Shannon, the former owner of the AmeRussia companies.

In connection with the merger, we entered into founders agreements with each of Mr. Agresti, our Chief Executive Officer and President; Mr. Shahbazian, our Chief Financial officer; Mr. Klaver, one of our Senior Vice Presidents; Mr. Knight; Mr. Dombalis, one of our Senior Vice Presidents; Mr. Madden, one of our Senior Vice Presidents; Mr. Stone, President of SeaMaster and Mr. McQuiston, one of our former directors and secretary. See “Management Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations—Change of control payments related to founder agreements”.

See “Executive Compensation” for a description of our compensation arrangements with certain of our officers and directors.

In connection with our financings, we also paid R&R Biotech, our placement agent and one of our security holders beneficially owning more than 5% of our shares of common stock, an aggregate fee of $6.26 million and reimbursed them for expenses of $0.6 million as consideration for their services rendered as our placement agent.

In connection with our restructuring, we paid Raymond James & Associates, Inc., our advisor, in the aggregate $1 million in cash and $712,500 in convertible notes of the Company as consideration for their services and reimbursement of expenses.

We have agreed to pay the reasonable legal fees and expenses of Jerry Huang, our managing director of SeaMaster Logistics (Holdings) Limited, in connection with a lawsuit filed against him by his former employer Hecny Shipping Limited on or about June 1, 2007. This lawsuit does not make a claim against our Company.

June 14, 2006 Stock Purchase Agreement. On June 14, 2006, we also entered into a stock purchase agreement with Mr. Arnold Kling, R&R Biotech Partners and certain of our security holders at such time, including Carmella Investments, Bac Investments, LLC, LI Funding LLC, Kapua LLC and Bartley Loethen, each being the beneficial holder of at least 5% of our then outstanding shares of common stock. Bartley Loethen was our sole director and chief executive officer until June 14, 2006 at which date he was replaced by Arnold Kling, who served as our chief executive officer and sole director until the merger. Under the agreement, the security holders agreed to sell 1.3 million pre-reverse split shares of our common stock to Mr. Kling and R&R Biotech for $400,000 in cash and us issuing the security holders shares of our common stock having a value of $625,000. We also granted the security holders piggy-back registration rights to register the shares so issued. We agreed to register their shares in connection with us filing a registration statement relating to an offering of securities on our own account or the account of others. We issued the shares immediately prior to the merger and the shares are covered by the registration statement of which this prospectus is a part.

On June 14, 2006, we also entered into a stock purchase agreement with Mr. Kling and R&R Biotech pursuant to which we issued Mr. Kling and R&R Biotech a total of 8.2 million pre-reverse split shares of our common stock for $50,000 and granted Mr. Kling and R&R Biotech registration rights similar to those granted under the agreement dated as of the same date and described above. We issued the shares in June, 2006 and the shares are covered by this registration statement.

As a result of these transactions, Mr. Kling and R&R Biotech became holders of 19% and 70% respectively, of our then outstanding shares of common stock.

Indebtedness of Management

None.

Registration Rights

Registration rights under Common Stock and Note Financing as Amended.

We have entered into registration rights agreements, as amended in connection with our restructuring, with the investors in the note and common stock financings, and certain other security holders, including executive officers and directors. These agreements require us, subject to certain terms and conditions, to register such security holders’ shares of our common stock under the Securities Act. The security holders collectively will have an aggregate of four demand registration rights. In addition, if we propose to register any additional shares of our capital stock under the Securities Act, these security holders will be entitled to customary “piggyback” registration rights, which enable them to include their shares of common stock in a registration of our securities for sale by us or by other security holders. The registration rights granted are subject to customary exceptions and qualifications and compliance with certain registration procedures.

We are required to make payments, as described below, to purchasers (including the placement agent) who are parties to the registration rights agreements as liquidated damages (adjusted proportionally for a portion thereof) if any of the following events occurs and during the period such event is continuing:

(a)	The registration statement is not filed on or before the 30th day after May 21, 2007.

(b)	The registration statement is not declared effective by the Securities and Exchange Commission on or before the 90th day after filing, but not more than 120 days after May 21, 2007;

(c)

After the effective date of the registration, a registration statement ceases for any reason to remain continuously effective as to all registrable securities for which it is required to be effective, or the holders are otherwise not permitted to utilize the prospectus therein to resell such registrable securities, for more than 10 consecutive calendar days or more than an aggregate of three such periods during any 365 day period (which need not be consecutive calendar days) except during any period when we are diligently pursuing the effectiveness of an amendment to a registration statement.

Such payment shall be equal to a percentage of the aggregate amount invested as follows: one percent (1%), pro rated for the first 30 days after the above events, and two percent (2%) pro rated for each thirty day period thereafter subject to a 10% aggregate limit. As of the date of filing of this registration statement, we had incurred aggregate penalties of approximately $3,098,000, of which $98,000 was paid in cash and $3,000,000 was satisfied through the issuance to our investors of $3,000,000 million in principal amount of convertible notes.

Registration rights under lockup agreements

In addition, the parties to the lock up agreements have a right to require us to register their shares subject to the lock up be registered in connection with the registration of the shares issuable upon conversion of the convertible notes issued in the note financing. The parties to the lock-up agreements have waived their registration rights under such agreements in connection with the registration of shares on this registration statement.

Registration rights under acquisition agreements

Under the acquisition agreements pursuant to which we acquired TUG, SeaMaster and FMI, we are obligated to register the shares issued in the acquisitions.

Registration pursuant to this registration statement

This registration statement is intended to satisfy our obligations under the registration rights agreements entered into in connection with the financings, as amended, and the restructuring, as well as the registration rights under the June 14, 2006 agreements and the registration of certain shares issued in the acquisitions. Pursuant to such registration rights agreements, 32,811,293 shares of our common stock (subject to certain cut back provisions) are entitled to these registration rights.

Review, Approval or Ratification of Transactions with Related Persons

All future transactions, if any, between us and any of our officers, directors and principal security holders and their affiliates, as well as any transactions between us and any entity with which our officers, directors or principal security holders are affiliated, will be approved in accordance with applicable law governing the approval of the transactions.

EXPERTS

The consolidated financial statements of Summit Global Logistics, Inc. and subsidiaries as of and from February 6, 2006 (the date of inception) to the period ended December 31, 2006 are included in the registration statement and have been so included in reliance on the report of Friedman LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of FMI Holdco I LLC. and subsidiaries for the years ended December 31, 2005 and 2004 are included in this registration statement and have been so included in reliance on the report of BDO Siedman LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of FMI Holdco I LLC and subsidiaries as of and for the ten months ended October 31, 2006 are included in this registration statement and have been so included in reliance on the report of Friedman LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Tug Logistics Inc. and Affiliates as of and for the ten months ended October 31, 2006 and as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 are included in this registration statement and have been so included in reliance on the report of Friedman LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	Page No.

Summit Global Logistics, Inc. and Subsidiaries

Audited Consolidated Financial Statements of Summit Global Logistics, Inc. and Subsidiaries

Report of Friedman LLP Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheet as of December 31, 2006	F-2

Consolidated Statement of Operations for the Period From February 6, 2006 (date of inception) to December 31, 2006	F-4

Consolidated Statement of Stockholders’ Equity for the Period From February 6, 2006 (date of inception) to December 31, 2006	F-5

Consolidated Statement of Cash Flows for the Period From February 6, 2006 (date of inception) to December 31, 2006	F-6

Notes to Consolidated Financial Statements	F-8

Financial Statement – Predecessor Companies

(Our business combination on November 8, 2006, included FMI Holdco I LLC and Subsidiary and TUG Logistics, Inc. and Affiliates, which are deemed predecessor companies since they were both acquired with the same financing and both equally significant to our consolidated operations.)

FMI Holdco I, LLC and Subsidiary

Audited Consolidated Financial Statements of FMI Holdco I, LLC and Subsidiary

Report of Friedman LLP Independent Registered Public Accounting Firm	F-33

Consolidated Balance Sheet as of October 31, 2006	F-34

Consolidated Statement of Income for the ten months ended October 31, 2006	F-35

Consolidated Statement of Changes in Members’ Equity for the ten months ended October 31, 2006	F-36

Consolidated Statement of Cash Flows for the ten months ended October 31, 2006	F-37

Notes to Consolidated Financial Statements	F-38

Audited Consolidated Financial Statements of FMI Holdco I LLC and Subsidiary

Report of BDO Seidman, LLP Independent Certified Public Accounting Firm	F-50

Consolidated Balance Sheets as of December 31, 2005 and 2004	F-51

Consolidated Statements of Operations and Accumulated Deficit for the years ended December 31, 2005 and 2004	F-52

Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004	F-53

Notes to Consolidated Financial Statements	F-54

TUG Logistics, Inc. and Affiliates

Audited Combined Financial Statements of TUG Logistics, Inc. and Affiliates

Report of Friedman LLP Independent Registered Public Accounting Firm	F-73

Combined Balance Sheet as of October 31, 2006	F-74

Combined Statement of Income for the ten months ended October 31, 2006	F-75

Combined Statement of Changes in Stockholder’s Equity for the ten months ended October 31, 2006	F-76

Combined Statement of Cash Flows for the ten months ended October 31, 2006	F-77

Notes to Combined Financial Statements	F-78

Audited Combined Financial Statements of TUG Logistics, Inc. and Affiliates

Report of Friedman LLP Independent Registered Public Accounting Firm	F-83

Combined Balance Sheets as of December 31, 2005 and 2004	F-84

Combined Statements of Income for the years ended December 31, 2005 and 2004	F-85

Combined Statements of Changes in Stockholder’s Equity the years ended December 31, 2005 and 2004	F-86

Combined Statements of Cash Flows for the years ended December 31, 2005 and 2004	F-87

Notes to Combined Financial Statements	F-88

Summit Global Logistics, Inc and Subsidiaries

Condensed Consolidated Balance Sheets as of March 31, 2007 (Unaudited) and December 31, 2006	F-93

Condensed Consolidated Statements of Operations for the three months ended March 31, 2007 (Unaudited) and for the period February 6, 2006 (date of inception) to March 31, 2006 (Unaudited)	F-95

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2007 (Unaudited) and for the period February 6, 2006 (date of inception) to March 31, 2006 (Unaudited)	F-96

Notes to Condensed Consolidated Financial Statements (Unaudited)	F-98

Financial Statements – Predecessor Companies

(Our business combination on November 8, 2006, included FMI Holdco I LLC and Subsidiary and TUG Logistics, Inc. and Affiliates, which are deemed predecessor companies since they were both acquired with the same financing and both equally significant to our consolidated operations.)

FMI Holdco I LLC AND Subsidiary

Condensed Consolidated Statement of Operations for the three months ended March 31, 2006 (Unaudited)	F-116

Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2006 (Unaudited)	F-117

Notes to Condensed Consolidated Statements of Operations and Cash Flows (Unaudited)	F-118

TUG Logistics, Inc. and Affiliates

Condensed Combined Statement of Operations for the three months ended March 31, 2006 (Unaudited)	F-121

Condensed Combined Statement of Cash Flows for the three months Ended March 31, 2006 (Unaudited)	F-122

Notes to Condensed Combined Statements of Operations and Cash Flows (Unaudited))	F-123

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Summit Global Logistics, Inc.

We have audited the accompanying consolidated balance sheet of Summit Global Logistics, Inc. and Subsidiaries as of December 31, 2006, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the period February 6, 2006 (date of inception) to December 31, 2006. Our audit also included the financial statement schedule listed in the Index at Item 15. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Summit Global Logistics, Inc. and Subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the period February 6, 2006 (date of inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, such financial statement schedule, when considered in relations to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth thereon.

As discussed in Note 2 to the consolidated financial statements, the Company’s adopted, the provisions of Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payment”, effective February 6, 2006.

/s/ Friedman LLP
New York, New York
April 16, 2007

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2006

ASSETS
Current assets:
Cash and cash equivalents, including restricted
cash of $4,038,081	$15,767,809
Accounts receivable, net of allowance for
doubtful accounts of $612,612	25,720,420
Prepaid expenses and other current assets	5,126,412
Deferred tax assets	77,489
Total current assets	46,692,130

Property and equipment - at cost, net of accumulated
depreciation and amortization	10,372,820
Deferred financing costs, net of accumulated amortization	13,323,581
Intangible assets, net	41,731,666
Goodwill	94,081,276
Security deposits and other assets	1,091,722
Total assets	$207,293,195

See accompanying notes to the consolidated financial statements.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

CONSOLIDATED BALANCE SHEET (CONTINUED)

DECEMBER 31, 2006

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$19,336,863
Current portion of senior secured credit facility	5,000,000
Current portion of long-term debt and capital lease obligations	801,449
Due to related parties	843,705
Total current liabilities	25,982,017

Long-term liabilities:
Senior secured credit facility	49,000,000
Convertible notes	41,485,758
Fair value of derivative instruments	32,148,148
Long-term debt and capital lease obligations	844,551
Deferred tax liabilities	11,162,321
Loan payable, related party	2,000,000
Total long-term liabilities	136,640,778
Total liabilities	162,622,795

Commitments and Contingencies

Stockholders' equity:
Preferred stock, par value $0.001 per share
1,000,000 authorized shares, none issued	-
Common stock, par value $0.001 per share
99,000,000 authorized shares
shares issued and outstanding - 7,594,958 shares	7,595
Additional paid-in capital	45,509,334
Subscriptions receivable	(10,233)
Accumulated deficit	(836,296)
Total stockholders' equity	44,670,400
Total liabilities and stockholders' equity	$207,293,195

See accompanying notes to the consolidated financial statements.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM FEBRUARY 6, 2006 (DATE OF INCEPTION) TO DECEMBER 31, 2006

Revenues:
Air and ocean freight services	$21,721,191
Logistics services	17,716,789
Total revenues	39,437,980

Direct expenses:
Air and ocean freight services	19,081,844
Logistics services	13,818,724
Total direct expenses	32,900,568
Revenues less direct expenses	6,537,412

Operating expenses:
General and administrative expense	4,442,602
Depreciation and amortization	1,195,963
Total operating expenses	5,638,565

Income before interest income (expense) and
income tax benefit	898,847

Interest income	87,043
Interest, finance charges and bank fees	(2,229,184)

Loss before income tax benefit	(1,243,294)

Income tax benefit	(406,998)
Net loss	$(836,296)

Weighted average common shares outstanding
Basic	7,594,958
Diluted	7,594,958

(Loss) earnings per common share:
Basic	$(0.11)
Diluted	$(0.11)

See accompanying notes to the consolidated financial statements.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE PERIOD FROM FEBRUARY 6, 2006 (DATE OF INCEPTION) TO DECEMBER 31, 2006

	Common stock		Additional
			paid-in		Subscription		Accumulated
	Shares	Amount	capital		Receivable		Deficit	Total
Common shares issued - $.01 par value;
1,000,000 shares authorized	1,000,000	$10,000	$412,000	$		$		$422,000
Recapitalization and reverse merger:
Conversion of common shares	(1,000,000)	(10,000)	(412,000)					(422,000)
Common shares issued - $.001 par value;
100,000,000 shares authorized	246,000	246	1,790,634					1,790,880
Common stock issued in connection with the
private placement	3,346,950	3,347	33,466,153		(10,000)			33,459,500
Restricted common shares issued to the stockholders
of Maritime Logistics US Holdings. Inc.	1,451,000	1,451	6,934,329					6,935,780
Acquisitions:
Restricted common shares issued to acquire
Seamaster Logistics (Holding) Limited	450,000	450	2,150,550					2,151,000
Common shares issued to acquire FMI
Holdco I LLC and Subsidiary	561,660	562	4,088,323					4,088,885
Restricted common shares issued to acquire FMI
Holdco I LLC and Subsidiary	755,840	756	3,612,159					3,612,915
Restricted common shares issued and held in escrow
granted to FMI employees and Tug employee	233,500	233			(233)			-
Restricted common shares issued to acquire TUG
Logistics Inc. and Affiliates	550,000	550	2,628,450					2,629,000
Fractional shares issued	8		-					-
Transaction cost of the equity raise			(1,800,000)					(1,800,000)
Fair value adjustment for warrants issued			(7,361,264)					(7,361,264)
Net loss			-				(836,296)	(836,296)
December 31, 2006	7,594,958	$7,595	$45,509,334		$(10,233)		$(836,296)	$44,670,400

See accompanying notes to the consolidated financial statements.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM FEBRUARY 6, 2006 (DATE OF INCEPTION) TO DECEMBER 31, 2006

Cash flows from operating activities:
Net loss	$(836,296)
Adjustments to reconcile net loss to
net cash provided by operating activities:
Provision for doubtful accounts	612,612
Depreciation and amortization	327,629
Amortization of deferred financing costs	465,592
Amortization of intangible assets	868,334
Amortization of discount on convertible debt	617,666
Deferred income taxes	(448,804)
Gain on derivative instruments	(773,697)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(9,433,493)
Prepaid expenses and other current assets	(2,424,536)
Accounts payable and accrued expenses	11,138,978
Net cash provided by operating activities:	113,985

Cash flows from investing activities:
Acquisition of AmeRussia Shipping Co. Inc. and Affiliate	(861,650)
Acquisition of FMI Holdco I LLC and Subsidiary	(118,000,000)
Acquisition of TUG Logistics Inc. and Affiliates	(4,375,000)
Cash included in acquisition of subsidiaries	2,895,191
Purchase of property and equipment	(395,793)
Transaction costs	(4,121,330)
Security deposits and other assets	(300,719)
Net cash used in investing activities	(125,159,301)

See accompanying notes to the consolidated financial statements.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

FOR THE PERIOD FROM FEBRUARY 6, 2006 (DATE OF INCEPTION)
TO DECEMBER 31, 2006

Cash flows from financing activities:
Proceeds from issuance of common stock -
private placement	$33,459,500
Proceeds from borrowings under the senior
secured credit facility	55,000,000
Proceeds from issuance of convertible notes	65,000,000
Proceeds from loan payable, related parties	2,514,125
Transaction costs	(1,800,000)
Debt issuance cost	(12,360,500)
Repayment of borrowings under the senior secured credit facility	(1,000,000)
Net cash provided by financing activities	140,813,125
Net increase in cash and cash equivalents	15,767,809
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$15,767,809

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$343,667
Income taxes	12,798

Noncash investing and financing activities:
Common stock issued to acquire:
Seamaster Logistics Inc. and Subsidiary	$2,151,000
FMI Holdco I LLC and Subsidiary	7,701,800
TUG Logistics Inc. and Affiliates	2,629,000
Aerobic Creations Inc.	1,790,880
Common stock issued to Maritime US
Holdings, Inc. stockholders	6,935,780
Fair value of derivative instruments	32,921,845
Property and equipment acquired under capital
lease	50,342

See accompanying notes to the consolidated financial statements.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.      GENERAL

History and Nature of the Business
Summit Global Logistics, Inc. (the “Company~~.~~,” “the Company,” “we,” “us,” and/or “our”) through its wholly-owned operating subsidiary, Maritime Logistics US Holdings Inc. (“Maritime Logistics”, “MLI”) and its subsidiaries, is an international third party logistics provider specializing in ocean transportation intermediary services for Asia and North America. It offers domestic and international ocean, air and ground third-party logistics services.

Maritime Logistics was formed on February 6, 2006 in the State of New Jersey. MLI owns and manages various corporations that provide worldwide marine and inland transportation and logistics services. MLI, through one of its wholly-owned subsidiaries, possesses an ocean transportation intermediary license issued by the United States Federal Maritime Commission, pursuant to the Shipping Act of 1984, as a "Non-Vessel-Operating Common Carrier" ("NVOCC"). MLI is headquartered in Kenilworth, New Jersey.

TUG USA, Inc., formerly Dolphin US Logistics Inc., a wholly-owned subsidiary of MLI, was formed in February 2006 in the State of New Jersey.

Summit Logistic International Inc. (“Summit Logistics”) and AMR Investments Inc. ("AMR"), wholly-owned subsidiaries of MLI, were formed in February 2006 in the State of New Jersey. They provide worldwide marine and inland transportation and logistics services.

Effective May 1, 2006, AMR purchased 100% of the outstanding shares of AmeRussia Shipping Co. Inc., a Delaware corporation, and its affiliate, AmeRussia Ltd., a Russian corporation (collectively, "AmeRussia"). They provide international transportation services.

Seamaster Logistics Inc. ("SLI"), a wholly-owned subsidiary of MLI, was formed in August 2006 in the State of Delaware. SLI is licensed in the United States as an ocean transportation intermediary.

On September 28, 2006, SLI purchased the entire issued capital of Seamaster Logistics (Holding) Limited ("SLHL"). SLHL is a Hong Kong/China-based, asset-light, ocean transportation intermediary and logistics provider with offices in Hong Kong and an exclusive agency network in China. Subsequent to December 31, 2006, Seamaster Logistics (Shanghai) Ltd. was formed as a wholly-owned subsidiary of SLHL to expand the logistics business in China.

On November 8, 2006 (effective November 1, 2006), MLI merged with a wholly-owned subsidiary of Aerobic Creations, Inc. ("Aerobic") pursuant to an agreement and plan of merger. The merger is treated as a recapitalization for financial accounting purposes. Accounting principles generally accepted in the United States of America generally require that a company whose security holders retain the majority voting interest in the combined business be treated as the acquirer for financial reporting purposes. MLI is treated as the acquirer for accounting purposes, whereas Aerobic is treated as the acquirer for legal purposes. The Board of Directors and more than a majority of the stockholders approved a one for approximately 11.226 share

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

reverse stock split of Aerobic's issued and outstanding stock. The Board of Directors also agreed to amend the certificate of incorporation to, among other things, change the corporate name and approve certain benefit plans and employment agreements. On February 20, 2007, the Aerobic changed its name to Summit Global Logistics, Inc.

Immediately following the merger and recapitalization, MLI acquired (i) all of the equity interests of FMI Holdco I LLC, and its parent company FMI Blocker, Inc.; and (ii) certain of the assets of the TUG Logistics group of companies including TUG Logistics, Inc., TUG Logistics (Miami) Inc., and Glare Logistics, Inc. and all of the equity interests of Clare Freight Los Angeles Inc. and TUG New York, Inc. FMI Blocker Inc. was simply a pass through entity with no assets other than its controlling interest in FMI Holdco I LLC, and was immediately dissolved after the acquisition.

FMI Holdco I LLC and its wholly-owned subsidiary, FMI International LLC, are based in New Jersey and were founded in 1979. FMI International LLC's wholly-owned subsidiaries are FMI Express Corp., FMI Trucking, Inc., FMI International Corp., FMI International Corp. (West), and Fashion Marketing, Inc. Collectively, these companies are referred to as "FMI". FMI is a full-service logistics and supply chain management service provider to the retail industry. FMI offers ocean and air freight forwarding; local trucking services in the New York and Los Angeles metropolitan markets; line haul truck load services throughout the continental 48 states of the United States of America; and warehousing, consolidation, distribution and marketing services in the New York, Los Angeles and Miami markets.

TUG USA, Inc. which acquired certain of the assets of the TUG Logistics group of companies and all of the equity interests of Clare Freight Los Angeles Inc. and TUG New York, Inc. (collectively "TUG") operates as a non-asset based ocean transportation intermediary focused on imports and exports between the United States and Asia. TUG provides logistics services through its subsidiaries in the United States. TUG provides ocean, air, supply chain logistics, warehouse and distribution and customs brokerage services to its customers, as well as a full range of ocean transportation intermediary services, forwarding containers between Asia and the United States using multiple carriers. TUG is a "Non-Vessel-Operating Common Carrier" ("NVOCC").

In January 2007, the provincial authorities of Shanghai approved the establishment of the Company's wholly foreign owned enterprise, ("WFOE") in the People's Republic of China. The WFOE is being established, subject to the issuance of the Company's business license in China, under newly adopted Chinese rules permitting foreign corporations to own and operate their own companies in that country.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation
These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") to reflect the consolidated financial position, results of operations and cash flows of Summit Global Logistics Inc. (formerly Aerobic Creations Inc.) and its subsidiary Maritime Logistics US Holdings Inc. and its subsidiaries, TUG USA, Inc., Summit Logistics International, Inc., AMR Investment Inc., Seamaster Logistics Inc., FMI Holdco I LLC, and their subsidiaries (collectively, the "Company").

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of the Company. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates
Management uses estimates and assumptions in preparing consolidated financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. Actual results could differ from those estimates.

Revenue Recognition
Air and Ocean Freight Services. Revenue is recognized at the time of shipment.

Customs Brokerage. Revenue is recognized when the necessary documentation for customs clearance has been completed. This revenue is generated by the fees charged for providing customs brokerage services, as well as the fees charged for the disbursements made on behalf of a customer. Customs brokerage revenue is included in air and ocean freight services.

Logistics Services. Revenue for warehouse and distribution services is recognized at the time of receipt or at the time of shipment based on services provided. Storage charges are recognized on a monthly basis. Revenue for domestic transportation services is recognized at the time of cargo receipt.

Cash and Cash Equivalents
For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments
The Company's financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates fair values because of the short maturity of these instruments. The carrying amount of the senior secured loan approximates fair value because of the variability of the interest cost associated with the instrument. Convertible notes and derivative instruments are adjusted to their fair values using available market information and appropriate valuation methodologies. Loan payable - related party is carried at

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

cost and the fair value cannot be readily determined because of the nature of the related party transactions.

Allowance for Doubtful Accounts
The Company uses estimates to determine its allowance for doubtful accounts based on specifically identified amounts that are deemed to be uncollectible and based on historical experience of the management of the acquired businesses and assessments of the general financial conditions affecting the customer base. The Company has a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in one of those customer's credit worthiness, or other matters affecting the collectibility of amounts due from such customers, could have a material affect on the Company's results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written-off against the allowance.

Concentration of Credit Risk
The Company maintains its principal cash accounts in the United States with Bank of America. The bank cash balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. The Company extends credit to a substantial number of its customers and performs ongoing credit evaluations of those customers' financial condition while generally requiring no collateral.

At December 31, 2006, approximately 11% of accounts receivable were due from one customer.

For the period from February 6, 2006 (date of inception) to December 31, 2006, approximately 11% of revenues were generated from Jones Apparel Group, Inc.

Property and Equipment
Property and equipment are stated at cost. Depreciation is computed primarily by using the straight-line and accelerated methods based upon the following estimated useful asset lives:

Office, computer and communication equipment	3 - 5 years
Transportation equipment	5 - 7 years
Warehouse and terminal equipment	7 years

Leasehold improvements are amortized over the term of the lease or useful life of the related asset, whichever is shorter.

Expenditures for maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the assets and related allowance for depreciation and amortization are eliminated from accounts and any resulting gain or loss is reflected in net income.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Goodwill and Intangible Assets
Goodwill represents the excess of the purchase price of an acquired entity over the fair value assigned to assets acquired and liabilities assumed. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Intangible assets," goodwill is not amortizable. The Company evaluates the goodwill on an annual basis, or sooner if deemed necessary, for potential impairment. The test for goodwill impairment is a two-step process. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. The second step is, if the first step reflects impairment, then the loss would be measured as the excess of recorded goodwill over its implied fair value. Implied fair value is the excess of fair value of the reporting unit over the fair value of all identified assets and liabilities. There was no impairment of goodwill and other intangible assets for the period from February 6, 2006 to December 31, 2006.

Intangible assets are stated net of accumulated amortization. Amortization is computed by the straight-line method over the following estimated useful asset lives:

Trademark	5 years
Internally developed software	3 years
Customer list	10 years

Deferred Financing Costs
Deferred financing costs relate to the senior secured credit facility and the convertible notes and are being amortized over their maturity period of five years. These costs are included in interest, finance charges and bank fees in the accompanying consolidated statement of operations.

Impairment of Long-Lived Assets
The Company accounts for long-lived assets in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 provides guidance on how long-lived assets (other than goodwill and other intangibles with indefinite lives) used as part of a group should be evaluated for impairment, establishes criteria for when long-lived assets are held for sale, and prescribes the accounting for long-lived assets that will be disposed of other than by sale. The Company assesses recoverability of long-lived assets annually or whenever events or changes in circumstances indicate that expected future undiscounted cash flows might not be sufficient to support the carrying amount of an asset. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value. There was no impairment of long-lived assets for the period from February 6, 2006 to December 31, 2006.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Convertible Notes
The Company accounts for conversion options embedded in convertible notes in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and Emerging Issues Task Force Issue ("EITF") 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". SFAS 133 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free standing derivative financial instruments in accordance with EITF 00-19. SFAS 133 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional as that term is described in the implementation guidance under Appendix A to SFAS 133 and further clarified in EITF No. 05-02, "The Meaning of Conventional Convertible Debt Instruments", in EITF No. 00-19.

In accounting for the convertible notes, the Company considered the guidance contained in EITF 00-19 and SFAS 133 “Accounting for Derivative Instruments and Hedging Activities.” In accordance with the guidance provided in EITF 00-19, the Company determined that the conversion feature of the convertible notes represents an embedded derivative since the note is convertible into a variable number of shares upon conversion. Accordingly, the convertible notes are not considered to be “conventional” convertible debt under EITF 00-19 and thus the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability.

Derivatives
The Company issued warrants and convertible notes that contain embedded derivatives that require separate valuation. The Company, with the assistance of a third party, estimates the fair value of its derivatives using available market information and appropriate valuation methodologies. These derivatives derive their value primarily based on changes in the price and volatility of the Company’s common stock. Changes in the estimated fair value of the embedded derivatives could have a material effect on the Company’s results of operations. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts, if any, that the Company may eventually pay to settle these embedded derivatives. The Company recognizes these derivatives as liabilities in its balance sheet, measures them at their estimated fair value and recognizes changes in their estimated fair value in their results of operation in the period of change.

Stock-Based Incentive Plans
SFAS No. 123R "Share-Based Payments" requires all share-based payments to employees and non-employee directors, including grants of employee stock options and employee stock purchase plans, to be recognized in the financial statements based on their fair values. The Company adopted SFAS No. 123R, in accounting for share-based compensation granted under the 2006 Equity Incentive Plan. For stock options settled in stock, compensation is measured on the grant date using valuation models. For restricted stock units ("RSU") and performance stock awards ("PSA") settled in stock, compensation expense is measured on the grant date using the fair values of the Company's common stock. Compensation expense is recognized for each separately vesting portion of the award as it is vested. For stock appreciation rights ("SAR's") settled in stock, compensation expense is initially measured on the grant date using a valuation model. For cash settled options and SARs, compensation expense is recorded over the vesting

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

period and changes in the fair value between the date of grant and through when the cash settled options and SARs are exercised are recognized as compensation expense. For the PSA's, every reporting period until vesting, the cash settled portion is revalued using valuation models and the stock settled portion is adjusted for any change in the number of shares expected to be issued based on the performance criteria. Any change in fair value is recognized as compensation expense.

Advertising and Promotion Costs
Advertising and promotion costs are expensed as incurred and amounted to $28,324 for the period from February 6, 2006 to December 31, 2006.

Income Taxes
Deferred income taxes are recognized for temporary differences between the basis of the assets and liabilities for financial reporting and income tax purposes. Temporary differences result primarily from the Company's net operating loss carryforwards as well as differences relating to intangible assets. Deferred income taxes represent the future tax consequences of those differences that will either be taxable or deductible when the assets and liabilities are recovered or settled.

Self-Insurance
The Company is primarily self-insured for automobile, workers' compensation, general liability costs and health insurance. Self-insurance liabilities are determined based on claims filed and estimates by the Company's third party insurance administrator for claims incurred but not reported. The majority of these liabilities are not discounted due to their short-term nature.

Foreign Currency Translation
The Company’s foreign subsidiary's functional currency has been translated into U.S. dollars in accordance with FASB Statement No. 52, "Foreign Currency Translation". All assets and liabilities have been translated using the exchange rate in effect at the balance sheet date. Consolidated statement of income amounts have been translated using the average exchange rate for the period. The financial information of SLHL has been translated from its functional foreign currency to U.S. dollars. Adjustments from such translation were not material.

(Loss) Earning Per Share
Basic (loss) earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted (loss) earnings per share reflect the potential dilution that could occur if the convertible notes were converted and common stock equivalents were exercised and then shared in the earnings of the Company.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Recently Issued Accounting Pronouncements
In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – an Amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). SFAS No. 155 allows financial instruments that contain an embedded derivative and that otherwise would require bifurcation to be accounted for as a whole on a fair value basis, at the holders’ election. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. We do not expect that the adoption of SFAS No. 155 will have a material impact on our consolidated results of operations, financial position or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets – an Amendment of FASB Statement No. 140” (“SFAS No. 156”). SFAS No. 156 provides guidance on the accounting for servicing assets and liabilities when an entity undertakes an obligation to service a financial asset by entering into a servicing contract. This statement is effective for all transactions in fiscal years beginning after September 15, 2006. We do not expect that the adoption of SFAS No. 156 will have a material impact on our consolidated results of operations or financial position.

FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109" (“FIN 48”). We will adopt the provisions of FIN 48 for fiscal years beginning after December 15, 2006. The Company does not expect FIN 48 to have a material impact on the Company’s consolidated results of operations, financial position, or cash flows.

SFAS No. 157, Fair Value Measurements (“SFAS 157”), defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. The Company will adopt the provisions of SFAS 157 effective January 1, 2008. The Company does not expect SFAS 157 to have a material impact on the Company’s consolidated results of operations, financial position, or cash flows.

SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”), improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 did not have an impact on the Company’s consolidated results of operations, financial position, or cash flows.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Quantifying Financial Statement Misstatements”. Due to diversity in practice among registrants, the SEC staff in No.108 expresses its views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. The Company will be required to adopt SAB No.108 in fiscal 2007 but does not believe it will have a material impact on its consolidated results of operations, financial position, or cash flows.

On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). Under this standard, the Company may elect to report financial instruments and certain other items at fair value on a contract-by-contract basis with changes in value reported in earnings. This election is irrevocable. SFAS 159 provides an opportunity to mitigate volatility in reported earnings that is caused by measuring hedged assets and liabilities that were previously required to use a different accounting method than the related hedging contracts when the complex provisions of SFAS 133 hedge accounting are not met. SFAS 159 is effective for years beginning after November 15, 2007. Early adoption within 120 days of the beginning of the Company’s 2007 fiscal year is permissible, provided the Company has not yet issued interim financial statements. The Company is currently evaluating the impact SFAS 159 will have on its results of operations, financial position and cash flows.

3.      ACQUISITIONS AND BUSINESS COMBINATIONS

In order to achieve our goal to build an international transportation and supply-chain management company, the following acquisitions were made during the period from February 6, 2006 (date of inception to December 31, 2006).

AmeRussia
Effective May 1, 2006, AMR purchased 100% of the outstanding shares of AmeRussia for $876,404, which includes $14,754 of acquisition costs. The purchase price was allocated as follows:

Cash	$99,308
Accounts receivable	186,557
Prepaid expenses	4,245
Intangible assets:
Customer list	500,000
Trademark	50,000
Software	30,000
Goodwill	255,191
Accounts payable and accrued expenses	(248,897)
Purchase price	$876,404

The accompanying consolidated financial statements include the operations of AmeRussia for the period from May 1, 2006 to December 31, 2006.

SLHL
On September 28, 2006, MLI, through its wholly-owned subsidiary SLI, purchased the entire issued capital of SLHL pursuant to a stock purchase agreement. According to the agreement, approximately $15,000,000 may be paid in cash over five years as an “earn-out” based on the

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

performance of SLHL. In addition, 450,000 shares of the Company's restricted common stock were issued on November 8, 2006. These shares were valued at $4.78 per share for a total value of $2,151,000. In addition, the Company has granted employees of SLHL stock options exercisable for 50,000 shares of our common stock with an exercise price of $10 per share. The purchase price was allocated as follows:

Cash	$145,265
Prepaid expenses and other current assets	68,009
Property and equipment	14,690
Goodwill	2,268,885
Accounts payable and accrued expenses	(16,269)
Loan payable, related party	(329,580)
Purchase price	$2,151,000

The accompanying consolidated financial statements include the operations of SLI for the period September 28, 2006 to December 31, 2006.

Reverse Merger
On November 8, 2006 (effective November 1, 2006), MLI entered into an agreement and plan of merger, as described in Note 1, to acquire Aerobic, FMI and TUG. Aerobic shareholders owned 183,500 shares and received an additional 62,500 shares as merger consideration. The combined number of shares were recapitalized at its fair value of $7.28 per share for a total value of $1,790,880. The purchase price of FMI was $125,701,800, of which $118,000,000 was paid in cash and the remainder was paid by issuance of 1,317,500 shares of common stock, of which 755,840 shares were restricted. The restricted shares were valued at $4.78 per share and the remainder were valued at $7.28 per share for a total value of $7,701,800. In addition, FMI employees were granted 232,500 restricted compensation shares of common stock at a price of $0.001 per share. The purchase price for TUG was $7,004,000 of which $4,375,000 was paid in cash and the remainder was paid by issuance of 550,000 shares of restricted common stock at a value of $4.78 per share. The Company granted options to its shareholders to purchase 50,000 shares of common stock with an exercise price of $10 per share under the Company's 2006 Equity Incentive Plan. The Company will futher reserve 50,000 shares of the common stock for granting to its employees. In addition, a TUG employee was granted 1,000 restricted compensation shares of common stock at a price of $0.001 per share. Additional purchase price of approximately $6,000,000 may be paid pursuant to an earn-out based on the performance of TUG in accordance with the terms of the TUG Acquisition Agreement. The fair value of the options granted to FMI and TUG employees at $4.78 per share was recorded as stock-based compensation.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The cost of the acquisitions, including transaction costs was $134,496,680. The purchase consideration for the acquisitions consisted of $55 million from the Senior Secured Credit Facility, $65 million of funds raised through the Convertible Notes and $33.5 million from the common stock financing. The allocation of the purchase price, including transaction and financing costs, was as follows:

Cash	$2,650,619
Current assets	19,342,603
Property and equipment	10,239,124
Intangible assets:
Customer list	37,000,000
Trademark	1,750,000
Software	2,970,000
Goodwill	80,814,834
Other assets	791,003
155,558,183
Current liabilities	(21,061,503)
Purchase price	$134,496,680

The accompanying consolidated financial statements include the operations of TUG, FMI and Aerobic for the period from November 1, 2006 to December 31, 2006.

Pro forma Financial Information (Unaudited)
The following table sets forth the unaudited pro forma results of operations of the Company for the year ended December 31, 2006. The unaudited pro forma financial information summarizes the results of operations for the year ended December 31, 2006 as if the business combinations had occurred occurred as of January 1, 2006. The pro forma information contains the actual operating results of the consolidated and combined companies, FMI and TUG, with the results prior to the acquisition dates adjusted to include the proforma impact of incremental expenses, incremental amortization of acquired intangible assets; incremental interest expense, and provision for income taxes. These proforma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions occurred as of the beginning of the year presented or that may be obtained in the future.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2006
Total revenues	$210,299,265
Total direct expenses	174,572,318
Revenues less direct expenses	35,726,947
Total operating expenses	30,622,913
Income before interest expense and
income tax benefit	5,104,034
Interest expense, net	(17,869,563)
Loss before income tax benefit	(12,765,529)
Income tax benefit	(5,106,302)
Net loss	$(7,659,227)

4.      PROPERTY AND EQUIPMENT

At December 31, 2006 property and equipment consisted of the following:

Office, computer and communication equipment	$1,164,670
Transportation equipment	421,384
Warehouse and terminal equipment	8,411,961
Leasehold improvements	684,515
Construction in progess	17,919
10,700,449
Less - Accumulated depreciation and amortization	(327,629)
Net book value of property and equipment	$10,372,820

Depreciation expense was $327,629 for the period from February 6, 2006 (date of inception) to December 31, 2006.

The changes in capital leases included in property and equipment during the period from February 6, 2006 (date of inception) to December 31, 2006 was as follows:

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Capital leases, beginning of period	$-
Assets acquired through acquisitions	1,871,762
Assets acquired through capital leases	50,342
Capital leases, end of period	1,922,104
Less - accumulated depreciation	(96,639)
Net book value of capital leases	$1,825,465

Depreciation expense for capital leases was $96,639 for the period from February 6, 2006 (date of inception) to December 31, 2006.

5.      INTANGIBLE ASSETS

At December 31, 2006, intangible assets consisted of the following:

		Accumulated	Net carrying
	Cost	amortization	value
Trademark	$1,800,000	$60,000	$1,740,000
Software and other	3,300,000	183,334	3,116,666
Customer list	37,500,000	625,000	36,875,000
Total	$42,600,000	$868,334	$41,731,666

The estimated aggregate amortization expense for each of the next five years is as follows:

Year ending
December 31,
2007	$5,210,000
2008	5,210,000
2009	5,027,000
2010	4,110,000
2011	4,050,000

6.	SENIOR SECURED CREDIT FACILITY

On November 8, 2006, as part of the financing for the acquisitions, the Company obtained a senior secured credit facility from a financial institution and certain other lenders, consisting of (i) a $10 million revolver and (ii) a $55 million term loan. The senior secured credit facility has a five-year term and a 2% up front closing fee. Revolving loans, that constitute reference rate loans, bear interest at a rate per annum equal to 2% plus the greater of (i) the reference rate then in effect and (ii) 6%. Revolving loans that constitute LIBOR rate loans will bear interest at a rate per annum equal to 3% plus the greater of (i) the LIBOR rate then in effect and (ii) 4%. Term

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

loans that constitute reference rate loans will bear interest at a rate per annum equal to the applicable margin plus the greater of (i) the reference rate then in effect and (ii) 6%. Term loans that constitute LIBOR rate loans will bear interest at a rate per annum equal to the applicable margin plus the greater of (i) the LIBOR rate then in effect and (ii) 4%.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Applicable margins per annum on LIBOR rate loans range from 3.75% to 4.75% and for reference rate loans from 2.75% to 3.75% subject to the condition that the applicable margin will not be less than 4.25% during the period from November 8, 2006 until the financial statements are delivered to agent after the last day of the fourth full fiscal quarter after the effective date, as defined. Upon the occurrence and during the continuation of an event of default, the interest rate(s) then in effect with respect to the obligations under the senior secured credit facility will be increased by three percent per annum.

The term loans require quarterly principal payments plus an annual principal payment each year in an amount equal to fifty percent of excess cash flow, as defined, for the immediately preceding fiscal year. The excess cash flow payments shall be applied to the term loan, in inverse order of maturity. No earlier than November 9, 2007 up to $20 million of the cash proceeds from any equity issuance, as defined, received prior to November 8, 2007 may be used to prepay the term loans under the senior secured credit facility and such prepayment will not be subject to the prepayment fee, as defined.

The revolver unused line fee equals one-half of one percent (.50%) per annum payable monthly. The revolver includes a letter of credit line of up to an aggregate amount of $7 million. The letter of credit fee is 3% annum payable monthly. The servicing fee equals $25,000, payable quarterly in advance. In addition, early termination fees may apply ranging from 1% to 2% of the total loan commitment. The deferred financing cost in connection with the senior secured credit facility amounted to approximately $6,194,000.

The senior secured credit facility is secured by a first priority security interest in substantially all of existing and future assets of the Company.

The credit facility contains affirmative and negative covenants, and financial covenants which include (a) minimum earnings before income tax, depreciation and amortization (“EBITDA”) (b) maximum total senior debt to EBITDA ratio, (c) minimum fixed charge coverage ratio, (d) maximum capital expenditure, and (e) key man provisions. The Company failed to meet certain reporting and non-financial covenants under the senior secured credit facility (including delivery of year-end financial statements and the monthly financial statements for December 2006 and January 2007 within the required timeframe) and anticipates failure to meet certain financial covenants contained in the senior secured credit agreement for the first quarter of 2007. The Company entered into a forbearance agreement with the senior secured creditor to forbear exercising any rights and remedies under the senior credit facility documents relating to these defaults until the earlier of June 15, 2007 or the occurrence of another event of default. In exchange for agreeing to enter the forbearance agreement, the senior secured creditor required that we modify the terms of the revolving loan portion of the senior credit facility to make the funds thereunder restricted for borrowing at their discretion.

To support our planned operation in 2007 we sought and received a commitment from FMI, Inc., an entity whose stockholders are also stockholders in the Company, to provide up to $7.5 million on terms to be determined.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The maturities under the senior secured credit facility for the next five years are as follows:

Year ending
December 31,
2007	$5,000,000
2008	8,000,000
2009	8,000,000
2010	8,000,000
2011	25,000,000
$54,000,000

7.      CONVERTIBLE NOTES

On November 8, 2006, as part of the financing for the acquisitions, the Company entered into a securities purchase agreement and issued (i) secured convertible notes in an aggregate principal amount of $65 million, which notes are convertible at the option of the holder into shares of the Company's common stock at an initial conversion price equal to $11.00 per share (subject to adjustment) and (ii) warrants to acquire in the aggregate up to 40% of the number of shares of common stock issuable upon conversion of the notes, exercisable until the fifth anniversary of November 8, 2006 at an initial exercise price equal to $11.00 per share (subject to adjustment).

The notes bear interest at a rate per annum equal to LIBOR plus the applicable margin then in effect. Applicable margins per annum range from 2.75% to 3.75% subject to the condition that the applicable margin shall not be less than 3.25% during the period from November 8, 2006 until the financial statements are delivered to the applicable holder after the fourth full fiscal quarter after the issuance date. The debt issuance cost at the date of closing amounted to approximately $6,107,000.

The Company may redeem all or any portion of the notes on or after the third anniversary of the issuance of the notes, if the closing sale price of our common stock is greater than 180% of the conversion price then in effect for each of the previous 20 trading days ending and certain other conditions are satisfied. A holder may require the Company to redeem the notes on the event of default or upon a change of control, in each case at a premium over the principal amount of the notes being redeemed. The premium in the event of a default is the greater of (x) the product of (i) the conversion amount to be redeemed together with accrued interest and unpaid interest and late charges, if any are incurred up to and including the conversion date, in respect of such conversion amount, and (ii) the Redemption Premium, as defined (ranging from 100% to 120%), or, (y) the product of (a) the closing sale price of the common stock on the date immediately preceeding such event of default multiplied by (b) the number of shares of common stock into which the amount set forth in clause (x) would have converted. The premium in the event of a change of control is equal to a product of the amount of principal being redeemed multiplied by the greater of (a) the quotient of the closing sale price of our common stock immediately prior to the announcement of the change of control divided by the conversion price and (b) 120% in the first eighteen months, then 115% in the period from eighteen to forty-two months and 110% thereafter.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company failed to meet certain reporting and non-financial covenants under the senior secured credit facility (including delivery of year-end financial statements and the monthly financial statements for December 2006 and January 2007 within the required timeframe) and anticipates failure to meet certain financial covenants contained in the senior secured credit agreement for the first quarter of 2007. The Company entered into a forbearance agreement with the senior secured creditor to forbear exercising any rights and remedies under the senior credit facility documents relating to these defaults until the earlier of June 15, 2007 or the occurrence of another event of default. Pursuant to the forbearance agreement with the senior secured creditor, this agreement and the current inter-creditor agreement between our senior secured creditor and the convertible noteholders prohibits the convertible noteholders from receiving payments from the Company other than regularly scheduled pricipal and interest payments.

The convertible notes are secured by substantially all of our assets and are subordinate to our senior secured credit facility.

8.      FAIR VALUE OF DERIVATIVE INSTRUMENTS

Fair value of derivative instruments consisting of compound embedded derivatives within the convertible notes and warrants issued in connection with the note financing and common stock financing was calculated using a lattice model utilizing discounted cash flows and black-scholes models utilizing weighted average excise prices. The following primary assumptions were used:

  Stock growth of 20%.

  Annual volatility of 50%.

  Registration default of 15%.

  Note default of 5% increasing 0.1% per quarter.

  Alternative financing available of 0% initially, increasing 1% per quarter to a maximum of 10%.

  Conversion pricing and exercise reset events occurring 5% of the time resulting in a weighted average conversion price of $10.937 and the warrant exercise price adjustment factor of 0.994.

The valuations of the embedded derivatives within the convertible note and investor warrants at the effective date of issuance are recorded as a discount to the face value of the convertible notes in the amount of $24,131,910. This discount is amortized over the life of the note using an effective interest method. In addition, the value of the warrants issued to the placement agent was booked as deferred financing costs in the amount of $1,428,673 and is expensed over the life of the note using an effective interest method. The warrants issued in connection with the common stock financing were valued at $7,361,264 on November 8, 2006. These derivative liabilities were fair valued as of December 31, 2006 as follows:

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Compound embedded derivatives within the convertible notes	$17,161,938
Warrants attached to convertible notes	7,746,625
Warrants attached to common shares	7,239,585
$32,148,148

9.      LOAN PAYABLE, RELATED PARTY

Pursuant to the purchase agreement to acquire SLHL, the seller is required to loan the Company $2,000,000. As of December 31, 2006, the seller has loaned the Company $2,000,000. The loan is noninterest-bearing and payable after five years.

10.    RELATED PARTY TRANSACTIONS

As of December 31, 2006, the Company owed three shareholders a total of $843,705 related to the acquisition and reimbursement of net monies received on their behalf. This amount is reported as due to related parties on the consolidated balance sheet.

11.    401(k)/PROFIT-SHARING PLAN

The Company’s indirect subsidiary, FMI, has a 401(k) Profit Sharing Plan (the "Plan"), covering all eligible employees, as defined in the Plan. The Plan provides for employees' contributions based on a percentage of covered employees' salaries. The Company may contribute to the Plan matching contributions and discretionary profit sharing contributions. For the period presented, the Company approved a matching contribution equal to 25% of the employees’ contribution to the extent aggregate contribution did not exceed 4% of the employees’ compensation and additional profit sharing contributions. FMI contributed $66,660 for the period from November 1, 2006 to December 31, 2006.

12.    OPTIONS AND RESTRICTED COMPENSATION AGREEMENTS

On November 8, 2006, the Company established the 2006 Equity Incentive Plan ("2006 Plan") which provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights ("SARs"), performance shares, restricted stock, restricted stock units and other common stock based awards to our employees, officers, directors, consultants, independent contractors and advisors of the Company and any other person who is determined by the Compensation Committee or the Board of Directors to have made (or is expected to make) contributions to the Company. The maximum number of shares available for issuance under the 2006 Plan as of December 31, 2006 is 1,633,500 shares. As of December 31, 2006, the Board of Directors have authorized the issuance of options to purchase 1,175,000 shares of common stock and the issuance of 233,500 shares of restricted stock under the 2006 Plan. As of December 31, 2006, the Company granted 667,000 SARs as additional compensation. These options and SARs have been granted with an exercise price equal to $10 per share. The options have a 5-year term with full vesting ranging from two to three years. The issued restricted compensation shares have a three year option and are held in escrow and have an exercise price of $.001 per share with a vesting rate and period of fifty percent in the second year and fully vested in the third year.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

			Weighted
			average
		Weighted	remaining
	Number of	average	contractual
	shares	exercise price	life (in years)
Options to purchase common stock:
Granted	1,175,000	$10.00	5 years
Outstanding at December 31, 2006	1,175,000	$10.00
Weighted-average fair value of
options granted		$2.46
Options available for future grant	225,000

Stock appreciation rights:
Granted	667,000	$10.00
Outstanding at December 31, 2006	667,000	$10.00
Weighted-average fair value of
stock appreciation rights granted		$3.05
Stock appreciation rights available
for future grant	-

Restricted compensation shares:
Granted	233,500	$0.001	3 years
Outstanding at December 31, 2006	233,500	$0.001
Weighted-average fair value of
restricted stock granted		$5.53
Restricted stock available for
future grant	-

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.    INCOME TAXES

The following summarizes the components of the Company's income tax benefit on loss from operations for the period February 6, 2006 (date of inception) to December 31, 2006. The Predecessor Companies were primarily taxed as pass through entities and, accordingly, the income taxes related to the operations of the Predecessor Companies were primarily paid by the equity owners of and represents principally state franchise taxes.

Current:
Federal	$-
State	41,806
41,806
Deferred:
Federal	(360,293)
State	(88,511)
(448,804)
Total provision	$(406,998)

Actual income tax benefit differs from the amount computed by applying the statutory federal income tax rate of 34% in the period from February 6, 2006 to December 31, 2006 as a result of the following:

Loss before income tax benefit	$(419,099)
State income taxes, net of federal income tax benefit	(30,825)
Permanent differences	42,926
Income tax benefit	$(406,998)

Deferred income taxes reflect: (1) the net tax effect of temporary differences between the basis of the assets and liabilities for financial reporting purposes and amounts used for income tax purposes and (2) carryovers and credits for income tax purposes. The Company has federal and state net operating loss carry forwards of approximately $5 million which substantially expire during the years 2012 through 2026. The Company has undergone a change of ownership within the definition of Section 382 of the Internal Revenue Code. The amount of net operating loss carryforwards existing at that date are subject to annual limitations under Section 382.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2006 are as follows:

Current deferred tax assets:
Allowance for doubtful accounts	$237,977
Self-insurance reserve	218,699
Accrued vacation	75,581
Total current deferred tax assets	532,257
Noncurrent deferred tax assets:
Net operating loss carryover	2,262,005
Interest expense	65,533
Property and equipment	1,241,084
State taxes	773,935
Charitable contributions	19,590
Total noncurrent deferred tax assets	4,362,147
Total deferred tax assets	4,894,404

Current deferred tax liabilities:
Prepaid insurance	(449,402)
State taxes	(5,366)
Total current deferred tax liabilities	(454,768)
Noncurrent deferred tax liabilities:
Other intangibles	(15,457,544)
Goodwill	(66,924)
Total noncurrent deferred tax liabilities	(15,524,468)
Total deferred tax liabilities	(15,979,236)

Net deferred tax liabilities	(11,084,832)
Valuation allowance	-
Net deferred tax asset (liability)	$(11,084,832)

The above amounts have been classified in the accompanying consolidated balance sheet as of December 31, 2006 as follows:

Deferred tax assets (liabilities):
Current	$77,489
Noncurrent	(11,162,321)
$(11,084,832)

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.    STOCKHOLDERS' EQUITY

In May 2006, MLI issued 1,000,000 shares of common stock for a total value of $422,000 of which $362,500 was cash proceeds and $59,500 was for the settlement of financing costs. These shares were converted to shares of the Company as part of the recapitalization.

Private Placement
The Company issued 3,346,950 shares of common stock in exchange for $33,459,500 in cash and $10,000 of subscription receivable with warrants to purchase 2,510,213 shares of common stock, at an exercise price of $10.00 per share. Additionally, in connection with the common stock financing, the Company issued the placement agent, a warrant to purchase 171,000 shares of common stock on the same terms as the warrants issued in the common stock financing. In connection with the note financing, the Company issued to the placement agent, a warrant to purchase 354,545 shares of common stock on the same terms as the warrants issued in the note financing.

Merger and Acquisitions
The Company issued 62,500 shares of common stock in satisfaction of certain pre-merger contractual obligations to certain Aerobic's stockholders in addition to the 183,500 shares held prior to the merger. The shares were valued at $7.28 per share for a total value of $1,790,880.

In the recapitalization, the stockholders of MLI received 1,451,000 shares of restricted common stock of the Company. The shares were valued at $4.78 per share for a total value of $6,935,780.

The Company issued 1,317,500 shares of common stock, of which 755,840 were restricted, in connection with the acquisition of FMI. The 561,660 common shares were valued at $7.28 per share for a value of $4,088,885. The 755,840 restricted common shares shares were valued at $4.78 per share for a value of $3,612,915. In addition, certain FMI employees were granted 232,500 restricted compensation shares of common stock at a price of $.001 per share. The restricted common stock relating to the stock options are held in escrow. As of December 31, 2006, the amount due from FMI employees is included in subscriptions receivable.

The Company issued 550,000 shares of restricted common stock in connection with the acquisition of TUG. The shares were valued at $4.78 per share for a total value of $2,629,000. In addition, a TUG employee was granted 1,000 restricted compensation shares of common stock at a price of $0.001 per share. As of December 31, 2006, the amount due from this employee is included in subscriptions receivable.

The Company issued 450,000 shares of restricted common stock in satisfaction of certain pre-merger contractual obligations in connection with the acquisition of SLHL. The shares were valued at $4.78 per share for a total value of $2,151,000.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.    LEASE COMMITMENTS

The Company leases various facilities and equipment in accordance with noncancelable operating lease agreements, which expire at various dates through 2012. Total rent expense were $2,628,234 for the period from February 6, 2006 to December 31, 2006.

The Company has capital lease obligations with financial institutions, with monthly installments of principal, including interest at various rates ranging from 4.3% to 12.1% through 2009, collateralized by equipment.

Future minimum lease payments required under noncancelable leases for the years ending December 31 are as follows:

Year ending	Capital	Operating
December 31,	leases	leases

2007	$872,959	$16,720,000
2008	741,690	15,015,000
2009	182,686	10,367,000
2010	-	9,965,000
2011	-	7,808,000
Thereafter	-	6,195,000
Total future minimun lease payments	1,797,335	$66,070,000
Less - Amount representing interest	(151,335)
Present value of future net minimum lease payments	$1,646,000

In June 2006, FMI subleased its Carson warehouse facility to a third party for a 25-month term. In March 2006, FMI subleased its San Pedro warehouse facility to a third party for a 33-month term. The subleases will generate approximately $8,856,000 of rental income over the term, which will be recorded as an offset to rental expense. The amount of sublease income recorded as an offset to rental expense was $663,745 for the period from November 1, 2006 to December 31, 2006.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16.    OTHER COMMITMENTS AND CONTINGENCIES

Registration Commitments
The Company entered into a registration rights agreement with the buyers of the common shares in the private placement and convertible notes to provide certain registration rights with respect to the common stock underlying the warrants and the convertible notes and the shares held by management and certain security holders of the Company by April 9, 2007. If the Company fails to register by April 9, 2007, it is obligated to pay the holders of the notes and warrants substantial penalty payments. The Company did not meet this commitment and is in negotiation with the convertible note and warrant holders on the method and timing of the payment of such penalties.

Contingent Payments
In connection with the acquisitions, the Company has contractual commitments to make earn-out payments to former shareholders of TUG and SeaMaster based upon agreed target levels. In addition, there are contingent earn-out payments based upon achievement above the targets.

The Company also has contractual obligations to pay contingent bonuses to certain key employees in accordance with their bonus agreements under the Management Incentive Plan based upon agreed target levels.

The Company has also agreed to pay certain founders if a change of control occurs prior to November 8, 2011 that the Board of Directors has not approved.

Revolver Loan Commitment
The Company has received a commitment from FMI, Inc., an entity whose stockholders are also stockholders in the Company, to provide up to $7.5 million to replace the revolving portion of the Senior Credit Facility, on terms to be determined.

Employment Agreements
The Company entered into employment agreements with its executive officers. The term of each employment agreement is five years and is renewed automatically for one-year periods after expiration of the initial five-year term, up to a maximum of five additional years, unless either party gives notice of non-renewal to the other at least sixty days prior to the beginning of the applicable one-year period.

The employment agreements provide that certain executives are entitled to severance benefits under the terms of the Company's severance benefit plan which was adopted and approved on November 8, 2006. These executives are entitled to severance in the form of base salary continuation for 24 months, plus health insurance coverage, perquisites and benefits. In the event the termination is in connection with a change in control, then the 24 months of base salary continuation shall be paid in lump-sum and in outplacement services in an amount not to exceed $10,500. The Company's CEO and certain officers also are entitled, if eligible for severance benefits, to $7,500 per year of employment in lieu of any amounts forfeited under the Company's 401(k) plan.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES
(FORMERLY AEROBIC CREATIONS INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In conjunction with the purchase and sale of AmeRussia, and effective May 1, 2006, the Company entered into an employment agreement with the former stockholder for a three-year period. The agreement contains time restrictions that prohibit the employee from competing with the Company after the termination of his employment.

Reserve for Insurance Losses
The Company participates in a high deductible insurance program for certain insurable risks consisting primarily of automobile, workers' compensation, general liability and health insurance. Based on estimates of the aggregate liability for claims incurred, a provision for the deductible portion of the claims is recorded and revised annually. These losses are collateralized by restricted cash balances and letters of credit.

Claims and Lawsuits
In March 2006, a former customer filed suit against FMI asserting claims for breach of contract, among other things and seeking damages of approximately $1,738,000. In May 2006, FMI filed a counterclaim for an amount in excess of the damages claimed by this former customer. The Company is ordinarily involved in claims and lawsuits which arise in the normal course of business. In the opinion of management, these claims are without merit and the liability resulting from these matters, if any, will not have a material effect on the Company's financial position.

Shipping Agreements
The Company entered into agreements with unrelated ocean carriers for the Company to receive commission revenue based on certain minimum volume levels and to protect various ocean shipping rates for the duration of the contract. These agreements expire December 31, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members
FMI Holdco I LLC and Subsidiary

We have audited the accompanying consolidated balance sheet of FMI Holdco I LLC and Subsidiary as of October 31, 2006, and the related consolidated statements of income, changes in members' equity and cash flows for the ten months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal controls over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FMI Holdco I LLC and Subsidiary as of October 31, 2006, and the results of their operations and their cash flows for the ten months then ended in conformity with accounting principles generally accepted in the United States of America.

Friedman LLP

/s/ Friedman LLP

February 16, 2007

FMI HOLDCO I LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

OCTOBER 31, 2006

ASSETS
Current assets
Cash and cash equivalents	$2,107,090
Accounts receivable, less allowance for doubtful accounts
of $681,442	15,635,118
Prepaid expenses and other current assets	2,627,664
Total current assets	20,369,872

Property and equipment, net	6,062,933
Other intangible assets	19,017,638
Goodwill	56,227,552
Deposits	776,361
$102,454,356

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Current portion of long-term debt and capital lease obligations	$4,462,610
Accounts payable and accrued expenses	8,638,376
Deferred rent	476,544
Total current liabilities	13,577,530

Deferred rent	1,593,689
Long-term debt and capital lease obligations	45,733,215
60,904,434

Commitments and contingencies

Members' equity
Members' capital	27,841,883
Senior equity	18,000,000
Accumulated deficit	(4,291,961)
41,549,922
$102,454,356

See notes to consolidated financial statements.

FMI HOLDCO I LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

TEN MONTHS ENDED OCTOBER 31, 2006

Revenues	$95,930,960

Expenses
Direct expenses, excluding depreciation	73,690,665
Gain on disposition of property and equipment	(9,880)
Facility shutdown and other costs	422,622
Amortization	2,382,773
Depreciation	1,546,930
General and administrative	9,765,745
Income from operations	8,132,105
Other income (expense)
Interest income	31,992
Interest expense and bank fees	(4,939,840)
(4,907,848)

Income before income taxes	3,224,257

Income taxes	89,700

Net income	$3,134,557

See notes to consolidated financial statements.

FMI HOLDCO I LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY

		Members'	Senior	Accumulated
	Total	Capital	Equity	Deficit
Balance, January 1, 2006	$38,497,970	$27,924,488	$18,000,000	(7,426,518)

Net income	3,134,557	-	-	3,134,557

Distributions	(82,605)	(82,605)	-	-
Balance, October 31, 2006	$41,549,922	$27,841,883	$18,000,000	(4,291,961)

See notes to consolidated financial statements.

FMI HOLDCO I LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

TEN MONTHS ENDED OCTOBER 31, 2006

Cash flows from operating activities
Net income	$3,134,557
Adjustments to reconcile net income to net cash
provided by operating activities
Provision for doubtful accounts	223,350
Depreciation	1,546,930
Amortization of intangibles	2,382,773
Gain on disposition of property and equipment	(9,880)
Changes in assets and liabilities
Accounts receivable	(2,160,895)
Prepaid expenses and other current assets	(418,720)
Deposits	(239,018)
Deferred rent	(275,507)
Reserve for self-insurance	(269,620)
Accounts payable and accrued expenses	1,596,426
Net cash provided by operating activities	5,510,396
Cash flows from investing activities
Acquisition of property and equipment	(807,809)
Proceeds from disposition of property and equipment	9,880
Net cash used in investing activities	(797,929)
Cash flows from financing activities
Repayment of long-term debt and capital lease obligations	(3,540,319)
Prepayment of senior debt pursuant to excess cash flow agreement	(499,370)
Debt issuance cost	(63,296)
Distributions to members	(82,605)
Net cash used in financing activities	(4,185,590)
Net increase in cash and cash equivalents	526,877

Cash and cash equivalents, beginning of period	1,580,213
Cash and cash equivalents, end of period	$2,107,090
Supplemental cash flow disclosures
Interest paid	$4,840,616
Income taxes paid	87,200

Noncash investing and financing activities
Property and equipment acquired under capital leases	26,000

See notes to consolidated financial statements.

FMI HOLDCO I LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of FMI Holdco I LLC and its wholly owned subsidiary, FMI International LLC (collectively, the "Company" or "FMI"). All intercompany balances and transactions have been eliminated in consolidation.

Nature of Business
The Company is a full-service logistics and supply chain management service provider to the retail industry. The Company offers ocean and air freight forwarding; local trucking services in the New York and Los Angeles metropolitan markets; line haul truck load services throughout the continental 48 states; and warehousing, consolidation, distribution and marketing services in the New York, Los Angeles and Miami markets.

Members' Equity
At October 31, 2006, members' equity is comprised of $27,841,883 of members' capital (Series "A" Preferred and common units), $18,000,000 of Senior Equity (PIK Preferred) and a $36,120,000 Super Preferred unit which has been offset against a note receivable from the majority member in the same amount.

Super Preferred Unit: This instrument will receive allocations of profits to offset the note until the full $36,120,000 plus 12.5% (Super Preferred Return) per annum has been repaid.

PIK Preferred: These units will receive allocations of profits after the Super Preferred payout until the capital and preferred return of 15% is paid. After these amounts are paid, PIK Preferred members will have ownership to the extent of their common units.

Preferred Units and Common Units: The holders of preferred units will receive allocations of profits in proportion to units plus 8%, and common unit holders will be paid thereafter.

Losses are allocated in reverse order of profits.

Intangible Assets
Intangible assets are stated net of accumulated amortization. Amortization is computed by the straight-line method over the following estimated useful asset lives:

Internally developed software	3 years
Customer list	10 years
Debt issuance costs	Term of agreement

FMI HOLDCO I LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates
Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. Actual results could differ from those estimates.

Revenue Recognition
Revenue is recognized as services are rendered to customers and collection is reasonably assured.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Property and Equipment
Property and equipment are stated at cost. Depreciation is computed primarily by using straight-line and accelerated methods based upon the following estimated useful asset lives:

Office, computer and communication equipment	3 - 5 years
Transportation equipment	5 - 7 years
Warehouse and terminal equipment	7 years

Leasehold improvements are amortized over the term of the lease or useful life of the related asset, whichever is shorter.

Concentration of Credit Risk
The Company, at times, has balances with financial institutions in excess of the FDIC limits. The Company limits the amount of exposure with any one financial institution and believes that no significant concentration of investment risk exists with respect to cash or cash equivalents.

Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. The Company extends credit to a substantial number of its customers and performs ongoing credit evaluations of those customers' financial condition while generally requiring no collateral.

FMI HOLDCO I LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk (Continued)
The Company provides an allowance for doubtful accounts based on specifically identified amounts that are deemed to be uncollectible. In addition, an allowance is provided based on historical experience and assessments of the general financial conditions affecting the customer base. The Company has a limited number of customers with individually large amounts due at any given date. Any unanticipated change in one of those customers' credit worthiness, or other matters affecting the collectibility of amounts due from such customers, could have a material affect on the Company's results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

At October 31, 2006, approximately 28% of accounts receivable are due from two customers.

The Company generated approximately 35% of its revenues for the ten months ended October 31, 2006 from two customers.

Income Taxes
In lieu of federal corporation income taxes, the members of an LLC include their proportionate share of the Company's taxable income or net operating loss in their individual income tax returns. Certain minimum state taxes have been recorded for the period.

Long-Lived Assets
The Company accounts for long-lived assets in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 provides guidance on how long-lived assets used as part of a group should be evaluated for impairment, establishes criteria for when long-lived assets are held for sale, and prescribes the accounting for long-lived assets that will be disposed of other than by sale.

Fair Value of Financial Instruments
The Company's long-term debt instruments at October 31, 2006 represent fair values because these obligations have market-based interest rates.

Self-Insurance
The Company is primarily self-insured for automobile, workers' compensation, general liability costs and health insurance. Self-insurance liabilities are determined based on claims filed and estimates for claims incurred but not reported. The majority of these liabilities are not discounted due to their short-term nature.

FMI HOLDCO I LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 - GOODWILL AND OTHER INTANGIBLE ASSETS

     Intangible assets, other than goodwill, consist of the following at October 31, 2006:

		Accumulated	Net Carrying
	Cost	Amortization	Value

Trademark	$2,600,000	$-	$2,600,000
Software and other	1,320,000	1,244,042	75,958
Customer list	23,480,487	8,342,753	15,137,734
Debt issuance costs	1,633,162	429,216	1,203,946
Total	$29,033,649	$10,016,011	$19,017,638

     The estimated aggregate amortization expense for the next five years is as follows:

Year Ending
December 31,

2007	$2,617,000
2008	2,617,000
2009	2,617,000
2010	2,617,000
2011	2,446,000

Goodwill and other intangibles are tested for impairment annually, or on an interim basis if an event occurs or circumstances change that would likely reduce the fair value of the goodwill or other intangibles below their carrying values. The fair value of goodwill and other indefinite life intangibles was estimated using the present value of future cash flows. There was no impairment of goodwill and other intangibles for the ten months ended October 31, 2006. The effect of the acquisition outlined in Note 11 on goodwill and intangible assets has not been reflected in balances at October 31, 2006.

FMI HOLDCO I LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3 - PROPERTY AND EQUIPMENT

     Property and equipment at October 31, 2006 are as follows:

Office and computer equipment	$2,028,757
Transportation equipment	3,600,606
Leasehold improvements	839,980
Communications equipment	167,381
Warehouse and terminal equipment	6,494,413
Construction in progress	20,270
13,151,407
Less - Accumulated depreciation
and amortization	7,088,474
$6,062,933

     Capital leases included in property and equipment consist of the following:

Capital leases, beginning of period	$3,752,760
Add - Assets acquired through capital leases	26,000
Less - Capital leases fully amortized	289,438
Capital leases, end of period	3,489,322
Less - Accumulated depreciation	1,628,297
Net book value of capital leases	$1,861,025

FMI HOLDCO I LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4 - DEBT AND CAPITAL LEASE OBLIGATIONS

2005 Senior Debt Refinancing
On April 1, 2005, the Company completed the refinancing of its senior credit facility (the "Refinance") by executing a new $45 million loan and security agreement with a bank group led by GMAC Commercial Finance LLC (the "GMAC Facility"). Proceeds were used to retire the Company's existing senior indebtedness, to replace the Company's outstanding letters of credit, and to pay certain fees and expenses related to the Refinance, with the excess used for general corporate purposes. The GMAC Facility includes a revolving loan (the "Revolver") and three senior term loans (collectively, the "Term Loans"), as follows:

Revolver	$10,000,000
Term Loan A ("TLA")	17,875,000
Term Loan B ("TLB")	9,625,000
Term Loan C ("TLC")	7,500,000	*
	$45,000,000

*Includes bank fees and other related debt issuance costs of approximately $1,400,000.

The GMAC Facility is secured by a lien on substantially all of the Company's assets, and has a scheduled maturity of September 14, 2009. The Revolver and TLC require payments of interest only. TLA and TLB require quarterly principal payments effective September 30, 2005. Regular interest payments are required pursuant to the applicable interest rate elections (i.e., prime- or LIBOR-based). As of October 31, 2006, LIBOR (1 month) stood at 5.35% and prime was 8.25%.

The Revolver is available for direct borrowings and letters of credit. Borrowings are limited to the lesser of (a) $10 million less outstanding letters of credit or (b) a borrowing base calculated on 85% of the Company's eligible accounts receivable. There is a $5.5 million limit for letters of credit.

	Applicable Interest	Applicable Interest
	Margin for Prime	Margin for LIBOR
Loan	Rate Loans	Rate Loans

Revolver	2.75%	3.75%
TLA	2.75	3.75
TLB	3.25	4.25
TLC	3.25	4.25

FMI HOLDCO I LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4 - DEBT AND CAPITAL LEASE OBLIGATIONS (Continued)

2005 Senior Debt Refinancing (Continued)
In addition to the Refinance, a subordinated note of $18,545,000 remains outstanding at October 31, 2006. This note is due at maturity in 2010 in one principal payment, with interest due monthly at 13%.

At October 31, 2006, there were no direct borrowings outstanding under the Revolver, while $4,038,061 of letters of credit were issued and outstanding.

As part of the Refinance, the Company and certain affiliates of its members entered into a capital call agreement (the "Capital Call") providing for a future investment in the Company to the extent the Company fails to meet certain financial targets. The terms of the Capital Call, as amended, require the Company's members to invest, under certain conditions, cash in equity securities of the Company. To induce its members to enter into the Capital Call, the Company agreed to issue 225,000 shares of its common units.

In connection with the acquisition as outlined in Note 11, the debt balances reflected at October 31, 2006 were paid off. The Company has not restated these balances as a current liability as of October 31, 2006.

On March 31, 2005, the Company entered into an amendment to its April 15, 2003 Note and Equity Purchase Agreement (the "Second Note Agreement Amendment") to waive certain defaults under the agreement, to permit the Refinance, and to adjust certain financial covenants of the subordinated note to comply with the senior debt covenants.

In April 2006, the Company repaid approximately $500,000 of senior debt principal pursuant to an excess cash flow repayment provision as measured at December 31, 2005.

Long-term debt and capital lease obligations at October 31, 2006 consist of the following:

Term Loan "A"	$12,906,880
Term Loan "B"	9,505,000
Term Loan "C"	7,500,000
Subordinated Note	18,545,000
Notes payable	385,954
Capital lease obligations, financial
institutions, with monthly installments of
principal and interest at rates ranging
from 4.3% to 12.1% through 2009,
collateralized by equipment
1,352,991

50,195,825
Less - Current portion
4,462,610
Long-term portion
$45,733,215

FMI HOLDCO I LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4 - DEBT AND CAPITAL LEASE OBLIGATIONS (Continued)

Aggregate amounts of long-term debt and capital lease obligations maturing in the two months ending December 31, 2006 and the years ending December 31 are as follows:

2006 (remainder)	$1,048,938
2007	4,434,844
2008	4,334,400
2009	21,832,643
2010	18,545,000
$50,195,825

     Scheduled Principal Amortization

			Principal Due at
	Original Principal	Quarterly Principal Payments	Maturity

TLA	$17,875,000	$894,000	$3,575,000
		(September 30, 2005 -
		September 30, 2009)
TLB	9,625,000	$24,000	9,241,000
		(September 30, 2005 -
		September 30, 2009)
TLC	7,500,000	Not applicable	7,500,000 *

     *Supported by the capital call agreement defined herein.

FMI HOLDCO I LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5 - COMMITMENTS AND CONTINGENCIES

Reserve for Insurance Losses
The Company participates in a high deductible insurance program for certain insurable risks consisting primarily of automobile, workers' compensation, general liability and health insurance. Based on estimates of the aggregate liability for claims incurred, a provision for the deductible portion of the claims is recorded and revised annually. These losses are collateralized by cash balances and letters of credit.

The activity in the self-insurance liability at October 31, 2006 was as follows:

Reserve, beginning of period	$1,387,974
Expense	2,824,983
Payments	(3,110,348)
Reserve, end of period	$1,102,609

6 - LEASES

The Company leases various facilities and equipment in accordance with noncancelable operating lease agreements, which expire at various dates through 2012. Total rent expense for the ten months ended October 31, 2006 was $11,260,292.

Future minimum lease payments required under noncancelable leases for the two months ending December 31, 2006 and the years ending December 31 thereafter are as follows:

	Capital	Operating
	Leases	Leases

2006 (remainder)	$124,512	$2,458,918
2007	636,614	14,845,653
2008	529,216	14,736,920
2009	127,370	9,448,510
2010	-	8,081,604
2011	-	5,757,496
Thereafter	-	2,024,407
Total future minimum lease payments	1,417,712	$57,353,508
Less - Amount representing interest	64,721
Present value of future net minimum lease
payments	$1,352,991

FMI HOLDCO I LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6 - LEASES (Continued)

Effective March 1, 2006, FMI subleased its San Pedro warehouse facility to a third party for a 33-month term. The sublease will generate approximately $4,300,000 of rental income over the term, which will be recorded as an offset to rental expense.

7 - 401(k)/PROFIT-SHARING PLAN

The Company's 401(k)/profit-sharing plan covers substantially all eligible full-time employees. Employer contributions for the 401(k) portion are $0.25 per $1.00 for participating employees up to 4% of salary, while employer contributions for the profit-sharing portion are discretionary. Contributions for the ten months ended October 31, 2006 were $333,340.

8 - RELATED PARTY TRANSACTIONS

The Company paid $357,738 to KRG Capital ("KRG") during the ten months ended October 31, 2006. These fees were ongoing financial and managerial consulting fees. KRG has a controlling interest in FMI Holdco I LLC.

In 2004, certain members purchased the Carteret facility and assumed the existing lease, which expires in 2014. Payments to the members under this lease totaled $931,040 for the ten months ended October 31, 2006. On June 29, 2006, the Carteret facility was sold to an unrelated entity, with the present lease remaining in place.

9 - OPTION AGREEMENTS

On April 15, 2003, the Company established the 2003 Unit Plan ("2003 Plan"). The 2003 Plan provides for the granting of incentive stock options to purchase common units of the Company, to eligible persons (as defined by the 2003 Plan) at a price not less than the fair market value of the common units at the date of grant. The common units will be granted at the sole discretion of the Board of Directors. The maximum number of units available for issuance under the 2003 Plan as of October 31, 2006 is 350,000. The options contain tiered vesting and are only exercisable upon the sale of the Company or a qualified event such as an IPO (as defined in the 2003 Plan). Options expire ten years from the date of grant.

FMI HOLDCO I LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9 - OPTION AGREEMENTS (Continued)

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual
	Shares	Exercise Price	Life (In Years)

Outstanding at January 1, 2006	331,375	$0.02
Granted	-
Outstanding at October 31, 2006	331,375	0.02	7.5
Weighted-average fair value of options
granted	$0.02
Options available for future grant	18,625

On April 15, 2003, the Company established the Special Bonus Plan ("Bonus Plan"). The Bonus Plan provides for equivalent shares to eligible persons (as defined by the 2003 Plan). The equivalent shares will be granted at the sole discretion of the Board of Directors. The awards contain tiered vesting and are only exercisable upon the sale of the Company or a qualified event such as an IPO (as defined in the Bonus Plan). The Company issued 715,000 shares on December 31, 2005. There were no additional shares issued in the ten months ended October 31, 2006. As discussed in Note 11, the Company was acquired as of November 8, 2006. At the time of acquisition these options were converted to cash and stock and options in the new company.

FMI HOLDCO I LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10 - FACILITY SHUTDOWN

In 2004, management approved a plan (the "Plan") to shut down a warehouse facility in an effort to improve operating efficiencies. The Plan provided for the closing of its Carson, California warehouse. The Plan expenses include impairment of fixed assets and lease costs (net of estimated sublease rentals) related to the shutdown of the facility. Effective April 1, 2005, the Company entered into a sublease agreement with a third party to occupy the entire facility through July 2007, the termination date of the underlying lease. In accordance with SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities", Plan expenses are recorded net of sublease payments as of July 1, 2004 (the cease-use date).

The Company incurred an additional expense of $422,622 in the ten months ended October 31, 2006 related to shutdown costs.

11 - SUBSEQUENT EVENT

On November 8, 2006, Aerobic Creations, Inc. ("Aerobic") acquired, through Maritime Logistics Inc., FMI Holdco I LLC for approximately $130 million, of which $115 million was paid in cash and the remainder was paid by the issuance of approximately 1.55 million shares of Aerobic's common stock.

Independent Auditors' Report

FMI Holdco I LLC

Carteret, New Jersey

We have audited the accompanying consolidated balance sheets of FMI Holdco I LLC and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit inlcudes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FMI Holdco I LLC and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Woodbridge, New Jersey
March 21, 2006
(except for Footnote 5 which is dated April 7, 2006
and for Footnote 13 which is dated September 20, 2006)

FMI Holdco I LLC and Subsidiary

	Consolidated Balance Sheets

December 31,	2005	2004

Assets
Current:
Cash and cash equivalents	$1,580,213	$1,943,050
Accounts receivable (net of allowance for doubtful
accounts of $529,888 and $402,670, respectively)	13,697,573	11,141,522
Prepaid expenses and other current assets	2,208,944	2,345,848

Total current assets	17,486,730	15,430,420

Property and equipment, net	6,776,054	7,326,663
Trademark	2,600,000	2,600,000
Customer list, net	17,124,129	19,472,846
Debt issuance costs, net	1,376,321	1,202,123
Deposits	537,343	503,510
Other assets	236,667	516,670
Goodwill	56,227,552	56,227,552

Total assets	$102,364,796	$103,279,784

Liabilities and Members’ Equity
Current liabilities:
Current portion of long-term debt and capital lease
obligations	$4,601,620	$4,046,000
Accounts payable and accrued expenses	7,311,570	6,789,000
Accrued facility shutdown and deferred rent	365,713	932,604

Total current liabilities	12,278,903	11,767,604

Deferred rent	1,980,027	2,565,256
Long-term debt and capital lease obligations	49,607,894	52,432,290

Total liabilities	63,866,824	66,765,150

Commitments and contingencies
Members’ equity:
Members’ capital	27,924,490	26,924,490
Senior equity	18,000,000	18,000,000
Accumulated deficit	(7,426,518)	(8,409,856)

Total members’ equity	38,497,972	36,514,634

Total liabilities and members’ equity	$102,364,796	$103,279,874

See accompanying notes to consolidated financial statements.

FMI Holdco I LLC and Subsidiary

Consolidated Statements of Operations and Accumulated Deficit

Year ended December 31,	2005	2004

Revenue	$117,857,364	$98,317,940
Direct expenses:
Direct expenses excluding depreciation	91,413,970	78,960,727
Gain on disposition of fixed assets	(3,000)	(39,801)
Facility shutdown and other costs	641,480	2,182,537
Depreciation expense	2,489,971	2,566,256
Amortization expense	3,020,859	3,067,725
General and administrative expenses	11,887,802	9,586,384

Income from operations	8,406,282	1,994,112

Other income (expense):
Interest income	10,672	435
Interest expense and bank fees	(7,327,417)	(6,421,245)

Total other expense	(7,316,745)	(6,420,810)

Income (loss) before income tax provision	1,089,537	(4,426,698)
Income tax provision	106,199	78,154

Net income (loss)	983,338	(4,504,852)
Accumulated deficit, beginning of the year	(8,409,856)	(3,905,004)

Accumulated deficit, end of year	$(7,426,518)	$(8,409,856)

See accompanying notes to consolidated financial statements.

FMI Holdco I LLC and Subsidiary

Consolidated Statements of Cash Flows

Year ended December 31,	2005	2004

Cash flows from operating activities:
Net income/(loss)	$983,338	$(4,504,852)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation	2,489,971	2,566,256
Amortization of intangibles	3,020,859	3,067,725
Provision for facility shutdown	-	1,989,422
Loss on write-down of fixed asset	-	193,115
Gain on disposition of fixed assets	(3,000)	(39,801)
Write-off of debt issuance cost	1,123,535	-
Changes in operating assets and liabilities:
Accounts receivable	(2,556,049)	(1,807,422)
Prepaid expenses and other current assets	136,904	(913,029)
Deposits	(33,833)	(262,575)
Accounts payable and accrued expenses	(629,551)	1,444,269

Net cash provided by operating activities	4,532,174	1,733,108

Cash flows from investing activities:
Long-term debt proceeds and cash used to fund acquisition	-	(575,134)
Purchase of property and equipment	(1,493,781)	(2,559,435)
Proceeds from the disposition of fixed assets	3,000	44,073

Net cash used in investing activities	(1,490,781)	(3,090,496)

Cash flows from financing activities:
Repayment of long-term debt and capital lease obligations	(31,779,364)	(6,168,694)
Proceeds from long-term debt	35,000,000	713,699
Proceeds from sale-leaseback transaction	-	2,125,696
Debt issuance cost	(1,689,866)	-
Net borrowings (repayments) under revolving line of credit	(5,935,000)	4,435,000
Equity contributions	1,000,000	422,430

Net cash provided by (used in) financing
activities	(3,404,230)	1,528,131

Net increase (decrease) in cash and cash equivalents	(362,837)	170,743
Cash and cash equivalents, beginning of year	1,943,050	1,772,307

Cash and cash equivalents, end of year	$1,580,213	$1,943,050

See accompanying notes to consolidated financial statements.

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

1.     Summary of Significant Accounting Principles

Principles of Consolidation
The accompanying consolidated financial statements include the  accounts of FMI Holdco I LLC, and its wholly-owned subsidiary  FMI International LLC, (collectively the “Company” or “FMI”).  All intercompany balances and transactions have been eliminated.

Nature of Business
The Company is a full service logistics and supply chain  management service provider to the retail industry. The Company  offers ocean and air freight forwarding; local trucking services in  the New York and Los Angeles metropolitan markets; line haul  truck load services throughout the continental 48 states; and  warehousing, consolidation, distribution and marketing services in  the New York, Los Angeles and Miami markets.

Member Equity
At December 31, 2005, members’ equity is comprised of  $27,924,490 ($26,924,490 at December 31, 2004) of members’  capital (Series “A” Preferred and common units), $18,000,000 of  Senior Equity (PIK Preferred) and a $36,120,000 Super Preferred  unit which eliminates against a note from the majority member in the same amount.

Super Preferred Unit: This instrument will receive allocation of profits to offset the note until the full $36,120,000 plus 12.5% (Super Preferred Return) per annum has been repaid.

PIK Preferred: These units will receive allocation of profits after the Super Preferred payout until the capital and preferred return of 15% is paid. After these amounts are paid, PIK Preferred members will have ownership to the extent of their common units.

Preferred Units and Common Units: The holders of preferred units will receive profits in proportion to units plus 8% and common units will be paid thereafter. Losses are allocated in the reverse order of profits.

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

Intangible Assets

Intangible assets are stated net of accumulated amortization. Amortization is computed by using the straight-line method based upon the following estimated useful lives of the assets:

Internally developed software	3	years
Customer list	10	years
Debt issuance costs	Term of agreement

Revenue Recognition

Revenue is recognized as services are rendered to customers and collection is reasonably assured.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an initial maturity date of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, prepaid expenses, other current assets, accounts payable, and accrued expenses approximate fair value because of the current maturity of these items.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily by using the straight-line and accelerated methods based upon the following estimated useful lives of the assets:

Office, computer and communication equipment	3 - 5	years
Transportation equipment	5 - 7	years
Leasehold improvements	Term of lease or
useful life of the
related asset,
whichever is
shorter
Warehouse and terminal equipment	7	years

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

Concentration of Credit Risk

The Company, at times, has balances with financial institutions in excess of the FDIC limits. The Company limits the amount of exposure with any one financial institution and believes that no significant concentration of investment risk exists with respect to cash or cash equivalents.

Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. The Company extends credit to a substantial number of its customers and performs ongoing credit evaluations of those customers financial condition while generally requiring no collateral.

The Company provides an allowance for doubtful accounts based on specifically identified amounts that are deemed to be uncollectible. In addition, an allowance is provided based on historical experience and assessments of the general financial conditions affecting the customer base. The Company has a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in one of those customer’s credit worthiness or other matters affecting the collectibility of amounts due from such customers, could have a material affect on the Company’s results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

At December 31, 2005 approximately 13% and 5% of net accounts receivable and at December 31, 2004 approximately 16% and 15% of net accounts receivable are due from two customers, respectively.

The Company generated approximately 18% and 13% of its revenues for the year ended December 31, 2005 and 19% and 8% of its revenues for the year December 31, 2004 from two customers, respectively.

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

Income Taxes

In lieu of Federal corporation income taxes, the members of an LLC include their proportionate share of the Company’s taxable income or net operating loss in their individual income tax returns. Certain minimum state taxes have been recorded for the period.

Long-Lived Assets

The Company accounts for long-lived assets in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” SFAS 144 provides guidance on how long-lived assets used as part of a group should be evaluated for impairment, establishes criteria for when long-lived assets are held for sale, and prescribes the accounting for long-lived assets that will be disposed of other than by sale.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the December 31, 2004 financial statements were reclassified to conform with the December 31, 2005 presentation.

Self-Insurance

The Company is primarily self-insured for auto, workers’ compensation and general liability costs. Self-insurance liabilities are determined based on claims filed and estimates for claims incurred but not reported. The majority of these liabilities are not discounted due to their short term nature.

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment.” This statement is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees.” This statement establishes standards for the accounting for transactions in which the entity exchanges its equity instruments for goods or services, primarily focusing on the accounting for transactions in which an entity obtains employee services in shared-based payment transactions. Companies will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The cost will be recognized over the period during which an employee is required to provide service, the requisite service period (usually the vest period), in exchange for the award the grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models. If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair vale of the original award immediately before the modification. SFAS No. 123R will be effective for periods beginning after December 15, 2005 and allows its several alternative transition methods. Accordingly we will adopt SFAS No. 123R in fiscal year 2006. The Company is still evaluating the adoption of the provisions of SFAS No. 123R as to whether it will have a material effect on the Company’s financial statements.

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

In November 2004, the FASB issued Statement of Financial Accounting Standard No. 151 (“SFAS 151”), Inventory Costs, an amendment of ARB N. 43, Chapter 4. SFAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted materials should be recognized as current period charges in all circumstances. In addition, this statement requires that allocations of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. SFAS 151 will be adopted beginning January 1, 2006. The Company believes that the adoption of SFAS 151 will not have a material impact on the Company’s financial statements.

2.	Financial Results and Liquidity

As of December 31, 2005, the Company has approximately $1,600,000 in cash and cash equivalents and working capital of approximately $5,810,000. As discussed in Footnote 5, the Company refinanced its debt on April 1, 2005. The Refinance converted certain current liabilities into long-term obligations and substantially reduced the quarterly principal repayments and monthly interest rate.

3.	Goodwill and Other Intangibles

The changes in the carrying amount of goodwill for the year ended December 31, 2005 and December 31, 2004 are as follows:

	2005	2004

Balance at January 1,	$56,227,552	$55,827,552
Purchase price allocated to
goodwill during the year	-	400,000

Balance at December 31,	$56,227,552	$56,227,552

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

Intangible assets at December 31, 2005 and 2004 are as follows:

December 31, 2005:

		Accumulated	Net Carrying
	Cost	Amortization	Value

Trademark	$2,600,000	$-	$2,600,000
Software	1,320,000	1,083,333	236,667
Customer list	23,480,488	6,356,359	17,124,129
Debt issuances	1,569,866	193,545	1,376,321

Total	$28,970,354	$7,633,237	$21,337,117

December 31, 2004:

		Accumulated	Net Carrying
	Cost	Amortization	Value

Trademark	$2,600,000	$-	$2,600,000
Software	1,200,000	683,330	516,670
Customer list	23,480,487	4,007,641	19,472,846
Debt issuances	1,729,047	526,924	1,202,123

Total	$29,009,534	$5,217,895	$23,791,639

As a result of the Refinance, the debt issuance costs related to the Company’s debt placement of April 15, 2003 of approximately $1,123,535 were written off during fiscal year 2005 and recorded in interest expense and bank fees on the accompanying consolidated statement of operations and accumulated deficit. Amortization expense for the year ended December 31, 2005 and December 31, 2004 totaled $3,020,859 and $3,067,725, respectively.

			FMI Holdco I LLC and Subsidiary

			Notes to Consolidated Financial Statements

			The estimated aggregate amortization expense for each of the next
			five years ending December 31, are as follows:

			2006		$2,723,448
			2007		2,606,781
			2008		2,606,781
			2009		2,606,781
			2010		2,606,781

			Goodwill and other intangibles are tested for impairment annually,
			or on an interim basis if an event occurs or circumstances change
			that would likely reduce the fair value of the goodwill or other
			intangibles below their carrying values. The fair value of goodwill
			and other indefinite life intangibles was estimated using the
			present value of future cash flows. There was no impairment of
			goodwill and other intangibles for the years ended December 31,
			2005 and December 31, 2004.

4	.	Property and	Major classes of property and equipment consist of the following:
		Equipment

			December 31,	2005	2004

			Office and computer equipment	$1,875,320	$1,363,402
			Transportation equipment	3,318,023	3,399,867
			Leasehold improvements	820,668	478,344
			Communication equipment	167,381	167,381
			Warehouse and terminal equipment	6,242,681	4,980,985
			Construction in progress	-	111,732

				12,424,073	10,501,711
			Less: accumulated depreciation and
			amortization	5,648,019	3,175,048

			Total	$6,776,054	$7,326,663

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

Depreciation expense for the year ended December 31, 2005 and December 31, 2004 totaled $2,489,971 and $2,566,256, respectively.

Capital leases included in property and equipment consist of the following:

Year ended December 31,	2005	2004

Capital leases beginning of year	$3,526,001	$1,549,219
Add: Fixed assets acquired
through capital leases	445,581	2,173,546
Less: Capital leases fully
amortized	(218,822)	(196,764)

Capital leases end of year	3,752,760	3,526,001
Accumulated depreciation	(1,111,448)	(918,429)

Net book value of capital leases	$2,641,312	$2,607,572

Depreciation expense for capital leases for the years ended December 31, 2005 and December 31, 2004 totaled $411,841 and $454,774, respectively.

As of December 31, 2005 the Company has entered into purchase commitments for IT equipment for $187,160; 60 tractors for $5,865,455; and, 30 trailers for $707,940. Approximately half of the tractor commitment is to replace units coming off operating leases. The Company expects to finance these commitments, through capital leases, operating leases and in some instances cash purchases.

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

5	.	Debt and Capital
Lease Obligations

2005 Senior Debt Refinancing

On April 1, 2005, the Company completed a refinancing (the “Refinance”) of its senior credit facility by executing a new $45.0 million Loan and Security Agreement with a bank group led by GMAC Commercial Finance LLC (the “GMAC Facility”). Proceeds were used to retire the Company’s existing senior indebtedness, to replace the Company’s outstanding letters of credit, to pay certain fees and expenses related to the Refinance, and the excess for general corporate purposes. The GMAC Facility includes a revolving loan (the “Revolver”) and (3) senior term loans (collectively, the “Term Loans”) as follows:

Revolver		$10,000,000
Term Loan A (“TLA”)		17,875,000
Term Loan B	(“TLB”)	9,625,000
Term Loan C	(“TLC”)	7,500,000	*

Total		$45,000,000

*Includes bank fees and other related debt issuance costs of approximately $1,400,000

The GMAC Facility is secured by a lien on substantially all of the Company’s personal property and assets, and has a scheduled maturity of September 14, 2009. The Revolver and TLC require payments of interest only. TLA and TLB require quarterly principal payments effective September 30, 2005. Regular interest payments are required pursuant to the applicable interest rate elections (i.e. prime- or libor-based). As of December 31, 2005, Libor (1 mo.) stood at 4.39% and prime was 7.25% .

The Revolver is available for direct borrowings and letters of credit. Borrowings are limited to the lesser of (a) $10.0 million less outstanding letters of credit; and, (b) a borrowing base calculated on 85% of the Company’s eligible accounts receivable. There is a $5.5 million sub-limit for letters of credit.

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

	Applicable Interest	Applicable Interest
	Margin for Base	Margin for Libor
Loan	Rate Loans	Rate Loans

Revolver	2.75%	3.75%
TLA	2.75%	3.75%
TLB	3.25%	4.25%
TLC*	2.25%	3.25%

* Effective April 1, 2006, the applicable margin for TLC shall increase to 3.25% for Base Rate Loans and 4.25% for Libor Rate Loans

In addition to the 2005 refinancing, the 2003 subordinated note of $18,545,000 remains outstanding at December 31, 2005. This note has a term of 84 months (due at maturity in one principal payment) with interest due monthly at 13%.

At December 31, 2005, there were no direct borrowings outstanding on the Revolver while $5,205,410 of letters of credit were issued and outstanding.

As part of the Refinance, the Members contributed $1,000,000 of capital and entered into a Capital Call Agreement (the “Capital Call”) providing for a future investment in the Company to the extent the Company fails to meet certain financial targets. Under the terms of the Capital Call, to the extent the Company’s Senior Leverage Ratio, as defined therein, exceeds a ratio of 2.5 to 1.0 upon the delivery of the Company’s fiscal 2005 financial statements, the Company’s Members will invest cash in equity securities of the Company in an amount equal to the lesser of (a) $7.5 million and (b) the amount required to reduce the Senior Debt of the Company such that the Senior Leverage Ratio calculated on a pro forma basis (as defined by the agreement) equals 2.5 to 1.0.

At December 31, 2005, the Company’s Senior Leverage Ratio per the Capital Call Agreement was 2.67. The lenders agreed to amend the Capital Call Agreement as of December 31, 2005 waiving any required payment, and extending the Capital Call Agreement to December 31, 2006.

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

On March 31, 2005, the Company entered into an amendment to its April 15, 2003 Note and Equity Purchase Agreement (the “Second Note Agreement Amendment”) to waive certain defaults under the agreement, to permit the Refinancing, and to adjust certain financial covenants of the subordinated note to comply with the senior debt covenants.

Prior to the Senior Debt Refinancing

Up to the date of the Refinance, the Company had a revolving line of credit with a bank group providing up to $10,500,000 for direct borrowings and letters of credit (including a $5.0 million limit for letters of credit). Interest was payable monthly at Libor (2.4% at December 31, 2004) plus 6.5% . This facility was collateralized by substantially all of the Company’s assets. The facility was paid off and retired on April 1, 2005 in connection with the Refinance. On the date of the Refinance, this facility had outstanding $5,935,000 of direct borrowings and $4,560,249 of letters of credit. The bank group also provided non-revolving senior term loans and a subordinated note. At the time of the Refinance, the term loans had a combined principal balance of $27,645,000, and the subordinated note had a principal balance of $18,545,000. Term Loans ‘A’ and ‘B’ were paid off in connection with the Refinance, and the subordinated note remained in place.

Old Term Loan	‘A’	$14,495,000
Old Term Loan	‘B’	13,150,000
*Subordinated Note		18,545,000

Total		$46,190,000

*Terms were materially unchanged by refinancing.

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31,	2005	2004

Revolving Line of Credit	$-	N/A
Old Revolving Line of Credit	N/A	5,935,000
Term Loan ‘A’	16,087,500	N/A
Old Term Loan ‘A’	N/A	15,610,000
Term Loan ‘B’	9,577,000	N/A
Old Term Loan ‘B’	N/A	13,400,000
Term Loan ‘C’	7,500,000	N/A
Subordinated Note	18,545,000	18,545,000
Notes Payable and Capital Lease
Obligations, financial institutions,
with monthly installments of
principal, including interest at
various rates ranging from 4.3% to
12.1% through 2006, collateralized
by equipment.	2,500,014	2,988,290

Total	54,209,514	56,478,290
Less: current portion	4,601,620	6,305,633
Short term loans refinanced to long
term	-	(2,259,633)

Adjusted current portion	4,601,620	4,046,000

Adjusted long term portion	$49,607,894	$52,432,290

Aggregate amounts of long-term debt and capital lease obligations maturing in each of the years ending December 31, are as follows:

2006	$4,601,622
2007	4,406,697
2008	4,325,575
2009	22,330,620
2010	18,545,000

Total	$54,209,514

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

				Scheduled Principal Amortization

					Total				Principal due
					Principal	Quarterly Principal Payments			at Maturity

				TLA	$17,875,000	$894,000			$3,575,000
						(September 30, 2005 - June 30, 2009)
				TLB	9,625,000	$24,000			9,241,000
						(September 30, 2005 - June 30, 2009)
				TLC	7,500,000	Not applicable		*	7,500,000

				* supported by the Capital Call Agreement defined herein

6	.	Commitments	and	Reserve for Insurance Losses
		Contingencies		The Company participates in a high deductible insurance program
				for certain insurable risks consisting primarily of auto, workers’
				compensation, general liability and health insurance. Based on
				estimates of the aggregate liability for claims incurred, a provision
				for the deductible portion of the claims is recorded and revised
				annually. These losses are collateralized by cash balances and letters
				of credit.
				The activity in the self-insurance liability for each of the years
				ended December 31 was as follows:

							2005		2004

				Reserve, beginning of period			$1,086,937		$836,031
				Expense			2,836,616		1,672,978
				Payments			2,535,579		1,422,072

				Reserve, end of period			$1,387,974		$1,086,937

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

7	.	Supplemental
Cash Flow
Disclosures

Cash paid during the year ended December 31, 2005 and December 31, 2004 for:

	2005	2004

Interest	$5,858,281	$5,825,949

Taxes	$110,439	$73,914

Non-cash investing and financing
Capital leases	$445,581	$2,173,546

In 2004 the Company entered into a sale-leaseback agreement for equipment totaling $2,125,696. The Company realized no gain or loss on the transaction.

8. Leases

The Company leases various facilities and equipment in accordance with non-cancelable operating lease agreements, which expire at various dates through 2010. Total rent expense for the years ended December 31, 2005 and December 31, 2004 amounted to $14,813,684 and $14,002,287, respectively.

			FMI Holdco I LLC and Subsidiary

			Notes to Consolidated Financial Statements

			Future minimum lease payments required under non-cancelable leases in each of the years ending December 31, are as follows:

				Capital Leases	Operating Leases

			2006	$878,080	$13,378,895
			2007	626,837	12,397,605
			2008	519,438	11,735,123
			2009	124,926	7,707,358
			2010	-	7,222,243
			Thereafter	-	6,474,062

			Total future minimum lease
			payments	$2,149,281	$58,915,286

			Less: amount representing
			interest	151,030

			Present value of future net
			minimum lease payments	$1,998,251

			Effective March 1, 2006, FMI subleased its San Pedro warehouse facility to a third party for a (33) month term. The sublease will generate approximately $4,300,000 of rental income over the term which will be recorded as an offset to rental expense.

9	.	401(k)/Profit-	The Company’s 401(k)/profit sharing plan covers substantially all eligible full-time employees. Employer contributions for the 401(k) portion are $0.25 per $1.00 for participating employees up to 4% of salary, while employer contributions for the profit sharing portion are discretionary. Contributions for the years ended December 31, 2005 and December 31, 2004 amounted to $375,000 and $330,436, respectively.
		Sharing Plan

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

10	.	Facility Shutdown	In 2004, management approved a plan (“Plan”) to shutdown a warehouse facility in an effort to improve operating efficiencies. The Plan provided for the closing of its Carson, California warehouse. The Plan expenses include impairment of fixed assets and lease costs (net of estimated sublease rentals) related to the shutdown of the facility. Effective April 1, 2005, the Company entered into a sublease agreement with a third party to occupy the entire facility through July 2007, the termination date of the underlying lease. In accordance with SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” Plan expenses are recorded net of the sublease payments as of July 1, 2004 (the cease-use date). For the year ended December 31, 2004, the Company recorded the following:

				2004	2005 Usage		2005 Expense

			Lease expense	$1,166,578	$(1,166,578)		$-
			Impairment of fixed assets	193,115	(193,115)		-
			Accrued facility shutdown (net estimated sub-lease rentals)	822,844	(1,464,324)	*	641,480

			Total facility shutdown expenses	$2,182,537	$(2,824,017)		$641,480

			*Represents amounts incurred in excess of estimates established in 2004, expensed in 2005

11	.	Related Party Transactions	The Company paid $459,598 and $437,905 to KRG Capital during the years ended December 31, 2005 and 2004, respectively. These fees were ongoing financial and managerial consulting fees. KRG has a controlling interest in FMI Holdco LLC.

			In 2004, certain members purchased the Carteret facility and assumed the existing lease which expires in 2009. Payments to the members under this lease totaled $1,904,543 and $676,258 in 2005 and 2004, respectively. As previously noted in Footnote 1, certain members contributed $1,000,000 of additional equity as part of the Refinance.

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

12	.	Option Agreements	On April 15, 2003 the Company established the 2003 Unit Plan (“2003 Plan”). The 2003 Plan provides for the granting of incentive stock options to purchase common units of the Company, to eligible persons (as defined by the 2003 Plan) at a price not less than the fair market value of the common units at the date of grant. The common units will be granted at the sole discretion of the Board of Directors. The maximum number of units available for the issuance under the 2003 Plan as of December 31, 2005 and 2004 is 350,000 and 350,000, respectively. The options contained tiered vesting and are only exercisable upon the sale of the Company or a qualified event such as an IPO (as defined in the 2003 Plan). Options expire ten years from the date of grant.

				Weighted average –
			December 31, 2005	Shares	exercise price

			Outstanding at January 1, 2005	307,500	$0.02
			Granted	23,875	0.02

			Outstanding at December 31,
			2005	331,375	$0.02

			Weighted-average fair value of
			options granted during the
			year	$0.02

			Options available for future
			grant	18,625

				Weighted average –
			December 31, 2004	Shares	exercise price

			Outstanding at January 1, 2004	250,000	$0.02
			Granted	57,500	0.02

			Outstanding at December 31,
			2004	307,500	$0.02

			Weighted-average fair value of
			options granted during the
			year	$0.02

			Options available for future
			grant	42,500

FMI Holdco I LLC and Subsidiary

Notes to Consolidated Financial Statements

The following table summarizes information about the stock
options outstanding at December 31, 2005:

Weighted Average
Remaining
Contractual Life (in
Exercise Price	Number Outstanding	years)

$0.02	331,375	8

On April 15, 2003 the company established the Special Bonus
Plan (“Bonus Plan”). The Bonus Plan provides for equivalent
shares to eligible persons (as defined by the 2003 Plan). The equivalent shares will be granted at the sole discretion of the
Board. The awards contain tiered vesting and are only exercisable upon the sale of the Company or a qualified event such as IPO (as defined in the Bonus Plan). On December 31, 2005, 715,000
shares have been awarded.

13	.	Restatement	The consolidated financial statements have been adjusted to reflect a correction of an error for the under-accrual of vacation pay in connection with the 2003 purchase accounting. The effect of the correction was to increase goodwill and accounts payable and accrued expenses as of December 31, 2003 and for each of the years presented in the accompanying balance sheets in the amount of $602,000. There were no changes to the consolidated
statements of operations and accumulated deficit.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
TUG Logistics, Inc. and Affiliates

We have audited the accompanying combined balance sheet of TUG Logistics, Inc. and Affiliates as of October 31, 2006, and the related combined statements of income, changes in stockholders' equity and cash flows for the ten months then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal controls over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of TUG Logistics, Inc. and Affiliates as of October 31, 2006, and the results of their operations and their cash flows for the ten months then ended in conformity with accounting principles generally accepted in the United States of America.

Friedman LLP

/s/ Friedman LLP
New York, New York
March 2, 2007

TUG LOGISTICS, INC. AND AFFILIATES

COMBINED BALANCE SHEET

OCTOBER 31, 2006

ASSETS
Current assets
Cash and cash equivalents	$1,989,498
Accounts receivable, less allowance for doubtful
accounts of $296,000	9,152,664
Notes receivable, related parties	69,171
Prepaid expenses and other current assets	213,837
Total current assets	11,425,170

Property and equipment - at cost, less accumulated
depreciation	176,191
Note receivable, related party	17,995
Security deposits	57,758
$11,677,114

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,983,896
Income taxes payable	946,352
Total current liabilities	5,930,248

Loans payable, related party	627,500
Accrued interest payable	85,792
6,643,540

Commitments and contingencies

Stockholders' equity
Common stock	990,000
Retained earnings	4,043,574
5,033,574
$11,677,114

See notes to combined financial statements.

TUG LOGISTICS, INC. AND AFFILIATES

COMBINED STATEMENT OF INCOME

TEN MONTHS ENDED OCTOBER 31, 2006

Net sales	$74,930,325
Cost of sales	67,981,085
Gross profit	6,949,240

Operating expenses
General and administrative	4,867,158
Income from operations	2,082,082

Interest expense, less interest income of $3,387	28,574
Income before income taxes	2,053,508

Income taxes	292,996
Net income	$1,760,512

See notes to combined financial statements.

TUG LOGISTICS, INC. AND AFFILIATES

COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

	Common Stock		Retained
	Shares	Amount	Earnings
Balance, January 1, 2006	358,000	$790,000	$3,073,634

Net income	-	-	1,760,512

Issuance of common shares -
TUG Logistics (New York), Inc.	200	200,000	-

Dividends	-	-	(790,572)
Balance, October 31, 2006	358,200	$990,000	$4,043,574

See notes to combined financial statements.

TUG LOGISTICS, INC. AND AFFILIATES

COMBINED STATEMENT OF CASH FLOWS

TEN MONTHS ENDED OCTOBER 31, 2006

Cash flows from operating activities
Net income	$1,760,512
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation	36,134
Provision for doubtful accounts	190,218
Changes in assets and liabilities
Accounts receivable	(1,726,001)
Prepaid expenses and other current assets	(192,311)
Security deposits	(15,893)
Accounts payable and accrued expenses	1,076,495
Income taxes payable	269,647
Net cash provided by operating activities	1,398,801

Cash flows from investing activities
Notes receivable, related parties	115,474
Acquisition of property and equipment	(81,534)
Net cash provided by investing activities	33,940

Cash flows from financing activities
Loan payable, bank	(300,000)
Principal payments of capital lease obligations	(13,739)
Proceeds from issuance of common stock	200,000
Dividends paid	(790,572)
Net cash used in financing activities	(904,311)

Net increase in cash and cash equivalents	528,430

Cash and cash equivalents, beginning of period	1,461,068
Cash and cash equivalents, end of period	$1,989,498

Supplemental cash flow disclosures
Interest paid	$11,486
Income taxes paid	23,349

See notes to combined financial statements.

TUG LOGISTICS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
TUG Logistics, Inc. and Affiliates ("TUG" or the "Company") provide logistics services through four operating entities in the United States. TUG is headquartered in Los Angeles, California and utilizes over 40 agents in China, Taiwan, Hong Kong, Korea, Japan, Malaysia, Indonesia, Thailand, Singapore and the Philippines. TUG provides ocean, air, supply chain logistics, warehouse and distribution and customs brokerage services to its customers, as well as a full range of ocean transportation intermediary services, forwarding containers (primarily via ocean and air, but also bulk cargo) between Asia and the United States using multiple carriers. TUG is a "Non-Vessel-Operating Common Carrier" ("NVOCC").

TUG's five operating entities in the United States are:

  TUG Logistics, Inc. ("LAX") - a California based NVOCC and headquarters for all TUG operations

  TUG Logistics (Miami), Inc. ("MIAMI") - a Miami based NVOCC

  Clare Freight, Los Angeles, Inc. ("CLARE") - provides customs house brokerage services

  Glare Logistics Inc., Carson, California ("GLARE") - provides warehouse and distribution services

  TUG Logistics (New York), Inc. ("New York") - a New York-based NVOCC

Principles of Combination
The accompanying financial statements include the combined accounts of TUG Logistics, Inc. and Affiliates which are affiliated through common ownership. All significant intercompany balances and transactions have been eliminated in combination.

Revenue Recognition
Revenue is recognized upon discharge of freight at the port of destination.

Use of Estimates
Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. Actual results could differ from those estimates.

TUG LOGISTICS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Company's cash balances are maintained at several banks. The balances are insured by the Federal Deposit Insurance Corporation for up to an aggregate of $100,000 for each company for each bank. Balances in these accounts at times exceed the insured limit.

Accounts Receivable
Accounts receivable are stated at the amount management expects to collect. An allowance for doubtful accounts is recorded based on a combination of historical experience, aging analysis and information on specific accounts. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Depreciation
Depreciation, including depreciation of assets held under capital leases, is provided using the straight-line method over estimated useful lives ranging from three to seven years.

Income Taxes
LAX and CLARE have elected S Corporation status for federal and California income tax purposes. Under these elections, the taxable income or loss is reportable by the stockholders on their individual income tax returns and there are no provisions made for federal income tax. Provisions are made for applicable state income taxes.

MIAMI, GLARE and NEW YORK are C corporations for federal income tax purposes and are also subject to state income taxes in various jurisdictions.

2 - NOTES RECEIVABLE, RELATED PARTIES

On December 31, 2004, LAX loaned $65,000 to an entity related through common ownership. This promissory note bears interest at 3.5% a year. This note is payable on December 31, 2006. At October 31, 2006, the balance of the note, including interest, is $69,171.

TUG LOGISTICS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

2 - NOTES RECEIVABLE, RELATED PARTIES (Continued)

On December 1, 2005, LAX loaned $111,130 to an entity related through common ownership. This promissory note bears interest at 3.5% a year. The note is payable on December 31, 2007. In March 2006, $100,000 was received on the outstanding loan. At October 31, 2006, the balance of the note, including interest, is $17,995.

3 - PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

Furniture and fixtures	$14,830
Equipment	124,948
Computer hardware	127,518
Computer software	15,003
282,299
Less - Accumulated depreciation	106,108
$176,191

4 - LINES OF CREDIT

MIAMI had a $300,000 bank line of credit, which bears interest at the prime rate payable monthly. During 2006, the line of credit agreement with the bank was terminated and the outstanding balance was paid in full.

GLARE had a $300,000 bank line of credit, which bears interest at the prime rate plus 1% payable monthly. During 2006, the line of credit agreement with the bank was terminated and the outstanding balance was paid in full.

The companies were required to comply with various covenants including maintaining certain financial ratios. Substantially all of the companies' assets were pledged as collateral for these obligations. Interest expense for the ten months ended October 31, 2006 was $5,063.

TUG LOGISTICS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

5 - LOANS PAYABLE, RELATED PARTIES

On February 1, 2003, an entity related through common ownership advanced $432,500 and sold equipment valued at $55,000 to LAX. In 2004, an additional $140,000 was advanced. The notes bear interest at 3.5% a year and principal and interest are due on January 31, 2008. The total amount owed at October 31, 2006 was $627,500. Interest expense on these loans for the ten months ended October 31, 2006 was $18,302.

6 - COMMON STOCK

Common stock at October 31, 2006 consists of the following:

TUG Logistics, Inc.
$10 par value; 1,000,000 shares authorized,
30,000 shares issued and outstanding	$300,000

TUG Logistics (Miami), Inc.
$1 par value; 1,000,000 shares authorized,
300,000 shares issued and outstanding	300,000

Glare Logistics Inc.
$10 par value; 1,000,000 shares authorized,
18,000 shares issued and outstanding	180,000

Clare Freight, Los Angeles, Inc.
$1 par value; 100,000 shares authorized,
10,000 shares issued and outstanding	10,000

TUG Logistics (New York), Inc.
No par value; 200 shares authorized,
issued and outstanding	200,000
$990,000

7 - LEASE COMMITMENTS

MIAMI leases office spaces under an operating lease on a year-to-year basis. This lease expired on December 31, 2006, and is currently being leased on a month-to-month basis.

LAX and CLARE lease office space under an operating lease which expires on November 30, 2007. Additional payments are required based on increases in real estate taxes and operating expenses over base period amounts.

TUG LOGISTICS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

7 - LEASE COMMITMENTS (Continued)

GLARE leases warehouse space under an operating lease which expires on November 30, 2007. Additional payments are required based on increases in real estate taxes and operating expenses over base period amounts.

NEW YORK leases office space under an operating lease which expires on July, 31, 2011. Additional payments are required based on increases in real estate taxes and operating expenses over base period amounts.

Future minimum annual rental payments, excluding additional rent, are approximately as follows:

Year Ending
October 31,

2007	$454,000
2008	110,000
2009	88,000
2010	82,000
2011	49,000
$783,000

Rent expense, including additional rent, for the ten months ended October 31, 2006 was approximately $474,000.

8 - CONTINGENCIES

The Company is ordinarily involved in claims and lawsuits which arise in the normal course of business. In the opinion of management, the liability resulting from these matters, if any, will not have a material effect on the Company's financial position.

9 - SUBSEQUENT EVENT

On November 8, 2006, Aerobic Creations, Inc. ("Aerobic") acquired, through Maritime US Holdings Inc., TUG Logistics, Inc. and Affiliates. TUG was acquired for approximately $10 million, of which $4 million was paid in cash. In addition, the selling stockholders of TUG received 550,000 shares of Aerobic's common stock and 50,000 stock options for additional shares.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
TUG Logistics, Inc. and Affiliates

We have audited the accompanying combined balance sheets of TUG Logistics, Inc. and Affiliates as of December 31, 2005 and 2004, and the related statements of income and changes in stockholders' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal controls over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of TUG Logistics, Inc. and Affiliates as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP
New York, New York
September 25, 2006

TUG LOGISTICS, INC. AND AFFILIATES

COMBINED BALANCE SHEETS

	December 31,

	2005	2004

ASSETS
Current assets
Cash and cash equivalents	$1,461,068	$1,248,882
Accounts receivable, less allowance for doubtful
accounts of $267,000 and $117,000	7,616,881	6,096,534
Notes receivable, related parties	87,620	-
Prepaid expenses and other current assets	21,526	11,223

Total current assets	9,187,095	7,356,639

Property and equipment - at cost, less accumulated
depreciation	130,791	143,793
Note receivable, related party	115,020	65,000
Security deposits	41,865	40,613

	$9,474,771	$7,606,045

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Loan payable, bank	$300,000	$300,000
Loan payable, related party	-	100,000
Accounts payable and accrued expenses	3,927,876	3,424,028
Income taxes payable	676,705	351,661
Current maturities of capital lease obligations	13,739	18,413

Total current liabilities	4,918,320	4,194,102

Loans payable, related party	627,500	627,500
Capital lease obligations, less current maturities	-	13,739
Accrued interest payable	65,317	53,422

	5,611,137	4,888,763

Commitments and contingencies

Stockholders' equity
Common stock	790,000	790,000
Retained earnings	3,073,634	1,927,282

	3,863,634	2,717,282

	$9,474,771	$7,606,045

See notes to combined financial statements.

TUG LOGISTICS, INC. AND AFFILIATES

COMBINED STATEMENTS OF INCOME

	Year Ended December 31,

	2005	2004

Net sales	$75,941,030	$65,907,725

Cost of sales	68,005,275	59,505,024

Gross profit	7,935,755	6,402,701
Operating expenses
General and administrative	4,589,758	3,720,161

Income from operations	3,345,997	2,682,540

Interest expense, less interest income of $9,302 and $1,809	37,845	37,554

Income before income taxes	3,308,152	2,644,986

Income taxes	345,800	415,725

Net income	$2,962,352	$2,229,261

See notes to combined financial statements.

TUG LOGISTICS, INC. AND AFFILIATES

COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Common Stock
			Retained
	Shares	Amount	Earnings

Balance, January 1, 2004	358,000	$790,000	$2,237,054

Net income	-	-	2,229,261

Dividends	-	-	(2,539,033)

Balance, December 31, 2004	358,000	790,000	1,927,282

Net income	-	-	2,962,352

Dividends	-	-	(1,816,000)

Balance, December 31, 2005	358,000	$790,000	$3,073,634

See notes to combined financial statements.

TUG LOGISTICS, INC. AND AFFILIATES

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2005	2004

Cash flows from operating activities
Net income	$2,962,352	$2,229,261
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation	36,952	26,198
Provision for doubtful accounts	255,615	142,000
Changes in assets and liabilities
Accounts receivable	(1,775,962)	(1,187,411)
Prepaid expenses and other current assets	(10,303)	6,280
Security deposits	(1,252)	2,839
Accounts payable and accrued expenses	515,743	879,522
Income taxes payable	325,044	350,861

Net cash provided by operating activities	2,308,189	2,449,550

Cash flows from investing activities
Notes receivable, related parties	(137,640)	(65,000)
Acquisition of property and equipment	(23,950)	(38,263)

Net cash used in investing activities	(161,590)	(103,263)

Cash flows from financing activities
Loan payable, bank	-	300,000
Loan payable, related party	(100,000)	240,000
Principal payments of capital lease obligations	(18,413)	(16,166)
Dividends paid	(1,816,000)	(2,539,033)

Net cash used in financing activities	(1,934,413)	(2,015,199)

Net increase in cash	212,186	331,088

Cash, beginning of year	1,248,882	917,794

Cash, end of year	$1,461,068	$1,248,882

Supplemental cash flow disclosures
Interest paid	$35,252	$4,450
Income taxes paid	23,322	61,823

Noncash investing and financing activities
Equipment acquired under capital lease	-	46,318

See notes to combined financial statements.

TUG LOGISTICS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
TUG Logistics, Inc. and Affiliates ("TUG" or the "Company") provide logistics services through four operating entities in the United States. TUG is headquartered in Los Angeles, California and utilizes over 40 agents in China, Taiwan, Hong Kong, Korea, Japan, Malaysia, Indonesia, Thailand, Singapore and the Philippines. TUG provides ocean, air, supply chain logistics, warehouse and distribution and customs brokerage services to its customers, as well as a full range of ocean transportation intermediary services, forwarding containers (primarily via ocean and air, but also bulk cargo) between Asia and the United States using multiple carriers. TUG is a "Non-Vessel-Operating Common Carrier" ("NVOCC").

TUG's four operating entities in the United States are:
  TUG Logistics, Inc. ("LAX") - a California based NVOCC and headquarters for all TUG operations

  TUG Logistics (Miami), Inc. ("MIAMI") - a Miami based NVOCC

  Clare Freight, Los Angeles, Inc. ("CLARE") - provides customs house brokerage services

  Glare Logistics Inc., Carson, California ("GLARE") - provides warehouse and distribution services

Principles of Combination
The accompanying financial statements include the combined accounts of TUG Logistics, Inc. and Affiliates which are affiliated through common ownership. All significant intercompany balances and transactions have been eliminated in combination.

Revenue Recognition
Revenue is recognized upon discharge of freight at the port of destination.

Use of Estimates
Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. Actual results could differ from those estimates.

TUG LOGISTICS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Company's cash balances are maintained at several banks. The balances are insured by the Federal Deposit Insurance Corporation for up to an aggregate of $100,000 for each company for each bank. Balances in these accounts at times exceed the insured limit.

Accounts Receivable
Accounts receivable are stated at the amount management expects to collect. An allowance for doubtful accounts is recorded based on a combination of historical experience, aging analysis and information on specific accounts. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Depreciation
Depreciation, including depreciation of assets held under capital leases, is provided using the straight-line method over estimated useful lives ranging from three to seven years.

Income Taxes
LAX and CLARE have elected S Corporation status for Federal and California income tax purposes. Under these elections, the taxable income or loss is reportable by the stockholders on their individual income tax returns and there are no provisions made for Federal income tax. Provisions are made for applicable state income taxes.

MIAMI and GLARE are C corporations for Federal income tax purposes and are also subject to state income taxes in various jurisdictions.

2 - NOTES RECEIVABLE, RELATED PARTIES

On December 31, 2004, LAX loaned $65,000 to an entity related through common ownership. This promissory note bears interest at 3.5% a year. This note is payable on December 31, 2006. At December 31, 2005 and 2004, the balance of the note, including interest, is $67,275 and $65,000, respectively.

TUG LOGISTICS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

2 - NOTES RECEIVABLE, RELATED PARTIES (Continued)

On December 1, 2005, LAX loaned $111,130 to an entity related through common ownership. This promissory note bears interest at 3.5% a year. The note is payable on December 31, 2007. At December 31, 2005, the balance of the note, including interest, is $115,020.

On January 1, 2005, LAX loaned $19,657 to an entity related through common ownership. This promissory note bears interest at 3.5% a year. The note is payable on December 31, 2006. At December 31, 2005, the balance of the note, including interest, is $20,345.

3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31,

	2005	2004

Furniture and fixtures	$11,627	$10,888
Equipment	98,493	92,613
Computer hardware	75,642	61,611
Computer software	15,003	11,703

	200,765	176,815
Less - Accumulated depreciation	69,974	33,022

	$130,791	$143,793

Equipment includes assets held under capital leases totaling $67,543 at December 31, 2005 and 2004, with accumulated depreciation of $22,915 and $9,407, respectively.

4 - LOANS PAYABLE, BANK

MIAMI has a $300,000 bank line of credit, which bears interest at the prime rate payable monthly. At December 31, 2005 and 2004, the outstanding balance on this line is $100,000.

GLARE has a $300,000 bank line of credit, which bears interest at the prime rate plus 1% payable monthly. At December 31, 2005 and 2004, the outstanding balance on this line is $200,000.

The companies are required to comply with various covenants including maintaining certain financial ratios. Substantially all of the companies' assets are pledged as collateral for these obligations. Interest expense for the years ended December 31, 2005 and 2004 was $21,852 and $4,440, respectively.

TUG LOGISTICS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

5 - CAPITAL LEASE OBLIGATIONS

Obligations under capital leases require monthly installments through September 30, 2006, including interest at approximately 8%. Interest expense for the years ended December 31, 2005 and 2004 was $2,831 and $1,470, respectively. The obligations are collateralized by the leased assets.

6 - LOANS PAYABLE, RELATED PARTIES

An entity related through common ownership advanced $100,000 to CLARE during 2004. Amounts due are noninterest-bearing and payable on demand. The loan, including accrued interest of $11,000, was repaid during 2005.

On February 1, 2003, an entity related through common ownership advanced $432,500 to LAX and sold equipment to LAX valued at $55,000. In 2004, an additional $140,000 was advanced. The total amount owed at December 31, 2005 and 2004 was $627,500. The notes bear interest at 3.5% a year and principal and interest are due on January 31, 2008. Interest expense on these loans for the years ended December 31, 2005 and 2004 was $23,795 and $22,978, respectively.

7 - LEASE COMMITMENTS

MIAMI leases office spaces under an operating lease on a year-to-year basis. This lease was renewed until December 31, 2006.

LAX and CLARE lease office space under an operating lease which expires on November 30, 2007. Additional payments are required based on increases in real estate taxes and operating expenses over base period amounts.

GLARE leases warehouse space under an operating lease which expires on November 30, 2007. Additional payments are required based on increases in real estate taxes and operating expenses over base period amounts.

Future minimum annual rental payments, excluding additional rent, are approximately as follows:

Year Ending
December 31,

2006	$398,000
2007	370,000

$768,000

TUG LOGISTICS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

7 - LEASE COMMITMENTS (Continued)

Rent expense, including additional rent, for the years ended December 31, 2005 and 2004 was approximately $520,000 and $396,000, respectively.

8 - COMMITMENTS AND CONTINGENCIES

The Company is ordinarily involved in claims and lawsuits which arise in the normal course of business. In the opinion of management, the liability resulting from these matters, if any, will not have a material effect on the Company's financial position.

9 - COMMON STOCK

Common stock at December 31, 2005 and 2004 is as follows:

TUG Logistics, Inc.
$10 par value; 1,000,000 shares authorized,
30,000 shares issued and outstanding	$300,000

TUG Logistics (Miami), Inc.
$1 par value; 1,000,000 shares authorized,
300,000 shares issued and outstanding	300,000

Glare Logistics Inc.
$10 par value; 1,000,000 shares authorized,	180,000
18,000 shares issued and outstanding

Clare Freight, Los Angeles, Inc.
$1 par value; 100,000 shares authorized,
10,000 shares issued and outstanding	10,000

$790,000

10 - SUBSEQUENT EVENTS

In April 2006, the shareholders of the Company signed a letter of intent with Maritime Logistics US Holdings Inc. to sell substantially all of the Company's assets, properties and rights.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2007 (UNAUDITED)	December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of $4,038,081 as of December 31, 2006	$8,481,992	$15,767,809
Accounts receivable, net of allowance for doubtful accounts of $667,262 and $612,612 as of March 31, 2007 and December 31, 2006, respectively	26,120,001	25,720,420
Prepaid expenses and other current assets	4,067,082	5,126,412
Deferred tax assets	77,489	77,489

Total current assets	38,746,564	46,692,130

Property and equipment, net	10,607,830	10,372,820

Deferred financing costs, net of accumulated amortization of $1,153,389 and $465,592 as of March 31, 2007 and December 31, 2006, respectively	12,635,784	13,323,581
Intangible assets, net	40,429,170	41,731,666
Goodwill	94,081,276	94,081,276
Security deposits and other assets	1,867,094	1,091,722

Total assets	$198,367,718	$207,293,195

See accompanying notes to the condensed consolidated financial statements.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

	March 31, 2007 (UNAUDITED)	December 31, 2006

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$18,807,830	$19,336,863
Current portion of senior secured credit facility	6,000,000	5,000,000
Current portion of long-term debt and capital lease obligations	868,897	801,449
Accrued registration rights expense	3,000,000	—
Due to related parties	154,901	843,705

Total current liabilities	28,831,628	25,982,017

Long-term liabilities:
Senior secured credit facility	47,000,000	49,000,000
Convertible notes	42,989,190	41,485,758
Fair value of derivative instruments	29,144,689	32,148,148
Long-term debt and capital lease obligations	1,229,642	844,551
Deferred tax liabilities	9,104,231	11,162,321
Loan payable, related party	2,000,000	2,000,000

Total long-term liabililities	131,467,752	136,640,778

Total liabilities	160,299,380	162,622,795

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.001 per share 99,000,000 authorized shares shares issued and outstanding - 7,594,958 shares	7,595	7,595
Additional paid-in capital	46,223,660	45,509,334
Subscriptions receivable	(10,233)	(10,233)
Accumulated deficit	(8,152,684)	(836,296)

Total stockholders’ equity	38,068,338	44,670,400

Total liabilities and stockholders’ equity	$198,367,718	$207,293,195

See accompanying notes to the condensed consolidated financial statements.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31, 2007	February 6, 2006 (date of inception) to March 31, 2006

Revenues:
Air and ocean freight services	$21,474,531	$—
Logistics services	24,588,974	—

Total revenues	46,063,505	—

Direct expenses:
Air and ocean freight services	19,017,718	—
Logistics services	20,724,744	—

Total direct expenses	39,742,462	—

Revenues less direct expenses	6,321,043	—

Operating expenses:
General and administrative expense (including stock-based compensation expense of $1,060,759)	8,633,370	—
Depreciation and amortization	1,702,558	—

Total operating expenses	10,335,928	—

Loss from operations	(4,014,885)	—

Other income (expense):
Interest income	134,685	—
Interest, finance charges and bank fees	(4,899,871)	—
Gain on derivative instruments	1,801,905	—
Registration rights expense	(3,000,000)	—

Loss before income tax benefit	(9,978,166)	—

Income tax benefit	1,900,008	—

Net loss	$(8,078,158)	$—

Weighted average common shares outstanding, basic and diluted	7,594,958	—

Loss per common share, basic and diluted	$(1.06)	$—

See accompanying notes to the condensed consolidated financial statements.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31, 2007	February 6, 2006 (date of inception) to March 31, 2006

Cash flows from operating activities:
Net loss	$(8,078,158)	$—
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	54,650	—
Depreciation and amortization of property and equipment	400,062	—
Amortization of deferred financing costs	687,797	—
Amortization of intangible assets	1,302,496	—
Amortization of discount on convertible debt	1,063,648	—
Stock-based compensation expense	1,060,759	—
Gain on derivative instruments	(1,801,905)	—
Deferred income taxes	(2,058,090)	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(454,231)	—
Prepaid expenses and other current assets	1,059,330	—
Accounts payable and accrued expenses	(529,033)	—
Accrued registration rights expense	3,000,000	—

Net cash used in operating activities:	(4,292,675)	—

Cash flows from investing activities:
Purchase of property and equipment	(291,628)	—
Security deposits and other assets	(775,372)	—

Net cash used in investing activities	(1,067,000)	—

See accompanying notes to the condensed consolidated financial statements.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(UNAUDITED)

	Three Months Ended March 31, 2007	February 6, 2006 (date of inception) to March 31, 2006

Cash flows from financing activities:
Repayment of borrowings under the senior secured credit facility	$(1,000,000)	$—
Repayment of capital lease obligations	(237,338)	—
Repayment of loan payable, related party	(688,804)	—

Net cash used in financing activities	(1,926,142)	—

Net decrease in cash and cash equivalents	(7,285,817)	—
Cash and cash equivalents, beginning of period	15,767,809	—

Cash and cash equivalents, end of period	$8,481,992	$—

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,703,762	$—
Income taxes	$438,082	$—

Noncash investing and financing activities:
Common stock issued in settlement of financing cost	$—	$59,500
Subscription receivable	$—	$359,501
Property and equipment acquired under capital leases	$343,444	$—

See accompanying notes to the condensed consolidated financial statements.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION

History and Nature of the Business

Summit Global Logistics, Inc. (the “Company”, “the Company”, “we”, “us”, and/or “our”) through the wholly-owned operating subsidiary, Maritime Logistics US Holdings Inc. (“Maritime” or “MLI”) and its subsidiaries, is an international third party logistics provider specializing in ocean transportation intermediary services for Asia and North America. It offers domestic and international ocean, air and ground third-party logistics services.

MLI was formed on February 6, 2006 in the State of New Jersey. MLI owns and manages various corporations that provide worldwide marine and inland transportation and logistics services. MLI, through one of its wholly-owned subsidiaries, possesses an ocean transportation intermediary license issued by the United States Federal Maritime Commission, pursuant to the Shipping Act of 1984, as a “Non-Vessel-Operating Common Carrier” (“NVOCC”). MLI is headquartered in Kenilworth, New Jersey.

TUG USA, Inc., formerly Dolphin US Logistics Inc., a wholly-owned subsidiary of MLI, was formed in February 2006 in the State of New Jersey.

Summit Logistic International Inc. and AMR Investments Inc. (“AMR”), wholly-owned subsidiaries of MLI, were formed in February 2006 in the State of New Jersey. They provide worldwide marine and inland transportation and logistics services.

Effective May 1, 2006, AMR purchased 100% of the outstanding shares of AmeRussia Shipping Co. Inc., a Delaware corporation, and its affiliate, AmeRussia Ltd., a Russian corporation (collectively, “AmeRussia”). They provide international transportation services.

Seamaster Logistics Inc. (“SLI”), a wholly-owned subsidiary of MLI, was formed in August 2006 in the State of Delaware. SLI is licensed in the United States as an ocean transportation intermediary.

On September 28, 2006, SLI purchased the entire issued capital of Seamaster Logistics (Holding) Limited (“SLHL”). SLHL is a Hong Kong/China-based, asset-light, ocean transportation intermediary and logistics provider with offices in Hong Kong and an exclusive agency network in China. During the quarter ended March 31, 2007, Seamaster Logistics (Shanghai) Ltd. was formed as a wholly-owned subsidiary of SLHL to expand the logistics business in China.

On November 8, 2006 (effective November 1, 2006), MLI merged with a wholly-owned subsidiary of Aerobic Creations, Inc. (“Aerobic”) pursuant to an agreement and plan of merger. The merger is treated as a recapitalization for financial accounting purposes. Accounting principles generally accepted in the United States of America generally require that a company whose security holders retain the majority voting interest in the combined business be treated as the acquirer for financial reporting purposes. MLI is treated as the acquirer for accounting purposes, whereas Aerobic is treated as the acquirer for legal purposes. The Board of Directors and more than a majority of the stockholders approved a one for approximately 11.226 share reverse stock split of Aerobic’s issued and outstanding stock. On February 20, 2007, Aerobic changed its name to Summit Global Logistics, Inc.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Immediately following the merger and recapitalization, MLI acquired (i) all of the equity interests of FMI Holdco I LLC, and its parent company FMI Blocker, Inc.; and (ii) certain of the assets of the TUG Logistics group of companies including TUG Logistics, Inc. (“LAX”), TUG Logistics (Miami) Inc., and Glare Logistics, Inc. and all of the equity interests of Clare Freight Los Angeles Inc. and TUG New York, Inc. FMI Blocker Inc. was a pass through entity with no assets other than its controlling interest in FMI Holdco I LLC, and was immediately dissolved after the acquisition.

FMI Holdco I LLC and its wholly-owned subsidiary, FMI International LLC, are based in New Jersey and were founded in 1979. FMI International LLC’s wholly-owned subsidiaries are FMI Express Corp., FMI Trucking, Inc., FMI International Corp., FMI International Corp. (West), and Fashion Marketing, Inc. Collectively, these companies are referred to as “FMI”. FMI is a full-service logistics and supply chain management service provider to the retail industry. FMI offers ocean and air freight forwarding; local trucking services in the New York and Los Angeles metropolitan markets; line haul truck load services throughout the continental 48 states of the United States of America; and warehousing, consolidation, distribution and marketing services in the New York, Los Angeles and Miami markets.

TUG USA, Inc. which acquired certain of the assets of the TUG Logistics group of companies and all of the equity interests of Clare Freight Los Angeles Inc. and TUG New York, Inc. (collectively “TUG”) operates as a non-asset based ocean transportation intermediary focused on imports and exports between the United States and Asia. TUG provides logistics services through its subsidiaries in the United States. TUG provides ocean, air, supply chain logistics, warehouse and distribution and customs brokerage services to its customers, as well as a full range of ocean transportation intermediary services, forwarding containers between Asia and the United States using multiple carriers. TUG is a “Non-Vessel-Operating Common Carrier” (“NVOCC”).

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Summit Global Logistics, Inc. and Subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. These unaudited condensed consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes included in our Form 10-K/A for the year ended December 31, 2006. In management’s opinion, these unaudited condensed consolidated financial statements reflect all adjustments (consisting of only normal, recurring accruals) necessary for the fair presentation of our condensed consolidated financial position as of March 31, 2007 and the unaudited condensed consolidated statements of operations and cash flows for the quarter ended March 31, 2007 and for the period February 6, 2006 (date of inception) to March 31, 2006.

The unaudited condensed consolidated results of operations for the quarter ended March 31, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007.

These unaudited condensed consolidated financial statements reflect the financial position, results of operations and cash flows of Summit Global Logistics Inc. and its subsidiary Maritime Logistics US Holdings Inc. and its subsidiaries, TUG USA, Inc., Summit Logistics International, Inc., AMR Investment Inc., Seamaster Logistics Inc., FMI Holdco I LLC, and their subsidiaries (collectively, the “Company”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Air and Ocean Freight Services. Revenue is recognized at the time of shipment.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Customs Brokerage. Revenue is recognized when the necessary documentation for customs clearance has been completed. This revenue is generated by the fees charged for providing customs brokerage services, as well as the fees charged for the disbursements made on behalf of a customer. Customs brokerage revenue is included in air and ocean freight services.

Logistics Services. Revenue for warehouse and distribution services is recognized at the time of receipt or at the time of shipment based on services provided. Storage charges are recognized on a monthly basis. Revenue for domestic transportation services is recognized at the time of cargo receipt.

Use of Estimates

Preparing financial statements in conformity with GAAP requires management to make estimates and judgments about future events that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. Examples include allowance for doubtful accounts, useful lives of fixed assets, intangible asset valuations, accrued expenses, fair value of financial instruments, incentive compensation, income taxes, self-insurance reserves, post-retirement benefits, contingencies and legal proceedings. Actual results may differ from these estimates under different assumptions or conditions.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily by using the straight-line and accelerated methods based upon the following estimated useful asset lives:

Office, computer and communication equipment	3 – 5 years
Transportation equipment	5 – 7 years
Warehouse and terminal equipment	7 years

Leasehold improvements are amortized over the term of the lease or useful life of the related asset, whichever is shorter.

Expenditures for maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the assets ad related allowance for depreciation and amortization are eliminated from accounts and any resulting gain or loss is reflected in net income.

Convertible Notes

The Company accounts for conversion options embedded in convertible notes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” and Emerging Issues Task Force Issue (“EITF”) 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. SFAS 133 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free standing derivative financial instruments in accordance with EITF 00-19. SFAS 133 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional as that term is described in the implementation guidance under Appendix A to SFAS 133 and further clarified in EITF No. 05-02, “The Meaning of Conventional Convertible Debt Instruments”, in EITF No. 00-19.

In accounting for the convertible notes, the Company considered the guidance contained in EITF 00-19 and SFAS 133. In accordance with the guidance provided in EITF 00-19, the Company determined that the conversion feature of the convertible notes represents an embedded derivative since the note is convertible into a variable number of shares upon conversion. Accordingly, the convertible notes are not considered to be “conventional” convertible debt under EITF 00-19 and thus the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability.

Derivatives

The Company issued warrants and convertible notes that contain embedded derivatives that require separate valuation. The Company, with the assistance of a third party, estimates the fair value of its derivatives using available market information and appropriate valuation methodologies. These derivatives derive their value primarily based on changes in the price and volatility of the Company’s common stock. Changes in the estimated fair value of the embedded derivatives could have a material effect on the Company’s results of operations. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts, if any, that the Company may eventually pay to settle these embedded derivatives. The Company recognizes these derivatives as liabilities in its consolidated balance sheet, measures them at their estimated fair value and recognizes changes in their estimated fair value in their consolidated results of operations in the period of change.

Stock-Based Incentive Plans

SFAS No. 123R “Share-Based Payments” requires all share-based payments to employees and non-employee directors, including grants of employee stock options and employee stock purchase plans, to be recognized in the financial statements based on their fair values. The Company adopted SFAS No. 123R, in accounting for share-based compensation granted under the 2006 Equity Incentive Plan. For stock options settled in stock, compensation is measured on the grant date using valuation models. For restricted stock units (“RSU”) and performance stock awards (“PSA”) settled in stock, compensation expense is measured on the grant date using the fair values of the Company’s common stock. Compensation expense is recognized for each separately vesting portion of the award as it is vested. For stock appreciation rights (“SAR’s”) settled in stock,

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

compensation expense is initially measured on the grant date using a valuation model. For cash settled options and SARs, compensation expense is recorded over the vesting period and changes in the fair value between the date of grant and through when the cash settled options and SARs are exercised are recognized as compensation expense. For the PSA’s, every reporting period until vesting, the cash settled portion is revalued using valuation models and the stock settled portion is adjusted for any change in the number of shares expected to be issued based on the performance criteria. Any change in fair value is recognized as compensation expense.

Income Taxes

Deferred income taxes are recognized for temporary differences between the basis of the assets and liabilities for financial reporting and income tax purposes. Temporary differences result primarily from the Company’s net operating loss (“NOL”) carryforwards as well as differences relating to intangible assets. Deferred income taxes represent the future tax consequences of those differences that will either be taxable or deductible when the assets and liabilities are recovered or settled.

Adoption of New Accounting Policies

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”). —an interpretation of SFAS No. 109, Accounting for Income Taxes.” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. (See Note 12 - Income Taxes, for additional disclosures).

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In December 2006, the FASB issued a Staff Position (“FSP”) on EITF 00-19-2, “Accounting for Registration Payment Arrangements (“FSP 00-19-2”). This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” If the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated at inception, the contingent liability under the registration payment arrangement is included in the allocation of proceeds from the related financing transaction (or recorded subsequent to the inception of a prior financing transaction) using the measurement guidance in SFAS No. 5. This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance of the FSP. For prior arrangements, the FSP is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those years.

Foreign Currency Translation

The Company’s foreign subsidiary has been translated into U.S. dollars in accordance with SFAS No. 52, “Foreign Currency Translation”. All assets and liabilities have been translated using the exchange rate in effect at the balance sheet date. Consolidated statement of income amounts have been translated using the average exchange rate for the period. The financial information of SLHL has been translated from its functional foreign currency to U.S. dollars. Adjustments from such translation were not material.

(Loss) Earnings Per Share

Basic (loss) earnings per share are computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted (loss) earnings per share reflect the potential dilution that could occur if the convertible notes were converted and common stock equivalents were exercised and then shared in the earnings of the Company. If the effect of outstanding options and warrants are anti-dilutive with respect to losses, they are excluded from the computation of loss per common share.

Recently Issued Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of SFAS No. 115” (SFAS 159). SFAS 159, which becomes effective for the Company on January 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The Company does not anticipate that election, if any, of this fair-value option will have a material effect on its consolidated financial condition, results of operations, cash flows or disclosures.

In October 2006, the FASB issued FSP No. 123(R)-5, “Amendment of FSP FAS 123(R)-1”, (“FSP FAS123(R)-5”) to address whether a change to an equity instrument in connection with an equity restructuring should be considered a modification for the purpose of applying FSP No. FAS 123(R)-1, Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under SFAS Statement No 123(R) (“FSP FAS123(R)-1”). FSP FAS 123(R)-1 states that financial instruments issued to employees in exchange for past or future services are subject to the provisions of SFAS 123(R) unless the terms of the award are modified when the holder is no longer an employee. In FSP FAS 123(R)-5, the FASB staff concluded that changes to the terms of an award that are made solely due to an equity restructuring are not considered modifications as described in FSP FAS 123(R)-1 unless the fair value of the award increases, anti-dilution provisions are added, or holders of the same class of equity instruments are treated unequally. FSP FAS 123(R)-5 is effective for the first reporting period beginning after October 10, 2006. The adoption of FSP FAS 123(R)-5 did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3.	PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The following table sets forth the unaudited pro forma results of operations of the Company for the three months ended March 31, 2006. The unaudited pro forma financial information summarizes the results of operations for the three months ended March 31, 2006 as if the business combinations in 2006 had occurred as of January 1, 2006. The pro forma information contains the actual operating results of the consolidated companies, with the results adjusted to include the proforma impact of incremental expenses, incremental amortization of acquired intangible assets; incremental interest expense, and provision for income taxes. The Company has included the unaudited proforma condensed consolidated results of operations of FMI Holdco I, LLC and Subsidiary, Tug Logistics, Inc. and Affiliates and Amerussia Shipping Company, Inc. and Subsidiary. These proforma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions occurred as of the beginning of the year presented or that may be obtained in the future.

Three Months Ended March 31, 2006

Total revenues	$44,985,741
Total direct expenses	36,455,180

Revenues less direct expenses	8,530,561
Total operating expenses	7,507,867

Income from operations	1,022,694

Other income (expenses):
Interest expense, net, finance charges and bank fees	(4,652,941)

Loss before income tax benefit	(3,630,247)
Income tax benefit	1,451,957

Net loss	$(2,178,290)

4.	PROPERTY AND EQUIPMENT

          At March 31, 2007 and December 31, 2006, property and equipment consisted of the following:

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

	March 31, 2007 (UNAUDITED)	December 31, 2006

Office, computer and communication equipment	$1,402,377	$1,164,670
Transportation equipment	696,989	421,384
Warehouse and terminal equipment	8,399,706	8,411,961
Leasehold improvements	684,515	684,515
Construction in progess	151,934	17,919

	11,335,521	10,700,449
Less - Accumulated depreciation and amortization	(727,691)	(327,629)

Net book value of property and equipment	$10,607,830	$10,372,820

Depreciation and amortization expense was $400,062 for the three months ended March 31, 2007 and none for the period from February 6, 2006 (date of inception) to March 31, 2006.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The changes in capital leases included in property and equipment are:

	Three Months Ended March 31, 2007 (UNAUDITED)	December 31, 2006

Capital leases, beginning of period	$1,922,104
Assets acquired through capital leases	343,444

Capital leases, end of period	2,265,548	$1,922,104
Less - accumulated depreciation	(225,513)	(96,639)

Net book value of capital leases	$2,040,035	$1,825,465

Depreciation expense for capital leases was $128,874 for the three months ended March 31, 2007 and none for the period from February 6, 2006 (date of inception) to March 31, 2006.

5.	INTANGIBLE ASSETS

          Intangible assets consist of the following:

	March 31, 2007 (UNAUDITED)	December 31, 2006

Trademark	$1,800,000	$1,800,000
Software and other	3,300,000	3,300,000
Customer list	37,500,000	37,500,000

	42,600,000	42,600,000
Accumulated amortization	(2,170,830)	(868,334)

Net carrying value	$40,429,170	$41,731,666

6.	SENIOR SECURED CREDIT FACILITY

On November 8, 2006, as part of the financing for the acquisitions, the Company obtained a senior secured credit facility from a financial institution and certain other lenders, consisting of (i) a $10 million revolver and (ii) a $55 million term loan. The senior secured credit facility has a five-year term and a 2% up front closing fee. Revolving loans, that constitute reference rate loans, bear interest at a rate per annum equal to 2% plus the greater of (i) the reference rate then in effect and (ii) 6%. Revolving loans that constitute LIBOR rate loans will bear interest at a rate per annum equal to 3% plus the greater of (i) the LIBOR rate then in effect and (ii) 4%. Term loans that constitute reference rate loans will bear interest at a rate per annum equal to the applicable margin plus the greater of (i) the reference rate then in effect and (ii) 6%. Term loans that constitute LIBOR rate loans will bear interest at a rate per annum equal to the applicable margin plus the greater of (i) the LIBOR rate then in effect and (ii) 4%.

Applicable margins per annum on LIBOR rate loans range from 3.75% to 4.75% and for reference rate loans from 2.75% to 3.75% subject to the condition that the applicable margin will not be less than 4.25% during the period from November 8, 2006 until the financial statements are delivered to agent after the last day of the fourth full fiscal quarter after the effective date, as defined. Upon the occurrence and during the continuation of an event of default, the interest rate(s) then in effect with respect to the obligations under the senior secured credit facility will be increased by three percent per annum.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The term loans require quarterly principal payments plus an annual principal payment each year in an amount equal to fifty percent of excess cash flow, as defined, for the immediately preceding fiscal year. The excess cash flow payments shall be applied to the term loan, in inverse order of maturity. No earlier than November 9, 2007 up to $20 million of the cash proceeds from any equity issuance, as defined, received prior to November 8, 2007 may be used to prepay the term loans under the senior secured credit facility and such prepayment will not be subject to the prepayment fee, as defined.

The revolver unused line fee equals one-half of one percent (.50%) per annum payable monthly. The revolver includes a letter of credit line of up to an aggregate amount of $7 million. The letter of credit fee is 3% annum payable monthly. The servicing fee equals $25,000, payable quarterly in advance. In addition, early termination fees may apply ranging from 1% to 2% of the total loan commitment. The deferred financing cost in connection with the senior secured credit facility amounted to approximately $6,194,000.

The senior secured credit facility is secured by a first priority security interest in substantially all of existing and future assets of the Company.

The credit facility contains affirmative and negative covenants, and financial covenants which include (a) minimum EBITDA (“earnings before income taxes, depreciation and amortization”) (b) maximum total senior debt to EBITDA ratio, (c) minimum fixed charge coverage ratio, (d) maximum capital expenditure, and (e) key man provisions. The Company failed to meet certain reporting and non-financial covenants under the senior secured credit facility in 2006 and failed to meet certain financial covenants contained in the senior secured credit agreement for the first quarter of 2007. The Company entered into a forbearance agreement with the senior secured creditor to forbear exercising any rights and remedies under the senior credit facility documents relating to these defaults until the earlier of June 15, 2007 or the occurrence of another event of default. In exchange for agreeing to enter the forbearance agreement, the senior secured creditor required that we modify the terms of the revolving loan portion of the senior credit facility to make the funds thereunder restricted for borrowing at their discretion.

On May 21, 2007, the Company amended the terms of its senior secured credit facility (see Note 15, Subsequent Events).

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

7.	CONVERTIBLE NOTES

On November 8, 2006, as part of the financing for the acquisitions, the Company entered into a securities purchase agreement and issued (i) secured convertible notes in an aggregate principal amount of $65 million, which notes are convertible at the option of the holder into shares of the Company’s common stock at an initial conversion price equal to $11.00 per share (subject to adjustment) and (ii) warrants to acquire in the aggregate up to 40% of the number of shares of common stock issuable upon conversion of the notes, exercisable until the fifth anniversary of November 8, 2006 at an initial exercise price equal to $11.00 per share (subject to adjustment).

The notes bear interest at a rate per annum equal to LIBOR plus the applicable margin then in effect. Applicable margins per annum range from 2.75% to 3.75% subject to the condition that the applicable margin shall not be less than 3.25% during the period from November 8, 2006 until the financial statements are delivered to the applicable holder after the fourth full fiscal quarter after the issuance date. The debt issuance cost at the date of closing amounted to approximately $6,107,000.

The Company may redeem all or any portion of the notes on or after the third anniversary of the issuance of the notes, if the closing sale price of our common stock is greater than 180% of the conversion price then in effect for each of the previous 20 trading days ending and certain other conditions are satisfied. A holder may require the Company to redeem the notes on the event of default or upon a change of control, in each case at a premium over the principal amount of the notes being redeemed. The premium in the event of a default is the greater of (x) the product of (i) the conversion amount to be redeemed together with accrued interest and unpaid interest and late charges, if any are incurred up to and including the conversion date, in respect of such conversion amount, and (ii) the Redemption Premium, as defined (ranging from 100% to 120%), or, (y) the product of (a) the closing sale price of the common stock on the date immediately preceding such event of default multiplied by (b) the number of shares of common stock into which the amount set forth in clause (x) would have converted. The premium in the event of a change of control is equal to a product of the amount of principal being redeemed multiplied by the greater of (a) the quotient of the closing sale price of our common stock immediately prior to the announcement of the change of control divided by the conversion price and (b) 120% in the first eighteen months, then 115% in the period from eighteen to forty-two months and 110% thereafter.

The convertible notes are secured by substantially all of our assets and are subordinate to our senior secured credit facility.

The Company entered into a forbearance agreement with the senior secured creditor to forbear exercising any rights and remedies under the senior credit facility documents relating to these defaults until the earlier of June 15, 2007 or the occurrence of another event of default. Pursuant to the forbearance agreement with the senior secured creditor, this agreement and the current inter-creditor agreement between our senior secured creditor and the convertible noteholders prohibits the convertible noteholders from receiving payments from the Company other than regularly scheduled principal and interest payments. On May 21, 2007, the Company amended the terms of its convertible notes (see Note 15, Subsequent Events).

8.	FAIR VALUE OF DERIVATIVE INSTRUMENTS

Fair value of derivative instruments consisting of compound embedded derivatives within the convertible notes and warrants issued in connection with the note financing and common stock financing was calculated using a lattice model utilizing discounted cash flows and black-scholes models utilizing weighted average exercise prices. The following primary assumptions were used:

•	Stock growth of 20%.

•	Annual volatility of 50%.

•	Note default of 5% increasing 0.1% per quarter.

•	Alternative financing available of 0% initially, increasing 1% per quarter to a maximum of 10%.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

•	Conversion pricing and exercise reset events occurring 5% of the time resulting in a weighted average conversion price of $10.937 and the warrant exercise price adjustment factor of 0.994.

The valuations of the embedded derivatives within the convertible note and investor warrants at the effective date of issuance are recorded as a discount to the face value of the convertible notes. The discount is amortized over the life of the note using an effective interest method. In addition, the value of the warrants issued to the placement agent was recorded as deferred financing costs in the amount of $1,428,673 and is expensed over the life of the note using an effective interest method. The warrants issued in connection with the common stock financing were valued at $7,361,264 on November 8, 2006. These derivative liabilities were fair valued as of March 31, 2007 as follows:

Compound embedded derivatives within the convertible notes	$14,744,495
Warrants attached to convertible notes	7,446,325
Warrants attached to common shares	6,953,869

$29,144,689

9.	RELATED PARTY TRANSACTIONS

As of March 31, 2007, the Company owed two shareholders a total of $154,901 related to the acquisition and reimbursement of net monies received on their behalf. This amount is reported as due to related parties on the unaudited condensed consolidated balance sheet.

As of December 31, 2006, the Company owed three shareholders a total of $843,705 related to the acquisition and reimbursement of net monies received on their behalf. This amount is reported as due to related parties on the consolidated balance sheet.

Pursuant to the purchase agreement to acquire SLHL, the seller was required to loan the Company $2,000,000. As of March 31, 2007, the seller has loaned the Company $2,000,000. The loan is noninterest-bearing and payable after five years. This amount is reported as loan payable, related party on the unaudited condensed consolidated balance sheet.

The Company has received a commitment from FMI Inc., an entity whose stockholders are also stockholders in the Company, to provide up to $7.5 million to replace the revolving portion of the Senior Credit Facility, on terms to be determined. (See Note 15, Subsequent Events).

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

10.	401(k)/PROFIT-SHARING PLAN

The Company has a 401(k) Profit Sharing Plan (the “Plan”), covering all eligible employees, as defined in the Plan. The Plan provides for employees’ contributions based on a percentage of covered employees’ salaries. The Company may contribute to the Plan matching contributions and discretionary profit sharing contributions. The Company approved a matching contribution equal to 25% of the employees’ contribution to the extent aggregate contributions did not exceed 4% of the employees’ compensation and additional profit sharing contributions. The 401(k) profit sharing expense for the three months ended March 31, 2007 and for the period from February 6, 2006 (date of inception) to March 31, 2006 were approximately $100,000 and none, respectively.

11.	OPTIONS AND RESTRICTED COMPENSATION AGREEMENTS

On November 8, 2006, the Company established the 2006 Equity Incentive Plan (“2006 Plan”) which provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), performance shares, restricted stock, restricted stock units and other common stock based awards to our employees, officers, directors, consultants, independent contractors and advisors of the Company and any other person who is determined by the Compensation Committee or the Board of Directors to have made (or is expected to make) contributions to the Company. The maximum number of shares available for issuance under the 2006 Plan as of March 31, 2007 is 1,633,500 shares. As of March 31, 2007, the Board of Directors have authorized the issuance of options to purchase 1,175,000 shares of common stock and the issuance of 233,500 shares of restricted stock under the 2006 Plan. As of March 31, 2007, the Company granted 667,000 SARs as additional compensation. These options and SARs have been granted with an exercise price equal to $10 per share. The options have a 5-year term with full vesting ranging from two to three years. The issued restricted compensation shares have a 3 year option are held in escrow and have an exercise price of $.001 per share with a vesting rate and period of fifty percent in the second year and fully vested in the third year. Stock-based compensation expense was $1,060,759 for the three months ended March 31, 2007 and none for the period from February 6, 2006 (date of inception) to March 31, 2006 and is included in general and administrative expenses.

12.	INCOME TAXES

Effective January 1, 2007, the Company adopted FIN 48, and as of March 31, 2007, the Company does not have a liability for unrecognized tax benefits.

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company because of the acquisitions is subject to U.S. federal or state income tax examinations by tax authorities for years after 2002. During the periods open to examination, the Company has net operating loss (“NOL”) carryforwards for U.S. federal and state tax purposes that have attributes from closed periods. Since these NOL carryforwards may be utilized in future periods, they remain subject to examination.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of March 31, 2007, the Company has no accrued interest or penalties related to uncertain tax positions.

The income tax benefit effective tax rate differs from the statutory federal income tax rate of 34% due to permanent differences and state income taxes.

13.	LEASE COMMITMENTS

The Company leases various facilities and equipment in accordance with noncancelable operating lease agreements, which expire at various dates through 2012. Total rent expense (net of sublease income) was $3,322,784 for the three months ended March 31, 2007 and none for the period from February 6, 2006 (date of inception) to March 31, 2006. The amount of sublease income recorded as an offset to rental expense was

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

$927,366 for the three months ended March 31, 2007 and none for the period from February 6, 2006 (date of inception) to March 31, 2006.

The Company has capital lease obligations with financial institutions, with monthly installments of principal, including interest at various rates ranging from 4.3% to 12.1% through 2010, collateralized by equipment.

As of March 31, 2007, future minimum lease payments required under noncancelable leases are as follows:

Year ending December 31,	Capital leases	Operating leases

2007	$742,993	$12,445,000
2008	870,644	15,197,000
2009	307,801	12,091,000
2010	8,430	10,225,000
2011	—	7,827,000
Thereafter	—	6,195,000

Total future minimun lease payments	1,929,868	$63,980,000

Less - Amount representing interest	(177,762)

Present value of future net minimum lease payments	$1,752,106

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

14.	OTHER COMMITMENTS AND CONTINGENCIES

Registration Commitments

The Company entered into a registration rights agreement with the buyers of the common shares in the private placement and convertible notes to provide certain registration rights with respect to the common stock underlying the warrants and the convertible notes and the shares held by management and certain security holders of the Company by April 9, 2007. The Company failed to register, and consequently, is obligated to pay the holders of the notes and warrants substantial penalty payments. As of March 31, 2007, the Company recorded a liability of $3,000,000 based on the agreement signed on May 21, 2007 (see Note 15, Subsequent Events).

The registration payment arrangement is related to the financing transaction completed in November 2006 in which the Company agreed to register and maintain the registration of the shares underlying the convertible debt as well as the common stock and warrants issued in the financing. The obligation to maintain the registration is for the life of the note and the warrants. The Company did not complete its registration by January 7, 2007 or maintain its registration throughout the period that the note and/or warrants were outstanding, and, accordingly is obligated to pay a cash penalty of 2% of the face value of the note per month, with a maximum penalty of 10% or $6,500,000. As of March 31, 2007, the Company determined that the registration payment provisions of the note financing was probable and recorded a liability of $3,000,000, based on the agreement signed on May 21, 2007 (see Note 15, Subsequent Events). In addition, the adoption of this FSP requires the Company to record a cumulative-effect adjustment to retained earnings for the change in accounting principle in the amount of $761,770, which accounts for the removal of the registration rights penalty from the compound embedded derivatives as of December 31, 2006, and adjusts the discount on the note based on the removal of the registration rights penalty from the discount.

Contingent Payments

In connection with the acquisitions, the Company has contractual commitments to make earn-out payments to former shareholders of TUG and SLI based upon agreed target levels. In addition, there are contingent earn-out payments based upon achievement of earnings above the targets.

The Company also has contractual obligations to pay contingent bonuses to certain key employees in accordance with their bonus agreements under the Management Incentive Plan based upon agreed target levels.

Revolver Loan Commitment

The Company has received a commitment from FMI, Inc., an entity whose stockholders are also stockholders of the Company, to provide up to $7.5 million to replace the revolving portion of the Senior Credit Facility, on terms to be determined. (See Note 15, Subsequent Events.)

Reserve for Insurance Losses

The Company participates in a high deductible insurance program for certain insurable risks consisting primarily of automobile, workers’ compensation, general liability and health insurance. Based on estimates of the aggregate liability for claims incurred, a provision for the deductible portion of the claims is recorded and revised annually. These losses are collateralized by restricted cash balances and letters of credit.

Claims and Lawsuits

In March 2006, a former customer filed suit against FMI asserting claims for breach of contract, among other things and seeking damages of approximately $1,738,000. In May 2006, FMI filed a counterclaim for an amount in excess of the damages claimed by this former customer. The parties were ordered to arbitration in April 2007 and the resolution is still pending. The Company is ordinarily involved in claims and lawsuits which arise in the normal course of business. In the opinion of management, these claims and the liability resulting from these matters, if any, will not have a material effect on the Company’s financial position.

Shipping Agreements

The Company entered into agreements with unrelated ocean carriers for the Company to receive commission revenue based on certain minimum volume levels and to protect various ocean shipping rates for the duration of the contract. These agreements expire December 31, 2007.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

15.	SUBSEQUENT EVENTS

Corporate Headquarters Lease

On May 15, 2007, the Company entered into a lease agreement for fully furnished office space to be used for corporate headquarters in East Rutherford, New Jersey. The lease term commences June 2007 and expires December 2008. The monthly rent for the office space is $8,000.

Stock options

In April 2007, the Board of Directors, on the recommendation of the Compensation Committee, proposed an increase of an additional 250,000 shares of the common stock of the Company to issue to employees and prospective employees under the Company’s 2006 Equity Incentive Plan. In May 2007, the Stockholders of the Company approved this proposal to increase the shares of common stock to the Company’s 2006 Equity Incentive Plan at the Company’s Annual Meeting.

Amendments to senior secured credit facility and restructuring of convertible notes, and private placement notes.

Credit Facility. On May 21, 2007, in connection with the restructuring of the senior secured credit facility, the Company agreed to pay the senior secured creditor $265,000 and increase the interest rate on the loan facilities, in exchange, the lenders agreed that all declared events of default were waived and modified the financial covenants. As part of restructuring the debt of the Company, the Company amended the senior secured credit facility to increase the applicable margins by 0.50%. Under the amended credit facility the applicable margins per annum on LIBOR rate loans now range from 3.75% to 5.25% and for reference rate loans from 2.75% to 4.25% subject to the condition that the applicable margin will not be less than 5.25% during the period from May 21, 2007 until the consolidated financial statements are delivered to the agent after the last day of the fourth full fiscal quarter after the effective date, as defined.

In addition, on and after May 21, 2007, as part of the restructuring of the debt of the Company, the Company agreed that the senior secured lenders have no obligation to make any revolving loans to the Company under the revolving loan facility, except at their discretion.

Convertible Notes. On May 21, 2007, as part of the restructuring of the Company’s debt, the Company restructured the terms of the existing $65 million of secured convertible notes and accompanying warrants. After the restructuring the convertible notes are convertible at the option of the holder into shares of the Company’s common stock at an initial conversion price equal to $5.50 per share (subject to adjustment) and the warrants are exercisable at anytime prior to November 8, 2011 at an initial exercise price equal to $5.50 per share (subject to adjustment).

The convertible notes bear interest at a rate per annum equal to LIBOR plus the applicable margin then in effect. As of May 21, 2007, the applicable margins on the convertible notes range from 3.50% to 4.50% per annum subject to the condition that the applicable margin shall not be less than 4.50% during the period from November 8, 2006 until the financial statements are delivered to the applicable holder after the fourth full fiscal quarter after November 8, 2006. Further, the interest payment on the convertible notes for the five (5) consecutive calendar quarters commencing on the quarter ended June 30, 2007 is not payable until the earlier of the maturity date, November 8, 2011, or the date on which the notes are converted to common stock of the Company.

In exchange for $2 million of new convertible notes (as described below), the holders of the convertible notes waived their existing penalties pursuant to the registration rights agreement relating to the Company’s failure to cause the shares of common stock underlying the convertible notes and warrants to become registered and extended the deadline for causing such shares to be registered (classified in the unaudited condensed balance sheet as of March 31, 2007 as accrued registration rights expense). The agreement calls for the Company to file an amended registration statement with the Securities and Exchange Commission within 30 days of the amendment and for the registration statement to become effective within 90 days from the date of filing.

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In connection with the restructuring of the convertible notes the exercise price of the warrants originally issued in connection with the convertible notes was reduced from $11.00 to $5.50.

New Convertible Notes. On May 21, 2007, the Company amended and restated the senior secured convertible notes to increase the principal amount of the notes by $12.5 million of new convertible notes, default interest and a $2 million fee (as discussed above), and issued new warrants (exercisable for up to 50% of the number of shares of common stock issuable upon conversion of the notes), which have substantially the same terms as the restructuring warrants, to the holders of the existing notes, to raise working capital. The Company sold $2.5 million of additional convertible notes and warrants (exercisable for up to 50% of the number of shares of common stock issuable upon conversion of the notes), on substantially the same terms, to the management of the Company. The Company can issue up to $2.0 million of additional convertible notes and warrants (exercisable for up to 50% of the number of shares of common stock issuable upon conversion of the notes), to certain professionals of the Company in satisfaction of fees owed to such professionals. The new secured convertible notes are convertible at the option of the holder into shares of the Company’s common stock at an initial conversion price equal to $5.50 per share (subject to adjustment) and the new warrants, which are exercisable until November 8, 2011 at an initial exercise price equal to $5.50 per share (subject to adjustment).

The new notes bear interest at a rate per annum equal to LIBOR plus the applicable margin then in effect. As of May 21, 2007, the applicable margins on the restructured convertible notes per annum range from 3.50% to 4.50% subject to the condition that the applicable margin shall not be less than 4.50% during the period from November 8, 2006 until the financial statements are delivered to the applicable holder after the fourth full fiscal quarter after November 8, 2006. Further, the interest payment on the new convertible notes for the five (5) consecutive calendar quarters commencing on the quarter ended June 30, 2007 is not payable until the earlier of the maturity date, May 21, 2012 for the new convertible notes, or the date on which the notes are converted to common stock of the Company.

The debt issuance cost at the date of issuance of the restructured convertible notes and the new notes amounted to approximately $2,577,000. An aggregate default interest payment of $400,833 in connection with a failure to deliver timely the quarterly financial statements of the Company at year-end will be payable on the earlier of November 8, 2011 or the date on which the notes are converted to common stock of the Company.

The Company may redeem all or any portion of the restructured convertible notes and the new notes on or after the third anniversary of the issuance of the restructuring convertible notes or new notes, if the closing sale price of our common stock is greater than 180% of the conversion price then in effect for each of the previous 20 trading days ending and certain other conditions are satisfied, as opposed to November 8, 2006 as set out in the original notes.

The convertible notes are secured by substantially all of our assets and are subordinate to our senior secured credit facility.

Private Placement Notes. On May 21, 2007, in connection with the restructuring of the debt of the Company, a majority of the holders of the common stock of the Company agreed to waive certain penalties pursuant to the registration rights agreement relating to the Company’s failure to cause certain shares of common stock and shares of common stock underlying warrants to become registered and extended the deadline for causing such shares to be registered, in exchange for all of the participants in

SUMMIT GLOBAL LOGISTICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

the Company’s prior private placement of common stock receiving, pro rata, unsecured convertible notes in the aggregate principal face amount of $1 million (classified in the unaudited condensed consolidated balance sheet as of March 31, 2007 as accrued registration rights expense).

The unsecured convertible notes are convertible at the option of the holder into shares of the Company’s common stock at an initial conversion price equal to $5.50 per share (subject to adjustment). There are no financial covenant requirements and limited reporting requirements in conjunction with the unsecured convertible notes.

Item I. Financial Statements - Predecessor Companies

FMI HOLDCO I LLC AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2006

Revenues	$27,893,371

Expenses
Direct expenses, excluding depreciation	21,102,764
Facility shutdown and other costs	64,523
Depreciation and amortization	1,047,851
General and administrative	3,209,087

Income from operations	2,469,146

Other income (expense)
Interest income	12,898
Interest expense and bank fees	(1,387,292)

(1,374,394)

Income before income taxes	1,094,752

Income taxes	60,184

Net income	$1,034,568

See accompanying notes to Condensed Consolidated Statement of Operations.

FMI HOLDCO I LLC AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2006

Cash flows from operating activities:
Net income	$1,034,568
Adjustments to reconcile net income to net cash provided by operating activities Provision for doubtful accounts	151,960
Depreciation and amortization	342,959
Amortization of intangibles	628,085
Changes in assets and liabilities
Accounts receivable	(701,543)
Prepaid expenses and other current assets	(716,192)
Deposits	(817)
Deferred rent	(120,149)
Accounts payable and accrued expenses	(450,306)

Net cash provided by operating activities	168,565

Cash flows from investing activities
Acquisition of property and equipment	(209,812)

Net cash used in investing activities	(209,812)

Cash flows from financing activities
Repayment of long-term debt and capital lease obligations	(1,174,815)
Debt issuance costs	9,998

Net cash used in financing activities	(1,164,817)

Net decrease in cash and cash equivalents	(1,206,064)

Cash and cash equivalents, beginning of period	1,580,213

Cash and cash equivalents, end of period	$374,149

Supplemental cash flow disclosures
Interest paid	$1,319,118
Income taxes paid	$60,184

Noncash investing and financing activities
Property and equipment acquired under capital leases	$26,000

See accompanying notes to Condensed Consolidated Statement of Cash Flows.

FMI HOLDCO I LLC AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND CASH FLOWS
(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2006

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of FMI Holdco I LLC and its wholly-owned subsidiary, FMI International LLC (collectively, the “Company” or “FMI”). All intercompany balances and transactions have been eliminated in consolidation.

Nature of Business

The Company is a full-service logistics and supply chain management service provider to the retail industry. The Company offers ocean and air freight forwarding; local trucking services in the New York and Los Angeles metropolitan markets; line haul truck load services throughout the continental 48 states; and warehousing, consolidation, distribution and marketing services in the New York, Los Angeles and Miami markets.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized as services are rendered to customers and collection is reasonably assured.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk

The Company, at times, has balances with financial institutions in excess of the FDIC limits. The Company limits the amount of exposure with any one financial institution and believes that no significant concentration of investment risk exists with respect to cash or cash equivalents.

Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. The Company extends credit to a substantial number of its customers and performs ongoing credit evaluations of those customers’ financial condition while generally requiring no collateral.

FMI HOLDCO I LLC AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND CASH FLOWS
(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2006

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of Credit Risk (continued)

The Company provides an allowance for doubtful accounts based on specifically identified amounts that are deemed to be uncollectible. In addition, an allowance is provided based on historical experience and assessments of the general financial conditions affecting the customer base. The Company has a limited number of customers with individually large amounts due at any given date. Any unanticipated change in one of those customers’ credit worthiness, or other matters affecting the collectibility of amounts due from such customers, could have a material affect on the Company’s results of operations in the period in which such changes or events occur.

After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

At March 31, 2006, approximately 15.5% and 8.8% of accounts receivable are due from two customers.

The Company generated approximately 21% and 15% of its revenues for the three months ended March 31, 2006 from two customers.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily by using the straight-line and accelerated methods based upon the following estimated useful asset lives:

Office, computer and communication equipment	3 - 5 years
Transportation equipment	5 - 7 years
Warehouse and terminal equipment	7 years

Leasehold improvements are amortized over the term of the lease or useful life of the related asset, whichever is shorter.

Expenditures for maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the assets and related allowance for depreciation and amortization are eliminated from accounts and any resulting gain or loss is reflected in net income.

Income Taxes

In lieu of federal corporation income taxes, the members of an LLC include their proportionate share of the Company’s taxable income or net operating loss in their individual income tax returns. Certain minimum state taxes have been recorded for the period.

FMI HOLDCO I LLC AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND CASH FLOWS
(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2006

2 - 401(k)/PROFIT-SHARING PLAN

The Company’s 401(k)/profit-sharing plan covers substantially all eligible full-time employees. Employer contributions for the 401(k) portion are $0.25 per $1.00 for participating employees up to 4% of salary, while employer contributions for the profit-sharing portion are discretionary. Contributions for the three months ended March 31, 2006 were approximately $100,000.

3 - RELATED PARTY TRANSACTIONS

The Company paid $104,489 to KRG Capital (“KRG”) during the three months ended March 31, 2006. These fees were ongoing financial and managerial consulting fees. KRG has a controlling interest in FMI Holdco I LLC.

In 2004, certain members purchased the Carteret facility and assumed the existing lease, which expires in 2014. Payments to the members under this lease totaled $104,489 for the three months ended March 31, 2006. On June 29, 2006, the Carteret facility was sold to an unrelated entity, with the present lease remaining in place.

4 - FACILITY SHUTDOWN

In 2004, management approved a plan (the “Plan”) to shut down a warehouse facility in an effort to improve operating efficiencies. The Plan provided for the closing of its Carson, California warehouse. The Plan expenses include impairment of fixed assets and lease costs (net of estimated sublease rentals) related to the shutdown of the facility. Effective April 1, 2005, the Company entered into a sublease agreement with a third party to occupy the entire facility through July 2007, the termination date of the underlying lease. In accordance with SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities”, plan expenses are recorded net of sublease payments as of July 1, 2004 (the cease-use date). The Company incurred an additional expense of $65,134 in the three months ended March 31, 2006 related to the facility shutdown.

TUG LOGISTICS, INC. AND AFFILIATES

CONDENSED COMBINED STATEMENT OF OPERATIONS
(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2006

Net sales	$16,453,653

Cost of sales	14,842,826

Gross profit	1,610,827

Operating expenses
General and administrative	1,263,928
Depreciation and amortization	11,718

Operating expenses	1,275,646

Income from operations	335,181

Interest income	2,758

Income before income taxes	337,939

Income taxes	37,259

Net income	$300,680

See accompanying notes to the Condensed Combined Statement of Operations.

TUG LOGISTICS, INC. AND AFFILIATES

CONDENSED COMBINED STATEMENT OF CASH FLOWS
(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2006

Cash flows from operating activities
Net income	$300,680
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	11,719
Provision for doubtful accounts	149,000
Changes in assets and liabilities
Accounts receivable	816,579
Prepaid expenses and other current assets	(92,110)
Security deposits	41,865
Accounts payable and accrued expenses	(517,923)
Income taxes payable	9,576

Net cash provided by operating activities	719,386

Cash flows from investing activities
Notes receivable, related parties	98,141
Acquisition of property and equipment	(22,199)

Net cash provided by investing activities	75,942

Cash flows from financing activities
Principal payments of long term debt and capital lease obligations	(229,056)

Net cash used in financing activities	(229,056)

Net increase in cash and cash equivalents, end of period	$566,272

Cash and cash equivalents, beginning of period	1,461,068

Cash and cash equivalents, end of period	$2,027,340

Supplemental cash flow disclosures
Interest paid	$743
Income taxes paid	$27,683

See accompanying notes to the Condensed Combined Statement of Cash Flows.

TUG LOGISTICS, INC. AND AFFILIATES

NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND CASH FLOWS
(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2006

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

TUG Logistics, Inc. and Affiliates (“TUG” or the “Company”) provide logistics services through four operating entities in the United States. TUG is headquartered in Los Angeles, California and utilizes over 40 agents in China, Taiwan, Hong Kong, Korea, Japan, Malaysia, Indonesia, Thailand, Singapore and the Philippines. TUG provides ocean, air, supply chain logistics, warehouse and distribution and customs brokerage services to its customers, as well as a full range of ocean transportation intermediary services, forwarding containers (primarily via ocean and air, but also bulk cargo) between Asia and the United States using multiple carriers. TUG is a “Non-Vessel-Operating Common Carrier” (“NVOCC”).

TUG’s four operating entities in the United States are:

•	TUG Logistics, Inc. (“LAX”) - a California based NVOCC and headquarters for all TUG operations

•	TUG Logistics (Miami), Inc. (“MIAMI”) - a Miami based NVOCC

•	Clare Freight, Los Angeles, Inc. (“CLARE”) - provides customs house brokerage services

•	Glare Logistics Inc., Carson, California (“GLARE”) - provides warehouse and distribution services

Principles of Combination

The accompanying financial statements include the combined accounts of TUG Logistics, Inc. and Affiliates which are affiliated through common ownership. All significant intercompany balances and transactions have been eliminated in combination.

Revenue Recognition

Revenue is recognized upon discharge of freight at the port of destination.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. Actual results could differ from those estimates.

TUG LOGISTICS, INC. AND AFFILIATES

NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND CASH FLOWS
(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2006

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Company’s cash balances are maintained at several banks. The balances are insured by the Federal Deposit Insurance Corporation for up to an aggregate of $100,000 for each company for each bank. Balances in these accounts at times exceed the insured limit.

Depreciation

Depreciation is provided using the straight-line method over estimated useful lives ranging from three to seven years.

Income Taxes

LAX and CLARE have elected S Corporation status for federal and California income tax purposes. Under these elections, the taxable income or loss is reportable by the stockholders on their individual income tax returns and there are no provisions made for federal income tax. Provisions are made for applicable state income taxes.

MIAMI and GLARE are C corporations for federal income tax purposes and are also subject to state income taxes in various jurisdictions.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification of directors, officers or persons controlling the registrant for liabilities arising under the Securities Act of 1933, as amended, may be permitted by our amended and restated certificate of incorporation, bylaws and our indemnification agreements with our directors and officers, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Part II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this registration statement, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee. The following expenses will be borne solely by the registrant.

SEC Registration Fee	$60,779

NASD Filing Fee	$51,297

Transfer Agent Fees & Expenses	*

Costs of printing and engraving	*

Legal fees and expenses	*

Accounting fees and expenses	*

Blue Sky Fees and Expenses	*

Miscellaneous	*

Total	*

*to be provided by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless, and only to the extent, that the Court of Chancery of the State of Delaware or any other court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity for such expense.

Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s personal liability to a corporation or its security holders for monetary damages for breaches of fiduciary duty as a director. Delaware Law provides, however, that a corporation cannot eliminate or limit a director’s liability for (i) any breach of the director’s duty of loyalty to the corporation or its security holders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends; or (iv) for any transaction from which the director derived an improper personal benefit. Furthermore, such provision cannot eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Our certificate of incorporation, as amended and restated, will, upon effectiveness, provide that we will indemnify our directors to the fullest extent permitted by Delaware law and may indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Under Delaware law, a corporation may also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.

Our amended and restated certificate of incorporation will, upon effectiveness, provide that we may purchase and maintain insurance on its own behalf and on behalf of any person who is or was our director, officer, employee, fiduciary or agent or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, whether or not we would have the power to indemnify such person against such liability. We have purchased directors and officers insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Securities issued in the three years prior to the date of this filing and prior to the merger

We initially issued 1.0 million shares of our common stock (presplit) to our founders on February 25, 2004. These shares were issued pursuant to Section 4(2) of the Securities Act.

On May 25, 2004 we sold 800,000 shares of our common stock (presplit) to certain investors for a total purchase price of $40,000. The sale was exempt pursuant to exemptions available under Section 4(2) and 4(6) of the Securities Act and Regulation D, Rule 506 promulgated thereunder.

On June 14, 2006, we sold 8.2 million shares of our common stock (presplit) to R&R Biotech Partners, LLC and Arnold P. Kling for a total purchase price of $50,000. On the same date, certain of our security holders sold their shares to Mr. Kling and R&R Biotech Partners and we agreed to issue shares to such selling security holders having an aggregate value of $625,000 upon the occurrence of a triggering event, such a financing or a merger. On November 2, 2006, we issued 62,500 shares of our common stock as required pursuant to the June 14, 2006 agreement. These sale and issuances were exempt pursuant to exemptions available under Section 4(2) and 4(6) of the Securities Act.

The shares issued under these agreements were issued pursuant to the exemptions from registration available under Sections 4(2) and 4(6) of the Securities Act.

On July 10, 2006, our board approved the issuance of 300,000 shares of our common stock (presplit) to Kirk M. Warshaw, our previous chief financial officer for services rendered to us. The shares were issued pursuant to the exemptions from registration available under Sections 4(2) and 4(6) of the Securities Act.

Securities issued in connection with the merger

On November 8, 2006, we issued 1,451,000 shares of our common stock to the security holders of Maritime Logistics in exchange for all of their stock of Maritime Logistics. The sale was exempt pursuant to exemptions available under Section 4(2) and 4(6) of the Securities Act.

Securities issued in connection with the financings

Following the merger, to raise working capital, fund the acquisitions and satisfy certain existing obligations, we issued the following securities, solely to accredited investors, in two private placements:

•

Notes and warrants. On November 8, 2006, in exchange for $65 million, we issued $65 million in aggregate principal amount of secured convertible notes and warrants to purchase 2,363,636 shares of common stock at an exercise price of $11.00 per share. We refer to this part of the financing as the note financing. The terms of these notes were modified in our restructuring, including the conversion price from $11.00 to $5.50.

•

Common stock and warrants. On November 8, 2006, in exchange for approximately $33.4 million, we issued 3,345,900 shares of common stock and warrants to purchase 2,509,463 shares of common stock, at an exercise price of $10.00 per share. We refer to this part of the financing as the common stock financing.

•

Warrants Issued to Placement Agent. In connection with the note financing we issued our placement agent, Rodman & Renshaw LLC, a warrant to purchase 354,545 shares of our common stock on the same terms as the warrants issued in the note financing. Additionally, in connection with the common stock financing, we issued our placement agent, Rodman & Renshaw LLC, a warrant to purchase 171,000 shares of our common stock on the same terms as the warrants issued in the common stock financing.

We believe that the foregoing transactions were exempt from the registration requirements under the Securities Act, pursuant to exemptions available under Section 4(2) and 4(6) of the Securities Act and Rule 506 of Registration D promulgated thereunder, based on the following facts: there was no general solicitation, there was a limited number of investors, each of whom was an “accredited investor” (within the meaning of Regulation D under the Securities Act); each such investor had an opportunity to ask questions of our management and to review our filings with the Securities and Exchange Commission, and all shares issued were subject to restriction on transfer, so as to take reasonable steps to assure that the purchasers were not underwriters within the meaning of Section 2(11) under the Securities Act. In connection with the common stock financing, note financing and senior credit facility, we paid our placement agent, Rodman & Renshaw, LLC, an aggregate fee of $6.26 million dollars and reimbursed them for expenses of $0.5 million and issued the warrants referred to above.

Securities issued in connection with the acquisitions

•

Common stock issued to certain security holders. On November 8, 2006, we issued 62,500 shares of common stock in satisfaction of certain of our pre-merger contractual obligations to certain of our then existing security holders.

•

Common stock in connection with the acquisitions. On November 8, 2006, we issued 2.55 million shares of common stock in connection with the acquisitions of TUG and FMI, as described above, and in satisfaction of certain obligations relating to Maritime Logistics earlier acquisition of SeaMaster Logistics’ (Holding) Limited of these shares, 233,500 shares were issued under our 2006 Equity Incentive Plan.

The sales were exempt pursuant to exemptions available under Section 4(2) and 4(6) of the Securities Act promulgated thereunder, except for the issuance of the shares under our 2006 Equity Incentive Plan which shares were issued pursuant to the exemption available under Rule 701 of Regulation F of the Securities Act.

Securities issued under our 2006 Equity Incentive Plans

In addition to the 233,500 restricted shares of our common stock issued under our 2006 Equity Incentive Plan in connection with the acquisitions, we also granted options to purchase 1,175,000 shares to our employees and consultants under such plan. The issuance was exempt under Rule 701 of Regulation F or the Securities Act.

Securities issued in connection with the restructuring

On May 21, 2007 in connection with our restructuring, we raised an aggregate of $15 million in gross proceeds as follows:

•

Additional Principal of Restructured Notes and Warrants. On May 21, 2007, in connection with our restructuring, in exchange for $12.5 million, we issued to our existing note holders $12.5 million in additional principal amount of amended and restated secured convertible notes originally issued on November 8, 2006 and warrants to purchase an additional 1,136,364 shares of common stock at $5.50 per share. Based on the current conversion price these notes are convertible into 2,272,727 shares of our common stock, subject to adjustment to existing convertible note holders. A portion of this $12.5 million was added pro rata to the principal amount of each holders restructured convertible note. In connection with the sale of the convertible notes we issued new warrants (exercisable for up to 50% of the number of shares of common stock issuable upon conversion of the notes), which have substantially the same terms as the restructured warrants.

•

New Convertible Notes. On May 21, 2007, in connection with our restructuring, in exchange for $2.5 million, we issued to certain members of our management $2.5 million in aggregate principal amount of secured convertible notes and warrants to purchase 227,273shares of common stock. Based on the current conversion price these notes are convertible into 454,545 shares of our common stock (subject to adjustment). The new convertible notes are convertible at the option of the holder into shares of our common stock at an initial conversion price equal to $5.50 per share (subject to adjustment) and the new warrants, which are exercisable until November 8, 2011 at an initial exercise price equal to $5.50 per share (subject to adjustment). The new convertible notes bear interest at a rate per annum equal to LIBOR plus the applicable margin then in effect. As of May 21, 2007, the applicable margins on the restructured convertible notes per annum range from 3.50% to 4.50% subject to the condition that the applicable margin shall not be less than 4.50% during the period from May 21, 2007 until the financial statements are delivered for the quarter ended December 31, 2007. Further, the interest payment on the new convertible notes for the five (5) consecutive calendar quarters commencing on the quarter ended June 30, 2007 is not payable until the earlier of the maturity date, May 21, 2012 for the new convertible notes, or the date on which the notes are converted into our common stock.

•

Convertible Notes to Professionals. In connection with our restructuring, we issued to Raymond James & Associates, Inc. for services rendered in the restructuring, $712,500 in principal amount of secured convertible notes and warrants to purchase 64,773 shares of common stock. Based on the current conversion price these notes are convertible into 129,545 shares of our common stock (subject to adjustment). These convertible notes and warrants are on substantially the same terms as the new convertible notes and warrants.

We have previously incurred and paid aggregate registration rights penalties of approximately $3,098,000,of which $98,000 was paid in cash and $3,000,000 was satisfied through the issuance of $3,000,000 in principal amount of convertible notes. We incurred these penalties because we failed to file our registration statement within sixty days of November 8, 2006, as required by the registration rights agreements entered into in connection with the note and common stock financing. As described below, of the $3 million in notes, $2 million were issued to the investors in the note financing and $1 million were issued to the investors in the common stock financing.

•

Convertible Notes and Warrants for Waiver of Accrued Registration Rights Penalties for Existing Noteholders. On May 21, 2007, in connection with our restructuring, in exchange for $2 million of restructured convertible notes, the holders of the convertible notes waived existing penalties pursuant to the registration rights agreement relating to our failure to cause the shares of our common stock underlying the convertible notes and warrants to become registered and extended the deadline for causing such shares to be registered. A portion of this $2 million was added pro rata to the principal amount of each holders restructured convertible note. Based on the current conversion price these notes are convertible into 363,636 shares or our common stock (subject to adjustment). The agreement calls for us to file an amended registration statement with the Securities and Exchange Commission within 30 days of the amendment and for the registration statement to become effective within 90 days from the date of filing, but not more than 120 days after May 21, 2007.

•

Convertible Notes for Waiver of Accrued Registration Rights Penalties for Holders of Common Stock and Warrants. On May 21, 2007, in connection with our restructuring, a majority of the holders of our common stock agreed to waive certain penalties pursuant to the registration rights agreement relating to our failure to cause certain shares of our common stock and shares of our common stock underlying warrants to become registered and extended the deadline for causing such shares to be registered, in exchange for $1 million of unsecured convertible notes to purchase 181,818 shares of our common stock. The unsecured convertible notes are convertible at the option of the holder into shares of the our common stock at an initial conversion price equal to $5.50 per share (subject to adjustment). All of the participants in our prior private placement of common stock received, pro rata, unsecured convertible notes in the aggregate principal face amount of $1 million. There are no financial covenant requirements and limited reporting requirements in conjunction with the unsecured convertible notes.

In exchange for $2 million of restructured convertible notes, the holders of the convertible notes waived existing penalties pursuant to the registration rights agreement relating to our failure to cause the shares of our common stock underlying the convertible notes and warrants to become registered and extended the deadline for causing such shares to be registered. A portion of this $2 million was added to the principal amount of each holders restructured convertible note. The agreement calls for the Company to file an amended registration statement with the Securities and Exchange Commission within 30 days of the amendment and for the registration statement to become effective within 90 days from the date of filing, but not more than 120 days after May 21, 2007.

We believe that the foregoing transactions were exempt from the registration requirements under the Securities Act, pursuant to exemptions available under Section 4(2) and 4(6) and Rule 506 of Regulation D promulgated thereunder, based on the following facts: there was no general solicitation, there was a limited number of investors, each of whom was an “accredited investor”; each investor was had an opportunity to ask questions of our management and to review our filings with the Securities and Exchange Commission, and all shares issued were subject to restriction on transfer, so as to take reasonable steps to assure that the purchasers were not underwriters within the meaning of Section 2(11) under the Securities Act. In connection with the restructuring, we paid our advisor, Raymond James & Associates, Inc., $1,000,099 in cash, $712,500 in principal amount of our notes and warrants to purchase 64,773 shares of our common stock.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

Exhibit #	Description

2.1	Agreement and Plan of Merger, dated as of November 8, 2006, by and among Aerobic Creations, Inc., Aerobic Merger Sub Inc., and Maritime Logistics US Holdings Inc. (1)

3.1	First Amended and Restated Certificate of Incorporation of Aerobic Creations, Inc. (2)

3.2	Certificate of Merger of Aerobic Merger Sub Inc. with and into Maritime Logistics US Holdings Inc. (1)

3.3	Amended and Restated Bylaws of Aerobic Creations, Inc. (to be known as Summit Global Logistics, Inc.) (1)

4.1	Form of Warrant issued under Convertible Notes Securities Purchase Agreement. (1)

4.2	Form of Note issued under Convertible Notes Securities Purchase Agreement. (1)

4.3	Form of Warrant issued under common stock Securities Purchase Agreement. (1)

4.4	Registration Rights Agreement under the Securities Purchase Agreement (Notes and Warrants), dated as of November 8, 2006. (1)

4.5	Registration Rights Agreement under the Securities Purchase Agreement (common stock and Warrants), dated as of November 8, 2006. (1)

4.6	Lockup Agreement by and between Protex Holding Limited and Summit Global Logistics, Inc., dated as of November 8, 2006. (1)

4.7	Lockup Agreement by and between Robert Lee and Summit Global Logistics, Inc., dated as of November 8, 2006. (1)

4.8	Lockup Agreement by and between Robert Wu and Summit Global Logistics, Inc., dated as of November 8, 2006. (1)

4.9	Lockup Agreement by and between the management of Maritime Logistics US Holdings Inc. and Summit Global Logistics, Inc., dated as of November 8, 2006. (1)

4.10	Lockup Agreement by and between the management of FMI Holdco I, LLC and Summit Global Logistics, Inc., dated as of November 8, 2006. (1)

4.11	Lockup Agreement by and between Di Wang, Dong Wong, and Han Huy Ling and Summit Global Logistics, Inc., dated as of November 8, 2006. (1)

4.12

Voting Agreement dated as of November 8, 2006 by and between Maritime Logistics US Holdings Inc. and the holders of the common stock of Maritime Logistics US Holdings Inc., certain members and employees of the parent companies of FMI Holdco I, LLC, the principal holders of the common stock of the TUG group of logistic companies, and the holder of the issued shares in the capital of Sea Master Logistics (Holding) Limited. (1)

4.13	Waiver and Amendment No. 1 to Warrant issued under Convertible Notes Securities Purchase Agreement. (9)

4.14	Waiver and Amendment No. 1 to Warrant issued under common stock Securities Purchase Agreement. (9)

4.15	Form of Warrant under Convertible Notes Securities Purchase Agreement. (9)

4.16	Form of Amended and Restated Senior Secured Convertible Note. (9)

4.17	Form of Senior Secured Convertible Note. (9)

4.18	Form of Unsecured Convertible Note. (9)

4.19	Waiver and Amendment No. 1 to Registration Rights Agreement under the Securities Purchase Agreement (Notes and Warrants). (9)

4.20	Waiver and Amendment No. 1 to Registration Rights Agreement (common stock and Warrants), dated as of November 8, 2006. (9)

5.1	Opinion of Brown Rudnick Berlack Israels LLP as to legality of shares registered (3)

10.1	Security Agreement (Second Lien), dated as of November 8, 2006 made by the guarantors listed therein and Law Debenture Trust Company of New York. (1)

10.2	Pledge and Security Agreement, dated as of November 8, 2006 made by the pledgors listed therein and Law Debenture Trust Company of New York. (1)

10.3	Guaranty, dated as of November 8, 2006 made by the guarantors listed therein and Law Debenture Trust Company of New York. (1)

10.4	Intercreditor and Subordination Agreement, under Notes Purchase Agreement, dated as of November 8, 2006 by and between Fortress Credit Corp. and the parties listed therein. (1)

10.5	Securities Purchase Agreement (common stock and Warrants), dated as of October 31, 2006, among Maritime Logistics US Holdings Inc., Aerobic Creations, Inc. and the purchasers listed therein. (1)

10.6

Securities Purchase Agreement (Notes and Warrants), dated as of November 8, 2006, among Maritime Logistics US Holdings Inc., Aerobic Creations, Inc. and the purchasers listed therein; First Amendment to Securities Purchase Agreement (Notes and Warrants), dated as of January 5, 2007. (4)

10.7	Joinder Agreement to common stock Securities Purchase Agreement, dated as of November 8, 2006 by and among Maritime Logistics US Holdings Inc. and the investors identified therein. (1)

10.8	Joinder Agreement to Convertible Notes Securities Purchase Agreement, dated as of November 8, 2006 by and among Maritime Logistics US Holdings Inc. and the investors identified therein. (1)

10.9

Loan Agreement, dated as of November 8, 2006 by and among Maritime Logistics US Holdings Inc. and its subsidiaries as borrowers, the guarantors identified therein, Fortress Credit Corp. as agent, and certain other lenders as set forth therein. (1)

10.10	Security Agreement under Loan Agreement, dated November 8, 2006 made by the borrowers and guarantors identified therein in favor of Fortress Credit Corp. (1)

10.11	Pledge and Security Agreement, dated November 8, 2006 made by the pledgors identified therein in favor of Fortress Credit Corp. (1)

10.12	Leasehold Mortgage, Assignment of Rents and Security Agreement, dated November 8, 2006 by FMI International LLC to Fortress Credit Corp. (800 Federal Blvd, Carteret, NJ). (1)

10.13

Leasehold Mortgage, Assignment of Rents and Security Agreement, dated November 8, 2006 by FMI International LLC and First American Title Insurance for the benefit of Fortress Credit Corp. (3355 Dulles Dr., Mira Loma, CA). (1)

10.14	Sale and Purchase Agreement by and among Maritime Logistics US Holdings Inc. and Protex Holdings Limited and Sea Master Logistics (Holding) Limited, dated as of September 28, 2006. (1)(5)

10.15

Asset/Stock Purchase Agreement by and among Dolphin US Logistics, Inc. and TUG Logistics, Inc., Glare Logistics Inc., and TUG Logistics (Miami), Inc. and Clare Freight, Los Angeles, Inc., and TUG New York, Inc. and Robert Lee, and Robert Wu and Wang Dong, Di Wang and Han Huy Ling, dated as of October 2, 2006. (1)

10.16	Equity Purchase Agreement between the parties set forth therein and Maritime Logistics US Holdings Inc., dated October 23, 2006. (1)

10.17	TUG Miami and Los Angeles Bonus Agreement by and among TUG USA, Inc. and the employees set forth therein, dated as of October 2, 2006.(6)

10.18	TUG New York Bonus Agreement by and among TUG USA, Inc. and the New York employees set forth therein, dated as of October 2, 2006. (6)

10.19	TUG China Bonus Agreement by and between Sea Master Logistics (Holding) Limited and Robert Lee and Robert Wu, dated October 2, 2006. (6)

10.20	Assignment and Assumption Agreement by and among each of TUG Logistics, Inc., Glare Logistics, Inc., and TUG Logistics (Miami), Inc. and TUG USA, Inc., dated as of October 2 2006. (1)

10.21	Agency Agreement, dated as of September 22, 2006, between Sea Master Logistics (Holding) Limited and Sea Master Logistics (China) Limited. (1)

10.22	Transportation Service Agreement by and between FMI Express Corp., FMI Trucking, Inc. and Jones Apparel Group USA, Inc., dated as of August 1, 2001; and Modification Agreement related thereto. (1)(5)

10.23	Summit Global Logistics, Inc. 2006 Equity Incentive Plan. (1)

10.24	Summit Global Logistics, Inc. 2007 Management Incentive Plan. (1)

10.25	Summit Global Logistics, Inc. Severance Benefit Plan. (1)

10.26	Summit Global Logistics, Inc. 2007 Supplemental Executive Retirement Plan. (1)

10.27	Employment Agreement of Robert Agresti, dated as of November 8, 2006. (1)

10.28	Employment Agreement of Paul Shahbazian, dated as of November 8, 2006. (1)

10.29	Employment Agreement of Christopher Dombalis, dated as of November 8, 2006. (1)

10.30	Employment Agreement of William Knight, dated as of November 8, 2006. (1)

10.31	Employment Agreement of Robert O’Neill, dated as of November 8, 2006. (1)

10.32

Form of Indemnification and Founder’s Agreement, entered into by the following individuals: Robert Agresti, Paul Shahbazian, Peter Klaver, William Knight, Christopher Dombalis, James Madden, and Peter Stone, dated November 8, 2006. (1)

10.33	Indemnification and Founder’s Agreement for Raymer McQuiston, dated November 8, 2006. (1)

10.34

Lease Agreement by and between SDI Technologies, Inc. and FMI International Corp., dated August 14, 1996; Lease Extension Agreement dated March 7, 2002. Assignment and Assumption of Lease Amendment to Lease and Short Form of Lease, each dated September 23, 2004 by and between SDI Technologies, Inc. and 800 Federal Blvd LLC. (1)

10.35	Land and Building Lease Agreement by and between Thrifty Oil Co. and FMI International LLC, dated as of July 20, 2004; Sublease Agreements related thereto. (1)

10.36	Industrial Complex Lease by and between Port LA Distribution Center II, L.P. and FMI International (West) LLC, dated as of December 30, 2002; Amendments and Agreements related thereto. (1)

10.37	Industrial Complex Lease by and between Port LA Distribution Center II, L.P. and FMI International LLC, dated as of July 28, 2003. (1)

10.38	Lease Agreement by and between AAAA World Import – Export, Inc. and FMI International Corp., dated as of November 2001. (1)

10.39	Lease Agreement by and between M. Parisi & Son Construction Co., Inc, and Fashion Marketing, Inc., dated as of April 28, 2000. (1)

10.40	AMB Property Corporation Industrial Lease dated December 6, 1999; Amendments and Guarantee related thereto. (1)

10.41	Lease Agreement by and between Flagler Development Corp. and FMI International LLC dated as of September 19, 2006, effective January 15, 2007. (1)

10.42	Original Lease by and between Center Realty L.P. and DSL Atlantic, dated March 1993; Agreements related thereto. (1)

10.43	Real Property Lease by and between Keegan Center LLC and Glare Logistics, Inc., dated September 15, 2003; Agreements related thereto. (1)

10.44	Forbearance Agreement dated as of April 16, 2007 by and among Fortress Credit Corp., Summit Global Logistics, Inc. and certain of its subsidiaries. (7)

10.45	First Amendment to Security Agreement (Second Lien) made by the guarantors listed therein and Law Debenture Trust Company of New York. (9)

10.46	First Amendment Pledge and Security Agreement made by the pledgors listed therein and Law Debenture Trust Company of New York. (9)

10.47	First Amendment to Guaranty made by the guarantors listed therein and Law Debenture Trust Company of New York. (9)

10.48	Amendment No. 1 to Intercreditor and Subordination Agreement, under Notes Purchase Agreement, by and between Fortress Credit Corp. and the parties listed therein. (9)

10.49	Intercreditor and Subordination Agreement.(9)

10.50	Second Amendment to Securities Purchase Agreement (Notes and Warrants) and First Amendment to Joinder Agreement(9)

10.51

Amendment No. 1 Loan Agreement, by and among Maritime Logistics US Holdings Inc. and its subsidiaries as borrowers, the guarantors identified therein, Fortress Credit Corp. as agent, and certain other lenders as set forth therein. (9)

16.1	Letter regarding Change in Certifying Accountant. (1)

21.1	List of subsidiaries of Summit Global Logistics, Inc. (7)

23.1	Consent of Friedman LLP Independent Registered Public Accounting Firm (8)

23.2	Consent of BDO Seidman, LLP Independent Certified Public Accounting Firm(8)

23.3	Consent of Brown Rudnick (included in Exhibit 5.1)(3)

24.1	Power of Attorney (included on signature page)

(1) Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 13, 2006 (File No. 000-51091).

(2) Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 26, 2007 (File No. 000-51091).

(3) To be filed by amendment.

(4) The agreement filed to our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 12, 2007 (File No. 333-139980) is incorporated by reference and supersedes the agreement filed as Exhibit 10.6 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 13, 2006 (File No. 000-51091).

(5) Confidential treatment has been requested for the redacted portions of this agreement. A complete copy of this agreement, including the redacted portions, has been filed separately with the Securities and Exchange Commission.

(6) Incorporated by reference to our Registration Statement on Form S-1, filed with the Securities and Exchange Commission on January 12, 2007 (File No. 333-139980).

(7) Incorporated by reference to our Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on April 18, 2007 (File No. 000-51091).

(8) Filed herewith.

(9) Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 25, 2007 (File No. 000-51091).

(b)	Financial Statement Schedules

See Financial Statements and Supplementary Data above.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of East Rutherford, State of New Jersey, on June 20, 2007

SUMMIT GLOBAL LOGISTICS, INC.
By:	/s/ Robert A. Agresti

Robert A. Agresti, President

Each person whose signature appears below constitutes and appoints each of Robert Agresti and Paul Shahbazian, acting solely, his and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Robert A. Agresti	June 20, 2007

Robert A. Agresti, President, Chief Executive Officer and Director

/s/ Paul Shahbazian	June 20, 2007

Paul Shahbazian, Chief Financial Officer

/s/ Wesley K. Clark	June 20, 2007

Wesley K. Clark, Director

/s/ Gregory DeSaye	June 20, 2007

Gregory DeSaye, Director

/s/ J. Terence MacAvery	June 20, 2007

J. Terence MacAvery, Director

/s/ Robert O’Neill	June 20, 2007

Robert O’Neill, Director

/s/ Paul Windfield	June 20, 2007

Paul Windfield, Director

/s/ William Coogan	June 20, 2007

William Coogan, Director

EXHIBIT INDEX.

Exhibit #	Description

2.1	Agreement and Plan of Merger, dated as of November 8, 2006, by and among Aerobic Creations, Inc., Aerobic Merger Sub Inc., and Maritime Logistics US Holdings Inc. (1)

3.1	First Amended and Restated Certificate of Incorporation of Aerobic Creations, Inc. (2)

3.2	Certificate of Merger of Aerobic Merger Sub Inc. with and into Maritime Logistics US Holdings Inc. (1)

3.3	Amended and Restated Bylaws of Aerobic Creations, Inc. (to be known as Summit Global Logistics, Inc.) (1)

4.1	Form of Warrant issued under Convertible Notes Securities Purchase Agreement. (1)

4.2	Form of Note issued under Convertible Notes Securities Purchase Agreement. (1)

4.3	Form of Warrant issued under common stock Securities Purchase Agreement. (1)

4.4	Registration Rights Agreement under the Securities Purchase Agreement (Notes and Warrants), dated as of November 8, 2006. (1)

4.5	Registration Rights Agreement under the Securities Purchase Agreement (common stock and Warrants), dated as of November 8, 2006. (1)

4.6	Lockup Agreement by and between Protex Holding Limited and Summit Global Logistics, Inc., dated as of November 8, 2006. (1)

4.7	Lockup Agreement by and between Robert Lee and Summit Global Logistics, Inc., dated as of November 8, 2006. (1)

4.8	Lockup Agreement by and between Robert Wu and Summit Global Logistics, Inc., dated as of November 8, 2006. (1)

4.9	Lockup Agreement by and between the management of Maritime Logistics US Holdings Inc. and Summit Global Logistics, Inc., dated as of November 8, 2006. (1)

4.10	Lockup Agreement by and between the management of FMI Holdco I, LLC and Summit Global Logistics, Inc., dated as of November 8, 2006. (1)

4.11	Lockup Agreement by and between Di Wang, Dong Wong, and Han Huy Ling and Summit Global Logistics, Inc., dated as of November 8, 2006. (1)

4.12

Voting Agreement dated as of November 8, 2006 by and between Maritime Logistics US Holdings Inc. and the holders of the common stock of Maritime Logistics US Holdings Inc., certain members and employees of the parent companies of FMI Holdco I, LLC, the principal holders of the common stock of the TUG group of logistic companies, and the holder of the issued shares in the capital of Sea Master Logistics (Holding) Limited. (1)

4.13	Waiver and Amendment No. 1 to Warrant issued under Convertible Notes Securities Purchase Agreement. (9)

4.14	Waiver and Amendment No. 1 to Warrant issued under common stock Securities Purchase Agreement. (9)

4.15	Form of Warrant under Convertible Notes Securities Purchase Agreement. (9)

4.16	Form of Amended and Restated Senior Secured Convertible Note. (9)

4.17	Form of Senior Secured Convertible Note. (9)

4.18	Form of Unsecured Convertible Note. (9)

4.19	Waiver and Amendment No. 1 to Registration Rights Agreement under the Securities Purchase Agreement (Notes and Warrants). (9)

4.20	Waiver and Amendment No. 1 to Registration Rights Agreement (common stock and Warrants), dated as of November 8, 2006. (9)

5.1	Opinion of Brown Rudnick Berlack Israels LLP as to legality of shares registered (3)

10.1	Security Agreement (Second Lien), dated as of November 8, 2006 made by the guarantors listed therein and Law Debenture Trust Company of New York. (1)

10.2	Pledge and Security Agreement, dated as of November 8, 2006 made by the pledgors listed therein and Law Debenture Trust Company of New York. (1)

10.3	Guaranty, dated as of November 8, 2006 made by the guarantors listed therein and Law Debenture Trust Company of New York. (1)

10.4	Intercreditor and Subordination Agreement, under Notes Purchase Agreement, dated as of November 8, 2006 by and between Fortress Credit Corp. and the parties listed therein. (1)

10.5	Securities Purchase Agreement (common stock and Warrants), dated as of October 31, 2006, among Maritime Logistics US Holdings Inc., Aerobic Creations, Inc. and the purchasers listed therein. (1)

10.6

Securities Purchase Agreement (Notes and Warrants), dated as of November 8, 2006, among Maritime Logistics US Holdings Inc., Aerobic Creations, Inc. and the purchasers listed therein; First Amendment to Securities Purchase Agreement (Notes and Warrants), dated as of January 5, 2007. (4)

10.7	Joinder Agreement to common stock Securities Purchase Agreement, dated as of November 8, 2006 by and among Maritime Logistics US Holdings Inc. and the investors identified therein. (1)

10.8	Joinder Agreement to Convertible Notes Securities Purchase Agreement, dated as of November 8, 2006 by and among Maritime Logistics US Holdings Inc. and the investors identified therein. (1)

10.9

Loan Agreement, dated as of November 8, 2006 by and among Maritime Logistics US Holdings Inc. and its subsidiaries as borrowers, the guarantors identified therein, Fortress Credit Corp. as agent, and certain other lenders as set forth therein. (1)

10.10	Security Agreement under Loan Agreement, dated November 8, 2006 made by the borrowers and guarantors identified therein in favor of Fortress Credit Corp. (1)

10.11	Pledge and Security Agreement, dated November 8, 2006 made by the pledgors identified therein in favor of Fortress Credit Corp. (1)

10.12	Leasehold Mortgage, Assignment of Rents and Security Agreement, dated November 8, 2006 by FMI International LLC to Fortress Credit Corp. (800 Federal Blvd, Carteret, NJ). (1)

10.13

Leasehold Mortgage, Assignment of Rents and Security Agreement, dated November 8, 2006 by FMI International LLC and First American Title Insurance for the benefit of Fortress Credit Corp. (3355 Dulles Dr., Mira Loma, CA). (1)

10.14	Sale and Purchase Agreement by and among Maritime Logistics US Holdings Inc. and Protex Holdings Limited and Sea Master Logistics (Holding) Limited, dated as of September 28, 2006. (1)(5)

10.15

Asset/Stock Purchase Agreement by and among Dolphin US Logistics, Inc. and TUG Logistics, Inc., Glare Logistics Inc., and TUG Logistics (Miami), Inc. and Clare Freight, Los Angeles, Inc., and TUG New York, Inc. and Robert Lee, and Robert Wu and Wang Dong, Di Wang and Han Huy Ling, dated as of October 2, 2006. (1)

10.16	Equity Purchase Agreement between the parties set forth therein and Maritime Logistics US Holdings Inc., dated October 23, 2006. (1)

10.17	TUG Miami and Los Angeles Bonus Agreement by and among TUG USA, Inc. and the employees set forth therein, dated as of October 2, 2006.(6)

10.18	TUG New York Bonus Agreement by and among TUG USA, Inc. and the New York employees set forth therein, dated as of October 2, 2006. (6)

10.19	TUG China Bonus Agreement by and between Sea Master Logistics (Holding) Limited and Robert Lee and Robert Wu, dated October 2, 2006. (6)

10.20	Assignment and Assumption Agreement by and among each of TUG Logistics, Inc., Glare Logistics, Inc., and TUG Logistics (Miami), Inc. and TUG USA, Inc., dated as of October 2 2006. (1)

10.21	Agency Agreement, dated as of September 22, 2006, between Sea Master Logistics (Holding) Limited and Sea Master Logistics (China) Limited. (1)

10.22	Transportation Service Agreement by and between FMI Express Corp., FMI Trucking, Inc. and Jones Apparel Group USA, Inc., dated as of August 1, 2001; and Modification Agreement related thereto. (1)(5)

10.23	Summit Global Logistics, Inc. 2006 Equity Incentive Plan. (1)

10.24	Summit Global Logistics, Inc. 2007 Management Incentive Plan. (1)

10.25	Summit Global Logistics, Inc. Severance Benefit Plan. (1)

10.26	Summit Global Logistics, Inc. 2007 Supplemental Executive Retirement Plan. (1)

10.27	Employment Agreement of Robert Agresti, dated as of November 8, 2006. (1)

10.28	Employment Agreement of Paul Shahbazian, dated as of November 8, 2006. (1)

10.29	Employment Agreement of Christopher Dombalis, dated as of November 8, 2006. (1)

10.30	Employment Agreement of William Knight, dated as of November 8, 2006. (1)

10.31	Employment Agreement of Robert O’Neill, dated as of November 8, 2006. (1)

10.32

Form of Indemnification and Founder’s Agreement, entered into by the following individuals: Robert Agresti, Paul Shahbazian, Peter Klaver, William Knight, Christopher Dombalis, James Madden, and Peter Stone, dated November 8, 2006. (1)

10.33	Indemnification and Founder’s Agreement for Raymer McQuiston, dated November 8, 2006. (1)

10.34

Lease Agreement by and between SDI Technologies, Inc. and FMI International Corp., dated August 14, 1996; Lease Extension Agreement dated March 7, 2002. Assignment and Assumption of Lease Amendment to Lease and Short Form of Lease, each dated September 23, 2004 by and between SDI Technologies, Inc. and 800 Federal Blvd LLC. (1)

10.35	Land and Building Lease Agreement by and between Thrifty Oil Co. and FMI International LLC, dated as of July 20, 2004; Sublease Agreements related thereto. (1)

10.36	Industrial Complex Lease by and between Port LA Distribution Center II, L.P. and FMI International (West) LLC, dated as of December 30, 2002; Amendments and Agreements related thereto. (1)

10.37	Industrial Complex Lease by and between Port LA Distribution Center II, L.P. and FMI International LLC, dated as of July 28, 2003. (1)

10.38	Lease Agreement by and between AAAA World Import – Export, Inc. and FMI International Corp., dated as of November 2001. (1)

10.39	Lease Agreement by and between M. Parisi & Son Construction Co., Inc, and Fashion Marketing, Inc., dated as of April 28, 2000. (1)

10.40	AMB Property Corporation Industrial Lease dated December 6, 1999; Amendments and Guarantee related thereto. (1)

10.41	Lease Agreement by and between Flagler Development Corp. and FMI International LLC dated as of September 19, 2006, effective January 15, 2007. (1)

10.42	Original Lease by and between Center Realty L.P. and DSL Atlantic, dated March 1993; Agreements related thereto. (1)

10.43	Real Property Lease by and between Keegan Center LLC and Glare Logistics, Inc., dated September 15, 2003; Agreements related thereto. (1)

10.44	Forbearance Agreement dated as of April 16, 2007 by and among Fortress Credit Corp., Summit Global Logistics, Inc. and certain of its subsidiaries. (7)

10.45	First Amendment to Security Agreement (Second Lien) made by the guarantors listed therein and Law Debenture Trust Company of New York. (9)

10.46	First Amendment Pledge and Security Agreement made by the pledgors listed therein and Law Debenture Trust Company of New York. (9)

10.47	First Amendment to Guaranty made by the guarantors listed therein and Law Debenture Trust Company of New York. (9)

10.48	Amendment No. 1 to Intercreditor and Subordination Agreement, under Notes Purchase Agreement, by and between Fortress Credit Corp. and the parties listed therein. (9)

10.49	Intercreditor and Subordination Agreement.(9)

10.50	Second Amendment to Securities Purchase Agreement (Notes and Warrants) and First Amendment to Joinder Agreement(9)

10.51

Amendment No. 1 Loan Agreement, by and among Maritime Logistics US Holdings Inc. and its subsidiaries as borrowers, the guarantors identified therein, Fortress Credit Corp. as agent, and certain other lenders as set forth therein. (9)

16.1	Letter regarding Change in Certifying Accountant. (1)

21.1	List of subsidiaries of Summit Global Logistics, Inc. (7)

23.1	Consent of Friedman LLP Independent Registered Public Accounting Firm (8)

23.2	Consent of BDO Seidman, LLP Independent Certified Public Accounting Firm(8)

23.3	Consent of Brown Rudnick (included in Exhibit 5.1)(3)

24.1	Power of Attorney (included on signature page)

(1) Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 13, 2006 (File No. 000-51091).

(2) Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 26, 2007 (File No. 000-51091).

(3) To be filed by amendment.

(4) The agreement filed to our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 12, 2007 (File No. 333-139980) is incorporated by reference and supersedes the agreement filed as Exhibit 10.6 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 13, 2006 (File No. 000-51091).

(5) Confidential treatment has been requested for the redacted portions of this agreement. A complete copy of this agreement, including the redacted portions, has been filed separately with the Securities and Exchange Commission.

(6) Incorporated by reference to our Registration Statement on Form S-1, filed with the Securities and Exchange Commission on January 12, 2007 (File No. 333-139980).

(7) Incorporated by reference to our Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on April 18, 2007 (File No. 000-51091).

(8) Filed herewith.

(9) Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 25, 2007 (File No. 000-51091).